As filed with the Securities and Exchange Commission on February 1, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARSHALL EDWARDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	51-0407811
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101

San Diego, California 92130

(858) 792-6300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel P. Gold, PhD

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, California 92130

(858) 792-6300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven A. Navarro

Finnbarr D. Murphy

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Approximate date of commencement of proposed sale to the public: After completion of the asset purchase transaction described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Series A Convertible Preferred Stock, par value $0.01 per share	1,000 shares	$23,652.30	$23,652,300	$2,747
Common Stock, par value $0.00000002 per share	9,654,000 shares(5)	$—	$—	(6)

(1)	Includes such indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.
(2)	As the book value of the consideration to be acquired in exchange for the securities being registered in accordance with Rule 457(f) under the Securities Act of 1933, as amended, is zero, solely for the purpose of calculating the registration fee, the proposed maximum offering price per share has been determined in accordance with Rule 457(c) and (i) to be $2.45, which is the average of the high and low per share sales prices of the registrant’s common stock, which are issuable on conversion of the Series A Convertible Preferred Stock, on January 26, 2011.
(3)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(4)	Calculated by multiplying the estimated proposed maximum aggregate offering price of shares of Series A Convertible Preferred stock to be registered by 0.0001161.
(5)	This number represents the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock.
(6)	No separate filing fee is required pursuant to Rule 457(i) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to an offering of shares of Marshall Edwards common stock (for purposes of this Explanatory Note, the Prospectus), together with separate proxy statement pages relating to the extraordinary general meeting of Novogen shareholders (for purposes of this Explanatory Note, the Novogen Proxy Statement) and separate proxy statement pages relating to the annual meeting of Marshall Edwards shareholders (for purposes of this Explanatory Note, the Marshall Edwards Proxy Statement). The complete Prospectus/Novogen Proxy Statement follows immediately after this Explanatory Note. Following the Prospectus/Novogen Proxy Statement are the following alternative and additional pages for the Marshall Edwards Proxy Statement:

•	front cover page and Notice to Marshall Edwards Stockholders, which will replace the front cover page and Notice to Novogen Shareholders of the Prospectus/Novogen Proxy Statement;

•

pages for the “Questions and Answers About the Marshall Edwards Annual Meeting of Stockholders and the Matters to be Considered” section, which will replace the “Questions and Answers About the Novogen Limited Shareholder Meeting and the Matters to be Considered” section of the Prospectus/Novogen Proxy Statement;

•	pages for the “The Annual Meeting of Marshall Edwards Stockholders” section, which will be added to the Marshall Edwards Proxy Statement; and

•

pages for the “Marshall Edwards Proposal No. 1—Approval of Transactions Contemplated by the Asset Purchase Agreement, Including the Issuance of Series A Convertible Preferred Stock,” Marshall Edwards Proposal No. 2—Election of Directors,” “Marshall Edwards Proposals 3 and 4—Advisory Votes on Executive Compensation” and “Marshall Edwards Proposal No. 5— Ratification of Appointment of Independent Registered Public Accounting Firm” sections, which will be added to the Marshall Edwards Proxy Statement, and pages for the “Other Matters for Marshall Edwards Stockholders” section, which will be added to the Marshall Edwards Proxy Statement.

In addition, the following disclosures contained within the Prospectus/Novogen Proxy Statement will be replaced in the Marshall Edwards Prospectus as follows:

•

the paragraph immediately following the subheading “Risk Factors” on page 12 of the “Summary” section of the Prospectus/Novogen Proxy Statement will be replaced with the paragraph immediately following the subheading “Risk Factors” on page Alt-13.

The complete Prospectus/Novogen Proxy Statement will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933 and the Marshall Edwards Proxy Statement will be filed with the Securities and Exchange Commission in accordance with Rule 14a-6 under the Securities Exchange Act of 1934, as amended. The completion of the transactions contemplated by the Asset Purchase Agreement being voted upon by Novogen shareholders as described in the Prospectus/Novogen Proxy Statement and by Marshall Edwards shareholders as described in the Marshall Edwards Proxy Statement require the approval of both the Novogen and Marshall Edwards shareholders.

The information in this prospectus is not complete and may be changed. Marshall Edwards may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effectiuve. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 1, 2011

NOVOGEN LIMITED

Fellow Shareholders:

I am pleased to enclose a notice and explanatory materials for an Extraordinary General Meeting of Novogen Limited (“Novogen”) to be held at [time] on [    ] March 2011 at [place].

The Extraordinary General Meeting seeks shareholder approval for two resolutions. The most significant resolution asks for your approval to the matters announced on 22 December 2010 that Novogen sell to its majority-owned subsidiary Marshall Edwards, Inc. (“Marshall Edwards”) Novogen’s isoflavone-based intellectual property portfolio in exchange for 1,000 shares of Marshall Edwards Series A Convertible Preferred Stock (the “Isoflavone Transaction”). Each share of Series A Convertible Preferred Stock will be convertible into 4,827 shares of Marshall Edwards common stock or, in the event Marshall Edwards reaches certain development milestones on the terms described in the accompanying document, any unconverted shares of Marshall Edwards Series A Convertible Preferred Stock will each be convertible into 9,654 shares of Marshall Edwards common stock, as further described in the accompanying document.

As I described at Novogen’s Annual General Meeting in October, Novogen’s board has determined that it is in the interest of both Novogen and Marshall Edwards to consolidate all of the Novogen Group’s drug development activities into Marshall Edwards.

Marshall Edwards already controls significant portions of the Novogen Group’s drug discovery portfolio through a series of licence agreements with Novogen and has a last right to negotiate on any future compounds the Novogen Group might develop. With the appointment of Daniel P. Gold as Chief Executive Officer in 2010, Marshall Edwards is best positioned to assemble a team and secure the capital to advance these compounds through the complex and costly process of possible approval as cancer therapeutics.

One of the critical steps to facilitate the success of the capital raising effort necessary to further develop and commercialize drug candidates from the isoflavone-based intellectual property is to simplify the structure by removing the license agreements and transferring direct ownership of the intellectual property to Marshall Edwards.

Novogen now owns 71% of Marshall Edwards. If approved, this transaction could see Novogen’s ownership increase to 82% or more, upon conversion of the Series A Convertible Preferred Stock.

The board of directors of Novogen believe that Marshall Edwards provides the best opportunity for Novogen shareholders to see added value to their investment in the future. This opinion is supported by a report from Grant Thornton Corporate Finance Pty Ltd (“Grant Thornton Corporate Finance”) which has formed the view that the proposed acquisition is fair and reasonable to shareholders not associated with Novogen. More information about the proposed Isoflavone Transaction is contained in the accompanying document. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 15.

The Resolution in Agenda Item 2 seeks your approval to the grant of share options to directors of Novogen. Despite the fact that the shareholders have approved aggregate remuneration for the directors of $560,000, the directors continue to believe that it is important to conserve Novogen’s cash and in 2010 only $212,000 was paid to the board members. I believe that it is important to attract qualified directors to our board and in order to do so, we need to provide appropriate compensation and incentives to the board members to align their interests with those of the shareholders. We hope that you will support the hard work and dedication of the board and approve the grant of the options.

Many thanks for your support over the past year; it has been a year of change and progress.

Sincerely,

William D. Rueckert

Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Marshall Edwards securities to be issued in the Isoflavone Transaction or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated                     , 2011 and is first being mailed to shareholders of Novogen on or about                     , 2011.

Notice of Extraordinary General Meeting

Novogen Limited

ABN 37 063 259 754

Notice is hereby given that the Extraordinary General Meeting of Novogen Limited (“Novogen”) will be held at [time] on [date] March 2011 at [place].

The Explanatory Statement to this Notice of Meeting provides additional information on matters to be considered at the Extraordinary General Meeting. The Explanatory Statement and the proxy form are part of this Notice of Meeting.

Business Agenda

1.	Asset Purchase Agreement

To consider and if thought fit, pass the following resolution as an ordinary resolution of Novogen:

“That, subject to all necessary regulatory approvals and in accordance with ASX Listing Rule 10.1, completion of the Asset Purchase Agreement between Novogen, Novogen Research Pty Limited and Marshall Edwards, Inc dated 21 December 2010 be approved including the issue of 1,000 Series A Convertible Preferred Stock in Marshall Edwards, Inc to Novogen”

2.	Director options

To consider and if thought fit, pass the following resolution as an ordinary resolution of Novogen:

“That approval is given for all purposes including for the purpose of ASX Listing Rule 10.14:

(a) for the issue to William D. Rueckert, a director of Novogen, on or before 31 March 2014 of up to 375,000 options;

(b) for the issue to Peter R. White, a director of Novogen, on or before 31 March 2014 of up to 375,000 options;

(c) for the issue to Ross C. Youngman, a director of Novogen, on or before 31 March 2014 of up to 375,000 options; and

(d) for the issue to Peter D.A. Scutt, a director of Novogen, on or before 31 March 2014 of up to 375,000 options,

in the share capital of Novogen pursuant to the employee share option plan approved by the shareholders on 26 October 2007.”

The terms of issue of the options including the exercise price are set out in the Explanatory Statement.

By order of the Board.

Ron Erratt

Company Secretary

Sydney, [Insert date] March 2011

TIME AND PLACE OF MEETING AND HOW TO VOTE

These notes form part of the Notice of Meeting.

Entitlement to vote

For the purposes of the meeting, in accordance with Regulation 7.11.37 of the Corporations Regulations, the Board has determined that a person’s entitlement to vote at the meeting will be the entitlement of that person set out in the register of members at [Insert date]. Accordingly, transactions registered after that time will be disregarded in determining members entitled to attend and vote at the meeting.

How to Vote

Shareholders may vote by attending the meeting in person, by proxy or authorised representative.

Voting in Person

To vote in person, shareholders should attend the meeting on the date and at the place set out in the Notice of Meeting. The meeting will commence at [Insert time].

Appointment of a Proxy

A shareholder entitled to attend and vote at the meeting is entitled to appoint not more than two proxies, neither of whom needs to be a member of Novogen. If one proxy is appointed, that proxy may exercise the entire member’s voting rights. If a shareholder appoints 2 proxies and the appointment does not specify this proportion, each proxy may exercise half of the votes.

A proxy may be, but need not be a shareholder and can be an individual or a body corporate.

A body corporate appointed as a proxy may appoint a representative to exercise any of the powers the body corporate may exercise as a proxy at the Extraordinary General Meeting. The representative should bring to the meeting evidence of his or her appointment, including any authority under which the appointment is signed, unless it has previously been given to Novogen.

Voting by Proxy

The proxy form and the Power of Attorney (if any) under which the form is signed must be received at:

•	Novogen’s registered office: Novogen Limited, 140 Wicks Road, North Ryde, NSW, 2113; or

•	Novogen’s Share Registry, Computershare Services Pty Limited: GPO Box 242, Melbourne, Victoria, 3001, Australia,

not less than 48 hours before the appointed time of the meeting.

For this purpose it is sufficient if the proxy is received at the registered office of Novogen or at Novogen’s Share Registry by facsimile transmission or by similar means of communication in a reasonably legible form. The facsimile number of the Share Registry is +61 3 9473 2555.

Enquiries

Shareholders are invited to contact Novogen’s Secretary, Mr Ron Erratt, on +61 2 9878 0088 if they have any queries in respect of the matters set out in this Notice of Meeting or the Explanatory Statement.

A personalised form of proxy is included with these documents.

EXPLANATORY STATEMENT

This Explanatory Statement has been prepared to provide Novogen shareholders with information about the business to be conducted at Novogen’s 2011 Extraordinary General Meeting to be held at [time] on [date] March 2011 at [place].

This Explanatory Statement is an important document and should be read carefully and in its entirety by shareholders.

Agenda Item 1 – completion of the Asset Purchase Agreement

On 21 December 2010, Novogen entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Novogen Research Pty Limited and Marshall Edwards, Inc. (“Marshall Edwards”) on certain conditions including approval by Novogen’s shareholders.

Under the Asset Purchase Agreement, Marshall Edwards agreed to buy from Novogen certain assets used in or generated under or in connection with the discovery, development, manufacture and marketing of intellectual property and products based on the field of isoflavonoid technology and on compounds known as isoflavones, including those related to the drug candidates Phenoxodiol, Triphendiol, NV 143 and NV-128 (the “Isoflavone-related Assets”).

As consideration, Marshall Edwards will issue to Novogen 1,000 shares in Marshall Edwards of newly designated Series A Convertible Preferred Stock with par value $0.01 per share (the “Series A Convertible Preferred Stock”) and will assume all liabilities relating to the Isoflavone-related Assets arising after completion of the Asset Purchase Agreement.

Under the terms of the Asset Purchase Agreement, Novogen has indemnified Marshall Edwards against any claims arising from a breach of the Asset Purchase Agreement. However, the indemnity expires on 30 June 2011 and is limited to $4,000,000. Marshall Edwards’ sole source of recovery in respect of any indemnification is the return of the Series A Convertible Preferred Stock (the Series A Convertible Preferred Stock being valued for this purpose at $0.8286 per share of common stock issuable upon conversion of the Series A Convertible Preferred Stock).

A copy of the Asset Purchase Agreement is attached as Annex A to this document.

Effect of the proposed acquisition

Novogen will be the sole holder of Series A Convertible Preferred Stock.

Each share of the Series A Convertible Preferred Stock will be convertible into 4,827 shares of common stock in Marshall Edwards.

If a Phase II clinical trial involving any of the Isoflavone-related Assets achieves a statistically significant result or a first patient is enrolled in a Phase III clinical trial involving the Isoflavone-related Assets, whichever is earlier, each share of the Series A Convertible Preferred Stock not already converted may be converted into 9,654 shares of common stock.

Marshall Edwards will have an option to purchase, in a single transaction, all unconverted Series A Convertible Preferred Stock for an aggregate exercise price of $12,000,000 in cash. Where a portion of the Series A Convertible Preferred Stock has been converted, the exercise price is to be pro-rated.

The Series A Convertible Preferred Stock:

•

does not include the right to receive any dividend except in the event that the board of directors of Marshall Edwards declare and authorise a special dividend in relation to the Series A Convertible Preferred Stock;

•	does not entitle the holder to a right to vote; and

•	does not entitle the holder to any right of pre-emption.

The Series A Convertible Preferred Stock will automatically convert into shares of Marshall Edwards common stock on the earlier of (i) the fifth anniversary of the completion of the Isoflavone Transaction or (ii) a change in control of Novogen.

Legal and regulatory requirements

Under Australian Stock Exchange (“ASX”) Listing Rule 10.1, a listed company must not acquire a substantial asset from, or dispose of a substantial asset to, specified persons or entities without the approval of shareholders at a general meeting.

An asset is treated as a substantial asset if its value, or the value of the consideration for it, is 5% or more of the listed company’s equity interests as set out in the latest financial statements given to ASX.

The proposed acquisition exceeds 5% of Novogen’s equity interests and is therefore a substantial asset for these purposes.

Marshall Edwards is a subsidiary of Novogen as at the date of this Explanatory Statement, Novogen held 71.3% of the common stock of Marshall Edwards.

Therefore, Novogen shareholder approval under ASX Listing Rule 10.1 is required.

Independent expert’s report

Under ASX Listing Rule 10.10.2, where approval of Novogen’s shareholders is sought under ASX Listing Rule 10.1, shareholders must be given an independent expert’s report on the proposed acquisition. The report must state whether the proposed acquisition is fair and reasonable to shareholders that are not associated with Novogen (“Non-Associated Shareholders”).

The directors of Novogen appointed Grant Thornton Corporate Finance to prepare the report to the shareholders, a copy of which is attached as Annex C to this document.

On the basis of the matters discussed in its report, Grant Thornton Corporate Finance has formed the opinion that the proposed acquisition is fair and reasonable to Non-Associated Shareholders. Shareholders should read Grant Thornton Corporate Finance’s report in full.

U.S. securities laws

As Marshall Edwards is listed on the Nasdaq, in order for the Marshall Edwards common stock underlying the Marshall Edwards Series A Convertible Preferred Stock to be readily transferable in certain circumstances in the future it must be registered under the U.S. Securities Act of 1933. In order to achieve that registration a Form S-4 “registration statement” containing a “proxy statement/prospectus” must be submitted to the

United States Securities and Exchange Commission (“SEC”) and a copy provided to the shareholders of Novogen.

This Explanatory Statement should be read in conjunction with the accompanying proxy statement/prospectus.

The special committee of the Marshall Edwards board of directors received a fairness opinion from an independent financial advisor in connection with the transactions contemplated by the Asset Purchase Agreement, which under U.S. securities laws must also be filed with the SEC. This fairness opinion, included in the accompanying document to comply with U.S. securities laws, has not been prepared on the same basis as the report prepared by Grant Thornton Corporate Finance and does not comply with the Corporations Act 2001 (Cth) or Regulatory Guide 111 “Content of Experts Reports” published by the Australian Securities and Investments Commission.

A copy of the opinion of Marshall Edwards’ financial advisor is attached as Annex D to this document.

Voting exclusion and recommendation

There are no voting exclusions in relation to the Resolution in Agenda Item 1.

The directors recommend that you vote in favour of the Resolution in Agenda Item 1.

Agenda Item 2 – Director options

Under the terms of the employee share option plan (the “Option Plan”), the directors are entitled to be issued options in the capital of Novogen. It is proposed that the following directors be issued with the respective number of options:

Name of director	Number of options
William D. Rueckert	375,000
Peter R. White	375,000
Ross C. Youngman	375,000
Peter D.A. Scutt	375,000

On 26 January 2011, the board of Novogen agreed to grant the options subject to the approval of Novogen shareholders.

The Option Plan

A share option plan was established by Novogen and approved by shareholders in October 2007 to provide the mechanism for that purpose without using any of Novogen’s cash.

The directors are a new group who have taken on the responsibility and risk of trying to reposition Novogen for future success. Novogen believes it is important to provide an equity incentive to the board members to fully align their interests with those of the shareholders.

Novogen is asking the shareholders to approve the grant of share options to four of the five directors. Joe Austin, Novogen’s largest shareholder, has declined the offer of any options due to his existing substantial holding in the company.

Options vest equally over a two year period from the date of grant and expire four years after grant date.

No performance conditions apply to the options granted, however, the unvested option lapses if the director ceases to be a director during the vesting period.

Options are not transferable and cannot be settled by Novogen in cash. The Option Plan provides that if there is a change of control of Novogen outstanding options become exercisable regardless of vesting status.

Terms of issue of the options

Each option to be issued entitles its holder to acquire one fully paid ordinary share.

The options will be issued under the terms of the Option Plan; however the Board has designated that the exercise price of the options will be subject to a 10% premium. That is, the exercise price of the options to be issued under Agenda Item 2 will be equivalent to the weighted average price of Novogen’s shares at the close of trading on the ASX for the ten days prior to the date of the meeting plus an additional 10% of that figure.

Each option grant will vest as follows:

•	187,500 on 1 July 2011; and

•	187,500 on 1 July 2012.

If the options are not exercised before 26 January 2015 they will lapse.

If the Resolution in Agenda Item 2 is passed, the 2010 – 2011 annual report of Novogen will set out:

•	the details of the options issued under the Option Plan; and

•	that approval for the issue of the options under the Option Plan was obtained under ASX Listing Rule 10.14.

If, after the Resolution in Agenda Item 2 is passed, any additional persons become entitled to participate in the Option Plan, the additional persons will not participate in the Option Plan until approval is obtained under ASX Listing Rule 10.14.

Voting exclusion and recommendation

Novogen will disregard any votes cast on Agenda Item 2 by:

•	any of the directors to whom it is proposed options will be issued; and

•	an associate of any of them.

However Novogen need not disregard a vote on Agenda Item 2 if:

•	it is cast by a person as proxy for another who is entitled to vote, in accordance with the directions on the proxy form; or

•	it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

The directors recommend that you vote in favour of the Resolution in Agenda Item 2.

Requests for additional information

Shareholders will have the opportunity at the Extraordinary General Meeting to raise questions and to make comments on the proposed sale of the Isoflavone-related Assets.

Shareholders may also wish to submit written questions in relation to the proposed resolutions to Novogen no later than [Insert time and date], addressed as follows:

Company Secretary,

Novogen Limited,

140 Wicks Road,

North Ryde, NSW, 2113, Australia

or by facsimile addressed to the Novogen Company Secretary on facsimile number +612 9878 0055.

i

ii

Page

MARSHALL EDWARDS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	85

Overview	85
Liquidity and Capital Resources	88
Source and Uses of Cash	89
Payments to Novogen	89
Results of Operations	90
Summary of Revenue and Expenses	90
Off-Balance Sheet Arrangements	92
Contractual Obligations	92
Critical Accounting Estimates	92
Quantitative and Qualitative Disclosures about Marshall Edwards’ Market Risk	94

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	95

The License Agreement for Phenoxodiol, As Amended	95
The License Agreement for NV-196 and NV-143	97
License Agreement for NV-128	99
The Amended and Restated Manufacturing License and Supply Agreement	100
The Amended and Restated License Option Deed	101
The Amended and Restated Services Agreement	102
Guarantee and Indemnity Agreement	104
Marshall Edwards’ Certificate of Incorporation and By-laws	104

DESCRIPTION OF MARSHALL EDWARDS CAPITAL STOCK	105

Common Stock	105
Preferred Stock	105
Warrants and Options to Purchase Common Stock	106
Transfer Agent	106
Summary of Marshall Edwards’ Amended and Restated By-Laws and Restated Certificate of Incorporation and certain Provisions of the Delaware General Corporation Law (DGCL)	107

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MARSHALL EDWARDS	110

LEGAL MATTERS	112

EXPERTS	112

WHERE YOU CAN FIND MORE INFORMATION	113

INDEX TO MARSHALL EDWARDS, INC. CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEX A – ASSET PURCHASE AGREEMENT	A-1

ANNEX B – VOTING AGREEMENT	B-1

ANNEX C – REPORT OF GRANT THORNTON CORPORATE FINANCE PTY LTD	C-1

ANNEX D – OPINION OF ORACLE CAPITAL ADVISORS, LLC	D-1

iii

QUESTIONS AND ANSWERS ABOUT THE NOVOGEN LIMITED EXTRAORDINARY GENERAL MEETING AND THE MATTERS TO BE CONSIDERED

The following questions and answers address briefly some questions you may have regarding the matters to be considered at the Novogen extraordinary general meeting, including the Isoflavone Transaction. Please refer to the more detailed information contained elsewhere in this document and the annexes to this document.

All information contained in this document concerning Novogen (Marshall Edwards’ majority stockholder) has been supplied by Novogen and has not been independently verified by Marshall Edwards.

Q: Why am I receiving this document?

A: Novogen and Marshall Edwards have entered into the Asset Purchase Agreement, pursuant to which, subject to the satisfaction of certain conditions contained therein, Novogen has agreed to sell the Isoflavone-related Assets to Marshall Edwards in exchange for 1,000 shares of Series A Convertible Preferred Stock of Marshall Edwards. A copy of the Asset Purchase Agreement accompanies this document as Annex A.

Under ASX Listing Rules, Novogen shareholders must approve the sale of the Isoflavone-related Assets pursuant to the Asset Purchase Agreement for the transaction to be completed and, accordingly, Novogen shareholders are receiving this document, which is required by the U.S. Securities and Exchange Commission.

Marshall Edwards will also be holding a meeting of its stockholders at which its stockholders will be asked to consider and approve the transactions contemplated by the Asset Purchase Agreement. The Isoflavone Transaction cannot be completed without the approval of the Marshall Edwards stockholders.

Q: On what matters are Novogen shareholders being asked to vote at the extraordinary general meeting of Novogen shareholders?

A: Novogen shareholders are being asked to consider and if thought fit, pass the following resolutions as ordinary resolutions of Novogen:

(1) “That, subject to all necessary regulatory approvals and in accordance with ASX Listing Rule 10.1, completion of the Asset Purchase Agreement between Novogen, Novogen Research Pty Limited and Marshall Edwards, Inc. dated 21 December 2010 be approved including the issue of 1,000 Series A Convertible Preferred Stock in Marshall Edwards, Inc. to Novogen;” and

(2) “That approval is given for all purposes including for the purpose of ASX Listing Rule 10.14:

(a) for the issue to William D. Rueckert, a director of Novogen, on or before 31 March 2014 of up to 375,000 options;

(b) for the issue to Peter R. White, a director of Novogen, on or before 31 March 2014 of up to 375,000 options;

(c) for the issue to Ross C. Youngman, a director of Novogen, on or before 31 March 2014 of up to 375,000 options; and

(d) for the issue to Peter D.A. Scutt, a director of Novogen, on or before 31 March 2014 of up to 375,000 options,

in the share capital of Novogen pursuant to the employee share option plan approved by the shareholders on 26 October 2007.”

Q: How does the Novogen board of directors recommend that Novogen shareholders vote on the matters to be considered at the Novogen extraordinary general meeting?

A: The Novogen board of directors recommends that Novogen shareholders vote in favor of each of (1) the resolution approving the Asset Purchase Agreement, including the issue of 1,000 Series A Convertible Preferred Stock in Marshall Edwards, Inc. to Novogen, and (2) the resolution approving the issuance of certain share options to the directors of Novogen.

Q: What will happen in the Isoflavone Transaction?

A: In the Isoflavone Transaction, Marshall Edwards will purchase from Novogen the Isoflavone-related Assets in exchange for 1,000 shares of Marshall Edwards Series A Convertible Preferred Stock. On the closing date of the Isoflavone Transaction, each share of the Series A Convertible Preferred Stock will, at the option of Novogen, be convertible at any time and from time to time and without the payment of additional consideration by the holder thereof into an aggregate of 4,827 shares of Marshall Edwards common stock. In addition, if a Phase II clinical trial involving Marshall Edwards’ isoflavone technology has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving Marshall Edwards’ isoflavone technology, any share of the Series A Convertible Preferred Stock not already converted will be convertible into 9,654 shares of Marshall Edwards common stock. For a more detailed description of the Series A Convertible Preferred Stock please see “Description of Marshall Edwards Capital Stock—Preferred Stock—Series A Convertible Preferred Stock.” Upon consummation of the Isoflavone Transaction, all license agreements, which principally relate to the Isoflavone-related Assets, by and between Novogen and Marshall Edwards and their respective affiliates will be terminated.

Q: Will I receive shares of Marshall Edwards Series A Convertible Preferred Stock or Marshall Edwards common stock in the Isoflavone Transaction?

A: Novogen shareholders will not receive shares of Marshall Edwards Series A Convertible Preferred Stock or Marshall Edwards common stock in the Isoflavone Transaction. However, although no determination has been made, among the various strategic alternatives which may be contemplated by Novogen are possible distributions of Marshall Edwards securities held by Novogen, including the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock to be issued in the Isoflavone Transaction. No distribution of Marshall Edwards securities held by Novogen will be made unless the Novogen board of directors first determines to make such distribution and Novogen shareholders subsequently approve such distribution in the form determined by the Novogen board of directors.

Q: What vote of shareholders is required to approve the transactions contemplated by the Asset Purchase Agreement?

A: The approval of the transactions contemplated by the Asset Purchase Agreement, including the sale of the Isoflavone-related Assets, by the holders of a majority of the Novogen ordinary shares, including those held through American Depositary Shares, present in person or represented by proxy at the Novogen extraordinary general meeting is required to complete the Isoflavone Transaction.

In addition, at Marshall Edwards, the vote of both (i) holders of a majority of the shares of Marshall Edwards common stock entitled to vote and (ii) holders of a majority of the shares of Marshall Edwards common stock entitled to vote, other than shares held by Novogen, are required in order to approve the Isoflavone Transaction, including the issuance of Marshall Edwards Series A Convertible Preferred Stock, pursuant to the Asset Purchase Agreement. Immediately after the execution of the Asset Purchase Agreement, pursuant to the terms of a voting agreement (the “Voting Agreement”), dated as of December 21, 2010, entered into by and between Marshall Edwards and Novogen, Novogen, in its capacity as majority stockholder of Marshall Edwards, executed a written consent approving the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. In addition to this approval, the Isoflavone Transaction cannot be completed without the approval of the holders of a majority of the shares of Marshall Edwards’ common stock, other than shares held by Novogen, entitled to vote.

Novogen cannot complete the Isoflavone Transaction unless (i) Novogen shareholders vote to approve the transactions contemplated by the Asset Purchase Agreement, including the sale of the Isoflavone-related Assets, and (ii) Marshall Edwards stockholders vote to approve the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock.

Q: When and where is the shareholders meeting?

A: The Novogen extraordinary general meeting will be held at [            ] on March [    ], 2011, at [10:00 a.m.] local time.

Q: Who is entitled to vote at the Novogen extraordinary general meeting?

A: For the purposes of the meeting, in accordance with Regulation 7.11.37 of the Australian Corporations Regulations, Novogen’s board has determined that a person’s entitlement to vote at the meeting will be the entitlement of that person set out in the register of members at [INSERT DATE] (the “Record Date”). Accordingly, share transactions registered after that time will be disregarded in determining members entitled to attend and vote at the meeting. At [INSERT DATE], approximately          ordinary shares of Marshall Edwards, held by approximately          holders of record, and          American Depositary Receipts, each representing five Novogen ordinary shares, held by approximately          holders of record, were outstanding and entitled to vote at the extraordinary general meeting. You may vote all shares you owned as of the close of business on the record date. All ordinary shares are entitled to one vote per share; accordingly for each American Depositary Receipt a holder will have five votes.

Q: How do I cause my shares to be voted without attending the shareholder meeting?

A: If you hold shares in your name as the shareholder of record on the Record Date, then you are entitled to vote at the meeting in person or to appoint a proxy. If you wish to appoint a proxy, you can submit the proxy form received with this document by returning the completed and signed proxy form in the postage-paid envelope provided, which must be received by Novogen not less than 48 hours before the appointed time of the meeting.

Q: How do I vote in person at the extraordinary general meeting?

A: If you hold Novogen shares in your name as the shareholder of record on the Record Date, you may attend the meeting on the date and at the place set out in the Notice of Meeting and vote those shares in person. Even if you plan to attend the extraordinary general meeting, Novogen recommends that you submit a proxy for your shares in advance as described above, so your vote will be counted if you are not able to attend in person.

Q: Can I revoke my proxy?

A: You may revoke the appointment of a proxy provided Novogen receives written notice of the revocation no later than 24 hours before the appointed time of the meeting. Your proxy will not be able to vote on your behalf if you are present at the meeting.

Q: Who will bear the costs of the extraordinary general meeting?

A: Novogen will pay for the costs of holding the extraordinary general meeting, including mailings and any communications requesting the presence, in person or by proxy, of its eligible shareholders, but will not reimburse you for any costs you incur in attending or voting at that meeting.

Q: What should I do now?

A: You should carefully read and consider the information contained in this document. You may vote in person at the Novogen extraordinary general meeting, or appoint a proxy through the means described in this document.

Q: When do you expect the Isoflavone Transaction to be completed?

A: The Isoflavone Transaction is expected to close in the first quarter of calendar year 2011.

Q: Where can I find additional information about Novogen and the Isoflavone Transaction?

A: Shareholders can find additional information about Novogen and the Isoflavone Transaction on Novogen’s website, www.novogen.com, or in the announcements and information which Novogen provide to ASX Limited at www.asx.com.au.

Additionally, Novogen and Marshall Edwards file annual reports and other information with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” You may read and copy these reports and other information filed by Novogen and Marshall Edwards at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Novogen and Marshall Edwards, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. The Internet address of this site is http://www.sec.gov.

Q: Whom should I call with questions?

A: For questions about the Isoflavone Transaction or any of the proposals to be considered at the Novogen shareholder meeting, or if you need additional copies of this document or the enclosed proxy you should contact:

Novogen Limited

140 Wicks Road

North Ryde, New South Wales 2113

Australia

Tel: 61-2-9878-0088

Attn: Company Secretary

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that may be important to you. You are urged to read this entire document carefully, including the Asset Purchase Agreement attached as Annex A and the other documents to which you are referred herein. For more information, please see the section titled, “Where You Can Find More Information” in this document.

The Companies

Novogen Limited

140 Wicks Road

North Ryde, New South Wales 2113

Australia

Tel: 61-2-9878-0088

Novogen Limited, a public company limited by shares, was incorporated in March 1994 under the jurisdiction of the laws of New South Wales, Australia. Novogen is registered and operates under the Australian Corporations Act. Novogen has its registered office at 140 Wicks Rd, North Ryde, New South Wales 2113. Its telephone number and other contact details are: Phone 61-2-9878-0088; Fax 61-2-9878-0055; and website, www.novogen.com (the information contained in the website does not form part of this document). Novogen’s ordinary shares are listed on the ASX under the symbol “NRT” and its American Depositary Receipts (“ADRs”), each representing five ordinary shares, trade on the Nasdaq Capital Market under the symbol “NVGN”. Novogen’s agent in the U.S. for ADRs is The Bank of New York, 101 Barclay Street 22W New York, N.Y. 10286.

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, California 92130

Tel: 858-792-6300

Marshall Edwards, including its wholly-owned subsidiary Marshall Edwards Pty Ltd, is a development stage company incorporated in December 2000 as a wholly-owned subsidiary of Novogen Limited. Marshall Edwards’ common stock is listed on the Nasdaq Global Market under the symbol “MSHL”. As of the date of this document, Novogen owns approximately 71.3% of the outstanding shares of Marshall Edwards’ common stock.

Marshall Edwards’ business purpose is the development and commercialization of drugs for the treatment of cancer.

Summary of the Isoflavone Transaction (see page 29)

If the Isoflavone Transaction is completed, Novogen will sell to Marshall Edwards and Marshall Edwards will acquire from Novogen the Isoflavone-related Assets and Marshall Edwards will issue 1,000 shares of its Series A Convertible Preferred Stock to Novogen. Each share of the Series A Convertible Preferred Stock will be convertible at any time, and from time to time, into 4,827 shares of Marshall Edwards common stock without the payment of additional consideration by the holder. In the event a Phase II clinical trial involving any of the isoflavone technology acquired by Marshall Edwards pursuant to the Asset Purchase Agreement has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving such technology, whichever is earlier, each share of the Series A Convertible Preferred Stock not already converted may be converted into 9,654 shares of Marshall Edwards common stock. For a more detailed description of the Series A Convertible Preferred Stock please see “Description of Marshall Edwards Capital Stock—Preferred Stock—Series A Convertible Preferred Stock.”

The Isoflavone-related Assets comprise all of Novogen’s assets related to isoflavonoid technology, other than certain assets related to soy and red clover compounds. Marshall Edwards currently licenses various of these assets from Novogen for use in the clinical development and commercialization of its drug candidates Phenoxodiol, Triphendiol, NV-143 and NV-128, for the treatment of cancer. These currently licensed assets comprise substantially all of the assets and technology Marshall Edwards currently uses in its cancer treatment development efforts. Upon consummation of the Isoflavone Transaction, all license agreements between Novogen and Marshall Edwards relating to the Isoflavone-related Assets will be terminated.

The closing of the Isoflavone Transaction will occur no later than the fifth business day after the last of the conditions to the Isoflavone Transaction has been satisfied or waived, or at another time as Marshall Edwards and Novogen agree. It is anticipated that the consummation of the Isoflavone Transaction will occur after the respective Novogen and Marshall Edwards stockholder meetings, sometime in the first calendar quarter of 2011. However, because the Isoflavone Transaction is subject to a number of conditions, neither Novogen nor Marshall Edwards can predict exactly when the closing will occur or if it will occur at all. For a more complete description of the Isoflavone Transaction, please see the section entitled “The Isoflavone Transaction” in this document.

Although no determination has been made, among the various strategic alternatives which may be contemplated by Novogen are possible distributions of Marshall Edwards securities held by Novogen, including the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock to be issued in the Isoflavone Transaction, to the Novogen shareholders. No distribution of Marshall Edwards securities held by Novogen will be made unless the Novogen board of directors first determines to make such distribution and Novogen shareholders subsequently approve such distribution in the form determined by the Novogen board of directors. Novogen may, however, elect not to, or may be unable, to pursue or consummate any such transaction.

Reasons for the Isoflavone Transaction

Novogen’s Reasons for the Isoflavone Transaction (see page 35)

Novogen’s board of directors has determined that it is in the interest of Novogen to consummate the transactions contemplated by the Asset Purchase Agreement, including the Isoflavone Transaction. In reaching such determination, the Novogen board of directors consulted with its financial and legal advisors, considered Novogen’s prospects, including the uncertainties and risks facing it, and considered the interests of the holders of Novogen ordinary shares. The Novogen board of directors also considered a variety of factors that it believed weighed in favor of the Isoflavone Transaction, including the following material factors (which are not listed in any relative order of importance):

•	financial terms of the Isoflavone Transaction;

•	prospects of the Isoflavone-related Assets and strategic alternatives;

•

benefits of consolidating all of the Novogen Group’s drug development activities into Marshall Edwards, including potentially superior possibilities of capital raising by Marshall Edwards to fund necessary further development of drug candidates;

•

simplification of the relationship with Marshall Edwards by removing the license agreements between Novogen and Marshall Edwards and transferring direct ownership of the Isoflavone-related Assets to Marshall Edwards; and

•	certain terms of the Asset Purchase Agreement.

The Novogen board of directors weighed these factors against a number of other material factors identified in its deliberations as potentially weighing negatively against the Isoflavone Transaction, including the following factors (which are not listed in any relative order of importance):

•	the risk that the potential benefits sought in the Isoflavone Transaction might not be realized;

•	the transaction costs associated with the Isoflavone Transaction;

•	potential impact on liquidity of Novogen ordinary shares and future takeovers or other transactions involving Novogen or its assets;

•	risks relating to liquidity of Marshall Edwards securities and performance and prospects of Marshall Edwards;

•	certain terms of the Asset Purchase Agreement; and

•	the possibility that the Isoflavone Transaction might not be consummated despite the parties’ efforts or that the closing of the Isoflavone Transaction may be unduly delayed.

As discussed in “The Isoflavone Transaction—Novogen’s Reasons for the Isoflavone Transaction,” after consideration of these material factors, the Novogen board of directors determined such risks could be mitigated or managed by Novogen, were reasonably acceptable under the circumstances or in light of the anticipated benefits, and that, overall, these risks were significantly outweighed by the potential benefits of the Isoflavone Transaction. Grant Thornton Corporate Finance, as independent expert, has prepared a written report, attached as Annex C to this document, addressed to Novogen’s shareholders that concludes that the proposed Isoflavone Transaction is fair and reasonable to Novogen shareholders that are not associated with Novogen.

Despite the reasons for the Isoflavone Transaction, there are risks related to the Isoflavone Transaction, as discussed under the heading “Risk Factors—Risks Related to the Isoflavone Transaction” immediately following this summary, and these risks may cause Novogen not to realize the full benefits of the Isoflavone Transaction, and could adversely affect Novogen’s business, financial condition and results of operations.

This discussion of factors considered by the Novogen board of directors is not intended to be exhaustive, but is intended to summarize the material factors considered by the Novogen board of directors. In view of the wide variety of factors considered, the Novogen board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the Novogen board of directors agreed that the Asset Purchase Agreement and the transactions contemplated thereby, including the Isoflavone Transaction, were in the best interests of Novogen.

Marshall Edwards’ Reasons for the Isoflavone Transaction (see page 36)

A special committee consisting exclusively of independent directors of Marshall Edwards has received an opinion from Oracle Capital Advisors, LLC (“Oracle”), financial advisor to Marshall Edwards’ special committee, that the Isoflavone-related Assets to be acquired by Marshall Edwards and the consideration to be issued by Marshall Edwards therefor are fair from a financial point of view to Marshall Edwards, excluding Novogen, and to the Marshall Edwards stockholders, excluding Novogen. Upon the recommendation of the special committee, the board of directors of Marshall Edwards has approved the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. Marshall Edwards’ board of directors has recommended that its stockholders vote for the approval of the Isoflavone Transaction.

In reaching its determination and recommendation, the Marshall Edwards special committee and board of directors consulted with their financial and legal advisors, considered Marshall Edwards’ prospects, including the uncertainties and risks facing it, the attributes of and prospects for the Isoflavone-related Assets and considered the interests of the holders of Marshall Edwards common stock (other than Novogen). The Marshall Edwards special committee and board of directors also considered a variety of factors that it believed weighed in favor of the Isoflavone Transaction, including the following material factors (which are not listed in any relative order of importance):

•	financial terms of the Isoflavone Transaction;

•	prospects of the Isoflavone-related Assets;

•	elimination of license agreement milestone and royalty payments relating to the Isoflavone-related Assets;

•	potential expansion of potential future products;

•	potential improvement in licensing opportunities; and

•	certain provisions of the Asset Purchase Agreement.

In addition to the above-mentioned benefits, the Marshall Edwards special committee and board of directors also considered the following factors in the course of its deliberations:

•	expected impact of the announcement of the Isoflavone Transaction in the market and on business operations of Marshall Edwards; and

•	reports from management, financial advisors and others as to the results of the due diligence investigation of the Isoflavone Transaction;

The Marshall Edwards special committee and board of directors weighed these factors against a number of other material factors identified in its deliberations as potentially weighing negatively against the Isoflavone Transaction, including the following factors (which are not listed in any relative order of importance):

•	the risk that the potential benefits sought in the Isoflavone Transaction might not be realized;

•	the transaction costs associated with the Isoflavone Transaction;

•	the continuing role of Novogen as controlling stockholder and the known and potential conflicts of interests of certain of the directors and executive officers of Novogen and Marshall Edwards;

•	certain terms of the Asset Purchase Agreement;

•	the assumption by Marshall Edwards of the full cost of patent and trademark related fees if the Isoflavone Transaction is consummated;

•	the fact that Marshall Edwards currently has no plans for development of other potential products included in the Isoflavone-related Assets;

•	the possibility that the Isoflavone Transaction might not be consummated despite the parties’ efforts or that the closing of the Isoflavone Transaction may be unduly delayed; and

•	the possibility that Marshall Edwards stockholders may experience substantial dilution of their ownership interest upon the conversion of the Series A Convertible Preferred Stock.

As discussed in “The Isoflavone Transaction—Marshall Edwards’ Reasons for the Isoflavone Transaction,” after consideration of these material factors, the Marshall Edwards special committee and board of directors determined such risks could be mitigated or managed by Marshall Edwards, were reasonably acceptable under the circumstances or in light of the anticipated benefits, and that, overall, these risks were significantly outweighed by the potential benefits of the Isoflavone Transaction.

Despite the reasons for the Isoflavone Transaction, there are risks related to the Isoflavone Transaction, as discussed under the heading “Risk Factors—Risks Related to the Isoflavone Transaction” immediately following this summary, and these risks may cause Marshall Edwards not to realize the full benefits of the Isoflavone Transaction, and could adversely affect Marshall Edwards’ business, financial condition and results of operations.

This discussion of factors considered by the Marshall Edwards special committee and board of directors is not intended to be exhaustive, but is intended to summarize the material factors considered by the Marshall Edwards special committee and board of directors. In view of the wide variety of factors considered, the Marshall Edwards special committee and board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the Marshall Edwards special committee and board of directors agreed that the Asset Purchase Agreement and the transactions contemplated thereby were in the best interests of Marshall Edwards and the Marshall Edwards stockholders.

Overview of the Asset Purchase Agreement (see page 48)

On December 21, 2010, Marshall Edwards entered into an Asset Purchase Agreement with Novogen and Novogen Research Pty Limited (the “Seller”), a wholly-owned subsidiary of Novogen, pursuant to which Marshall Edwards agreed to purchase the Isoflavone-related Assets in exchange for shares of Marshall Edwards’ Series A Convertible Preferred Stock.

Under the terms of the Asset Purchase Agreement, Marshall Edwards will also assume certain liabilities of Novogen that are related to the Isoflavone-related Assets. Marshall Edwards will only assume liabilities, obligations, and commitments arising after the closing of the Isoflavone Transaction under or in connection with the Isoflavone-related Assets (and excluding any liabilities arising from any action of Novogen taken on or prior to closing).

Purchase Price

As consideration for the Isoflavone-related Assets, Marshall Edwards will issue to Novogen 1,000 shares of Marshall Edwards Series A Convertible Preferred Stock and will assume certain liabilities related to the Isoflavone-related Assets.

Conditions to Completion of the Isoflavone Transaction

Marshall Edwards’ and Novogen’s obligations to complete the Isoflavone Transaction are subject to customary conditions. In addition, Marshall Edwards’ obligation to complete the Isoflavone Transaction is subject to the condition that Novogen has wired $50,000 to Marshall Edwards to cover fees associated with effecting transfers on the public record of intellectual property listed in Novogen’s name to Marshall Edwards. The obligations of both Marshall Edwards and Novogen to complete the Isoflavone Transaction are also subject to (i) the approval of the holders of a majority of the shares of Marshall Edwards’ common stock, other than shares held by Novogen, entitled to vote and (ii) the approval of the stockholders of Novogen.

Termination

The Asset Purchase Agreement may be terminated at any time prior to the closing date:

•	by mutual written consent of the parties;

•

by either party, if the other party is in material breach of any representation, warranty or covenant in the Asset Purchase Agreement and has not cured such breach within ten days of receiving written notice of the breach;

•

by either party upon written notice to the other party if the closing has not occurred on or prior to March 31, 2011, unless such party’s breach was the cause of or resulted in the failure of the closing to occur on or before such date;

•

by either party if a governmental entity has issued an order, decree or ruling; has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, order or award; or taken any other action (or failed to take an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Asset Purchase Agreement, if the order, decree, ruling or other action is final and nonappealable; and

•	by either party if Novogen’s stockholders do not approve the Isoflavone Transaction at the extraordinary general meeting; or

•	by either party if Marshall Edwards’ stockholders do not approve the Isoflavone Transaction at the annual meeting.

Expenses and Reimbursement (see page 51)

Under the terms of the Asset Purchase Agreement, Novogen has agreed to reimburse Marshall Edwards up to $150,000 for all amounts above $37,000 incurred by Marshall Edwards in connection with the preparation and filing of this document, including registration and filing fees, printing expenses, communications and delivery expenses, and fees and disbursements of Marshall Edwards’ counsel and other persons retained by Marshall Edwards in connection with the preparation and filing of this document.

Except for the reimbursement by Novogen for costs associated with the preparation and filing of this document and the amount payable at closing by Novogen to Marshall Edwards to cover patent recordation fees (each as discussed under the section entitled “The Asset Purchase Agreement”), Marshall Edwards and Novogen are each responsible for their own respective costs and expenses incurred by them in connection with the Isoflavone Transaction. However, the parties have agreed that Marshall Edwards will be responsible for any transfer taxes that are payable in connection with the Isoflavone Transaction.

Voting Agreement (see page 54)

On December 21, 2010, Marshall Edwards and Novogen entered into the Voting Agreement, pursuant to which Novogen agreed to vote its shares of Marshall Edwards common stock in favor of approval of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. Immediately after the execution of the Asset Purchase Agreement, pursuant to the terms of the Voting Agreement, Novogen, in its capacity as majority stockholder of Marshall Edwards, executed a written consent approving the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. In addition to this approval, the Isoflavone Transaction cannot be completed without (i) the approval of the holders of a majority of the shares of Marshall Edwards’ common stock, other than shares held by Novogen, entitled to vote and (ii) the approval of the stockholders of Novogen.

Report of Novogen’s Independent Expert (see page 38)

In connection with the proposed Asset Purchase, Grant Thornton Corporate Finance, as independent expert, delivered a written report to Novogen’s shareholders that the proposed Asset Purchase is fair and reasonable to Non-Associated Shareholders. The full text of Grant Thornton Corporate Finance’s written report, dated January 31, 2011, is attached to this document as Annex C. Novogen encourages you to read this report carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Grant Thornton Corporate Finance’s report is addressed to Novogen shareholders.

Opinion of Marshall Edwards’ Financial Advisor (see page 39)

In connection with the proposed Isoflavone Transaction, Oracle, as financial advisor to the special committee of Marshall Edwards’ board of directors, delivered a written opinion to the special committee that the assets to be acquired by Marshall Edwards and the consideration to be issued by Marshall Edwards therefor are fair, from a financial point of view, to Marshall Edwards, excluding Novogen, and Marshall Edwards’ stockholders, excluding Novogen. The full text of Oracle’s written opinion, dated December 21, 2010, is attached to this document as Annex D. Marshall Edwards encourages you to read this opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Oracle’s opinion is addressed to the special committee of Marshall Edwards’ board of directors and does not constitute a recommendation to any stockholder as to how to vote on any matters relating to the Isoflavone Transaction.

Interests of Certain Directors, Officers and Affiliates of Novogen and Marshall Edwards (see page 46)

In considering the recommendation of Novogen’s board of directors with respect to the proposed Isoflavone Transaction, you should be aware that some of Novogen’s directors and executive officers have certain interests in the proposed Isoflavone Transaction that may differ from the interests of Novogen’s shareholders generally. Novogen’s board of directors was aware of these interests and considered them, among other factors, in approving and recommending the Isoflavone Transaction. In considering the recommendations of Marshall Edwards’ board of directors with respect to the proposed Isoflavone Transaction, you should be aware that some of Marshall Edwards’ directors and executive officers have certain interests in the proposed Isoflavone Transaction that may differ from the interests of Marshall Edwards’ shareholders generally. Marshall Edwards’ board of directors was aware of these interests and considered them, among other factors, in approving and recommending the Isoflavone Transaction.

Certain Tax Consequences to Shareholders (see page 47)

The Isoflavone Transaction in itself should not have Australian or U.S. federal income tax consequences for shareholders of Novogen and Marshall Edwards. A subsequent distribution by Novogen of Marshall Edwards securities held by Novogen, including the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock to be issued in the Isoflavone Transaction, may have consequences to both shareholders of Novogen that are subject to U.S. federal income tax and those subject to Australian income tax. The tax treatment of such a distribution would depend on the form of such distribution, Novogen’s circumstances and the Novogen shareholder’s own tax circumstances. In general, however, such a distribution is likely to be treated for U.S. federal income tax and Australian income tax purposes in the same manner as a distribution of cash, reflecting the then-value of such Marshall Edwards securities, to such holders. As discussed above, there is no current commitment to make any such distribution of Marshall Edwards securities to Novogen’s shareholders and such distribution may never occur.

Anticipated Accounting Treatment (see page 47)

The Isoflavone Transaction is between entities under common control. Accordingly, Marshall Edwards will record the assets and liabilities acquired as a result of the Isoflavone Transaction at their historical carrying amounts, as originally recorded by Novogen, which were zero ($0).

No Regulatory Approval Required for the Isoflavone Transaction (see page 47)

Novogen and Marshall Edwards are not aware of any governmental or regulatory approval required for completion of the Isoflavone Transaction, other than the effectiveness of the registration statement of which this document is a part, compliance with applicable corporate laws of Australia with respect to Novogen and the State of Delaware with respect to Marshall Edwards, and compliance with U.S. state securities laws. If any governmental approvals or actions are required, Novogen and Marshall Edwards intend to try to obtain them. We cannot assure you, however, that we will be able to obtain any such approvals or actions.

No Appraisal Rights in Connection with the Isoflavone Transaction (see page 47)

Appraisal rights are not available to either Marshall Edwards or Novogen shareholders in connection with the Isoflavone Transaction or any of the other proposals to be considered at the respective meetings of stockholders described in this document.

Risk Factors (see page 15)

In evaluating the Asset Purchase Agreement and the Isoflavone Transaction, as well as the other proposals to be considered at the Novogen shareholders meeting, you should carefully read this document in its entirety and especially consider the factors discussed in the section entitled “Risk Factors” on page 15 and the report of Grant Thornton Corporate Finance set forth as Annex C to this document.

Market Price Information (see page 14)

Marshall Edwards’ common stock is listed on the Nasdaq Global Market under the trading symbol “MSHL”. On December 21, 2010, the last full trading day prior to the public announcement of the proposed Isoflavone Transaction, Marshall Edwards common stock closed at $0.77 per share. On January 31, 2011, the last trading day prior to the date of this document, Marshall Edwards common stock closed at $2.96 per share. The Marshall Edwards Series A Convertible Preferred Stock is a new issue of securities, which is not listed on any securities exchange and Marshall Edwards has no obligation or intent to do so.

Novogen’s ordinary shares are listed on the Australian Stock Exchange under the trading symbol “NRT” and Novogen’s ADRs are listed on the Nasdaq Capital Market under the trading symbol “NVGN”. On December 21, 2010, the last full trading day prior to the public announcement of the proposed Isoflavone Transaction, Novogen’s ordinary shares closed at AUD 0.12 per share and its ADRs, each of which represents five ordinary shares, closed at $0.48 per share. On January 31, 2011, the last trading day prior to the date of this document, Novogen’s ordinary shares closed at AUD 0.26 per share and its ADRs closed at $1.09 per share.

You should obtain current market quotations.

MARSHALL EDWARDS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data of Marshall Edwards for the periods presented below. The selected consolidated financial data as of June 30, 2010 and 2009 and for each of the three years in the three-year period ended June 30, 2010 have been derived from Marshall Edwards’ audited consolidated financial statements included elsewhere in this document. The summary consolidated financial data as of September 30, 2010 and for the three months ended September 30, 2010 and September 30, 2009 have been derived from Marshall Edwards’ unaudited consolidated financial statements included elsewhere in this document. Marshall Edwards’ unaudited consolidated financial statements include all adjustments, which include only normal and recurring adjustments, necessary to present fairly the data included therein.

Marshall Edwards’ historical results are not necessarily indicative of the results of operations for future periods, and its results of operations for the three-month period ended September 30, 2010 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2011. You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this document and Marshall Edwards’ consolidated financial statements and related notes included elsewhere in this document.

(In thousands, except share data)	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008	2007	2006
	(unaudited)	(unaudited)
Statement of Operations Data:
Revenues	$71	$26	$84	$228	$674	$645	$446
Operating expenses:
Research and development	(685)	(503)	(4,031)	(7,777)	(9,325)	(5,761)	(3,427)
License fees	—	(1,500)	(1,500)	(2,000)	(1,000)	(5,000)	(3,000)
Selling, general and administrative	(1,145)	(431)	(2,448)	(1,630)	(2,756)	(3,703)	(1,404)

Total operating expenses	(1,830)	(2,434)	(7,979)	(11,407)	(13,081)	(14,464)	(7,831)

Loss from operations	(1,759)	(2,408)	(7,895)	(11,179)	(12,407)	(13,819)	(7,385)

Income tax expense	—	—	(1)	(1)	(3)	(1)	(1)

Net loss arising during development stage	(1,759)	(2,408)	(7,896)	(11,180)	(12,410)	(13,820)	(7,386)

Net loss per common share:
Basic and diluted(1)	$(0.24)	$(0.33)	$(1.07)	$(1.53)	$(1.82)	$(2.20)	$(1.30)

Weighted average number of common shares outstanding(1)	7,346,324	7,346,324	7,346,324	7,307,184	6,830,257	6,317,937	5,693,800

Balance Sheet Data (at period end):
Cash and cash equivalents	$7,479	$15,233	$9,031	$19,067	$19,743	$16,158	$10,054
Prepaid expenses and other current assets	91	54	102	289	235	132	341
Plant and equipment, net	48	—	3	—	—	—	—
Total assets	7,618	15,287	9,136	19,356	19,978	16,290	10,395
Accounts payable	765	1,270	529	736	1,130	1,197	420
Accrued expenses	837	930	925	3,186	1,884	984	638
Amount due to related company	274	282	301	221	429	332	202
Total stockholders’ equity	5,742	12,805	7,381	15,213	16,535	13,777	9,135
Book value per common share(1)	$0.78	$1.74	$1.00	$2.08	$2.42	$2.18	$1.60

(1)	Adjusted retrospectively to reflect the March 2010 1-for-10 reverse stock split.

MARKET PRICE AND DIVIDEND INFORMATION

The following tables set forth for the period indicated the high and low sale prices of Marshall Edwards’ common stock as reported by the Nasdaq Global Market.

Common Stock	Nasdaq Global Market
	High $	Low $
Year Ended June 30, 2009
First Quarter	33.20	11.20
Second Quarter	20.80	3.00
Third Quarter	9.80	2.50
Fourth Quarter	13.40	3.80

Year Ended June 30, 2010
First Quarter	17.40	4.80
Second Quarter	10.26	6.20
Third Quarter	9.00	4.60
Fourth Quarter	5.60	1.22

Year Ending June 30, 2011
First Quarter	1.55	0.71
Second Quarter	1.40	0.73
Third Quarter	3.48	0.97
(through January 31, 2011)

As of December 31, 2010, there were 7,346,324 shares of Marshall Edwards common stock outstanding and 103 holders of record of Marshall Edwards common stock. This number was derived from Marshall Edwards shareholder records and does not include beneficial owners of Marshall Edwards common stock whose shares are held in the name of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividends

Marshall Edwards has never declared or paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Marshall Edwards currently intends to retain future earnings, if any, to fund the expansion and growth of its business. Payments of any future cash dividends will be at the discretion of Marshall Edwards’ board of directors after taking into account various factors, including its financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that its board of directors deems relevant.

RISK FACTORS

In addition to the other information contained in this document, including the matters addressed under the heading “Forward-Looking Statements” beginning on page 27 of this document, you should carefully consider the following risk factors in deciding whether to vote in favor of the proposals described in this document.

Risks Related to the Isoflavone Transaction

Marshall Edwards and Novogen will incur significant transaction and asset purchase-related costs in connection with the Isoflavone Transaction.

Marshall Edwards and Novogen expect to incur a number of non-recurring costs associated with the Isoflavone Transaction including legal, accounting and other transaction fees and other costs related to the Isoflavone Transaction, anticipated to be between $700,000 and $825,000. Some of these costs are payable regardless of whether the Isoflavone Transaction is completed. Neither Marshall Edwards nor Novogen can provide any assurances that the benefits of the Isoflavone Transaction to either company will exceed these costs.

Marshall Edwards stockholders may not realize a benefit from the Isoflavone Transaction commensurate with the ownership dilution they will experience in connection with the Isoflavone Transaction.

If Marshall Edwards is unable to realize the strategic and financial benefits currently anticipated from the Isoflavone Transaction, Marshall Edwards stockholders may experience substantial dilution of their ownership interest upon the conversion of the Series A Convertible Preferred Stock, which may be converted at any time and from time to time without the payment of any additional consideration into an aggregate of 4,827,000 shares of common stock or 9,654,000 shares of common stock in certain circumstances, without receiving any commensurate benefit. Although in the Asset Purchase Agreement Novogen has made certain representations and warranties regarding its intellectual property rights in respect of the Isoflavone-related Assets, its indemnification obligations in respect of these representations and warranties are limited and expire on June 30, 2011 and may not be sufficient to compensate Marshall Edwards for the loss of any such intellectual property rights being acquired in the Isoflavone Transaction.

Novogen will cease to receive license fees and other payments under its license agreements with Marshall Edwards that will be terminated upon consummation of the Isoflavone Transaction.

Marshall Edwards has licensed the intellectual property in the Phenoxodiol technology and the anti-cancer compounds Triphendiol, NV-143 and NV-128 from Novogen, which intellectual property is fundamental to Marshall Edwards’ operations and is being acquired by Marshall Edwards in the Isoflavone Transaction, and entered into certain service agreements with Novogen under which it has certain license fee and other payment obligations to Novogen. Upon consummation of the Isoflavone Transaction, these licenses, and consequently Marshall Edwards’ payment obligations thereunder, will be terminated. There can be no assurance that the value Novogen realizes from the Marshall Edwards Series A Convertible Preferred Stock and the Marshall Edwards common stock issuable upon conversion thereof will exceed the benefits of the Isoflavone-related Assets and the license fees and other payments which Marshall Edwards was obligated to make under the agreements to be terminated upon consummation of the Isoflavone Transaction.

The sale of the Isoflavone-related Assets will substantially reduce the amount of assets directly owned by Novogen.

After the consummation of the sale of the Isoflavone-related Assets, Novogen will retain its interests in Glycotex, its consumer health business and its right to isoflavonoid technology relating to soy and red clover compounds, as well as its interests in Marshall Edwards; however, its directly-owned total assets will be substantially reduced. As a result, Novogen may find it more difficult to raise the capital necessary to fund its development programs. In addition, Novogen continually explores opportunities to maximize value to its stakeholders and, in this regard, may contemplate additional transactions that involve the spin-off or sale of one or more businesses, transfers of various assets or other features which could further reduce Novogen’s direct assets.

Some of Marshall Edwards’ and Novogen’s officers and directors have conflicts of interest that may influence them to support or approve the Isoflavone Transaction.

Certain officers and directors of Marshall Edwards and Novogen participate in arrangements that provide them with interests in the Isoflavone Transaction that are different from yours. These interests, among others, may influence the officers and directors of Marshall Edwards and Novogen to support or approve the Isoflavone Transaction. For a more detailed discussion see “The Isoflavone Transaction—Interests of Certain Directors, Officers and Affiliates of Novogen and Marshall Edwards” on page 46.

The fairness opinion obtained by Marshall Edwards from its financial advisor and the independent expert’s report obtained by Novogen from its independent expert will not reflect changes in circumstances between signing the Asset Purchase Agreement and completion of the Isoflavone Transaction.

Marshall Edwards and Novogen have not obtained an updated opinion or report as of the date of this document from Oracle, Marshall Edwards’ financial advisor, or Grant Thornton Corporate Finance, the Novogen independent expert. Changes in the operations and prospects of Marshall Edwards or Novogen or the Isoflavone- related Assets, general market and economic conditions and other factors which may be beyond the control of Marshall Edwards or Novogen, and on which the fairness opinion and independent expert report were based, may alter the value of Marshall Edwards or Novogen or the Isoflavone-related Assets and other elements of the Isoflavone Transaction, or the prices of Marshall Edwards common stock or Novogen ordinary shares by the time the Isoflavone Transaction is completed. The opinion and report are based on the information in existence on the date delivered and will not be updated as of the time the Isoflavone Transaction will be completed. Because Marshall Edwards and Novogen currently do not anticipate asking the financial advisor or independent expert, respectively, to update their opinion or report, as applicable, the Oracle opinion given at the time the Asset Purchase Agreement was signed and the Grant Thornton Corporate Finance report dated January 31, 2011 do not address the fairness of the Isoflavone Transaction consideration, from a financial point of view, at the time of the respective shareholder meetings or at the time the Isoflavone Transaction is completed. For a description of the opinion that Marshall Edwards received from its financial advisor and the independent expert report addressed to Novogen shareholders, please refer to “The Isoflavone Transaction—Opinion of Marshall Edwards’ Financial Advisor” beginning on page 39 and “The Isoflavone Transaction—Report of Novogen’s Independent Expert” beginning on page 38. For a description of the factors considered by the boards of directors of Marshall Edwards and Novogen in determining to approve the Isoflavone Transaction, please refer to “The Isoflavone Transaction—Novogen’s Reasons for the Isoflavone Transaction” beginning on page 35 and “The Isoflavone Transaction—Marshall Edwards’ Reasons for the Isoflavone Transaction” beginning on page 36.

Marshall Edwards stockholders’ ownership percentage will be diluted upon the conversion of the Series A Convertible Preferred Stock in the Isoflavone Transaction.

In connection with the Isoflavone Transaction, Marshall Edwards will issue to Novogen shares of Marshall Edwards Series A Convertible Preferred Stock. As a result of the subsequent conversion of these shares of Marshall Edwards Series A Convertible Preferred Stock, Marshall Edwards stockholders will own a smaller percentage of Marshall Edwards after the Isoflavone Transaction than they held in Marshall Edwards prior to the Isoflavone Transaction. Based on the number of shares of Marshall Edwards common stock outstanding as of the date of this document and assuming conversion of all shares of Series A Convertible Preferred Stock and, Marshall Edwards stockholders, other than Novogen, will own approximately 17.3% of the Marshall Edwards common stock compared to 28.7% immediately prior to the Isoflavone Transaction upon such conversion. In addition, in the event Marshall Edwards reaches certain development milestones on the terms described herein, any unconverted shares of Marshall Edwards Series A Convertible Preferred Stock will each be convertible into 9,654 shares of Marshall Edwards common stock.

The market price of Marshall Edwards common stock may decline as a result of the Isoflavone Transaction.

The market price of Marshall Edwards common stock may decline as a result of the Isoflavone Transaction for a number of reasons including if:

•	Marshall Edwards does not achieve the perceived benefits of the Isoflavone Transaction as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the Isoflavone Transaction on Marshall Edward’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on Marshall Edward’s business and prospects from the Isoflavone Transaction.

Holders of Marshall Edwards Series A Convertible Preferred Stock are not entitled to any rights with respect to Marshall Edwards common stock, but are subject to all changes made with respect to Marshall Edwards common stock.

Holders of Marshall Edwards Series A Convertible Preferred Stock are not entitled to any rights with respect to Marshall Edwards common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but are subject to all changes to the common stock that might be adopted by the holders of the common stock to curtail or eliminate any of the powers, preferences or special rights of the common stock, or impose new restrictions or qualifications upon the common stock. Holders of the Series A Convertible Preferred Stock will not be entitled to any rights as a holder of common stock until the close of business on the conversion date.

There are restrictions on transfers of the Marshall Edwards Series A Convertible Preferred Stock and the Marshall Edwards common stock issuable upon conversion thereof.

The Series A Convertible Preferred Stock to be issued to Novogen by Marshall Edwards in the Isoflavone Transaction is a new issue of securities for which there is no trading market. Marshall Edwards will not register the Series A Convertible Preferred Stock under the Securities Act or the securities laws of any other jurisdiction. Absent registration, the Series A Convertible Preferred Stock may be offered or sold only in transactions that are exempt from the registration requirements of the Securities Act and applicable state securities laws. In addition, under the Asset Purchase Agreement, Novogen will not be permitted to transfer Series A Convertible Preferred Stock without Marshall Edwards’ consent.

Although the possible distribution to Novogen shareholders of the common stock issuable upon conversion of Series A Convertible Preferred Stock is being registered under the Securities Act pursuant to the registration statement of which this document forms a part, no other transfer of such common stock by Novogen has been registered and Marshall Edwards does not intend to otherwise register the common stock under the Securities Act or the securities laws of any other jurisdiction. Absent registration, the common stock may be offered or sold only in transactions that are exempt from the registration requirements of the Securities Act and applicable state securities laws. In addition, until June 30, 2011, the shares of Marshall Edwards common stock issuable upon conversion of the Series A Convertible Preferred Stock cannot be transferred without the consent of Marshall Edwards.

Risks Related to Marshall Edwards’ Business

Final approval by regulatory authorities of Marshall Edwards’ drug candidates for commercial use may be delayed, limited or prevented, any of which would adversely affect its ability to generate operating revenues.

Marshall Edwards will not generate any operating revenue until it successfully commercializes one of its drug candidates. Currently Marshall Edwards has drug candidates at different stages of development and each will need to successfully complete a number of tests and obtain regulatory approval before potential commercialization.

In particular, any of the following factors may serve to delay, limit or prevent the final approval by regulatory authorities of Marshall Edwards’ drug candidates for commercial use:

•

NV-143 and NV-128 (or their analogues) are in the early stages of clinical development, and Marshall Edwards will need to conduct significant clinical testing to prove safety and efficacy before applications for marketing can be filed with the FDA, or with the regulatory authorities of other countries;

•	data obtained from pre-clinical and clinical tests can be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•	development and testing of product formulation, including identification of suitable excipients, or chemical additives intended to facilitate delivery of Marshall Edwards’ drug candidates;

•	it may take Marshall Edwards many years to complete the testing of its drug candidates, and failure can occur at any stage of this process; and

•	negative or inconclusive results or adverse medical events during a clinical trial could cause Marshall Edwards to delay or terminate its development efforts.

The successful development of any of these drug candidates is uncertain and accordingly Marshall Edwards may never commercialize any of these drug candidates or generate revenue.

Marshall Edwards has a limited operating history and is likely to incur operating losses for the foreseeable future.

You should consider Marshall Edwards’ prospects in light of the risks and difficulties frequently encountered by early stage and developmental companies. Although Marshall Edwards was incorporated in December 2000, it has only been in operation since May 2002. Marshall Edwards has incurred net losses of $70,807,000 since its inception through June 30, 2010, including net losses of $7,896,000, $11,180,000 and $12,410,000 for the years ended June 30, 2010, 2009 and 2008, respectively. Marshall Edwards anticipates that it will incur operating losses and negative operating cash flow for the foreseeable future. Marshall Edwards has not yet commercialized any drug candidates and cannot be sure that it will ever be able to do so, or that it may ever become profitable.

Because a final analysis of Marshall Edwards’ Phase III OVATURE trial of orally administered Phenoxodiol determined that the trial did not show a statistically significant improvement in its primary (progression-free survival) or secondary (overall survival) endpoints, Marshall Edwards is unlikely to out-license Phenoxodiol to third parties for this purpose.

On June 1, 2010, Marshall Edwards announced that a final analysis of its Phase III OVATURE trial of orally administered Phenoxodiol in women with recurrent ovarian cancer determined that the trial did not show a statistically significant improvement in its primary (progression-free survival) or secondary (overall survival) endpoints. Since the trial did not meet its endpoints, it is unlikely Marshall Edwards will be able to out-license Phenoxodiol to third parties.

Marshall Edwards will need additional funds to progress the clinical trial program for NV-143 or NV-128 (or their analogues) beyond their early stages and to develop new in-licensed compounds to be purchased from Novogen in the Isoflavone Transaction. The actual amount of funds Marshall Edwards will need will be determined by a number of factors, some of which are beyond its control.

The factors which will determine the actual amount of funds that Marshall Edwards will need to progress the clinical trial programs for NV-143 and NV-128 (or their analogues) may include the following:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients who participate in the trials and the rate that they are recruited;

•	the number of treatment cycles patients complete while they are enrolled in the trials; and

•	the efficacy and safety profile of the product.

If Marshall Edwards is unable to obtain additional funds on favorable terms it may be required to cease or reduce its operations. Also, if Marshall Edwards raises more funds by selling additional securities, as it has announced an intention to do in 2011, the ownership interests of holders of its securities will be diluted, potentially significantly.

The uncertain financial markets may negatively impact Marshall Edwards’ liquidity and its ability to continue its planned future clinical trials program, by precluding it from raising funds through equity issuances on terms favorable to it or at all.

Marshall Edwards has traditionally raised capital through the sale of equity securities to investors and intends to seek additional capital, in a significant amount compared to its current market capitalization, through one or more equity transactions in 2011. Since September 2008, the financial services industry, credit markets and capital markets have experienced a period of unprecedented turmoil and volatility. Accordingly, Marshall Edwards may have difficulty raising the capital necessary to finance its business operations through the sale of equity securities on terms favorable to it or at all or through other types of financing. In order to obtain the additional funding necessary to conduct its business, Marshall Edwards may need to rely on collaboration and /or licensing opportunities. Marshall Edwards cannot assure you that it will be able to raise the funds necessary or find appropriate collaboration or licensing opportunities to fund its future business plan.

Marshall Edwards may not be able to establish the strategic partnerships necessary to develop, market and distribute its product candidates.

A key part of Marshall Edwards’ business plan is to establish relationships with strategic partners. Marshall Edwards must successfully contract with third parties to package, market and distribute its product candidates. Marshall Edwards has not yet established any strategic partnerships. Potential partners may not wish to enter into agreements with Marshall Edwards due to Novogen’s current equity position as its majority stockholder.

Similarly, potential partners may be discouraged by Marshall Edwards’ limited operating history. Additionally, Marshall Edwards’ relative attractiveness to potential partners and consequently, its ability to negotiate acceptable terms in any partnership agreement, will be affected by the results of its clinical program. There is no assurance that Marshall Edwards will be able to negotiate commercially acceptable licensing or other agreements for the future exploitation of its drug product candidates including continued clinical development, manufacture or marketing. If Marshall Edwards is unable to successfully contract for these services, or if arrangements for these services are terminated, it may have to delay its commercialization program which will adversely affect its ability to generate operating revenues.

Marshall Edwards may not be able to secure and maintain suitable Clinical Research Organizations (CROs) or clinical research institutions to manage and conduct its clinical trials.

Marshall Edwards relies on suitable CROs to manage larger clinical trials on its behalf and clinical research institutions, of which there are many, to conduct its clinical trials. Its reliance upon third party CROs and clinical research institutions, including hospitals and cancer clinics, provides Marshall Edwards with less control over the timing and cost of clinical trials and the ability to recruit patients than if Marshall Edwards had conducted the trials on its own. Further, there is a greater likelihood that disputes may arise with these CROs and clinical research institutions over costs and the ownership of intellectual property discovered during the clinical trials. If

Marshall Edwards is unable to reach agreement with suitable CROs and clinical research institutions on acceptable terms, or if any resulting agreement is terminated and Marshall Edwards is unable to quickly replace the applicable CRO or clinical research institution with another qualified CRO or institution on acceptable terms, the research could be delayed and Marshall Edwards may be unable to complete development or commercialize its drug candidates, which will adversely affect its ability to generate operating revenues.

Marshall Edwards’ commercial opportunity will be reduced or eliminated if competitors develop and market products that are more effective, have fewer side effects or are less expensive than its drug candidates.

The development of drug candidates is highly competitive. A number of other companies have products or drug candidates in various stages of pre-clinical or clinical development that are intended for the same therapeutic indications for which Marshall Edwards’ drug candidates are being developed. Some of these potential competing drugs are further advanced in development than Marshall Edwards’ drug candidates and may be commercialized sooner. Even if Marshall Edwards is successful in developing effective drugs, its compounds may not compete successfully with products produced by its competitors.

Marshall Edwards’ competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies active in different but related fields represent substantial competition for Marshall Edwards. Many of Marshall Edwards’ competitors developing oncology drugs have significantly greater capital resources, larger research and development staffs and facilities and greater experience in drug development, regulation, manufacturing and marketing than Marshall Edwards. These organizations also compete with Marshall Edwards and its service providers, to recruit qualified personnel, and with it to attract partners for joint ventures and to license technologies that are competitive with it. As a result, Marshall Edwards’ competitors may be able to more easily develop technologies and products that would render its technologies or its drug candidates obsolete or non-competitive.

Marshall Edwards has no direct control over the costs of manufacturing its drug candidates. Increases in the costs of manufacturing Marshall Edwards’ drug candidates would increase its costs of conducting clinical trials and could adversely affect its future profitability.

Marshall Edwards does not intend to manufacture its drug product candidates itself and it will rely on third parties for its drug supplies both for clinical trials and for commercial quantities in the future. Marshall Edwards has taken the strategic decision not to manufacture on a large scale active pharmaceutical ingredients (“API”) for cancer drugs as these can be more economically supplied by third parties with particular expertise in this area. Marshall Edwards has identified contract facilities that are registered with the FDA, have a track record of large scale API manufacture and have already invested in capital and equipment. Marshall Edwards has no direct control over the costs of manufacturing its product candidates. If the costs of manufacturing increase or if the cost of the materials used increases, these costs will be passed on to Marshall Edwards, making the cost of conducting clinical trials more expensive. Increases in manufacturing costs could adversely affect its future profitability if Marshall Edwards is unable to pass all of the increased costs along to its customers.

The third-party manufacturers whom Marshall Edwards rely upon for the production of clinical material for its clinical trials and for future commercial quantities may not be in compliance with FDA regulatory requirements.

The conduct of Marshall Edwards’ clinical trials and approval of its marketing application for its product candidates may be delayed or adversely affected if the third-party manufacturers whom Marshall Edwards rely upon fail to comply with FDA’s regulatory requirements for current cGMP. The FDA requires drug manufacturers to establish and maintain quality control procedures for manufacturing, processing and holding drugs and investigational products, and products must be manufactured in accordance with defined specifications. The failure of contract manufacturers to supply investigational product in compliance with defined specifications may delay the completion of Marshall Edwards’ clinical trials. As part of the pre-market approval process, the manufacturer will be inspected by the FDA to ensure compliance with cGMP. The failure of contract manufacturers to comply with applicable regulations may result in a delay or prevent approval of Marshall Edwards’ marketing application.

Marshall Edwards faces a risk of product liability claims and may not be able to obtain adequate insurance.

Marshall Edwards’ business exposes it to the risk of product liability claims. This risk is inherent in the manufacturing, testing and marketing of human therapeutic products. Marshall Edwards has product liability insurance coverage of approximately $30 million through its parent, Novogen. The coverage is subject to deductibles and coverage limitations. Marshall Edwards may not be able to obtain or maintain adequate protection against potential liabilities. If Marshall Edwards is unable to sufficiently insure against potential product liability claims, it will be exposed to significant liabilities, which may materially and adversely affect its business development and commercialization efforts.

Marshall Edwards’ commercial success is dependent, in part, on obtaining and maintaining patent protection and preserving trade secrets, including with respect to the Isoflavone-Related Assets being acquired from Novogen, which cannot be guaranteed.

Patent protection and trade secret protection are important to Marshall Edwards’ business and its future will depend, in part on its ability maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of others both in the U.S. and abroad, including with respect to the Isoflavone-related Assets it is acquiring in the Isoflavone Transaction. Litigation or other legal proceedings may be necessary to defend against claims of infringement, to enforce Marshall Edwards’ patents or to protect its trade secrets. Such litigation could result in substantial costs and diversion of Marshall Edwards’ management’s attention. Novogen has not been involved in any opposition, re-examination, trade secret dispute, infringement litigation or any other litigation or legal proceedings pertaining to the patent rights that Marshall Edwards is acquiring in the Isoflavone Transaction.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Novogen has applied for patents in a number of countries with respect to the use of Phenoxodiol for the treatment, prevention or cure of cancer and methods of production of Phenoxodiol. Marshall Edwards is acquiring both issued patents and pending patent applications from Novogen in relation to these technologies, which it has previously licensed from Novogen. Novogen has been issued a U.S. patent for pharmaceutical compositions comprising Phenoxodiol; patents in the U.S., the United Kingdom, Australia, China, Hong Kong, New Zealand, Singapore, Mexico, Norway and the Czech Republic related to Phenoxodiol for the treatment of a variety of cancers and patents in Australia, New Zealand, Singapore, South Africa, Norway, China, Hong Kong and Turkey relating to methods of production of Phenoxodiol, each of which Marshall Edwards is acquiring in the Isoflavone Transaction. For each of the patent families discussed above, there remain pending patent applications in various other jurisdictions which encompass subject matter similar to that which was granted in the aforementioned patents, and which Marshall Edwards is acquiring above in the Isoflavone Transaction.

The patent applications may not proceed to grant or may be amended to reduce the scope of protection of any patent granted. The applications and patents may also be opposed or challenged by third parties. Marshall Edwards commercial success will depend, in part, on its ability to obtain and maintain effective patent protection for the technologies underlying Phenoxodiol, Triphendiol, NV-143, NV-128 and other compounds, and to successfully defend patent rights in those technologies against third-party challenges. As patent applications in the U.S. are maintained in secrecy until published or issued and as publication of discoveries in the scientific or patent literature often lag behind the actual discoveries, Marshall Edwards cannot be certain that Novogen was the first to make the inventions covered by its pending patent applications or issued patents that Marshall Edwards is acquiring in the Isoflavone Transaction or that it was the first to file patent applications for such inventions. Additionally, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. Marshall Edwards cannot be sure that, should any patents issue, Marshall Edwards will be provided with adequate protection against potentially competitive products. Furthermore, Marshall Edwards cannot be sure that should patents issue, they will be of commercial value to Marshall Edwards, or that private parties, including competitors, will not successfully challenge Marshall Edwards’ patents or circumvent its patent position in the U.S. or abroad.

In addition, although in the Asset Purchase Agreement Novogen has made certain representations and warranties regarding its intellectual property rights in respect of the Isoflavone-related Assets, its indemnification obligations in respect of these representations and warranties are limited and expire on June 30, 2011 and may not be sufficient to compensate Marshall Edwards for the loss of any such intellectual property rights being acquired in the Isoflavone Transaction.

Claims by other companies that Marshall Edwards infringes their proprietary technology may result in liability for damages or stop Marshall Edwards’ development and commercialization efforts.

The pharmaceutical industry is highly competitive and patents have been applied for by, and issued to, other parties relating to products competitive with the compounds Marshall Edwards has previously licensed and has agreed to purchase pursuant to the Asset Purchase Agreement. Therefore, Phenoxodiol Triphendiol, NV-143, NV-128 and any other drug candidates may give rise to claims that they infringe the patents or proprietary rights of other parties existing now and in the future.

Furthermore, to the extent that Marshall Edwards or its consultants or research collaborators use intellectual property owned by others in work performed for Marshall Edwards, disputes may also arise as to the rights in such intellectual property or in resulting know-how and inventions. These same issues could arise for work performed by or for Novogen prior to the consummation of the transactions contemplated by the Asset Purchase Agreement. An adverse claim could subject Marshall Edwards to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties.

Marshall Edwards has contracted formulation development and manufacturing process development work for its product candidates. This process has identified a number of excipients, or additives to improve drug delivery, which may be used in the formulations. Excipients, among other things, perform the function of a carrier of the active drug ingredient. Some of these identified excipients or carriers may be included in third party patents in some countries. Marshall Edwards intends to seek a license if it decides to use a patented excipient in the marketed product or it may choose one of those excipients that does not have a license requirement.

Marshall Edwards cannot be sure that any license required under any such patents or proprietary rights would be made available on terms acceptable to Marshall Edwards, if at all. If Marshall Edwards does not obtain such licenses, it may encounter delays in product market introductions, or may find that the development, manufacture or sale of products requiring such licenses may be precluded. Marshall Edwards has not conducted any searches or made any independent investigations of the existence of any patents or proprietary rights of other parties.

Marshall Edwards may be subject to substantial costs stemming from its defense against third-party intellectual property infringement claims.

Third parties may assert that Marshall Edwards or, with respect to the period prior to the consummation of the Isoflavone Transaction, Novogen are using their proprietary information without authorization. Third parties may also have or obtain patents and may claim that technologies licensed to or used by Marshall Edwards infringe their patents. If Marshall Edwards is required to defend patent infringement actions brought by third parties, or if Marshall Edwards sues to protect its own patent rights, Marshall Edwards may be required to pay substantial litigation costs and managerial attention may be diverted from business operations even if the outcome is not adverse to Marshall Edwards. In addition, any legal action that seeks damages or an injunction to stop Marshall Edwards from carrying on its commercial activities relating to the affected technologies could subject Marshall Edwards to monetary liability and require Marshall Edwards or, with respect to the period prior to the consummation of the Isoflavone Transaction, Novogen or any third party licensors to obtain a license to continue to use the affected technologies. Marshall Edwards cannot predict whether Marshall Edwards would prevail in any of these types of actions or that any required license would be made available on commercially acceptable terms or at all.

The enforcement of civil liabilities against Marshall Edwards’ directors may be difficult.

Two of Marshall Edwards’ directors are residents of jurisdictions outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon all of Marshall Edwards’ directors or to enforce judgments obtained against its directors in U.S. courts.

Marshall Edwards’ financial results are affected by fluctuations in currency exchange rates.

A portion of Marshall Edwards’ expenditures and potential revenue will be spent or derived outside of the United States. As a result, fluctuations between the U.S. dollar and the currencies of the countries in which Marshall Edwards operates may increase its costs or reduce its potential revenue. At present, Marshall Edwards does not engage in hedging transactions to protect against uncertainty in future exchange rates between particular foreign currencies and the U.S. dollar.

Marshall Edwards is dependent on service providers to develop its drug candidates.

Marshall Edwards relies on service companies to provide or procure the services and expertise necessary to successfully develop its drug candidates. If Marshall Edwards is unable to secure or if Marshall Edwards loses the services of key service providers, the ability to develop its drug candidates could be materially impaired. Moreover, if Marshall Edwards’ business experiences substantial and rapid growth, Marshall Edwards may not be able to secure the services and resources Marshall Edwards requires to support that growth.

Risks Related to Marshall Edwards’ Relationship with Novogen

As Marshall Edwards’ majority stockholder, Novogen has the ability to determine the outcome of matters submitted to Marshall Edwards stockholders for approval, and Novogen’s interests may conflict with Marshall Edwards or Marshall Edwards’ other stockholders’ interests.

Novogen beneficially owns approximately 71.3% of Marshall Edwards’ outstanding shares of common stock, and, upon consummation of the Isoflavone Transaction, Novogen will acquire 1,000 shares of Marshall Edwards’ Series A Convertible Preferred Stock which will initially be convertible into 4,827,000 shares of Marshall Edwards common stock, which would increase Novogen’s ownership percentage to over 82%. As a result, Novogen will have the ability to effectively determine the outcome of all matters submitted to Marshall Edwards’ stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of its assets. Under the terms of the Asset Purchase Agreement, however, the Isoflavone Transaction is subject to the approval of a majority of Marshall Edwards shareholders, other than Novogen, entitled to vote thereon.

Novogen will have the ability to effectively control Marshall Edwards’ management and affairs. Novogen’s interests may not always be the same as that of Marshall Edwards’ other stockholders. In addition, this concentration of ownership may harm the market price of Marshall Edwards’ securities by:

•	delaying, deferring or preventing a change in control;

•	impeding a merger, consolidation, takeover or other business combination involving Marshall Edwards;

•	discouraging a potential acquirer from making a tender, offer or otherwise attempting to obtain control of Marshall Edwards; or

•	selling Marshall Edwards to a third party.

In the event that Novogen undergoes a change in control while remaining Marshall Edwards’ controlling stockholder, Marshall Edwards will become subject to the control and influence of Novogen’s new controlling stockholder who may have views regarding the development of Marshall Edwards’ business that differ from the development strategies Marshall Edwards is currently pursuing.

In the event that Novogen undergoes a change in control while remaining Marshall Edwards’ controlling stockholder, Marshall Edwards will become subject to the control and influence of Novogen’s new controlling stockholder who will have the ability to indirectly determine the outcome of all matters submitted to Marshall Edwards’ stockholders for approval through its control of Novogen. This entity may have views regarding the development of Marshall Edwards’ business that differ from the development strategies Marshall Edwards is currently pursuing. Such controlling stockholder may cause Novogen to use its influence and voting power to change the direction in which Marshall Edwards is developing its business. Such changes may include, but are not limited to, a decreased focus on the development of any of Marshall Edwards’ current drug candidates and an increased focus on the development of alternative drug candidates, which may or may not be targeted to treat cancers.

Risks Related to Marshall Edwards’ Common Stock

The trading price of the shares of Marshall Edwards’ common stock has been and may continue to be highly volatile and could decline in value and Marshall Edwards may incur significant costs from class action litigation.

The trading price of Marshall Edwards’ common stock could be highly volatile in response to various factors, many of which are beyond its control, including:

•	developments concerning drug candidates NV-143 and NV-128 and their analogues;

•	announcements of technological innovations by Marshall Edwards or its competitors;

•	new products introduced or announced by Marshall Edwards or its competitors;

•	changes in financial estimates by securities analysts;

•	actual or anticipated variations in operating results;

•	expiration or termination of licenses, research contracts or other collaboration agreements;

•	conditions or trends in the regulatory climate and the biotechnology, pharmaceutical and genomics industries;

•	the instability in the stock market as a result of the current global financial crisis;

•	changes in the market valuations of similar companies;

•	the liquidity of any market for Marshall Edwards’ securities; and

•	additional sales by Marshall Edwards or Novogen of shares of Marshall Edwards common stock.

In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. In addition, changes in economic conditions in the U.S., Europe or globally, particularly in the context of the current global financial crisis, could impact upon Marshall Edwards’ ability to grow profitably. Adverse economic changes are outside Marshall Edwards’ control and may result in material adverse impacts on Marshall Edwards’ business or its results of operations. These broad market and industry factors may materially affect the market price of shares of Marshall Edwards common stock, regardless of its development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against Marshall Edwards, could cause Marshall Edwards to incur substantial costs and divert management’s attention and resources.

Future sales of Marshall Edwards common stock may depress the market price of its common stock and cause stockholders to experience dilution.

The market price of Marshall Edwards common stock could decline as a result of sales of substantial amounts of its common stock in the public market, including upon conversion of the Series A Convertible Preferred Stock. Marshall Edwards intends to seek additional capital through one or more equity transactions in 2011, however, any such transaction will be subject to market conditions and there can be no assurance it will be completed.

Marshall Edwards will have broad discretion over the use of the net proceeds from any exercise of outstanding warrants.

Marshall Edwards will have broad discretion to use the net proceeds to Marshall Edwards upon any exercise of outstanding warrants, and investors in Marshall Edwards stock will be relying on the judgment of Marshall Edwards’ board of directors and management regarding the application of these proceeds. Although Marshall Edwards expects to use a substantial portion of the net proceeds from any exercise of the warrants for general corporate purposes and progression of its clinical trial program, Marshall Edwards has not allocated these net proceeds for specific purposes.

Marshall Edwards is authorized to issue blank check preferred stock, which could adversely affect the holders of its common stock.

Marshall Edwards’ restated certificate of incorporation allows Marshall Edwards to issue blank check preferred stock with rights potentially senior to those of its common stock without any further vote or action by the holders of its common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Marshall Edwards common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of Marshall Edwards shares, or making a change in control of Marshall Edwards more difficult.

Marshall Edwards’ Common Stock may be delisted from Nasdaq.

Marshall Edwards has received deficiency notices from Nasdaq regarding non-compliance with the minimum stockholders equity and the minimum Market Value of Publicly Held Shares in accordance with Nasdaq Listing Standards for the Nasdaq Global Market. The notification letters stated Marshall Edwards will be afforded a grace period of 180 calendar days, or until January 10, 2011, to regain compliance with the Market Value of Publicly Held Shares in accordance with Nasdaq Rule 5810(c)(3)(D) and 180 calendar days, or until November 15, 2010, to regain compliance with the stockholders equity in accordance with Nasdaq Rule 5810(c)(2)(B).

Marshall Edwards timely requested a hearing before the Panel. In connection with the hearing, which occurred on January 6, 2011, the Panel may grant Marshall Edwards an additional compliance period of up to 180 calendar days from the date of the Nasdaq staff’s determination, or May 16, 2011, to evidence compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Global Market. After consideration of information provided by Marshall Edwards at the Panel meeting, and generally within 30 days, the Panel will issue a written decision. While Marshall Edwards is working to resolve the listing deficiency, Marshall Edwards can provide no assurances that the Panel will grant Marshall Edwards’ request for continued listing on The Nasdaq Global Market, and if the Panel does not, Marshall Edwards’ common stock may be transferred to The Nasdaq Capital Market or delisted from Nasdaq.

On January 21, 2011, Marshall Edwards received a notification letter from Nasdaq stating that, as of January 10, 2011, Marshall Edwards had not regained compliance in accordance with Nasdaq Rule 5810(c)(3)(D), which requires listed securities to maintain a minimum Market Value of Publicly Held Shares of

$5 million. The notification letter stated that the Panel will consider this matter in their decision regarding Marshall Edwards’ continued listing on the Nasdaq Global Market, and requested that Marshall Edwards present its views with respect to this additional deficiency to the Panel in writing no later than January 28, 2011. On January 28, 2011, Marshall Edwards provided a formal written submission to Nasdaq detailing Marshall Edwards’ plans to resolve this deficiency, and requested an exception through May 16, 2011 to evidence compliance with the $5 million Market Value of Publicly Held Shares requirement, as set forth in Listing Rule 5450(b)(1)(C).

Under Nasdaq rules, companies listed on the Nasdaq Global Market or Capital Market are required to maintain a share price of at least $1.00 per share and if the share price declines below $1.00 for a period of 30 consecutive business days, then the listed company would have 180 days to regain compliance with the $1.00 per share minimum. In the event that Marshall Edwards’ share price declines below $1.00, it may be required to take action, such as a reverse stock split, in order to comply with the Nasdaq rules that may be in effect at the time.

If Marshall Edwards is not able to comply with the listing standards of the Nasdaq Global Market or the Nasdaq Capital Market, its common stock will be delisted from Nasdaq and an associated decrease in liquidity in the market for Marshall Edwards common stock will occur.

In addition, if the market price of Marshall Edwards common stock remains below $5.00 per share, under stock exchange rules, its stockholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to use shares of Marshall Edwards common stock as collateral may depress demand as certain institutional investors are restricted from investing in shares priced below $5.00 and lead to sales of such shares creating downward pressure on and increased volatility in the market price of its common stock.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Marshall Edwards and Novogen. All statements other than statements of historical facts contained in this document, including statements regarding the future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to Marshall Edwards or Novogen, are intended to identify forward-looking statements. These forward-looking statements are largely based on current expectations and projections about future events and financial trends that Marshall Edwards and Novogen believe may affect their respective financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, without limitation, those described in “Risk Factors” and elsewhere in this document, including, among other things:

•	expected benefits from the Isoflavone Transaction may not be fully realized within the expected time frames or at all;

•

changes in both companies’ businesses during the period between now and the completion of the Isoflavone Transaction may have an adverse impact on the Isoflavone-related Assets, Marshall Edwards and/or Novogen;

•	the risk that the Isoflavone-related Assets will not be integrated successfully with Marshall Edwards’ businesses or such integration may be more difficult, time-consuming or costly than expected;

•	inability to obtain required additional financing or financing on acceptable terms,

•	inability to maintain or enter into, and dependence upon, collaboration or contractual arrangements necessary for the clinical development of NV-143 and NV-128 or their analogues;

•	failure to successfully commercialize product candidates;

•

costs and delays in the clinical development program and/or receipt of U.S. Food and Drug Administration (the “FDA”) or other required governmental approvals, or the failure to obtain such approvals, for product candidates;

•	uncertainties in clinical trial results;

•

inability to maintain or enter into, and the risks resulting from dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products;

•	inability to control the costs of manufacturing products;

•	competition and competitive factors;

•	inability to protect patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate their respective businesses;

•	inability to operate without infringing the patents and proprietary rights of others;

•	costs stemming from defense against third party intellectual property infringement claims;

•	general economic conditions;

•	the failure of any products to gain market acceptance;

•	technological changes;

•	government regulation generally and the receipt of the regulatory approvals;

•	changes in industry practice; and

•	one-time events.

These risks are not exhaustive. Other sections of this document include additional factors which could adversely impact the respective business and financial performance of Marshall Edwards and Novogen. Moreover, Marshall Edwards and Novogen operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible to predict all risk factors, nor can Marshall Edwards or Novogen assess the impact of all factors on Marshall Edwards’ or Novogen’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward looking statements as predictions of future events. Marshall Edwards and Novogen cannot assure you that the events and circumstances reflected in the forward looking statements attributable to them will be achieved or occur. Although Marshall Edwards and Novogen believe that the expectations reflected in the respective forward looking statements attributable to them are reasonable, future results, levels of activity, performance or achievements cannot be guaranteed.

THE ISOFLAVONE TRANSACTION

Described in this section and the section entitled “The Asset Purchase Agreement” beginning on page 48 are the material aspects of the Isoflavone Transaction, including the Asset Purchase Agreement. While Novogen and Marshall Edwards believe that this description covers the material terms of the Isoflavone Transaction and the Asset Purchase Agreement, it may not contain all of the information that is important to you. You should read carefully this entire document and the other documents which are referred to herein for a more complete understanding of the Isoflavone Transaction and the Asset Purchase Agreement.

The Proposed Isoflavone Transaction

On December 21, 2010, Novogen and Novogen Research Pty Limited, a wholly-owned subsidiary of Novogen, entered into an asset purchase agreement and other related agreements with Marshall Edwards, a majority-owned subsidiary of Novogen. Under the terms of the Asset Purchase Agreement, Novogen has agreed to sell the Isoflavone-related Assets to Marshall Edwards in exchange for 1,000 shares of Marshall Edwards Series A Convertible Preferred Stock and the assumption of specified potential liabilities related to these assets. Flavonoids are a family of naturally occurring plant compounds involved in the regulation of cell survival. Isoflavonoids are a sub-group of the flavanoid family.

Marshall Edwards currently has license agreements with Novogen for the use of some of the Isoflavone-related Assets in the development and commercialization of drugs for the treatment of cancer. These agreements, which will be terminated upon consummation of the Isoflavone Transaction as described below, cover only applications of such assets for use in the treatment of cancer, excluding dermatological applications, and not all possible therapeutic indications. The Isoflavone-Related Assets also include patent families which are not currently licensed by Marshall Edwards, and which may provide additional product candidate development opportunities.

The Isoflavone-related Assets represent a significant portion of Novogen’s product development program, which has embraced both a range of pharmaceuticals based on a range of phenolic compounds and a range of consumer health care products based on plant compounds known as isoflavones. After the consummation of the sale of the Isoflavone-related Assets, the only assets Novogen will retain in respect of isoflavones are those relating to soy and red clover compounds. Novogen will also retain its consumer health business, majority interest in Glycotex Inc. and its other assets, including its equity interests in Marshall Edwards.

Pursuant to the Asset Purchase Agreement, Novogen, Novogen’s wholly-owned subsidiary Novogen Research Pty Limited, and Marshall Edwards have agreed to terminate, effective upon consummation of the Isoflavone Transaction, each of the following agreements, along with any other agreements relating thereto, with respect to the Isoflavone-related Assets:

•

September 2003 license agreement between Marshall Edwards’ wholly-owned subsidiary Marshall Edwards Pty Limited (“MEPL”) and Novogen’s wholly-owned subsidiary, Novogen Research Pty Limited, pursuant to which Novogen Research Pty Limited granted MEPL a world-wide, non-transferable license under its patents and patent applications and in its licensed know-how to conduct clinical trials and commercialize and distribute certain Phenoxodiol products (the “Phenoxodiol License Agreement”);

•

September 2003 amended and restated services agreement by and among Novogen, Marshall Edwards and MEPL (the “Services Agreement”) pursuant to which Novogen agreed to provide a range of services to Marshall Edwards, or ensure that its subsidiaries provide those services;

•

May 2006 license agreement between MEPL and Novogen Research Pty Limited pursuant to which Novogen Research Pty Limited granted MEPL a world-wide, non-transferable license under its patents and patent applications and in its licensed know-how to conduct clinical trials and commercialize and distribute certain products based on two oncology compounds known as NV-196 and NV-143 (the “NV-196 and NV-143 License Agreement”); and

•

August 2009 license agreement between MEPL and Novogen Research Pty Limited pursuant to which Novogen Research Pty Limited granted MEPL an exclusive, worldwide, non-transferable license under its patents and patent applications and in the intellectual property rights related to its know how to conduct clinical trials, commercialize and distribute a compound known as NV-128 (the “NV-128 License Agreement”).

Subsequent to the date of the Asset Purchase Agreement, Novogen, Marshall Edwards and MEPL agreed to terminate the Services Agreement effective as of December 31, 2010.

Marshall Edwards has made various payments under these agreements to Novogen, as set forth in the section of this document entitled “Certain Relationships and Related Party Transactions” and, for the period ended September 30, 2010 and the three years ended June 30, 2010, as set forth in Marshall Edwards’ consolidated financial statements included elsewhere herein.

Although no determination has been made, among the various strategic alternatives that may be contemplated by Novogen are possible distributions of Marshall Edwards securities held by Novogen, including the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock to be issued in the Isoflavone Transaction, to the Novogen shareholders. No distribution of Marshall Edwards securities held by Novogen will be made unless the Novogen board of directors first determines to make such distribution and Novogen shareholders subsequently approve such distribution in the form determined by the Novogen board of directors. Novogen may, however, elect not to, or may be unable, to pursue or consummate any such transaction.

Background of the Isoflavone Transaction

During much of 2009 and 2010, the Novogen Board of Directors explored strategic alternatives for all of its business entities, including Marshall Edwards, its 71% owned subsidiary. The Board of Directors considered and explored several strategies to enhance the value of its drug candidates. These included partnerships or joint ventures with larger drug companies and/or the potential licensing of its compounds to larger drug development companies. Due to the existing license agreements between Novogen and Marshall Edwards and the last right to negotiate that Marshall Edwards holds on any future compounds developed by Novogen any transaction involving a third party would be extremely difficult. The Novogen board of directors therefore reached the decision that it was in the best interest of the shareholders of both Novogen and Marshall Edwards to concentrate all drug development activities in Marshall Edwards. Such a strategy would simplify the corporate structure of the two companies and facilitate Marshall Edwards’ ability to raise the capital necessary to advance the clinical programs necessary for possible commercialization of the drug candidates. The first step in the implementation of this strategy was the recruitment of Dr. Daniel Gold as Chief Executive Officer of Marshall Edwards and establishment of Marshall Edward’s headquarters in San Diego, California. Discussions on strategic alternatives between the two companies began almost immediately.

In early 2010, Marshall Edwards and Novogen conducted discussions of possible strategic alternatives for maximizing their respective business opportunities. At a joint meeting of the board of directors of both companies on May 2, 2010, discussions occurred in which several options were explored. Over the ensuing weeks, the Chief Executive Officer of Marshall Edwards, Dr. Daniel Gold, had multiple discussions with members of both the Marshall Edwards and Novogen boards of directors as to possible structures that could benefit the two companies and their respective shareholders. The result of these discussions was the concept of a possible acquisition of Novogen’s entire therapeutic isoflavone platform by Marshall Edwards, making Marshall Edwards the sole developer among the companies of synthetic isoflavone-based compounds for all medical applications, including, but not limited to, cancer. Marshall Edwards currently licenses some of this isoflavone technology from Novogen, which is fundamental to Marshall Edwards’ existing operations, in return for specified milestone and royalty payments, including $4 million payable in December 2011.

On May 20, 2010, Marshall Edwards’ outside counsel at Morgan, Lewis & Bockius LLP (“Morgan Lewis”) e-mailed Novogen’s legal advisors at Corrs, Chambers, Westgarth (“Corrs”) regarding possible structures for the proposed transaction and associated issues.

On June 15, 2010, Dr. Gold met with intellectual property counsel at Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”) to discuss the potential acquisition of the Novogen isoflavone portfolio and to request the review of such assets.

On June 30, 2010, at a meeting of the Novogen board of directors in Sydney, Australia, Novogen chairman Philip Johnston proposed to Bryan Williams, Chairman of the Marshall Edwards board of directors, and Dr. Gold that Marshall Edwards acquire the isoflavone portfolio as well as all Glucan-related technology and Novogen’s 81% interest in Glycotex Inc. (“Glycotex”).

Over the ensuing several weeks, multiple conversations were conducted among Marshall Edwards’ board members Bryan Williams, Leah Cann and Dr. Gold regarding the merits of the possible transaction, including the inclusion of Novogen’s interest in Glycotex and the Glucan-related technology Glycotex licensed from Novogen in any transaction that might be agreed with Novogen.

On July 19, 2010, Marshall Edwards’ management consulted telephonically with Marshall Edwards’ outside counsel at Morgan Lewis to discuss alternatives for acquiring the isoflavone portfolio without the use of cash. A representative from Morgan Lewis reviewed legal standards under Delaware and federal securities law applicable to the proposed transaction.

On July 25, 2010, after discussions with representatives of the Marshall Edwards board of directors and Morgan Lewis, Dr. Gold sent a draft term sheet to the Novogen board of directors outlining the general terms of a proposed transaction for the acquisition of the isoflavone portfolio, the Glucan-related intellectual property derived from the Novogen intellectual property platform and Novogen’s interest in Glycotex, which licenses certain Glucan-related intellectual property from Novogen. The draft term sheet contemplated the use of convertible equity as the method of payment without specifying a proposed price. In his communications with Novogen, Dr. Gold stated Marshall Edwards’ position that the acquisition of the Glucan-related intellectual property and Novogen’s interest in Glycotex would require some financial consideration from Novogen to progress the studies contemplated by Glycotex in the first year following the acquisition.

At a meeting held on July 27, 2010, the Novogen board of directors discussed the term sheet as provided by Marshall Edwards. The possible value of the convertible equity was discussed along with other terms that might be included in the conversion of the shares. The board agreed that consultants should be retained to provide an independent expert’s report on the transaction, as well as legal and tax advice. The board also agreed in principle to provide funding for Glycotex in advance of sale to Marshall Edwards.

On August 8, 2010, the Marshall Edwards board of directors discussed the proposed terms of the transaction, including, among other things, the advantages and disadvantages of using preferred stock versus common stock as the method of payment to acquire assets from Novogen. Also, the board of directors discussed retaining a financial advisor to assist the board. In addition, the board discussed the strategic rationale for the transaction, including the elimination of payments under the existing license agreements with Novogen and considered the establishment of a special committee of directors not affiliated with Novogen, to conduct negotiations with Novogen’s representatives.

On August 11, 2010, the Marshall Edwards board of directors established a special committee consisting exclusively of independent directors to represent the rights and interests of the holders of Marshall Edwards’ common stock (other than Novogen). The Marshall Edwards board of directors considered the independence of each of Ms. Leah Cann, Mr. Bryan Williams and Dr. Christine White in connection with evaluating each for service on the special committee and determined that none of Ms. Cann, Mr. Williams and Dr. White had, or was subject to, any interest that, in the opinion of the Marshall Edwards board of directors, would interfere with the exercise by him or her of his or her independent judgment as a member of the special committee. The Marshall Edwards board of directors authorized the special committee to exercise the power of the Marshall Edwards board of directors with respect to the evaluation and negotiation of a potential transaction between Novogen and Marshall Edwards. Ms. Cann was appointed lead-member of the special committee. Morgan Lewis served as counsel to the special committee.

Beginning on August 18, 2010, at the request of the special committee, Dr. Gold and Marshall Edwards’ chief financial officer identified firms with the expertise required to assist the special committee in evaluating the financial terms of the proposed transaction and to provide a fairness opinion as to the proposed terms of any transaction.

On August 27, 2010, representatives of the board of directors of Novogen, the Marshall Edwards’ special committee and Morgan Lewis met via teleconference to discuss the terms of the proposed transaction, including the potential value of the convertible securities to be issued in exchange for the isoflavone portfolio, the proposed exclusion of soy and red clover based isoflavone compounds from the transaction, including due to existing licenses from Novogen to third parties and issues relating to the structuring of the inclusion of Novogen’s interests in Glycotex in the transaction.

In an e-mail to the special committee dated September 4, 2010, Dr. Gold described the advantages and disadvantages of Marshall Edwards acquiring Novogen’s interest in Glycotex, including its intellectual property assets and Glycotex’s technical expertise, as well as financial and funding considerations.

At a meeting held on September 7, 2010, the Novogen board of directors discussed the current status of the transaction with Marshall Edwards and specifically the latest draft of the term sheet as offered by Marshall Edwards. The Novogen board agreed in principle to proceed with the transaction subject to a satisfactory independent expert’s report, resolution of certain outstanding matters related to Glycotex and clarification of the patents to be sold and any possible impact on Novogen’s consumer products business. At the meeting, William D. Rueckert and Geoff Leppinus, both independent directors, were authorized to move forward with Marshall Edwards to negotiate the details of the transaction.

On September 8, 2010, Marshall Edwards and Novogen announced that they had reached an agreement in principle for Marshall Edwards to acquire Novogen’s entire isoflavone-based small molecule intellectual property portfolio in an all-stock transaction.

On September 9, 2010, the Marshall Edwards special committee engaged Oracle to provide financial advisory services. The Marshall Edwards special committee’s decision to engage Oracle was based on a number of factors, including Oracle’s reputation and experience in transactions in the biotech industry and valuing intellectual property and the absence of investment banking relationships with Novogen creating concerns about conflicts of interests.

On September 15, 2010, representatives of the board of directors of Novogen, Corrs, the Marshall Edwards special committee and Morgan Lewis met via teleconference to discuss open issues and timing for the proposed transaction, including the scope of the patents and other isoflavone-related intellectual property to be included in the transaction, issues relating to the inclusion of Glycotex in the transaction and terms of the convertible preferred stock and the cost of recording the transfer of intellectual property ownership.

On September 21, 2010, representatives of the board of directors of Novogen, Corrs, the Marshall Edwards’ special committee and Morgan Lewis met via teleconference to discuss open issues relating to the proposed transaction.

On September 29, 2010, representatives of the board of directors of Novogen, Corrs, the Marshall Edwards’ special committee and Morgan Lewis met via teleconference. Terms of the proposal were discussed, which included indemnity provisions, terms of the convertible preferred stock, and the cost of the transaction with respect to recording the transfer of ownership.

On October 1, 2010, representatives of the Marshall Edwards special committee met with Morgan Lewis to discuss the proposed transaction, including the proposed increase in the amount of common stock issuable upon conversion of preferred shares in the event Marshall Edwards achieved clinical success with a compound from the isoflavone portfolio, which increase was designed to be reflective of improved prospects for eventual commercialization of such compound and the corresponding increase in its value upon achievement of the milestone.

On October 2, 2010, an initial draft of the Asset Purchase Agreement was furnished by Morgan Lewis, on behalf of Marshall Edwards, to Novogen for review and comment.

During the ensuing weeks, the respective representatives and advisors of Novogen and Marshall Edwards discussed the details of the draft Asset Purchase Agreement. The primary issues included matters relating to Glycotex and its funding; indemnity provisions of the agreement; transferability of the convertible preferred stock and possible registration of the common shares underlying the convertible preferred shares.

During this period, Novogen’s legal counsel, Corrs, and Marshall Edwards’ financial and legal advisors engaged in reciprocal due diligence and negotiations in furtherance of the proposed transaction.

On October 24, 2010, the Marshall Edwards special committee met with its legal advisors at the offices of Morgan Lewis to discuss the proposed terms for the transaction, including the conversion ratio for the convertible preferred stock and the proposed increase thereof in the event of achievement of certain clinical trial milestones related to the isoflavone assets, and the Asset Purchase Agreement, including indemnity provisions.

On October 25, 2010, the Marshall Edwards special committee discussed negotiations with Novogen for the purchase of the isoflavone portfolio, Novogen’s interest in Glycotex and the Glucan-related technology with the Marshall Edwards board of directors. Morgan Lewis advised the board regarding the current outstanding issues in the draft Asset Purchase Agreement. Ms. Cann, on behalf of the special committee, outlined the principal transaction terms. A lengthy discussion ensued regarding the inclusion of Novogen’s interest in Glycotex in the transaction, including the future capital needs of Glycotex and how Glycotex could be funded as well as the tax impact. Marshall Edwards’ intellectual property counsel from Wilson Sonsini then made a presentation to the board regarding Wilson Sonsini’s due diligence findings with respect to the isoflavone portfolio.

Between October 25, 2010 and November 22, 2010, representatives of the Marshall Edwards special committee, Morgan Lewis, Oracle and Novogen and Novogen’s legal advisors discussed the terms of the proposed transaction, including indemnity provisions of the asset purchase agreement and issues relating to the inclusion of Glycotex in the transaction.

On October 28, 2010 Daniel Gold attended the Annual General Meeting (“AGM”) of Novogen shareholders at the invitation of the Novogen board of directors. At a board meeting on October 28, 2010 that preceded the AGM, Mr. Gold made a presentation to the Novogen board on the status of the Marshall Edwards business plan. The status of the transaction between the two companies was also generally discussed.

At a meeting on October 29, 2010, the Novogen board of directors agreed to accept convertible preferred shares in the transaction as offered by Marshall Edwards with the provision that the conversion ratio on the convertible shares be increased under certain circumstances relating to clinical trials. It was also agreed that the common stock issuable to Novogen on the conversion of the convertible preferred shares should be registered with the SEC as part of the transaction. Peter White, an independent director, was named to replace Geoff Leopinis, who had retired, as part of a negotiating committee with Mr. Rueckert. The board also continued to discuss matters relating to the inclusion of Glycotex in the transaction.

On November 2, 2010, the audit committee of the board of directors of Marshall Edwards authorized the engagement by the Marshall Edwards special committee of BDO USA, LLP to provide tax services and advice in regard to the acquisition of certain assets and shares of Glycotex from Novogen. BDO USA, LLP was engaged by a letter agreement dated November 3, 2010.

On November 18, 2010 in accordance with ASX Listing Rule 10.10.2, which requires that shareholders be given an independent expert’s report on the proposed transaction when approval of shareholders is sought under ASX Listing Rule 10.1, the Novogen Board of Directors appointed Grant Thornton Corporate Finance to prepare the report as to whether the proposed transaction is fair and reasonable to shareholders that are not associated with Novogen.

On November 22, 2010, on a teleconference, representatives of the Marshall Edwards special committee, Morgan Lewis, Novogen and Novogen’s legal advisors discussed the proposed acquisition of Novogen’s interest in Glycotex and Novogen’s Glucan-related technology. After discussion of the advantages and disadvantages to the respective companies of including such assets in the transaction, it was agreed that Novogen’s interest in Glycotex and the related Glucan-related technology would be excluded from the transaction based on Novogen’s and Marshall Edwards’ disagreement on the prospects and value of these assets.

On December 14, 2010, representatives of the Marshall Edwards special committee, Morgan Lewis and representatives of Oracle discussed the last draft of the Asset Purchase Agreement and the financial and other terms of the proposed transaction.

Marshall Edwards, Novogen and their respective advisors continued to discuss the terms of a proposed transaction from November 22 through December 21, 2010. The issues discussed included, among others, the circumstances under which the convertible preferred stock would be transferable or the conversion ratio would increase and indemnity obligations and procedures, including that Novogen’s indemnity obligations would be satisfied solely by recourse to return of the Marshall Edwards securities issuable in the transaction. Based on these discussions, representatives of Morgan Lewis and Corrs completed the negotiation of the terms of a definitive asset purchase agreement on December 21, 2010.

On December 21, 2010, the Marshall Edwards’ special committee and board of directors met to consider the Asset Purchase Agreement. Representatives of Morgan Lewis presented the proposed Asset Purchase Agreement and discussed its terms in detail. The board also heard from representatives of Marshall Edwards’ intellectual property counsel Wilson Sonsini, with respect to the intellectual property being acquired under the Asset Purchase Agreement. The meeting of the board of directors was temporarily adjourned to allow the special committee of the board of directors to meet and discuss the agreement. At the meeting, Oracle delivered its oral opinion, which was subsequently confirmed by its written opinion that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the proposed transaction was fair to the holders of Marshall Edwards common stock (excluding Novogen) and to Marshall Edwards (excluding Novogen) from a financial point of view. The Marshall Edwards board reconvened its meeting after the special committee concluded its meeting. The special committee reported on its evaluation including the opinion dated December 21, 2010 from Oracle. The special committee unanimously determined the proposed Asset Purchase Agreement with Novogen and the transactions contemplated thereby, were fair to and in the best interests of the stockholders of Marshall Edwards (other than Novogen) and therefore the special committee recommended the Board approve the Asset Purchase Agreement and the proposed transaction. After a full discussion, the board of directors of Marshall Edwards, with Mr. Johnston abstaining, approved the proposed Asset Purchase Agreement.

Also on December 21, 2010, the Novogen board of directors held a special telephonic meeting to consider the terms of the proposed transaction. At the meeting, the Chairman provided an overview of the proposed transaction and reviewed its strategic rationale. The board also reviewed the draft independent experts’ report that had been provided by Grant Thornton Corporate Finance. Andrew Lumsden of Corrs reviewed with the

Novogen board of directors the terms of the proposed transaction and summarized the terms of the draft asset purchase agreement including the indemnification provisions. He also confirmed that the asset purchase agreement had been reviewed by U.S. legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which had been retained on behalf of Novogen. Following discussion, the Novogen board of directors unanimously approved the proposed transaction and authorized Novogen to enter into the asset purchase agreement.

On December 21, 2010, Marshall Edwards and Novogen executed the Asset Purchase Agreement. On December 21, 2010, Marshall Edwards and Novogen issued a joint press release announcing their entry into the Asset Purchase Agreement.

Novogen’s Reasons for the Proposed Isoflavone Transaction; Recommendation of Novogen Board of Directors

Novogen’s board of directors has determined that it is in the interest of Novogen to consummate the transactions contemplated by the Asset Purchase Agreement, including the Isoflavone Transaction, and recommends that its shareholders vote in favour of the resolution in Agenda Item 1 for the Novogen extraordinary general meeting. In reaching such determination and recommendation, the Novogen board of directors consulted with its financial and legal advisors, considered Novogen’s prospects, including the uncertainties and risks facing it, and considered the interests of the holders of Novogen ordinary shares. The Novogen board of directors also considered a variety of factors that it believed weighed in favor of the Isoflavone Transaction, including the following material factors (which are not listed in any relative order of importance):

•	Financial Terms of the Isoflavone Transaction. The Novogen board of directors believes that the Isoflavone Transaction provides Novogen with an attractive valuation for the Isoflavone-related Assets.

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Prospects of the Isoflavone-related Assets and Strategic Alternatives. The Novogen board of directors considered the prospects for the Isoflavone-related Assets for Novogen in light of the consideration offered for the Isoflavone-related Assets in the Isoflavone Transaction and Novogen’s possible strategic alternatives for these assets, which may be significantly limited due to the existing licenses to Marshall Edwards for a substantial portion of these assets.

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Benefits of Consolidating all of the Novogen Group’s Drug Development Activities into Marshall Edwards. Marshall Edwards currently controls significant portions of the Novogen Group’s drug discovery portfolio through a series of licence agreements with Novogen and has a last right to negotiate on any future compounds the Novogen Group might develop. With the appointment of Daniel P. Gold as Chief Executive Officer in 2010, Novogen believes that Marshall Edwards is best positioned to assemble a team and secure the capital to advance these compounds through the complex and costly process of possible approval as cancer therapeutics.

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Simplification of the Relationship with Marshall Edwards. Removing the license agreements between Novogen and Marshall Edwards and transferring direct ownership of the Isoflavone-related Assets to Marshall Edwards is expected to facilitate the success of the capital raising effort by Marshall Edwards.

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Certain Terms of the Asset Purchase Agreement. The Novogen board of directors considered the terms and conditions of the Asset Purchase Agreement and the related agreements, including the requirement that Novogen vote in favor of the adoption of the Asset Purchase Agreement and the transactions contemplated thereby, and the indemnification protections. The Novogen board of directors believes that the terms of the Asset Purchase Agreement and the related agreements were reasonable and were the product of arm’s length negotiations between the special committee of the Novogen board of directors and its financial and legal advisors, on the one hand, and the special committee of the Marshall Edwards board of directors and its financial and legal advisors, on the other hand.

The Novogen board of directors weighed these factors against a number of other material factors identified in its deliberations as potentially weighing negatively against the Isoflavone Transaction, including the following factors (which are not listed in any relative order of importance):

•	the risk that the potential benefits sought in the Isoflavone Transaction might not be realized;

•	the transaction costs associated with the Isoflavone Transaction;

•	potential impact on liquidity of Novogen ordinary shares and future takeovers or other transactions involving Novogen or its assets;

•	risks relating to liquidity of Marshall Edwards securities and performance and prospects of Marshall Edwards;

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certain terms of the Asset Purchase Agreement, including certain restrictions on Novogen’s ability to transfer the Marshall Edwards Series A Convertible Preferred Stock and the Marshall Edwards common stock issuable upon conversion of the Series A Convertible Preferred Stock, as discussed in “Description of Marshall Edwards Capital Stock—Series A Convertible Preferred Stock”; and

•	the possibility that the Isoflavone Transaction might not be consummated despite the parties’ efforts or that the closing of the Isoflavone Transaction may be unduly delayed.

After consideration of these material factors, the Novogen board of directors determined such risks could be mitigated or managed by Novogen, were reasonably acceptable under the circumstances or in light of the anticipated benefits, and that, overall, these risks were significantly outweighed by the potential benefits of the Isoflavone Transaction. Pursuant to ASX Listing Rule 10.10.2, the Novogen board of directors retained Grant Thornton Corporate Finance, as an independent expert, to prepare a report to Novogen shareholders, a copy of which is attached as Annex C to this document, which set forth Grant Thornton Corporate Finance’s opinion that the Isoflavone Transaction is fair and reasonable to Non-associated Shareholders.

Despite the reasons for the Isoflavone Transaction, there are risks related to the Isoflavone Transaction, as discussed under the heading “Risk Factors—Risks Related to the Isoflavone Transaction”, and these risks may cause Novogen not to realize the full benefits of the Isoflavone Transaction, and could adversely affect Novogen’s business, financial condition and results of operations.

This discussion of factors considered by the Novogen board of directors is not intended to be exhaustive, but is intended to summarize the material factors considered by the Novogen board of directors. In view of the wide variety of factors considered, the Novogen board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the Novogen board of directors unanimously agreed that the Asset Purchase Agreement and the transactions contemplated thereby, including the Isoflavone Transaction, were in the best interests of Novogen.

Marshall Edwards’ Reasons for the Proposed Isoflavone Transaction; Recommendation of Marshall Edwards Board of Directors

A special committee consisting exclusively of independent directors of Marshall Edwards has received an opinion from Oracle, financial advisor to Marshall Edwards’ special committee, that the assets to be acquired by Marshall Edwards and the consideration to be issued by Marshall Edwards therefor are fair from a financial point of view to Marshall Edwards, excluding Novogen, and to the Marshall Edwards stockholders, excluding Novogen. Upon the recommendation of the special committee, the board of directors of Marshall Edwards has approved the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. Marshall Edwards’ board of directors has recommended that its stockholders vote for the approval of the Isoflavone Transaction.

In reaching its determination and recommendation, the Marshall Edwards special committee and board of directors consulted with its financial and legal advisors, considered Marshall Edwards’ prospects, including the uncertainties and risks facing it, and considered the interests of the holders of Marshall Edwards common stock (other than Novogen). The Marshall Edwards special committee and board of directors also considered a variety of factors that they believed weighed in favor of the Isoflavone Transaction, including the following material factors (which are not listed in any relative order of importance):

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Financial Terms of the Isoflavone Transaction. The special committee and board of directors of Marshall Edwards believe that the Isoflavone Transaction will result in the acquisition by Marshall Edwards of the Isoflavone-related Assets at an attractive price. The special committee of the Marshall Edwards board of directors considered the written opinion of Oracle delivered to the special committee that the Isoflavone Transaction is fair, from a financial point of view, to Marshall Edwards, other than Novogen, and to Marshall Edwards’ stockholders, other than Novogen.

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Prospects of the Isoflavone-related Assets. The special committee of the Marshall Edwards board of directors considered the performance and prospects of Isoflavone-related Assets in light of the consideration to be paid for the Isoflavone-related Assets in the Isoflavone Transaction.

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Termination of License Agreements and Elimination of Future Milestone and Royalty Obligations. Potential cost savings to Marshall Edwards from the elimination of development milestone payments due under the existing license agreements related to the Isoflavone-related Assets, including milestone payments due under the agreements for Triphendiol (NV-196) and NV-143 and for NV-128 due December 31, 2011, as well as the elimination of future milestone payments and royalties to Novogen. Marshall Edwards’ special committee and board of directors believe that this will result in a more attractive investment profile to existing Marshall Edwards stockholders and new investors.

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Potential Expansion of Potential Future Products. Expansion of rights to all therapeutic areas for currently licensed assets, including the addition of dermatological application (previously excluded under license agreements).

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Potential Improvement in Licensing Opportunities. Improved partnering profile resulting from Marshall Edwards’ ownership of the Isoflavone-related Assets, including products currently licensed and under development by Marshall Edwards.

In addition to the above-mentioned benefits, the Marshall Edwards special committee and board of directors also considered the following factors in the course of its deliberations:

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Expected impact of the Announcement of the Isoflavone Transaction in the Market and on Business Operations of Marshall Edwards. The possible stock market reaction to the Isoflavone Transaction, and the expected impact of the Isoflavone Transaction on Marshall Edwards’ business operations and on its stockholders, potential customers and employees.

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Due Diligence. The special committee of the Marshall Edwards board of directors considered the results of the due diligence investigation of the Isoflavone-related Assets by the special committee’s financial and legal advisors, which were consistent with the expectations of the special committee with respect to the strategic and financial benefits of the Isoflavone Transaction.

The Marshall Edwards special committee and board of directors weighed these factors against a number of other material factors identified in its deliberations as potentially weighing negatively against the Isoflavone Transaction, including the following factors (which are not listed in any relative order of importance):

•	the risk that the potential benefits sought in the Isoflavone Transaction might not be realized;

•	the transaction costs associated with the Isoflavone Transaction;

•	the continuing role of Novogen as controlling stockholder and the known and potential conflicts of interests of certain of the directors and executive officers of Novogen and Marshall Edwards;

•	certain terms of the Asset Purchase Agreement;

•	the assumption by Marshall Edwards of the full cost of patent and trademark related fees if the Isoflavone Transaction is consummated;

•	the fact that Marshall Edwards currently has no plans for development of other potential products included in the Isoflavone-related Assets;

•	the possibility that the Isoflavone Transaction might not be consummated despite the parties’ efforts or that the closing of the Isoflavone Transaction may be unduly delayed; and

•	the possibility that Marshall Edwards stockholders may experience substantial dilution of their ownership interest upon the conversion of the Series A Convertible Preferred Stock.

After consideration of these material factors, the Marshall Edwards special committee and board of directors determined such risks could be mitigated or managed by Marshall Edwards, were reasonably acceptable under the circumstances or in light of the anticipated benefits, and that, overall, these risks were significantly outweighed by the potential benefits of the Isoflavone Transaction.

Despite the reasons for the Isoflavone Transaction, there are risks related to the Isoflavone Transaction, as discussed under the heading “Risk Factors—Risks Related to the Isoflavone Transaction”, and these risks may cause Marshall Edwards not to realize the full benefits of the Isoflavone Transaction, and could adversely impact Marshall Edwards’ operating expenses and as a result could adversely affect Marshall Edwards’ business, financial condition and results of operations.

This discussion of factors considered by the Marshall Edwards special committee and board of directors is not intended to be exhaustive, but is intended to summarize the material factors considered by the Marshall Edwards special committee and board of directors. In view of the wide variety of factors considered, the Marshall Edwards special committee and board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the Marshall Edwards special committee and board of directors unanimously agreed that the Asset Purchase Agreement and the transactions contemplated thereby, including the Isoflavone Transaction, were in the best interests of Marshall Edwards and the Marshall Edwards stockholders.

Report of Novogen’s Independent Expert

The Novogen board of directors retained Grant Thornton Corporate Finance to provide an independent experts report to Novogen shareholders, as required by ASX Listing Rule 10.10.2, which report must state whether the proposed acquisition is fair and reasonable to Novogen’s Non-Associated Shareholders. On the basis of the matters discussed in its report, Grant Thornton Corporate Finance has formed the opinion that the proposed Isoflavone Transaction is fair and reasonable to Non-Associated Shareholders. Shareholders should read Grant Thornton Corporate Finance’s report in full.

The full text of Grant Thornton Corporate Finance’s report, dated as of January 31, 2011, is attached as Annex C to this document. Grant Thornton Corporate Finance’s report sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Grant Thornton Corporate Finance in rendering its report. The report was prepared to assist the directors of Novogen in advising the Novogen shareholders in relation to the Isoflavone Transaction. The report should not be used for any other purpose. In particular, it is not intended that the report should be used for any purpose other than as an expression of Grant Thornton Corporate Finance’s opinion as to whether the Isoflavone Transaction is fair and reasonable to the Novogen shareholders.

Novogen selected Grant Thornton Corporate Finance to act as its financial advisor based on Grant Thornton Corporate Finance’s qualifications, expertise, reputation and because its professionals have substantial experience in comparable transactions.

Grant Thornton Corporate Finance is a global financial services firm engaged in audit, tax, consulting and advisory services. Grant Thornton Corporate Finance and its related entities did not have at the date of its report, and have not had within the previous two years, any shareholding in or other relationship with Novogen (and associated entities) that could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation the Isoflavone Transaction. Grant Thornton Corporate Finance has no involvement with, or interest in the outcome of the transaction, other than the preparation of this report. Grant Thornton Corporate Finance will receive a fee based on commercial rates for the preparation of this report, in a range of AUD 40,000 to AUD 45,000. This fee is not contingent on the outcome of the transaction. Grant Thornton Corporate Finance’s out of pocket expenses in relation to the preparation of the report will also be reimbursed. Grant Thornton Corporate Finance will receive no other benefit for the preparation of this report. In addition, Novogen has agreed to indemnify Grant Thornton Corporate Finance, its affiliated companies and their respective officers and employees against various liabilities and expenses related to or arising out of the engagement of Grant Thornton Corporate Finance.

Opinion of Marshall Edwards’ Financial Advisor

The special committee of the Marshall Edwards board of directors engaged Oracle to act as its financial advisor in connection with the proposed acquisition of the Isoflavone-related Assets and termination of the licensing agreements previously established between Marshall Edwards and Novogen regarding the Isoflavone-related Assets (the “License Agreements”) (collectively, the “Purchased Items”) in exchange for 1,000 shares of Series A Convertible Preferred Stock of Marshall Edwards according to the Asset Purchase Agreement, and to render an opinion as to whether the Isoflavone Transaction was fair from a financial point of view to the holders of Marshall Edwards common stock (excluding Novogen) and to Marshall Edwards (excluding Novogen).

On December 21, 2010, Oracle delivered to the Marshall Edwards special committee its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated December 21, 2010, to the effect that, as of that date and based upon and subject to the various assumptions made, matters considered, and limitations set forth in its written opinion, the Isoflavone Transaction was fair, from a financial point of view, to the holders of Marshall Edwards common stock (excluding Novogen) and to Marshall Edwards (excluding Novogen). A copy of Oracle’s written opinion is attached to this document as Annex D.

Oracle’s written opinion sets forth the assumptions made, matters considered, and limitations on the scope of review undertaken by Oracle. Each holder of Marshall Edwards common stock is encouraged to read Oracle’s opinion in its entirety. Oracle’s opinion was intended for the use and benefit of the Marshall Edwards special committee, does not address the merits of the underlying decision by Marshall Edwards to enter into the Isoflavone Transaction, and does not constitute a recommendation to any Marshall Edwards stockholder as to how that stockholder should vote on, or take any action with respect to, the Isoflavone Transaction or any related matter. Additionally, Oracle expresses no opinion as to the prices at which the shares of common stock of either Marshall Edwards or Novogen will trade following the announcement or consummation of the Isoflavone Transaction. This summary of Oracle’s opinion is qualified in its entirety by reference to the full text of the opinion attached to this document as Annex D.

In preparing its opinion to the Marshall Edwards special committee, Oracle performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Oracle’s opinion or the oral presentation made by Oracle to the Marshall Edwards special committee. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Oracle did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Oracle believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

In arriving at its opinion, Oracle has, among other things:

•	Reviewed an unexecuted and undated version of the asset purchase agreement received on December 21, 2010;

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Held discussions with Marshall Edwards’ management and legal advisors regarding the Isoflavone Transaction, the Isoflavone-related Assets, the License Agreements, the Series A Convertible Preferred Stock, and the asset purchase agreement;

•	Reviewed certain publicly available financial statements and other business and financial information of Marshall Edwards and Novogen;

•	Reviewed certain internal financial statements and other financial and operating data concerning Marshall Edwards and Novogen;

•	Reviewed certain financial projections related to the Isoflavone-related Assets as prepared by the management of Marshall Edwards;

•	Reviewed the publicly available terms and conditions of the License Agreements;

•	Discussed the ability and feasibility of recreating the Isoflavone-related Assets with Marshall Edwards management and the costs and limitations associated therewith;

•	Reviewed the financial terms and conditions of certain publicly available licensing agreements;

•	Reviewed the current and historical market capitalizations of Marshall Edwards and Novogen;

•	Reviewed the financial performance, other operating data, and estimated market values of certain publicly-traded guideline companies;

•	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions;

•	Reviewed the characteristics of the Series A Convertible Preferred Stock as set forth in the asset purchase agreement and the option payment feature available to Marshall Edwards;

•	Discussed the past, present, and future expectations of Marshall Edwards’ operations and financial condition, and the impact the Purchased Items may or may not have on Marshall Edwards;

•	Discussed the future expectations of Marshall Edwards subject to the termination of the asset purchase agreement; and

•	Performed such other analyses, reviewed such other information, and considered such other factors as Oracle has deemed appropriate.

For the purpose of issuing its opinion, Oracle assumed and relied upon, with Marshall Edwards’ consent and without independent verification, the accuracy and completeness of all information provided to or obtained by Oracle, whether obtained from public or private sources, including Marshall Edwards and Novogen. Oracle does not assume any responsibility nor offer any opinion on the accuracy or completeness of any information provided by or on behalf of Marshall Edwards or Novogen or any other information regarding the Isoflavone Transaction that was provided or otherwise made available to Oracle. Oracle’s opinion assumes that the forecasts prepared by Marshall Edwards management, as referred to above, represented reasonable operating goals, taking into account all information known by management at the time such forecasts were prepared and therefore, Oracle offers no opinion on such forecasts. Oracle has relied upon, with Marshall Edwards’ consent and without independent verification, Marshall Edwards management’s assessment of the products and product candidates relating to the Isoflavone-related Assets and the risks associated with such products and product candidates, including, among other things, and without limitation, the expected strategic, financial, and other benefits to be received, the potential impact of alternative drug competition, the terms and conditions of hypothetical licensing agreements, the attainment of certain intellectual property protection, the probability of successful clinical testing, the probability of gaining approval by an appropriate governmental authority, and the timing of such clinical testing and government approval.

Oracle assumed that, in all respects material to its analysis, (i) the representations and warranties of each party (Marshall Edwards and Novogen, respectively) contained in the asset purchase agreement are true and correct, (ii) that each party will perform all of the covenants and agreements required to be performed pursuant to the asset purchase agreement, and (iii) that the Isoflavone Transaction will be consummated in accordance with the terms set forth in the asset purchase agreement without any waiver, amendment, or delay of any terms or conditions. In addition, Oracle assumed that in connection with the receipt of all the necessary governmental, regulatory, or other approvals and consents required for the Isoflavone Transaction, no delays, limitations, conditions, or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Isoflavone Transaction by Marshall Edwards (excluding Novogen) or the holders of Marshall Edwards common stock (excluding Novogen).

Oracle has not made or assumed any responsibility for making any independent valuation or appraisal or physical inspection of the assets or liabilities purchased or assumed pursuant to the Isoflavone Transaction, nor has Oracle been furnished with any such appraisals. Oracle’s opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Oracle as of, December 21, 2010. Events or developments occurring subsequent to that date may affect the conclusions expressed in Oracle’s opinion and the assumptions used in preparing it, and Oracle does not assume any obligation or responsibility for advising any person or entity of any change in any matter affecting its opinion or for updating, revising, or reaffirming its opinion based on circumstances or events occurring after December 21, 2010.

Oracle has not been asked to opine on, and expresses no opinion with respect to, any matter other than the fairness to Marshall Edwards (other than Novogen) and the holders of Marshall Edwards common stock (other than Novogen), from a financial point of view, of the Isoflavone Transaction. Oracle does not express any view on, and its opinion does not address, the fairness of the Isoflavone Transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors, or other constituencies of Marshall Edwards or Novogen, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of Marshall Edwards or Novogen. In arriving at its opinion, Oracle was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of any or all shares of Marshall Edwards common stock or Novogen common stock, business combination, or any other extraordinary transaction involving Marshall Edwards or Novogen. Oracle’s opinion does not constitute a recommendation to any holder of shares of Marshall Edwards common stock as to how such holder should vote or act in respect of the Isoflavone Transaction. In its opinion, Oracle noted that it is not a legal, tax, accounting, or regulatory advisor, but rather is a financial advisor only and has relied upon, without independent verification, the assessment of Marshall Edwards and its legal, tax, accounting, or regulatory advisors with respect to legal, tax, accounting, or regulatory matters.

The following is a summary of the material financial analyses performed by Oracle to arrive at its opinion. Oracle performed certain procedures, including the analyses described below, and reviewed with Marshall Edwards management the assumptions on which such analyses were based.

Income Approach: Discounted Cash Flow Analysis – Isoflavone-related Assets

Oracle performed discounted cash flow (“DCF”) analyses related to the Isoflavone-related Assets in order to estimate a range of potential future cash flows related to the Isoflavone-related Assets. A DCF analysis is a traditional method of analyzing an asset by estimating the asset’s expected economic income stream and taking into consideration the time value of money. The economic income stream can be any economic benefit, such as net income, net cash flow, or revenue. An appropriate rate of return is then calculated based on the asset’s specific characteristics and this rate of return is applied to the economic income stream to determine the present value of the asset.

Oracle based its DCF analyses of the Isoflavone-related Assets on certain assumptions provided by Marshall Edwards management. The Isoflavone-related Assets assumptions provided to Oracle were primarily based on two scenarios. The first scenario estimated the cash flows related to the Isoflavone-related Assets with Marshall

Edwards bringing the Isoflavone-related Assets through Phase II clinical trials. After Phase II clinical trials, this first scenario then assumed Marshall Edwards would license out the Isoflavone-related Assets to a third-party pharmaceutical company. The second scenario assumed Marshall Edwards would bring the Isoflavone-related Assets through Phase III clinical trials and then license out the Isoflavone-related Assets to a third-party pharmaceutical company. Each scenario utilized a number of assumptions, based on the unique characteristics of each scenario, ranging from revenue estimates, milestone payments, royalty rates, costs and expenses, and certain event dates, and was estimated through the relevant useful life of the Isoflavone-related Assets. Once the Isoflavone-related Assets’s after-tax cash flows were estimated for each scenario, Oracle applied a weighted average cost of capital rate to discount the cash flows to their present values. The weighted average cost of capital rates utilized by Oracle were based on the perceived risk of the Isoflavone-related Assets investment and were calculated using traditional methodology, including the analysis of selected guideline publicly-traded companies. Once the general framework for each scenario was created, Oracle then performed sensitivity analyses on the assumptions utilized to determine various data points that Oracle considered as part of its fairness determination.

Income Approach: Discounted Cash Flow Analysis – License Agreements

Using a DCF methodology similar to what was described under the section titled “Income Approach: Discounted Cash Flow Analysis – Isoflavone-related Assets,” Oracle performed DCF analyses related to the License Agreements in order to estimate what the present value of the expected payments could have been, as detailed in the License Agreements, if the Isoflavone Transaction were not consummated and, instead, Marshall Edwards were to continue operating with the License Agreements in place. Oracle’s DCF analyses related to the License Agreements were used to estimate the present value of the potential costs avoided by Marshall Edwards through the acquisition of the Isoflavone-related Assets and the termination of the License Agreements.

Oracle based its DCF analyses of the License Agreements on certain assumptions provided by Marshall Edwards management and certain data described in Marshall Edwards’ SEC filings. The assumptions provided to Oracle by Marshall Edwards management related to revenue estimates and certain event dates, and were estimated through the expected useful life of the Isoflavone-related Assets. The data utilized by Oracle that was obtained from certain Marshall Edwards’ SEC filings related to the specific terms, payments, payment dates, and royalty rates related to the License Agreements. Oracle estimated the expected payments, by year, from Marshall Edwards to Novogen assuming the License Agreements were to not be terminated, but rather were to continue through the expected useful life of the Isoflavone-related Assets. Once the expected payments related to the License Agreements were estimated, Oracle then applied a weighted average cost of capital rate to discount the expected payments to their present values. The weighted average cost of capital rates utilized by Oracle were based on the perceived risk of the expected payments and were calculated using traditional methodology. Once the general framework for the DCF analyses of the License Agreements was created, Oracle then performed sensitivity analyses on the assumptions utilized to determine various data points that Oracle considered as part of its fairness determination.

Cost Approach: Cost to Recreate Analysis

Oracle performed a cost to recreate analysis for the Isoflavone-related Assets in order to estimate the hypothetical costs required to recreate the Isoflavone-related Assets as it existed at December 21, 2010. This analysis was performed to address the alternative scenario of Marshall Edwards not acquiring the Isoflavone-related Assets, but rather recreating a similar technology. Oracle held discussions with Marshall Edwards management to discuss the possibility of recreating a technology that would be similar to the Isoflavone-related Assets. Although part of the Isoflavone-related Assets is patent protected, or in the process of gaining patent protection, and Marshall Edwards management indicated to Oracle that it would be considerably difficult to work around the patent protection in order to recreate the Isoflavone-related Assets, Oracle made the assumption that it would be possible to work around the patent protection in order to complete this hypothetical analysis. The assumptions utilized in the cost to recreate analysis for the Isoflavone-related Assets were based on representations provided by Marshall Edwards management and included such items as the steps required to recreate the Isoflavone-related Assets, the length of time required to complete each step, the potential costs associated with each step of the process, and other assumptions. The assumptions and process utilized in the cost to recreate analysis, though hypothetical in nature, were based on typical and customary processes employed by biotechnology and pharmaceutical companies in the drug discovery process, and were prepared with a best in class strategy. The range of costs provided by Marshall Edwards management was considered by Oracle as part of its fairness determination.

Market Approach: Guideline Licensing Agreement Analysis

Oracle performed guideline licensing agreement analyses in order to provide an estimated range of data points of the upfront payments and royalty rates associated with licensing agreements where the licensed property was deemed reasonably similar to the Isoflavone-related Assets.

Oracle utilized certain intellectual property databases in its efforts to identify licensing agreements. Oracle attempted to identify licensing agreements where the subject property being licensed had characteristics that were deemed reasonably similar to the Isoflavone-related Assets and where the licensing agreement included an upfront payment. Oracle aggregated the licensing agreements based on the phase of development of the subject property in order to develop an extensive set of data to consider. Once the guideline licensing agreements were selected and aggregated, Oracle then identified the upfront payments, royalty rate range, other payments, number of compounds, and other data, as available. It should be noted that although the proposed Isoflavone Transaction is an asset purchase and does not involve the licensing of any intellectual property, Oracle performed this analysis in order to consider the disclosed upfront payments. Oracle then reviewed the upfront payments associated with each of the selected agreements on a total and per identified compound basis.

Oracle noted that no agreement included in the guideline licensing agreement analysis possessed property that was identical or directly comparable to the Isoflavone-related Assets, and that any analysis of selected licensing agreements necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the upfront values paid, or royalty rates utilized, of the agreements concerned.

Market Approach: Guideline Transactions Analysis

Using a methodology similar to what was described under the section titled “Market Approach Guideline Licensing Agreement Analysis,” Oracle performed a guideline transactions analysis to provide an estimated range of values of acquired companies deemed reasonably similar to a hypothetical company whose only asset was the Isoflavone-related Assets. Oracle selected certain transactions where the target company was deemed to possess technology reasonably similar to the Isoflavone-related Assets.

As part of its guideline transactions analysis, Oracle reviewed the total purchase prices of the selected transactions. Oracle then performed additional research, based on reasonable efforts, to identify the number of compounds each target company had at the date of its acquisition in an effort to determine the implied value per compound. However, at the time Oracle performed its analysis, certain data related to the acquired companies was no longer available. It is important to note that Oracle utilized reasonable efforts in its attempt to identify the number of compounds for each acquired company. Oracle then reviewed the total purchase prices of the selected transactions on a total and per identified compound basis.

Oracle noted that no transaction included in the guideline transactions analysis was identical or directly comparable to a hypothetical company whose only asset was the Isoflavone-related Assets, and that any analysis of selected transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned. Accordingly, mathematical analysis, such as determining the arithmetic mean or median, or the high or low, is not in itself a meaningful method of using guideline transaction data.

Market Approach: Guideline Publicly-Traded Companies Analysis

Oracle performed a guideline publicly-traded companies analysis to provide an estimated range of values of companies that were deemed reasonably similar to a hypothetical company whose only asset was the Isoflavone-related Assets. Oracle selected and analyzed certain publicly-traded companies that were deemed to possess technology reasonably similar to the Isoflavone-related Assets. The guideline publicly-traded companies method is generally used to develop the value of a subject company based on the prices at which the subject company or similar publicly-traded businesses are traded, subject to certain adjustments. It should be noted that although the proposed Isoflavone Transaction is an asset purchase and not the acquisition of a whole company, Oracle performed this analysis in order to glean insight from certain publicly-available market data. Oracle performed this analysis using publicly-available data as of December 14, 2010.

As part of its guideline publicly-traded companies analysis, Oracle reviewed the total invested capital (“TIC”) of the selected companies on a controlling and minority basis. The TICs were calculated by multiplying each company’s stock price as of December 14, 2010 by its shares outstanding, then adding to it any book value of preferred stock, book value of debt, and minority interest. The resulting data was stated on a minority, marketable basis. Oracle also applied a control premium to the selected companies’ stock prices to consider the TICs on a controlling, marketable basis. Oracle then attempted to, based on reasonable efforts, identify the number of compounds each selected company had in its pipeline based on publicly-available data as of December 14, 2010. Oracle then reviewed the TICs of the selected companies on a controlling, marketable basis and a minority, marketable basis, and on a TIC per listed compound basis.

Oracle noted that no company included in the guideline publicly-traded companies analysis was identical to a hypothetical company whose only asset was the Isoflavone-related Assets. In evaluating the selected companies, Oracle made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions, and other matters. Accordingly, mathematical analysis, such as determining the arithmetic mean or median, or the high or low, is not in itself a meaningful method of using guideline company data.

Market Approach: Market Capitalization Analysis

Oracle performed market capitalization analyses of Marshall Edwards and Novogen in order to derive an alternative set of data points related to the Isoflavone-related Assets. Theoretically, since Novogen owns the Isoflavone-related Assets, an approximate 71.3% interest in Marshall Edwards, and miscellaneous other assets prior to the consummation of the Isoflavone Transaction, a hypothetical value of the Isoflavone-related Assets can be estimated by subtracting Novogen’s interest in Marshall Edwards and its miscellaneous other assets from the market capitalization of Novogen. Oracle performed this analysis as of September 7, 2010, one day prior to the announcement of the Isoflavone Transaction and as of December 14, 2010.

Oracle calculated Marshall Edwards’ and Novogen’s market capitalizations as of September 7, 2010 and December 14, 2010, respectively, based on each company’s closing stock price multiplied by each company’s common shares outstanding as of each date, respectively. Because these market capitalizations were calculated on a minority basis, Oracle then added a control premium to reflect the market capitalizations on a controlling basis. The control premiums selected were based on a review of market transactions where the target company was deemed reasonably comparable to Marshall Edwards and Novogen, respectively, and adjusted to reflect the characteristics of the ownership interests under analysis. Next, Oracle subtracted the market capitalization of Marshall Edwards on a controlling basis from the market capitalization of Novogen on a controlling basis as of September 7, 2010 and December 14, 2010, respectively. Subsequently, Oracle subtracted Novogen’s net assets, other than the Isoflavone-related Assets, based on discussions with and information provided by Marshall Edwards management as of each date, respectively. Once the general framework for the market capitalization analyses was developed, Oracle then performed sensitivity analyses on the assumptions utilized to determine various data points that Oracle considered as part of its fairness determination.

Series A Convertible Preferred Stock Analysis

Oracle performed an analysis of the Series A Convertible Preferred Stock being issued by Marshall Edwards to Novogen in exchange for the Purchased Items to understand the potential value of the Series A Convertible Preferred Stock as it relates to the potential value of the Purchased Items. Oracle utilized simulation analyses based on a number of assumptions to derive a range of values of the Series A Convertible Preferred Stock as of December 14, 2010. The assumptions utilized by Oracle were based on discussions with Marshall Edwards management and market research, and included such items as volatility, market pricing data, a discount rate, a risk-free interest rate, conversion prices of the Series A Convertible Preferred Stock into Marshall Edwards common stock, and a series of certain events occurring along with respective timing and probability assumptions. Oracle performed approximately five million simulations on the Series A Convertible Preferred Stock to estimate a range of values of the Series A Convertible Preferred Stock on a marketable basis. Additionally, since there is a holding period associated with the Series A Convertible Preferred Stock according to the asset purchase agreement, Oracle applied a lack of marketability discount based on the characteristics of the holding period and the Series A Convertible Preferred Stock. Once the general framework for the Series A Convertible Preferred Stock analysis was developed, Oracle then performed sensitivity analyses on the assumptions utilized to determine various data points that Oracle considered as part of its fairness determination.

Summary

Throughout the analysis process and as a result of the large number of assumptions utilized, Oracle performed sensitivity analyses on each of the methodologies discussed above to derive a range of data points that Oracle then considered in its fairness determination. Given the preclinical nature of the Isoflavone-related Assets, and other factors, any projected revenues, expenses, payments, event dates, profits, and other assumptions are highly speculative and the realization of any of these assumptions may be materially different that what was estimated. Based on the various methodologies employed and the various assumptions utilized by Oracle, which were based on data provided by Marshall Edwards management and other sources, Oracle derived a set of data points for the Isoflavone-related Assets ranging from approximately $1.0 million to approximately $50.0 million. Subsequently, based on certain qualitative factors, quantitative factors, the removal of outlier data points, and Oracle’s professional judgment and significant experience analyzing intellectual property similar to the subject Isoflavone-related Assets acquired, Oracle determined $5.0 million to $10.0 million was a reasonable range of data points for the Isoflavone-related Assets as of December 21, 2010. Additionally, based on the various assumptions utilized by Oracle Capital, which were based on data provided by Marshall Edwards management and other sources, Oracle Capital derived a set of data points for the Preferred Stock ranging from approximately $3.0 million to approximately $5.0 million, which was determined reasonable for the Preferred Stock as of December 21, 2010.

General

In conducting its analyses and arriving at its opinion, Oracle utilized a variety of generally accepted analytical methods. The analyses were prepared for the purpose of enabling Oracle to provide its opinion to the Marshall Edwards special committee as to the fairness, from a financial point view, to the holders of Marshall Edwards common stock (excluding Novogen) and to Marshall Edwards (excluding Novogen) regarding the Purchased Items to be received by Marshall Edwards in the Isoflavone Transaction in exchange for the Series A Convertible Preferred Stock pursuant to the asset purchase agreement. Oracle’s analyses do not purport to be appraisals or necessarily to reflect the prices at which businesses, securities, or assets actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Oracle made, and was provided by the management of Marshall Edwards with, numerous assumptions with respect to industry performance, general business and economic conditions, future expectations, and other matters, many of which are beyond the control of Oracle, Marshall Edwards, or Novogen. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses, securities, or assets do not purport to be appraisals or to reflect the prices at which such businesses, securities, or assets might actually be sold. Because such analyses are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of Marshall Edwards, Novogen, and their respective advisors, neither Marshall Edwards nor Oracle nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Oracle’s opinion has been approved by a fairness committee of Oracle professionals in accordance with its customary practice.

In addition, the Oracle opinion was among several factors taken into consideration by the Marshall Edwards special committee in making its determination to approve the Isoflavone Transaction and the asset purchase agreement. Consequently, Oracle’s analyses should not be viewed as determinative of the decision of the Marshall Edwards special committee with respect to the fairness, from a financial point view, to the holders of Marshall Edwards common stock (excluding Novogen) and to Marshall Edwards (excluding Novogen) regarding the Purchased Items to be received by Marshall Edwards in the Isoflavone Transaction in exchange for the Series A Convertible Preferred Stock pursuant to the asset purchase agreement.

The Marshall Edwards special committee selected Oracle to render a fairness opinion as a result of Oracle’s experience in transactions similar to the Isoflavone Transaction. As part of its business, Oracle is continually engaged in the valuation of businesses, securities, and assets in connection with mergers and acquisitions, leveraged buyouts, and valuations for corporate and other purposes. During the two years preceding the date of the Isoflavone Transaction, Oracle has not performed any financial advisory services or received any compensation from either Marshall Edwards or Novogen (other than the services related to this opinion).

Oracle acted as financial advisor to the Marshall Edwards special committee in connection with the Isoflavone Transaction and has received a fee from Marshall Edwards for its services pursuant to an engagement agreement dated as of September 9, 2010. This opinion fee is not contingent upon the consummation of the Isoflavone Transaction. Marshall Edwards has also agreed to reimburse Oracle for its reasonable expenses, including attorneys’ fees and other costs. In addition, Marshall Edwards has agreed to indemnify Oracle and its affiliates, their respective directors, officers, agents, and employees against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Oracle’s engagement.

Interests of Certain Directors, Officers and Affiliates of Novogen and Marshall Edwards

In considering the recommendation of Novogen’ board of directors with respect to the Isoflavone Transaction, you should be aware that some of Novogen’s directors and executive officers have certain interests in the Isoflavone Transaction that may differ from the interests of Novogen’s stockholders generally. Novogen’s board of directors was aware of these interests and considered them, among other factors, in approving and recommending the Isoflavone Transaction.

Novogen is the majority stockholder of Marshall Edwards, owning approximately 71.3% of Marshall Edwards’ outstanding common stock as of December 31, 2010. Marshall Edwards formed a special committee comprised of independent members of its board of directors to negotiate the Asset Purchase Agreement and the transactions contemplated thereby. Novogen and Marshall Edwards have entered into various license agreements, including in respect of the Isoflavone-related Assets, which will be terminated upon consummation of the Isoflavone Transaction as described elsewhere in this document.

William D. Rueckert, who has been a member of Novogen’s board of directors since March 2009 and was elected Chairman effective October 18, 2010, has been nominated by the Marshall Edwards Board of Directors to serve as a director of Marshall Edwards. The nomination of Mr. Rueckert to the Marshall Edwards Board of Directors will be voted upon by the stockholders of Marshall Edwards at its Annual Meeting at which the transactions contemplated by the Asset Purchase Agreement will also be considered. Mr. Rueckert’s nomination is not a term of or condition to the Asset Purchase Agreement or otherwise contemplated thereby. Mr Rueckert was previously a director of Marshall Edwards between March 2007 and March 2009. As of December 31, 2010,

Mr. Rueckert owned 2,085 shares of Marshall Edwards common stock, representing less than 1% of the outstanding shares, and 5,000 ordinary shares of Novogen, representing less than 1% of the outstanding shares.

As of December 31, 2010, Josiah Austin, who is a member of the Novogen Board of Directors, held, through El Coronado Holdings, LLC, (i) 380,684, or approximately 5.2%, of the outstanding shares of common stock of Marshall Edwards, as well as warrants currently exercisable for 28,000 shares of common stock, and (ii) 20,318,053, or approximately 20%, of the outstanding ordinary shares of Novogen.

Closing of the Proposed Isoflavone Transaction

The proposed Isoflavone Transaction is expected to be consummated following the satisfaction or waiver of all of the conditions to each party’s obligations under the Asset Purchase Agreement. It is anticipated that the Isoflavone Transaction will be consummated after the respective shareholder meetings of Novogen and Marshall Edwards in the first calendar quarter of 2011.

Certain Tax Consequences to Shareholders

The Isoflavone Transaction in itself should not have Australian or U.S. federal income tax consequences for shareholders of Novogen and Marshall Edwards. A subsequent distribution by Novogen of Marshall Edwards securities held by Novogen, including the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock to be issued in the Isoflavone Transaction, may have consequences to both shareholders of Novogen that are subject to U.S. federal income tax and those subject to Australian income tax. The tax treatment of such a distribution would depend on the form of such distribution, Novogen’s circumstances and the Novogen shareholder’s own tax circumstances. In general, however, such a distribution is likely to be treated for U.S. federal income tax and Australian income tax purposes in the same manner as a distribution of cash, reflecting the then-value of such Marshall Edwards securities, to such holders. As discussed above, there is no current commitment to make any such distribution of Marshall Edwards securities to Novogen’s shareholders and such distribution may never occur.

Anticipated Accounting Treatment

The Isoflavone Transaction is between entities under common control. Accordingly, Marshall Edwards will record the assets and liabilities acquired as a result of the Isoflavone Transaction at their historical carrying amounts, as originally recorded by Novogen, which were zero ($0).

No Regulatory Approval Required for the Isoflavone Transaction

Novogen and Marshall Edwards are not aware of any governmental or regulatory approval required for completion of the Isoflavone Transaction, other than the effectiveness of the registration statement of which this document is a part, compliance with applicable corporate laws of Australia with respect to Novogen and the State of Delaware with respect to Marshall Edwards, and compliance with state securities laws. If any governmental approvals or actions are required, Novogen and Marshall Edwards intend to try to obtain them. Novogen and Marshall Edwards cannot assure you, however, that they will be able to obtain any such approvals or actions.

No Appraisal Rights in Connection with the Isoflavone Transaction

Appraisal rights are not available to either Novogen or Marshall Edwards shareholders in connection with the Isoflavone Transaction or any of the other proposals to be considered at the respective meetings of stockholders described in this document.

THE ASSET PURCHASE AGREEMENT

The following is a summary of the material terms of the Asset Purchase Agreement. A copy of the Asset Purchase Agreement is attached as Annex A to this document and is incorporated by reference into this document. The Asset Purchase Agreement has been attached to this document to provide you with information regarding its terms. It is not intended to provide any other factual information about Marshall Edwards or Novogen. The following description does not purport to describe all of the terms and conditions of the Asset Purchase Agreement and is qualified in its entirety by reference to the Asset Purchase Agreement. You should read the Asset Purchase Agreement in its entirety because it is the legal document that governs the terms and conditions of the proposed Isoflavone Transaction and issuance of Marshall Edwards Series A Convertible Preferred Stock.

Overview

On December 21, 2010 Marshall Edwards entered into an Asset Purchase Agreement with Novogen and Novogen Research Pty Limited, a wholly-owned subsidiary of Novogen (the “Seller”), in connection with the proposed Isoflavone Transaction. Under the terms of the Asset Purchase Agreement, the Isoflavone-related Assets will include the following:

•

all national, regional and international patents and patent applications related to Novogen’s isoflavone technology, as well as any patents and patent applications filed, issuing on or claiming priority to such patents and patent applications, and all reissues, re-examinations, divisionals, renewals, extensions, continuations and continuations-in-part of any such patents;

•	technical, scientific and other know-how and information, including trade secrets, regarding Novogen’s isoflavone technology;

•	compounds developed by Novogen related to isoflavones and technical specifications regarding their structure and manufacture;

•	books and records generated by Novogen in connection with the development of intellectual property related to its isoflavone technology being acquired;

•

applications, registrations and authorizations (including supporting files, data and correspondence) submitted to pharmaceutical regulatory agencies regarding therapeutic applications of Novogen’s isoflavone technology;

•	specified agreements and all of its rights pursuant to such agreements.

Marshall Edwards will not acquire certain specified patents related to soy and red clover products developed by Novogen and related to isoflavones.

Under the terms of the Asset Purchase Agreement, Marshall Edwards will assume certain liabilities of Novogen that are related to the Isoflavone-related Assets described above. Marshall Edwards will only be assuming liabilities, obligations, and commitments arising after the closing under or in connection with the Isoflavone-related Assets (and excluding any arising from any action of Novogen taken on or prior to closing).

Purchase Price

In connection with acquiring the Isoflavone-related Assets, Marshall Edwards will issue to Novogen 1,000 shares of Marshall Edwards Series A Convertible Preferred Stock and will assume the liabilities related to the Isoflavone-related Assets as described above. Each share of the Series A Convertible Preferred Stock issuable pursuant to the Asset Purchase Agreement will be convertible, without the payment of additional consideration by the holder thereof, into 4,827 shares of Common Stock. In the event a Phase II clinical trial involving any of the isoflavone technology acquired by Marshall Edwards pursuant to the Asset Purchase Agreement has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving the such technology, whichever is earlier, each share of the Series A Convertible Preferred Stock not already converted may be converted into 9,654 shares of Common Stock.

Marshall Edwards will have an option to purchase, in a single transaction, all of the unconverted Series A Convertible Preferred Stock for an aggregate exercise price of $12,000,000 in cash for all of the Series A Convertible Preferred Stock and, where a portion of the Series A Convertible Preferred Stock has been converted, the exercise price shall be pro-rated. Upon the earlier of (i) the fifth anniversary of the closing of the Isoflavone Transaction and (ii) a “change in control”, as defined in the Asset Purchase Agreement, of Novogen, all unconverted Series A Convertible Preferred Stock will automatically convert into Common Stock in accordance with the applicable conversion ratio.

Without the prior written consent of Marshall Edwards, Novogen will not be permitted, directly or indirectly, to transfer, sell, assign, pledge, lend, convey, hypothecate or otherwise encumber or dispose of (“Transfer”) any Series A Convertible Preferred Stock. In addition, until June 30, 2011, without the prior written consent of Marshall Edwards, Novogen will not be permitted, directly or indirectly, to Transfer any shares of the Common Stock issued to Novogen upon conversion of the Series A Convertible Preferred Stock.

Holders of the Series A Convertible Preferred Stock will not be entitled to receive any dividend or other similar distributions, except in the event that Marshall Edwards’ board of directors or any duly authorized committee thereof declares and authorizes a special dividend or distribution on any shares of Series A Convertible Preferred Stock.

Holders of the Series A Convertible Preferred Stock will not be entitled to vote any shares of Series A Convertible Preferred Stock. The holders of the Series A Convertible Preferred Stock will not have any rights of preemption, except as Marshall Edwards may otherwise agree in writing.

Conditions to Completion of the Isoflavone Transaction

Marshall Edwards’ Conditions

Marshall Edwards’ obligation to complete the Isoflavone Transaction is subject to several conditions, including the following:

•	the accuracy of all of Novogen’s representations and warranties contained in the Asset Purchase Agreement;

•

Novogen’s performance of all of Novogen’s covenants and obligations under the Asset Purchase Agreement to be performed or complied with by Novogen prior to the completion of the Isoflavone Transaction;

•	delivery to Marshall Edwards by Novogen of a certificate executed by an authorized officer of Novogen to the effect that each of the foregoing conditions has been satisfied; and

•	Novogen having wired $50,000 to Marshall Edwards to cover fees associated with effecting transfers on the public record of intellectual property listed in Novogen’s name to Marshall Edwards.

Novogen’s Conditions

Novogen’s obligation to complete the Isoflavone Transaction is subject to several conditions, including the following conditions:

•	the accuracy of all of Marshall Edwards’s representations and warranties contained in the Asset Purchase Agreement; and

•

Marshall Edwards’s performance in all material respects of all of its covenants and obligations under the Asset Purchase Agreement to be performed or complied with by Marshall Edwards prior to the completion of the Isoflavone Transaction.

Conditions to Both Parties’ Obligations

In addition to the conditions listed above, the obligations of both Marshall Edwards and Novogen to complete the Isoflavone Transaction are subject to the following conditions:

•

the absence of any law, rule, regulation, judgment, decree, award, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Isoflavone Transaction illegal or otherwise prohibiting the completion of the Isoflavone Transaction;

•	the affirmative vote of the holders of a majority of the votes represented by the ordinary shares of Novogen entitled to be cast at an extraordinary general meeting to approve the asset sale; and

•

both the affirmative vote of the holders of a majority of the votes (including those of Novogen) represented by the shares of Marshall Edwards common stock entitled to be cast at a meeting of stockholders to approve the asset sale and the affirmative vote of the majority of all shares entitled to vote (other than Novogen).

Covenants

Under the terms of the Asset Purchase Agreement, Novogen has agreed that, at all times prior to the completion of the Isoflavone Transaction, Novogen will:

•	use its commercially reasonable efforts, and do all things necessary, proper, or advisable, to complete the transactions contemplated by the Asset Purchase Agreement;

•	use its commercially reasonable efforts to obtain all required authorizations, consents, orders and approvals from governmental entities;

•

take certain actions during the 180 day period following the closing date to transfer to Marshall Edwards any patent identified by Marshall Edwards as related to the purchased isoflavone technology (but not made part of the asst purchase) and transfer such patents to Marshall Edwards;

•	file tax returns and make property tax payments with respect to periods prior to the closing;

•	maintain the confidentiality of information regarding the isoflavone technology;

•

not transfer, sell, assign, pledge or otherwise encumber or dispose of any of the Series A Convertible Preferred Stock at any time or do so with respect to any Common Stock the Series A Convertible Preferred Stock is converted prior to June 30, 2011;

•	reimburse Marshall Edwards up to $150,000 for all amounts above $37,000 incurred by Marshall Edwards in connection with preparing this document;

•

terminate certain license agreements between Marshall Edwards and Novogen currently licensing to Marshall Edwards isoflavone technology being acquired by Marshall Edwards pursuant to the Asset Purchase Agreement; and

•

hold any non-transferable assets in trust for the benefit of Marshall Edwards if consent to the transfer is not obtained and use commercially reasonable efforts to obtain consents and approvals and take actions reasonably requested by Marshall Edwards in connection therewith.

•	Novogen has also agreed that, at all times prior to the completion of the Isoflavone Transaction, Novogen will not:

•	sell, lease, license, mortgage, pledge or allow any lien on any of the Isoflavone-related Assets;

•	incur, assume or guaranty any liabilities or obligations that would constitute an assumed liability of Marshall Edwards;

•	fail to maintain any registered intellectual property included in the purchased asset;

•	terminate or amend any transferred agreement; or

•	agree to take any of the foregoing actions.

Non-Compete

Under the Asset Purchase Agreement, Novogen and Novogen Research Pty Ltd have agreed that, for a period commencing on the closing date of the Isoflavone Transaction and ending on the fifth anniversary thereof, neither Novogen and Novogen Research Pty Ltd nor any of their respective affiliates (now existing or hereafter incorporated, formed or otherwise organized) will, directly or indirectly, for any reason whatsoever, either individually or as a member, shareholder, partner, agent or principal of another business firm (unless acting pursuant hereto or with the prior written consent of Marshall Edwards which consent may be withheld in Marshall Edwards’ sole discretion) (i) directly or indirectly, exploit in the Territory any Compounds (defined as any small molecule drug, therapeutic protein (including antibody) or other composition of matter that has activity (whether as an agonist, antagonist, modulator or otherwise) relating to the Isoflavone-related Assets), or any improvements thereto or derivatives thereof, as applicable, or any pharmaceutical product containing any of the foregoing as an active ingredient that has therapeutic, prophylactic or diagnostic activity in the field, or (ii) license or authorize any other person to do the same.

Expenses and Reimbursement

Under the terms of the Asset Purchase Agreement, Novogen has agreed to reimburse Marshall Edwards up to $150,000 for all amounts above $37,000 incurred by Marshall Edwards in connection with the preparation and filing of this document, including registration and filing fees, printing expenses, communications and delivery expenses, and fees and disbursements of Marshall Edwards’ counsel and other persons retained by Marshall Edwards in connection with the preparation and filing of this document.

Except for the reimbursement by Novogen for costs associated with the preparation and filing of the Form S-4 Registration Statement, of which this document forms a part, and the amount payable at closing by Novogen to Marshall Edwards to cover patent recordation fees, Marshall Edwards and Novogen are each responsible for their own respective costs and expenses incurred by them in connection with the Isoflavone Transaction. However, the parties have agreed that Marshall Edwards will be responsible for any transfer taxes that are payable in connection with the Isoflavone Transaction.

Representations and Warranties

Under the Asset Purchase Agreement, Novogen made certain customary representations and warranties to Marshall Edwards, including representations and warranties related to:

•	Novogen’s valid organization and existence and corporate authority to enter into the Asset Purchase Agreement;

•

absence of any conflict with or violation of Novogen’s organizational documents; absence of any requirement for any filing with, or permit, authorization, consent, or approval of, any governmental entity; and absence of any conflict with, or breach, default, acceleration of, obligations, termination rights, consent requirement, or modification or waiver of any agreement resulting from the asset sale;

•

Novogen’s ownership of intellectual property rights and technology included in the Isoflavone-related Assets, the validity and status of intellectual property owned by or licensed to Novogen, and the compliance of such assets with applicable legal requirements;

•	transferability of intellectual property;

•	status of the transferred agreements and absence of any breach and notices under such agreements;

•

absence of litigation, proceedings, decrees, orders, judgments, infringement, licenses, assignments and other encumbrances in connection with the Isoflavone-related Assets, including the absence of any infringement actions or facts and circumstances constituting infringement related to the intellectual property being acquired; and

•	certain tax matters relating to the Isoflavone-related Assets.

Under the Asset Purchase Agreement, Marshall Edwards made certain customary representations and warranties to Novogen, including representations and warranties regarding the authorizations and issuance of the Series A Convertible Preferred Stock.

This description of the representations and warranties is included to provide investors with information regarding the terms of the Asset Purchase Agreement. It is not intended to provide any other factual information about Novogen or Marshall Edwards. The assertions embodied in the representations and warranties are subject to qualifications and exceptions. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise

Indemnification

Novogen’s Indemnification Obligations

Under the terms of the Asset Purchase Agreement, Novogen has agreed to indemnify Marshall Edwards and its affiliates, and their respective officers, directors, stockholders, employees, representatives and agents from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) incurred or paid by Marshall Edwards, or any such other party, to the extent arising by reason of or resulting from:

•	any breach of any of Novogen’s representations or warranties in the Asset Purchase Agreement;

•	any breach or failure by Novogen to perform or comply with any of Novogen’s covenants or agreements in the Asset Purchase Agreement or the ancillary agreements to the Asset Purchase Agreement; and

•	one of the excluded liabilities or excluded liabilities.

However, with respect to a breach of a representation or warranty contained in the Asset Purchase Agreement, Novogen is not required to indemnify Marshall Edwards or any other indemnified party described above until such damages exceed $250,000. Novogen is not required to indemnify Marshall Edwards for any damages arising out of any breaches of representations and warranties after June 30, 2011 or in respect of any damages for breaches of representations and warranties in excess of $4,000,000. Marshall Edwards’ sole source of recovery in respect of any indemnification is the return of the Series A Convertible Preferred Stock (the Series A Convertible Preferred Stock being valued at $0.8286 per share of common stock issuable upon conversion for this purpose).

Marshall Edwards’s Indemnification Obligations

Under the terms of the Asset Purchase Agreement, Marshall Edwards has agreed to indemnify Novogen and its affiliates, and their respective officers, directors, stockholders, employees, representatives and agents, from and against all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) incurred or paid by Novogen, or any such other party, to the extent arising by reason of or resulting from:

•	any breach of any of Marshall Edwards’s representations or warranties in the Asset Purchase Agreement;

•

any breach or failure by Marshall Edwards to perform or comply with any of Marshall Edwards’s covenants or agreements in the Asset Purchase Agreement or the ancillary agreements to the Asset Purchase Agreement;

•

any failure of Marshall Edwards to pay, perform or otherwise discharge from and against any and all losses to the extent the losses are one of the assumed liabilities, arise by reason of or result from all obligations, responsibilities and liabilities, known or unknown, absolute or contingent, with respect to the transferred assets, the basis of which arises or accrues on or after the closing date; and

•	any liability assumed by Marshall Edwards.

Marshall Edwards’ indemnification obligations are subject to the same limits described above and applicable to Novogen’s indemnification obligations.

In the event Marshall Edwards has a claim for indemnification under the Asset Purchase Agreement, Novogen is required to return that amount of the Series A Convertible Preferred Stock issued to it as consideration of the transaction (or any Common Stock that such Series A Convertible Preferred Stock has been converted to), with a value equal to the amount of Marshall Edwards’ claim and determined on an as-converted basis using the applicable conversion price for the Series A Convertible Preferred Stock.

In the event of any dispute under the Asset Purchase Agreement, Marshall Edwards and Novogen are obligated to have a senior officer of each negotiate in good faith a resolution of such dispute and, where that does not resolve such dispute, seeking arbitration with the American Arbitration Association.

Termination

The Asset Purchase Agreement may be terminated at any time prior to the closing date:

•	by mutual written consent of the parties;

•

by Marshall Edwards, if Novogen is in material breach of any representation, warranty or covenant in the Asset Purchase Agreement and has not cured such breach within ten days of receiving written notice of the breach;

•

by Novogen, if Marshall Edwards is in material breach of any representation, warranty or covenant in the Asset Purchase Agreement and has not cured such breach within ten days of receiving written notice of the breach;

•

by either party upon written notice to the other party if the closing has not occurred on or prior to March 31, 2011, unless such party’s breach was the cause of or resulted in the failure of the closing to occur on or before such date;

•

by either party if a governmental entity has issued an order, decree or ruling; has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, order or award; or taken any other action (or failed to take an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Asset Purchase Agreement, if the order, decree, ruling or other action is final and nonappealable;

•	by either party if Novogen’s stockholders do not approve the Isoflavone Transaction at the extraordinary general meeting; or

•	by either party if Marshall Edwards’ stockholders do not approve the Isoflavone Transaction at its meeting of stockholders.

AGREEMENTS RELATED TO THE ASSET PURCHASE AGREEMENT

Voting Agreement

On December 21, 2010, Marshall Edwards and Novogen entered into the Voting Agreement, pursuant to which Novogen agreed to vote its shares of Marshall Edwards common stock in favor of approval of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. Immediately after the execution of the Asset Purchase Agreement, pursuant to the terms of the Voting Agreement, Novogen, in its capacity as majority stockholder of Marshall Edwards, executed a written consent approving the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. In addition to this approval, the Isoflavone Transaction cannot be completed without (i) the approval of the holders of a majority of the shares of Marshall Edwards’ common stock, other than shares held by Novogen, entitled to vote and (ii) the approval of the stockholders of Novogen.

In addition to such approval, under the Voting Agreement Novogen has agreed to appear at any meeting of stockholders of Marshall Edwards or otherwise cause the shares of Marshall Edwards stock beneficially owned by Novogen to be counted as present thereat for purposes of calculating a quorum and to vote against any other action that is intended or could prevent, impede, or, in any material respect, interfere with, delay the transactions contemplated by the Asset Purchase Agreement.

The Voting Agreement will terminate automatically, without any action on the part of any party thereto, upon the earlier to occur of (a) the closing date for the Isoflavone Transaction and (b) the termination of the Asset Purchase Agreement pursuant to Section 8.1 of the Asset Purchase Agreement.

Termination of License Agreements

Pursuant to the Asset Purchase Agreement, Novogen, Novogen’s wholly-owned subsidiary, Novogen Research Pty Limited, and Marshall Edwards have agreed to terminate, effective upon consummation of the Isoflavone Transaction, each of the following agreements, along with any other agreements relating thereto, with respect to the Isoflavone-related Assets:

•	the Phenoxodiol License Agreement;

•	the NV-196 and NV-143 License Agreement; and

•	the “NV-128 License Agreement.

Subsequent to the date of the Asset Purchase Agreement, Novogen, Marshall Edwards and MEPL agreed to terminate the Services Agreement effective December 31, 2010.

Marshall Edwards has made various payments under these agreements to Novogen, as set forth in the section of this document entitled “Certain Transactions and Related Party Transactions” and, for the interim period ended September 30, 2010 and the three years ended June 30, 2010, as set forth in Marshall Edwards consolidated financial statements included elsewhere herein.

DESCRIPTION OF MARSHALL EDWARDS’ BUSINESS

Overview of Marshall Edwards’ Business

Marshall Edwards is a development stage oncology company incorporated in December 2000 as a wholly-owned subsidiary of Novogen Limited. Marshall Edwards’ common stock is listed on the Nasdaq Global Market under the symbol “MSHL”. As of the date of this document, Novogen owns approximately 71.3% of the outstanding shares of Marshall Edwards’ common stock.

Marshall Edwards’ business purpose is the development of drugs for the treatment of cancer. Marshall Edwards is currently focused on the clinical development of its two lead isoflavone based drug candidates which it has licensed from a subsidiary of Novogen. As described below, Marshall Edwards is acquiring the assets which it currently licenses from Novogen in the Isoflavone Transaction. Accordingly, these license agreements, and Marshall Edwards’ other key agreements with Novogen described herein, will be terminated upon consummation of the Isoflavone Transaction.

Marshall Edwards believes that its existing cash balances of approximately $7.5 million as of September 30, 2010 will be sufficient to satisfy its operating plan until early 2012. Changes in Marshall Edwards’ research and development plans or other changes affecting its operating expenses may affect actual future use of existing cash resources. In any event, however, Marshall Edwards will need additional financing to fund its operations in the future including the continued development of its two lead drug candidates. Marshall Edwards intends to pursue capital raising transactions to further develop its drug candidates.

Clinical Product Development Programs

Program 1: NADH Oxidase Inhibitors

Marshall Edwards’ first and most advanced program is a family of compounds that includes Phenoxodiol, a first-generation compound that has been well tolerated in more than 400 patients, and a next-generation compound called NV-143.

First Generation: Phenoxodiol

Phenoxodiol has been administered to more than 400 patients via oral or intravenous routes and appears to be well tolerated with low toxicity. In June 2010, Marshall Edwards unblinded the results of its randomized OVATURE trial of orally administered Phenoxodiol in combination with platinum-based chemotherapy in women with recurrent ovarian cancer. The trial was closed in April 2009 with 142 out of a planned 340 patients enrolled. The final analysis determined that the trial did not show a statistically significant improvement in either its primary (progression-free survival) or secondary (overall survival) endpoints. In this trial, less than 1% of patients (one out of 142) achieved a clinical response in either arm, suggesting that in this patient population, Phenoxodiol does not overcome platinum-resistance when administered orally.

In a comparable Phase II clinical trial of intravenously administered Phenoxodiol in combination with platinum-based chemotherapy in a patient population comparable to that enrolled in the OVATURE study, a clinical response was observed in 30% of patients (six out of 20).

Pharmacokinetic studies suggest that significantly higher levels of active drug are measured when isoflavone compounds are administered intravenously versus the oral route. As a result of these findings, Marshall Edwards intends to pursue the clinical development of its next-generation compounds using an intravenous formulation.

Next Generation: NV-143

NV-143 is the primary metabolite of Triphendiol, a second-generation derivative of Phenoxodiol. Pre-clinical studies show that NV-143 demonstrates enhanced anti-tumor activity against a broad range of tumor cell lines when used alone or in combination with platinum-based chemotherapy when compared to both Phenoxodiol and Triphendiol.

As a result, NV-143 has been selected as the lead product candidate for this program. Marshall Edwards is completing drug manufacturing and non-clinical safety studies of NV-143 and expects to initiate a Phase I safety trial during the first half of 2011, followed immediately thereafter by randomized Phase II studies in combination with chemotherapy.

Program 2: Mitochondrial Inhibitors

Marshall Edwards’ second program is a family of compounds that includes NV-128, a first-generation compound that has shown activity against a broad range of cancer cell lines, and a next-generation compound called NV-344 that appears to be more active than NV-128 in pre-clinical studies.

First Generation: NV-128

NV-128 is an investigational cancer compound which has been shown in pre-clinical laboratory studies to promote cancer cell death by targeting the specific protein regulatory pathway (i.e., AKT-mTOR pathway) in cancer cells that have become resistant to many drugs used to kill cancer cells. Structurally, NV-128 is an analogue of Phenoxodiol, but in contrast uses different molecular mechanisms to promote the death of cancer cells.

In September 2009, Marshall Edwards released data demonstrating that the efficacy of NV-128 in animal xenograft models is achieved without apparent toxicity. NV-128 is a novel mitochondrial inhibitor, capable of inhibiting both mTORC1 and mTORC2 protein regulatory pathways which are suggested to be central to the aberrant proliferative capacity of both mature cancer cells and cancer stem cells. Laboratory data in mice bearing human ovarian cancer xenografts demonstrated that NV-128 may have greater safety than some other mTOR inhibitors. Additional data released reported that NV-128 was judged to be without cardiac toxicity in laboratory studies.

NV-128 has shown activity in pre-clinical models against a broad range of cancers, including KRAS-mutant, Tarceva-resistant non-small cell lung cancer cell lines. Results from an ongoing study conducted in collaboration with Dr. Gil Mor, an oncologist at the Yale School of Medicine, demonstrate that NV-128 is active against all chemotherapy-resistant ovarian tumor cells tested to date.

In November 2010, Dr. Ayesha Alvero from the Department of Obstetrics, Gynecology, and Reproductive Sciences at the Yale School of Medicine presented data from a pre-clinical study of NV-128 demonstrating its ability to induce mitochondrial instability, ultimately leading to cell death in chemotherapy-resistant ovarian cancer stem cells. The data were reported at the 1st World Congress on Targeting Mitochondria in Berlin.

Next Generation: NV-344

Marshall Edwards has identified a possible natural metabolite of NV-128 in a compound it calls NV-344. In preliminary studies, NV-344 has demonstrated more activity against a panel of human tumor cell lines as compared to NV-128. Marshall Edwards is in the process of finalizing its lead identification studies for this program, after which it plans to conduct the necessary animal toxicity studies to initiate a Phase I trial during the second half of 2011.

Corporate Developments

On December 1, 2009, Novogen advised that its Chief Executive Officer and Managing Director Mr. Christopher Naughton ceased his employment, correspondingly Mr. Naughton’s position as Chief Executive Officer of Marshall Edwards also ceased at this time. On February 5, 2010, Mr. Naughton resigned as a director of Marshall Edwards. Novogen’s Chief Financial Officer Mr. David Seaton was appointed acting Chief Executive Officer of the Group and he acted in that capacity until Marshall Edwards’ new Chief Executive Officer, Dr. Daniel P. Gold was appointed President and Chief Executive Officer of Marshall Edwards on April 23, 2010. On April 30, 2010 Dr. Gold was appointed to serve as a member on the Board of Directors of Marshall Edwards.

On June 17, 2010 Marshall Edwards announced the appointment of Thomas Zech as Chief Financial Officer. This appointment was part of the strategic decision to relocate Marshall Edwards’ office and management of the company to the U.S. In addition to the appointment of Marshall Edwards’ new Chief Executive Officer and Chief Financial Officer, Marshall Edwards entered into a lease for a new office located in San Diego and has employed additional administrative staff.

On August 10, 2010, Marshall Edwards announced the appointment of Christine A. White, M.D. to Marshall Edwards’ board of directors. Dr. White replaced Professor Paul J. Nestel, who had served as director since April 2001.

Nasdaq Notifications

In September 2009, Marshall Edwards received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying Marshall Edwards that for the previous 30 consecutive business days the bid price of its common stock closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market under Nasdaq Rule 5450(a)(1). According to Nasdaq’s letter, Marshall Edwards would be afforded a grace period of 180 calendar days, or until March 15, 2010, to regain compliance in accordance with Nasdaq Rule 5810(c)(3)(A). In order to regain compliance, shares of Marshall Edwards’ common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days during the grace period. On March 16, 2010, Marshall Edwards received notice from The Nasdaq Stock Market that Marshall Edwards had not regained compliance and that Marshall Edwards would be suspended from The Nasdaq Global Market on March 25, 2010, unless Marshall Edwards requested a hearing. On March 23, 2010 Marshall Edwards requested a hearing before the Nasdaq Hearings Panel. On March 29, 2010, Marshall Edwards’ stockholders approved an amendment to Marshall Edwards’ Restated Certificate of Incorporation to effect a reverse stock split of Marshall Edwards’ common stock at a 1-for-10 reverse split ratio. The reverse stock split of Marshall Edwards’ outstanding common stock was effected on March 31, 2010 on a 1-for-10 split adjusted basis. Following the reverse stock split, the closing bid price of Marshall Edwards’ common stock closed above the $1.00 minimum requirement for ten consecutive trading days. Marshall Edwards subsequently received notification from The Nasdaq Stock Market that Marshall Edwards had regained compliance with the $1.00 minimum closing bid price in accordance with the Nasdaq Listing Rule 5450(a)(1). The Nasdaq Hearings Listing Qualifications Panel determined to continue the listing of Marshall Edwards’ securities on the Nasdaq Stock Market and, therefore, the hearing before the Hearings Listing Qualifications Panel was canceled. For the purpose of this document, Marshall Edwards has adjusted all share data presented retrospectively to incorporate the 1-for-10 reverse stock split.

On May 18, 2010 Marshall Edwards received a notice from Nasdaq indicating that it failed to comply with the minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5450(b)(1)(A) for continued listing of its common stock on the Nasdaq Global Market because Marshall Edwards’ stockholders’ equity as of March 31, 2010 as set forth in its quarterly report on Form 10-Q for the period ended March 31, 2010 of $9.16 million was below the $10 million minimum stockholders’ equity requirement. The notice also stated Marshall Edwards would be provided 45 calendar days, or until July 2, 2010, to submit a plan to regain compliance.

Marshall Edwards responded to Nasdaq on July 2, 2010. The response included Marshall Edwards’ plans to satisfy the listing requirements with respect to the maintaining a minimum $10 million stockholders’ equity value. Marshall Edwards stated its intention to pursue a capital raising transaction within the time provided by Nasdaq rules if market conditions permit, to further fund development of its product candidates 1) Triphendiol or its primary active metabolite NV-143, a potentially more potent, second generation analogue of Phenoxodiol; and 2) NV-128. In the alternative, Marshall Edwards intends to apply to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. Marshall Edwards believes it currently would be in compliance with the minimum stockholders’ equity requirement and all other criteria that would be applicable for listing on the Nasdaq Capital Market. On August 5, 2010, Marshall Edwards received a notification letter from Nasdaq indicating that, based on its plan, Nasdaq had determined to grant it an extension, through November 15, 2010, to regain compliance with the Rule by establishing stockholders’ equity of at least $10,000,000.

On November 16, 2010, Marshall Edwards received a notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC notifying Marshall Edwards that, based on its continued non-compliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market, as set forth in Listing Rule 5450(b)(1), Marshall Edwards is subject to delisting from The Nasdaq Global Market unless it requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”). Marshall Edwards timely requested a hearing before the Panel. In connection with the hearing, which was held on January 6, 2011, the Panel may grant Marshall Edwards an additional compliance period of up to 180 calendar days from the date of the Nasdaq staff’s determination, or May 16, 2011, to evidence compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Global Market. After consideration of information provided by Marshall Edwards at the Panel meeting, and generally within 30 days, the Panel will issue a written decision.

On July 14, 2010, Marshall Edwards received notice from Nasdaq stating that for the last 30 consecutive business days, the Market Value of Publicly Held Shares closed below the minimum $5 million required for continued listing on the Nasdaq Global Market under Nasdaq Rule 5450(b)(1)(C). Market Value of Publicly Held Shares is calculated by multiplying the publicly held shares, which is total shares outstanding less any shares held by officers, directors, or beneficial owners of 10% or more, by the consolidated closing bid price. Novogen Limited currently owns 71.3% of the outstanding common stock of Marshall Edwards. Therefore, the value of Novogen Limited’s shares is excluded from the Market Value of Publicly Held Shares of Marshall Edwards. According to Nasdaq’s letter, Marshall Edwards was afforded a grace period of 180 calendar days, or until January 10, 2011, to regain compliance in accordance with Nasdaq Rule 5810(c)(3)(A). Marshall Edwards did not resolve the deficiency by the end of the grace period, and on January 21, 2011, Marshall Edwards received notice from Nasdaq stating that Marshall Edwards’ failure to regain compliance with the minimum Market Value of Publicly Held Shares would serve as an additional basis for delisting. The January 21 notice also stated that the Panel would consider this matter in their decision regarding Marshall Edwards’ continued listing on the Nasdaq Global Market and invited Marshall Edwards to present its views with respect to this additional deficiency to the Panel in writing no later than January 28, 2011. On January 28, 2011, Marshall Edwards provided a formal written submission to Nasdaq detailing Marshall Edwards’ plans to resolve this deficiency, and requested an exception through May 16, 2011 to evidence compliance with with the $5 million Market Value of Publicly Held Shares requirement, as set forth in Listing Rule 5450(b)(1)(C).

While Marshall Edwards is working to resolve the listing deficiencies, Marshall Edwards can provide no assurances that the Panel will grant Marshall Edwards’ request for continued listing on The Nasdaq Global Market, and if the Panel does not, Marshall Edwards’ common stock may be transferred to The Nasdaq Capital Market or delisted from Nasdaq.

Scientific Overview

Marshall Edwards was formed to develop novel cancer therapeutics based on a group of compounds discovered by scientists at Novogen. These compounds are known as isoflavones. More than 400 new chemical structures were created based on the central design of these naturally-occurring plant isoflavones. Marshall Edwards believes that some of these synthetic compounds, including Phenoxodiol, NV-143, NV-128 and NV-344, interact with specific enzyme targets, resulting in the inhibition of tumor cell metabolism, a function critical for the survival of cancer cells.

First Generation: Phenoxodiol

The mechanism of action for Phenoxodial is suggested, in part, by a discovery by a research team at Purdue University in Indiana. This team has a long-standing research interest in a family of proteins at the cell surface that are involved in electron transport across the cell membrane enabling hydrogen ion (proton) export at a controlled rate. This function is so fundamental to normal cell function and viability, that any loss of function of this proton pump will disrupt a wide range of biochemical processes. One of the key components of this proton pump mechanism is a family of cell surface proteins known as NADH oxidases. These proteins are situated on the outside of the cell membrane of all living matter and regulate the flow of waste hydrogen across the cell membrane. The laboratory studies at Purdue University have shown that a variant form of the surface oxidase which promotes more rapid hydrogen export, is preferentially expressed on cancer cells, although similar oxidase activity has been identified on small numbers of non-cancer cells undergoing abnormally rapid cell division. Phenoxodiol is able to bind to and inhibit the activity of these oxidase variants, with the resulting inhibition of hydrogen ion removal (H+ efflux) from these cells. This inhibition leads to an extensive disruption to signaling pathways and to eventual inhibition of cell proliferation and activation of apoptosis, the process of programmed cell death by which a cell dies naturally. Phenoxodiol appears to have little or no effect on the form of oxidase present on normal healthy cells, providing an explanation for how Phenoxodiol selectively targets cancer cells. Independent research at the Malaghan Institute of Medical Research at Victoria University, Wellington, New Zealand, has confirmed that Phenoxodiol inhibits plasma membrane electron transport in cancer cells, as well as in some other abnormally dividing cells, but not in normal cells.

Other laboratory studies at The Hanson Institute Centre for Cancer Research at Royal Adelaide Hospital in Australia have demonstrated potent anti-tumor and anti-angiogenic (i.e., prevention of blood vessel formation) properties of Phenoxodiol. These properties of Phenoxodiol are associated with down regulation of a key signal transduction molecule, sphingosine kinase. Sphingosine kinase is a terminal component of the plasma membrane sphingomyelin pathway leading to the formation of sphingosine-1-phosphate a bioactive lipid and a key pro-survival secondary messenger acting via the signal transduction protein kinase, Akt. Two important biological outcomes resulting from the down regulation of sphingosine kinase are (i) cytostasis, (i.e. the prevention of the growth and multiplication of cells) through p53-independent induction of the cell cycle regulatory protein, p21WAF1/CIP1, and (ii) apoptosis (i.e., programmed cell death), through inhibition of phosphorylation (i.e., addition of a phosphate group) of the anti-apoptotic factors, XIAP (inhibitor of apoptosis protein) and FLIPshort (caspase-8 inhibitory protein). These processes facilitate activation of executioner caspases (proteins that cause the cell to undergo programmed cell death) and restore the activity of the Fas-ligand (fasL) family of death receptors. Researchers at Purdue University have shown this effect may be a consequence of the interaction between Phenoxodiol and the surface oxidase on cancer cells.

These findings are relevant because of results from laboratory studies at Yale University that have revealed that the killing effect of Phenoxodiol on cancer cells occurs through the loss of the ability of the tumor cell to manufacture anti-apoptotic proteins such as XIAP and c-FLIP. Collectively, these third party studies provide a rational mechanism of action of Phenoxodiol starting with the inhibition of surface oxidase, leading in turn to the loss of intracellular sphingosine-1-phosphate (S-1-P), and eventually to the loss of anti-apoptotic proteins.

Laboratory studies conducted by Novogen and Yale University have confirmed that this chain of biochemical events following exposure of tumor cells to Phenoxodiol also explains how Phenoxodiol is able to sensitize tumor cells to standard anti-cancer drugs such as platinums, gemcitabine and taxanes, on the basis that FLIPshort protein is responsible for inhibiting the sensitivity of the Fas-ligand protein (death receptor) to the toxic signaling mediated via these drugs.

Phenoxodiol appears to restore sensitivity to these drugs in cells such as ovarian cancer cells that have acquired resistance to these drugs. In addition, pretreatment of tumor cells with Phenoxodiol considerably increases the sensitivity of non-resistant tumor cells to the cytotoxic (i.e., toxic to cells, preventing their production or growth or causing cell death) effects of standard chemotherapy drugs. These effects are achieved without increasing the cellular toxicity of the standard chemotherapy drugs to non tumor-cells.

Triphendiol, NV-143 and NV-128 are analogues of Phenoxodiol, but exhibit some differences from Phenoxodiol. In parallel with Phenoxodiol, these drug candidates display pre-clinical anti-cancer activity across a broad range of tumor types, high selectivity for cancer cells, and the ability to chemosensitize tumor cells to the cytotoxic effects of most standard chemotoxic drugs. However, these drugs differ from Phenoxodiol in inducing cell death by both caspase dependent and caspase independent mechanisms.

Next Generation: NV-143

NV-143 is the primary active metabolite that is produced when Triphendiol, a second-generation derivative of Phenoxodiol, is introduced into animals and humans. NV-143 is highly potent, pan acting investigational anti-cancer drug that demonstrates superior anti-tumor activity against a broad range of tumor cell lines compared to Phenoxodiol and Triphendiol. In addition to being more active as a single agent, NV-143 appears to be superior in its ability to synergize with platinum-based chemotherapy. In pre-clinical studies NV-143 has also been found to be active against all melanoma cell lines tested to date and is able to sensitize melanoma cell lines to the standard of care drug, dacarbazine, as well as to platinum-based chemotherapies.

First Generation: NV-128

NV-128 is an analogue of Phenoxodiol but appears to interact with a distinct target protein in the tumor cell. The proposed target for NV-128 is found in the tumor cell mitochondria, the specialized area in the cell that produce energy in the form of adenosine triphosphate (“ATP”). When NV-128 interacts with its protein target a rapid reduction in ATP occurs leading to a cascade of biochemical events within the cell leading to cell death. One outcome that is believed to be critical for cell death induction induced by NV-128 is the disruption of both the mTORC1 and mTORC2 cellular pathways. NV-128’s effect on the mTOR (mammalian target of rapamycin) protein may reduce the potential for the cancer cell to develop resistance to chemotherapeutic drugs. NV-128, has demonstrated activity as a single agent and as a chemosensitizing agent against cancer cell lines representative of non-small cell lung carcinoma (NSCLC) and ovarian cancer. Proof of concept xenograft studies in animals have confirmed that NV-128 retards NSCLC and ovarian tumor proliferation. Laboratory studies are in progress in pre-clinical in vitro experiments to examine activity against late stage colorectal, breast, and gastric cancers and hepatocellular carcinoma, both as a single agent and in combination with current standard of care drugs.

NV-128 disrupts internal cell signaling, and also induces changes in mitochondrial membranes. The mitochondrial membrane changes have been associated with early stages of programmed cell death, or apoptosis, and are mediated via a novel mTOR pathway. In mature cancer cells as well as in cancer stem cells, the mTOR protein is involved in enhancing tumor growth and may be associated with resistance to chemotherapeutic drugs. Inhibition of the mTOR pathway appears to shut down many of the cellular survival pathways, including proteins that protect the mitochondria of cancer cells. NV-128 has been demonstrated to block both mTORC1 and mTORC2 pathways of mTOR activation.

Results from ongoing studies conducted in collaboration with the Department of Obstetrics, Gynecology, and Reproductive Sciences at the Yale School of Medicine demonstrate that NV-128 is active against chemotherapy-resistant ovarian tumor cells. In November 2010, at the First World Congress on Targeting Mitochondria in Berlin, Dr. Ayesha Alvero from the at the Yale School of Medicine presented data demonstrating the ability of NV-128 to induce mitochondrial instability, ultimately leading to cell death in chemotherapy-resistant ovarian cancer stem cells. The study further characterized the mechanism of action of NV-128, and demonstrated that NV-128 promotes a state of cellular starvation, resulting in the activation of two independent signaling pathways in cancer cells: 1) the AMP kinase pathway leading to inhibition of (mTOR) complexes and the induction of destructive autophagy; and 2) the MEK/ERK pathway leading to mitochondrial depolarization and DNA fragmentation.

Next Generation: NV-344

Marshall Edwards has identified a possible natural metabolite of NV-128 in a compound it calls NV-344. In preliminary studies, NV-344 has demonstrated increased activity compared to NV-128. Marshall Edwards is in the process of finalizing its lead identification studies for this program, after which it plans to conduct the necessary animal toxicity studies and initiate a Phase I trial during the second half of 2011.

Competition

The development of Marshall Edwards’ drug candidates is highly competitive. A number of other companies have products or drug candidates in various stages of pre-clinical or clinical development that are intended for the same therapeutic indications for which Marshall Edwards’ drug candidates are being developed. Some of these potential competing drugs are further advanced in development than Marshall Edwards’ drug candidates and may be commercialized sooner. Even if Marshall Edwards is successful in developing effective drugs, its drug candidates may not compete successfully with products produced by its competitors.

Marshall Edwards’ competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies active in different but related fields represent substantial competition for Marshall Edwards. Many of Marshall Edwards’ competitors developing oncology drugs have significantly greater capital resources, larger research and development staffs and facilities, and greater experience in drug development, regulation, manufacturing, and marketing than Marshall Edwards does. They compete with Marshall Edwards in recruiting eligible patients to participate in clinical studies and in attracting partners for joint ventures. They also license technologies that are competitive with Marshall Edwards’ technologies. As a result, Marshall Edwards’ competitors may be able to more easily develop technologies and products that would render its technologies or its drug candidates obsolete or non-competitive.

Intellectual Property

Novogen has been granted patents and has additional patent applications pending in a number of countries which cover a family of chemically related compounds with potentially broad ranging and complementary anticancer effects. Novogen has granted Marshall Edwards an exclusive license, with respect to its patent rights and intellectual property know-how to develop, market and distribute the isoflavonoid compounds Phenoxodiol, Triphendiol, NV-143 and NV-128 as anti-cancer agents, except in topical form. These patent rights and other intellectual property are being acquired by Marshall Edwards in the Isoflavone Transaction pursuant to the Asset Purchase Agreement described elsewhere herein and all such intellectual property and know-how, including those compounds covered by the license agreements, will become the property of Marshall Edwards. Accordingly, the applicable license agreements, including those described below, with Novogen will be terminated upon consummation of the Isoflavone Transaction.

Phenoxodiol

Marshall Edwards has licensed from Novogen the rights to the Novogen patents and applications as they relate to Phenoxodiol as an anti-cancer agent. Excluded from these rights is Phenoxodiol in a topical formulation. The patent rights Marshall Edwards has licensed from Novogen can be largely classified into two broad groups: patent rights relating to Phenoxodiol used as an anti-cancer agent, which Marshall Edwards refers to as “therapeutic patent rights,” and patent rights relating to the manufacture of Phenoxodiol for anti-cancer purposes, which Marshall Edwards refers to as “manufacturing patent rights.” The therapeutic patent rights with respect to Phenoxodiol comprise the following patent families:

•

Phenoxodiol in the treatment of cancer (thirteen pending patent applications, seventeen issued patents, and two allowed patent applications which are anticipated to proceed to grant in the coming months);

•

the use of Phenoxodiol in compositions and methods for protecting skin from ultraviolet induced immunosuppression and skin damage (three pending patent applications, eight issued patents, and two allowed patent applications which are anticipated to proceed to grant in the coming months);

•

the use of Phenoxodiol, in combination with chemotherapeutic agents, for increasing cancer cell sensitivity to treatment and in cancer therapy (eleven pending patent applications, four issued patents, and one allowed patent application which is anticipated to proceed to grant in the coming months);

•	phosphate ester prodrugs of Phenoxodiol (eight pending patent applications); and

•	use of Phenoxodiol in the modulation of the immune system (provisional patent application filed) (see also Triphendiol and NV-128 below).

The manufacturing patent rights, relating to the production of isoflavan derivatives, including Phenoxodiol, comprises a patent family in which nine patent applications are pending and seven patents have been issued. Upon consummation of the Isoflavone Transaction, all rights related to the compound will become the property of Marshall Edwards and the related license agreement will be terminated.

Triphendiol and NV-143

These compounds are isoflavan derivatives of Phenoxodiol. The licensed patent rights relate to the compounds and to uses of these compounds as anti-cancer agents and sensitizers of cancer cells and tumors to chemotherapy and radiotherapy, except in topical form. The licensed patent rights fall into several families of patent applications:

•	Triphendiol and NV-143 and uses of these compounds as anti-cancer agents (thirteen pending patent applications);

•	uses of Triphendiol and NV-143 as chemo-sensitizers and radiosensitizers of tumors and cancer cells (ten pending patent applications and one issued patent) (see also NV-128 below);

•	the use of Triphendiol for inducing programmed cell death (three pending patent applications) (see also NV-128 below); and

•	the use of Triphendiol in the modulation of the immune system (provisional patent application filed) (see also Phenoxodiol above).

Upon consummation of the Isoflavone Transaction, all rights related to the compound will become the property of Marshall Edwards and the related license agreement will be terminated.

NV-128

NV-128 is a further novel isoflavan derivative of Phenoxodiol. The licensed patent rights in respect of NV-128 relate to the compound and to uses of the compound as an anti-cancer agent, except in topical form. The licensed patent rights fall into several patent families as follows:

•	NV-128 and use of this compound as an anti-cancer agent (thirteen pending patent applications);

•	the use of NV-128 as a chemo-sensitizer and radiosensitizer of tumors and cancer cells (ten pending patent applications and one issued patent) (see also Triphendiol and NV-143 above);

•	two patent families (one international PTC application filed, and three pending patent applications, respectively) relating to the use of NV-128 for inducing programmed cell death; and

•	the use of NV-128 in the modulation of the immune system (provisional patent application filed) (see also Phenoxodiol above).

Upon consummation of the Isoflavone Transaction, all rights related to the compound will become the property of Marshall Edwards and the related license agreement will be terminated.

As patent applications in the U.S. are maintained in secrecy until published by the U.S. Patent Trade Office at 18 months from filing for all cases filed after November 29, 2000, or at issue, for cases filed prior to November 29, 2000 Marshall Edwards cannot be certain that Novogen was the first to make the inventions covered by the Novogen patents and applications referred to above. Additionally, publication of discoveries in the scientific or patent literature often lags behind the actual discoveries. Moreover, pursuant to the terms of the Uruguay Round Agreements Act, patents filed on or after June 8, 1995 have a term of twenty years from the date of such filing except for provisional applications, irrespective of the period of time it may take for such patent to ultimately issue. This may shorten the period of patent protection afforded to therapeutic uses of Phenoxodiol, Triphendiol, NV-143 or NV-128, as patent applications in the biopharmaceutical sector often take considerable time to issue. However, in some countries the patent term may be extended.

In order to protect the confidentiality of Marshall Edwards’ technology, including trade secrets and know-how and other proprietary technical and business information, Marshall Edwards requires all of its consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the use or disclosure of information that is deemed confidential. The agreements also oblige Marshall Edwards’ consultants, advisors and collaborators to assign to Marshall Edwards developments, discoveries and inventions made by such persons in connection with their work with Marshall Edwards relating to its products. Marshall Edwards cannot be sure that confidentiality will be maintained or disclosure prevented by these agreements. Marshall Edwards also cannot be sure that its proprietary information or intellectual property will be protected by these agreements or that others will not independently develop substantially equivalent proprietary information or intellectual property.

The pharmaceutical industry is highly competitive and patents may have been applied for by, and issued to, other parties relating to products competitive with Phenoxodiol, Triphendiol, NV-143 or NV-128. Use of these compounds and any other drug candidates may give rise to claims that they infringe the patents or proprietary rights of other parties, existing now and in the future. An adverse claim could subject Marshall Edwards to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties. Marshall Edwards cannot be sure that any license required under any such patents or proprietary rights would be made available on terms acceptable to it, if at all. If Marshall Edwards does not obtain such licenses, it may encounter delays in product market introductions, or may find that the development, manufacture or sale of products requiring such licenses may be precluded. Marshall Edwards has not conducted any searches or made any independent investigations of the existence of any patents or proprietary rights of other parties.

Relationship with Novogen

Novogen has been active in the discovery and development of new drugs based on the emerging field of cell signal transduction regulation. Signal transduction regulators offer the potential for effective, well-tolerated treatment of common diseases, including cancer. Novogen has developed a family of chemically related compounds with potentially broad ranging and complementary anti-cancer effects. Those compounds which have been licensed from Novogen by Marshall Edwards, pursuant to the license agreements described below, are being acquired by Marshall Edwards in the Isoflavone Transaction pursuant to the Asset Purchase Agreement described elsewhere herein. Accordingly, these license agreements and Marshall Edwards’ other key agreements with Novogen described below, will be terminated upon consummation of the Isoflavone Transaction.

Phenoxodiol

Under the license agreement, Novogen granted Marshall Edwards an exclusive world-wide, non-transferable license, under the Novogen patent rights, to conduct clinical trials and commercialize and distribute all forms of administering Phenoxodiol except topical applications. The agreement covers uses of Phenoxodiol in the field of prevention, treatment or cure of cancer in humans.

Triphendiol and NV-143

Under a second license agreement, Novogen granted Marshall Edwards an exclusive world-wide, non-transferable license, under the Novogen patent rights, to conduct clinical trials and commercialize and distribute all forms of administering Triphendiol and NV-143, except topical applications. The agreement covers uses of Triphendiol and NV-143 in the field of prevention, treatment or cure of cancer in humans.

NV-128

Under a third license agreement, Novogen granted Marshall Edwards an exclusive world-wide, non-transferable license, under the Novogen patent rights, to conduct clinical trials and commercialize and distribute all forms of administering NV-128, except topical applications. The agreement covers uses of NV-128 in the field of prevention, treatment or cure of cancer in humans.

License Option Deed

Under the License Option Deed, Novogen granted Marshall Edwards an exclusive first right to accept and an exclusive last right to match any proposed dealing by Novogen with its intellectual property rights in other synthetic compounds developed by Novogen that have known or potential anti-cancer applications in all forms, other than topical applications.

Services

Pursuant to the Services Agreement, Novogen has provided services reasonably required by Marshall Edwards relating to the development and commercialization of Phenoxodiol, Triphendiol, NV-143, NV-128 or other option compounds in relation to which Marshall Edwards has exercised its rights under the License Option Deed. Subsequent to the date of the Asset Purchase Agreement, Novogen, Marshall Edwards and MEPL agreed to terminate the Services Agreement effective December 31, 2010.

Manufacturing

Under the Manufacturing License and Supply Agreement, Marshall Edwards granted Novogen a sublicense to manufacture and supply Phenoxodiol to Marshall Edwards in its primary manufactured form for both the OVATURE clinical program and Phenoxodiol’s ultimate commercial use. Novogen has taken the strategic decision not to manufacture large scale Active Pharmaceutical Ingredients (“API”) for cancer drugs, including Phenoxodiol, as these can be more economically supplied by third parties with particular expertise in this area.

Research and Development

The objective of Marshall Edwards’ research and development program is the generation of data sufficient to achieve regulatory approval of its licensed drug candidates in one or more dosage forms in major markets such as the U.S. and/or to allow it to enter into a commercial relationship with another party. The data are generated by Marshall Edwards’ clinical trial programs.

The key aspects of this program are to provide more complete characterization of the following:

•	the relevant molecular targets of action of Marshall Edwards’ drug candidates;

•	the relative therapeutic benefits and indications of Marshall Edwards’ drug candidates as a monotherapy or as part of combinational therapy with other chemotoxics;

•	the most appropriate cancer targets for NV-143 and NV-128 and their analogues; and

•	the relative therapeutic indications of different dosage forms of Marshall Edwards’ licensed drug candidates.

Research and development expenses were $4,031,000, $7,777,000 and $9,325,000 for the years ended June 30, 2010, June 30, 2009, and June 30, 2008, respectively, and were $685,000 and $503,000 for the three months ended September 30, 2010 and September 30, 2009, respectively. Research and development costs incurred from inception through September 30, 2010 amounted to $37,759,000.

Regulation

U.S. Regulatory Requirements

The FDA, and comparable regulatory agencies in other countries, regulate and impose substantial requirements upon the research, development, pre-clinical and clinical testing, labeling, manufacture, quality control, storage, approval, advertising, promotion, marketing, distribution and export of pharmaceutical products including biologics, as well as significant reporting and record-keeping obligations. State governments may also impose obligations in these areas.

In the U.S., pharmaceutical products are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act or FDCA and other laws including in the case of biologics, the Public Health Service Act. Marshall Edwards believes, but cannot be certain, that its products will be regulated as drugs by the FDA. The process required by the FDA before drugs may be marketed in the U.S. generally involves the following:

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pre-clinical laboratory evaluations, including formulation and stability testing, and animal tests performed under the FDA’s Good Laboratory Practices regulations to assess potential safety and effectiveness;

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submission and approval of an Investigational New Drug Application, or IND, including results of pre-clinical tests, manufacturing information, and protocols for clinical tests, which must become effective before clinical trials may begin in the U.S.;

•	obtaining approval of Institutional Review Boards, or IRBs, to administer the products to human subjects in clinical trials;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for the product’s intended use;

•	development of manufacturing processes which conform to FDA current Good Manufacturing Practices, or cGMPs, as confirmed by FDA inspection;

•	submission of pre-clinical and clinical studies results, and chemistry, manufacture and control information on the product to the FDA in a New Drug Approval Application, or NDA; and

•	FDA review and approval of an NDA, prior to any commercial sale or shipment of a product.

The testing and approval process requires substantial time, effort, and financial resources, and Marshall Edwards cannot be certain that any approval will be granted on a timely basis, if at all.

The results of the pre-clinical studies, together with initial specified manufacturing information, the proposed clinical trial protocol, and information about the participating investigators are submitted to the FDA as part of an IND, which must become effective before Marshall Edwards may begin human clinical trials in the U.S. Additionally, an independent IRB must review and approve each study protocol and oversee conduct of the trial. An IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold. If the FDA imposes a clinical hold, the IND sponsor must resolve the FDA’s concerns before clinical trials can begin. Pre-clinical tests and studies can take several years to complete, and there is no guarantee that an IND Marshall Edwards submits based on such tests and studies will become effective within any specific time period, if at all.

Human clinical trials are typically conducted in three sequential phases that may overlap.

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Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety and dosage tolerance. Absorption, metabolism, distribution, and excretion testing is generally performed at this stage.

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Phase II: The drug is studied in controlled, exploratory therapeutic trials in a limited number of subjects with the disease or medical condition for which the new drug is intended to be used in order to identify possible adverse effects and safety risks, to determine the preliminary or potential efficacy of the product for specific targeted diseases or medical conditions, and to determine dosage tolerance and the optimal effective dose.

•

Phase III: When Phase II studies demonstrate that a specific dosage range of the drug is likely to be effective and the drug has an acceptable safety profile, controlled, large-scale therapeutic Phase III trials are undertaken at multiple study sites to demonstrate clinical efficacy and to further test for safety in an expanded patient population.

Marshall Edwards cannot be certain that it will successfully complete Phase I, Phase II, or Phase III testing of its products within any specific time period, if at all. Furthermore, the FDA, the IRB or Marshall Edwards may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Results of pre-clinical studies and clinical trials, as well as detailed information about the manufacturing process, quality control methods, and product composition, among other things, are submitted to the FDA as part of an NDA seeking approval to market and commercially distribute the product on the basis of a determination that the product is safe and effective for its intended use. Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless cGMP compliance is satisfactory. If applicable regulatory criteria are not satisfied, the FDA may deny the NDA or require additional testing or information. As a condition of approval, the FDA also may require post-marketing testing or surveillance to monitor the product’s safety or efficacy. Even after an NDA is approved, the FDA may impose additional obligations or restrictions (such as labeling changes), or even suspend or withdraw a product approval on the basis of data that arise after the product reaches the market, or if compliance with regulatory standards is not maintained. Marshall Edwards cannot be certain that any NDA Marshall Edwards submits will be approved by the FDA on a timely basis, if at all. Also, any such approval may limit the indicated uses for which the product may be marketed. Any refusal to approve, delay in approval, suspension or withdrawal of approval, or restrictions on indicated uses could have a material adverse impact on Marshall Edwards’ business prospects.

Each NDA must be accompanied by a user fee, pursuant to the requirements of the Prescription Drug User Fee Act, or PDUFA, and its amendments. According to the FDA’s fee schedule, effective on October 1, 2009 for the fiscal year 2011, the user fee for an application requiring clinical data, such as an NDA, is $1,542,000. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual product fee for prescription drugs and biologics ($86,520), and an annual establishment fee ($497,200) on facilities used to manufacture prescription drugs and biologics. A written request can be submitted for a waiver for the application fee for the first human drug application that is filed by a small business, but there are no waivers for product or establishment fees. Marshall Edwards is not at the stage of development with its products where it is subject to these fees, but they are significant expenditures that may be incurred in the future and must be paid at the time of application submissions to FDA.

Satisfaction of FDA requirements typically takes several years. The actual time required varies substantially, based upon the type, complexity, and novelty of the pharmaceutical product, among other things. Government regulation imposes costly and time-consuming requirements and restrictions throughout the product life cycle and may delay product marketing for a considerable period of time, limit product marketing, or prevent marketing altogether. Success in pre-clinical or early stage clinical trials does not ensure success in later stage clinical trials. Data obtained from pre-clinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit, or prevent marketing approval. Even if a product receives marketing approval, the approval is limited to specific clinical indications. Further, even after marketing approval is obtained, the discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

After product approval, there are continuing significant regulatory requirements imposed by the FDA, including record-keeping requirements, obligations to report adverse side effects in patients using the products, and restrictions on advertising and promotional activities. Quality control and manufacturing procedures must continue to conform to cGMPs, and the FDA periodically inspects facilities to assess cGMP compliance. Additionally, post-approval changes in ingredient composition, manufacturing processes or facilities, product labeling, or other areas may require submission of an NDA Supplement to the FDA for review and approval. New indications will require additional clinical studies and submission of an NDA Supplement. Failure to comply with FDA regulatory requirements may result in an enforcement action by the FDA, including Warning Letters, product recalls, suspension or revocation of product approval, seizure of product to prevent distribution, impositions of injunctions prohibiting product manufacture or distribution, and civil and criminal penalties.

Maintaining compliance is costly and time-consuming. Marshall Edwards cannot be certain that it, or its present or future suppliers or third-party manufacturers, will be able to comply with all FDA regulatory requirements, and potential consequences of noncompliance could have a material adverse impact on Marshall Edwards’ business prospects.

The FDA’s policies may change, and additional governmental regulations may be enacted that could delay, limit, or prevent regulatory approval of Marshall Edwards’ products or affect its ability to manufacture, market, or distribute its products after approval. Moreover, increased attention to the containment of healthcare costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on Marshall Edwards’ business. Marshall Edwards’ failure to obtain coverage, an adequate level of reimbursement, or acceptable prices for its future products could diminish any revenues it may be able to generate.

Marshall Edwards’ ability to commercialize future products will depend in part on the extent to which coverage and reimbursement for the products will be available from government and health administration authorities, private health insurers, and other third-party payers. European Union member states and U.S. government and other third-party payers increasingly are attempting to contain healthcare costs by consideration of new laws and regulations limiting both coverage and the level of reimbursement for new drugs. Marshall Edwards cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Marshall Edwards’ activities also may be subject to state laws and regulations that affect its ability to develop and sell its products. Marshall Edwards is also subject to numerous federal, state, and local laws relating to such matters as safe working conditions, clinical, laboratory, and manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. Marshall Edwards may incur significant costs to comply with such laws and regulations now or in the future, and the failure to comply may have a material adverse impact on Marshall Edwards’ business prospects.

The FDCA includes provisions designed to facilitate and expedite the development and review of drugs and biological products intended for treatment of serious or life-threatening conditions that demonstrate the potential to address unmet medical needs for such conditions. These provisions set forth a procedure for designation of a drug as a “fast track product.” The fast track designation applies to the combination of the product and specific indication for which it is being studied. A product designated as fast track is ordinarily eligible for additional programs for expediting development and review, but products that are not in fast track drug development programs may also be able to take advantage of these programs. These programs include priority review of NDAs and accelerated approval. Drug approval under the accelerated approval regulations may be based on evidence of clinical effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. A post-marketing clinical study will be required to verify clinical benefit, and other restrictions to assure safe use may be imposed.

Under the Drug Price Competition and Patent Term Restoration Act of 1984, a sponsor may obtain marketing exclusivity for a period of time following FDA approval of certain drug applications, regardless of patent status, if the drug is a new chemical entity or if new clinical studies were required to support the marketing application for the drug. This marketing exclusivity prevents a third party from obtaining FDA approval for an identical or nearly identical drug under an Abbreviated New Drug Application or a “505(b)(2) New Drug Application.” The statute also allows a patent owner to obtain an extension of applicable patent terms for a period equal to one-half the period of time elapsed between the filing of an IND and the filing of the corresponding NDA plus the period of time between the filing of the NDA and FDA approval, with a five year maximum patent extension. Marshall Edwards cannot be certain that Novogen will be able to take advantage of either the patent term extension or marketing exclusivity provisions of these laws.

The Best Pharmaceuticals for Children Act, or BPCA, signed into law on January 4, 2002, was reauthorized and amended by the FDA Amendments Act of 2007 or FDAAA. The reauthorization of BPCA provides an additional six months of patent protection to NDA applicants that conduct acceptable pediatric studies of new and currently-marketed drug products for which pediatric information would be beneficial, as identified by FDA in a Pediatric Written Request. The Pediatric Research Equity Act, or PREA, signed into law on December 3, 2003, also was reauthorized and amended by FDAAA. The reauthorization of PREA requires that most applications for drugs and biologics include a pediatric assessment (unless waived or deferred) to ensure the drugs’ and biologics’ safety and effectiveness in children.

Such pediatric assessment must contain data, gathered using appropriate formulations for each age group for which the assessment is required, that are adequate to assess the safety and effectiveness of the drug or the biological product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the drug or the biological product is safe and effective. The pediatric assessments can only be deferred provided there is a timeline for the completion of such studies. The FDA may waive (partially or fully) the pediatric assessment requirement for several reasons, including if the applicant can demonstrate that reasonable attempts to produce a pediatric formulation necessary for that age group have failed.

European Union Regulatory Requirements

Outside the U.S., Marshall Edwards’ ability to market its products will also be contingent upon receiving marketing authorizations from the appropriate regulatory authorities and compliance with applicable post-approval regulatory requirements. Although the specific requirements and restrictions vary from country to country, as a general matter, foreign regulatory systems include risks similar to those associated with FDA regulation, described above. Under EU regulatory systems, marketing authorizations may be submitted either under a centralized or a national procedure. Under the centralized procedure, a single application to the European Medicines Agency (EMA) leads to an approval granted by the European Commission which permits the marketing of the product throughout the EU. The centralized procedure is mandatory for certain classes of medicinal products, but optional for others. For example, all medicinal products developed by certain biotechnological means, and those developed for cancer and other specified diseases and disorders, must be authorized via the centralized procedure. Marshall Edwards assumes that the centralized procedure will apply to its products that are developed by means of a biotechnology process. The national procedure is used for products that are not required to be authorized by the centralized procedure. Under the national procedure, an application for a marketing authorization is submitted to the competent authority of one member state of the EU. The holders of a national marketing authorization may submit further applications to the competent authorities of the remaining member states via either the decentralized or mutual recognition procedure. The decentralized procedure enables applicants to submit an identical application to the competent authorities of all member states where approval is sought at the same time as the first application, while under the mutual recognition procedure, products are authorized initially in one member state, and other member states where approval is sought are then requested to recognize the original authorization based upon an assessment report prepared by the original authorizing competent authority.

Both the decentralized and mutual recognition procedures should take no longer than 90 days, but if one member state makes an objection, which under the legislation can only be based on a possible risk to human health, the application will be automatically referred to the Committee for Medicinal Products for Human Use (CHMP) of the EMA. If a referral for arbitration is made, the procedure is suspended. However, member states that have already approved the application may, at the request of the applicant, authorize the product in question without waiting for the result of the arbitration. Such authorizations will be without prejudice to the outcome of the arbitration. For all other concerned member states, the opinion of the CHMP, which is binding, could support or reject the objection or alternatively could reach a compromise position acceptable to all EU countries concerned. The arbitration procedure may take an additional year before a final decision is reached and may require the delivery of additional data.

As with FDA approval, Marshall Edwards may not be able to secure regulatory approvals in Europe in a timely manner, if at all. Additionally, as in the U.S., post-approval regulatory requirements, such as those regarding product manufacture, marketing, or distribution, would apply to any product that is approved in Europe, and failure to comply with such obligations could have a material adverse effect on Marshall Edwards’ ability to successfully commercialize any product.

The conduct of clinical trials in the European Union is governed by the European Clinical Trials Directive (2001/20/EC), which was implemented in May 2004. This Directive governs how regulatory bodies in member states control clinical trials. No clinical trial may be started without a clinical trial authorization granted by the national competent authority and favorable ethics approval.

Accordingly, there is a marked degree of change and uncertainty both in the regulation of clinical trials and in respect of marketing authorizations which face Marshall Edwards for its products in Europe.

Government Funding

Novogen received financial support for the Phenoxodiol drug program from the Australian government under what is known as the START Program. The START Program was a merit-based program designed to encourage and assist Australian companies to undertake research and development and commercialization through a range of grants and loans. The START Program is administered by the Industry Research and Development, or IR&D Board. The IR&D Board is made up of private sector and academic members with expertise and experience in research and development and commercialization. In 1998, the Australian government agreed to provide A$2.7 million (approximately U.S. $1.8 million) to Novogen, enabling it to expedite Phenoxodiol into clinical trials, provided that the grant money was matched by an equal expenditure by Novogen. The START grant was awarded after the government’s review of the pertinent research results, the intellectual property driving the program and the likelihood and potential for commercial success of the drug.

Marshall Edwards has no further obligation under this agreement.

Employees

Marshall Edwards had eight employees as of December 31, 2010. Novogen historically has provided Marshall Edwards with additional staff under service agreements which included research, development and administrative personnel. These service agreements were terminated as of December 31, 2010. As a result of the transfer of Marshall Edwards’ operations from Australia to the United States, Marshall Edwards will continue its development programs, either by hiring additional personnel or by contracting with other organizations to provide services previously provided under the Novogen service agreement.

MANAGEMENT OF MARSHALL EDWARDS

Directors and Executive Officers

Marshall Edwards’ certificate of incorporation and by-laws provide that the number of directors will be set by resolution of the board, but shall be between two and nine. Marshall Edwards currently has five directors. Under Marshall Edwards’ certificate of incorporation and by-laws, directors are to be appointed at the annual general meeting for a term of three years unless the director is removed, retires or the office is vacated earlier. Marshall Edwards’ board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. Marshall Edwards’ executive officers are appointed by the board of directors and serve at the discretion of the board of directors. Set forth below are the names and certain biographical information regarding Marshall Edwards’ directors and executive officers as of December 31, 2010.

Name	Age	Positions Held
Daniel P. Gold	56	President, Chief Executive Officer and Director
Leah Cann	50	Director
Bryan Williams	61	Director
Philip Johnston	62	Director
Christine A. White, MD	58	Director
Thomas M. Zech	59	Chief Financial Officer

Daniel P. Gold, PhD, age 56, President, Chief Executive Officer and Director

Dr. Gold has been President, Chief Executive Officer and a director of Marshall Edwards since April 2010. From October 2009 to April 2010, Dr. Gold was Managing Partner of Theragence, Inc., a service provider that focuses on optimizing biopharmaceutical product development, which he co-founded. From July 2008 to May 2009, Dr. Gold was President and Chief Executive Officer of Prospect Therapeutics, a clinical stage, oncology focused, biotechnology company. From January 2000 to May 2009, Dr. Gold was Chief Scientific Officer of Favrille, Inc., a biopharmaceutical company that focused on the development and commercialization of immunotherapies for the treatment of cancer and other diseases of the immune system, which he founded. Dr. Gold was a member of the Executive Council of the Sabin Cancer Vaccine Consortium from 2004 to 2006 and a member of the board of directors of the San Diego chapter of the Leukemia and Lymphoma Society from 1998 to 2003. Dr. Gold received a Bachelors degree in biology from University of California Los Angeles and received a Doctorate degree from Tufts University in Pathology/Immunology.

Ms. Leah Cann, age 50, Director

Ms. Cann has been a director of Marshall Edwards and chairperson of the Audit Committee since March, 2009 when she was appointed by the Board of Directors to fill the vacancy caused by the resignation of Mr. William D. Rueckert. Ms. Cann is the President of Leah Rush Cann Research and Consulting, LLC, a Newport, Rhode Island-based cancer and consulting organization which she founded in 2003. She was a research scientist with Memtec Corporation from 1984 to 1986. Ms. Cann was a research analyst with CIBC Oppenheimer from 1992 to 1999. From 1999 to 2000, she was a health care analyst with Cadence Capital, an asset manager based in Boston, Massachusetts. Ms. Cann was a senior biotechnology analyst with Wachovia Securities from 2000 to 2003. In both 1995 and 1996, The Wall Street Journal recognized Ms. Cann as an All-Star analyst. Ms. Cann received a B.A. in art history and chemistry and an M.B.A from Stetson University. She was a post-baccalaureate at the College of William and Mary and a post-graduate at Columbia University. Ms. Cann has been a trustee and member of several committees of International House in New York City for more than 10 years.

Professor Bryan Williams, age 61, Director

B.Sc. (Hons)(Microbiology) and PhD (Microbiology)

Professor Bryan Williams has been a director of Marshall Edwards since March 2006. Professor Williams has been the non-executive Chairman of the Board of Directors since November 2006. Since January 1, 2006,

Professor Williams has been the director of the Monash Institute of Medical Research in Melbourne, Australia. From 1991 to 2005, Professor Williams was Chairman of the Department of Cancer Biology, Lerner Research Institute, The Cleveland Clinic Foundation, Cleveland, Ohio. From 1993 to 2005, Professor Williams was Professor, Department of Genetics at Case Western Reserve University, Cleveland, Ohio. From 1998 to 2005, Professor Williams was an Associate Director of the Case Comprehensive Cancer Center in Cleveland, Ohio. He is an Honorary Fellow of the Royal Society of New Zealand.

Dr. Christine A. White, age 58, Director

Dr. White has been a director of Marshall Edwards since August, 2010. Dr. White was with Biogen Idec from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs, where she played an integral role in the clinical development, regulatory affairs and commercialization of oncology drugs Rituxan® and Zevalin®. Previously, she served as the Director of Clinical Oncology Research at the Sidney Kimmel Cancer Center in San Diego, and in the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California, most recently as Chairman. Dr. White currently serves as a member of the board of directors of Arena Pharmaceuticals, a clinical-stage biopharmaceutical company, and Genoptix, a specialized laboratory services provider. She also served as a director of Pharmacyclics, a biopharmaceutical company, and Monogram Biosciences, a life sciences company, until its acquisition by LabCorp in August 2009. Dr. White earned her B.A. in Biology and her M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.

Mr. Philip Johnston, age 62, Director

Dip Eng (Production)

Mr. Johnston has been a director of Marshall Edwards since April 2001. Mr. Johnston has more than 25 years of experience in the pharmaceutical industry. He was a non-executive director of Novogen, Marshall Edwards’ parent, since 1997 and chairman of Novogen since January 2001 until his resignation from Novogen’s Board of Directors in October 2010. Mr. Johnston was a non-executive director of LIPA Pharmaceuticals Limited from June 2004 until November 2007, at which time LIPA Pharmaceuticals Limited ceased to be a public company. He is also the managing director of Qualcare Management Pty. Ltd. Mr. Johnston has been a director of Glycotex, Inc. (“Glycotex”), a subsidiary of Novogen, since September 2005. From June 1988 to September 1997, Mr. Johnston was an executive director of Wellcome Australia Limited. He was previously a director of two subsidiary companies of GlaxoWellcome. Mr. Johnston has had responsibility for production, distribution, quality assurance and consumer product development and has been directly involved in the establishment of strategic alliances and joint ventures. Mr. Johnston has completed a number of executive development programs including programs at the University of New South Wales and the London Business School.

Mr. Johnston has determined not to stand for re-election at Marshall Edwards’ 2011 annual meeting. The Marshall Edwards board of directors has nominated William D. Rueckert, who is not presently a member of the board of directors, along with current board member Dr. Christine A. White, for election to the board of directors at the annual meeting to maintain the size of the board of directors at five members. Set forth below is biographical information of Mr. Rueckert:

William D. Rueckert, age 57

Mr. Rueckert was previously a director of Marshall Edwards, Inc. between March 2007 and March 2009. Mr. Rueckert has been a director of Novogen since March 2009 and was elected Chairman of the Novogen Board of Directors on October 18, 2010. Mr. Rueckert is the Managing Member of Oyster Management Group LLC an investment fund specializing in community banks. From 1991 to 2006 he was President and Director of Rosow & Company, a private investment firm based in Connecticut. Mr. Rueckert has been President and Director of Eastern Capital Development, LLC from 1999 to 2005, treasurer of Moore & Munger, Inc., a company with interests in the petroleum and resort development industries, from 1988 until 1990, and was President of United States Oil Company, a publicly traded oil exploration business, from 1981 to 1988. Among his many civic associations, Mr. Rueckert is Director and President of the Cleveland H. Dodge Foundation, a private philanthropic organization in New York City, and Chairman of the Board of the Trustees of Teachers College, Columbia University.

During the last five years Mr. Rueckert has served as a Director for Marshall Edwards, Novogen, Emergency Filtration Products, Inc. and Chelsea Therapeutics International, Ltd.

Resignation and Retirement of Directors

Mr. Christopher Naughton, whose term as a member of the Board of Directors would otherwise have expired at the annual meeting of stockholders in 2011, resigned as a member of the Board of Directors effective February 5, 2010. Dr. Gold’s appointment to the Board of Directors in April 2010 filled the vacancy caused by Mr. Naughton’s resignation.

Professor Paul John Nestel, whose term as a member of the Board of Directors would otherwise have expired at the 2011 annual meeting of stockholders, resigned as a member of the Board of Directors effective August 8, 2010. Professor Nestel was a member of the Audit Committee and the Compensation Committee of the Board of Directors. Dr. White’s appointment to the Board of Directors in August 2010 filled the vacancy caused by Professor Nestel’s resignation.

Mr. Philip A. Johnston, whose term as a member of the Board of Directors would otherwise have expired at the 2011 annual meeting of stockholders, has elected not to stand for re-election as a member of the Board of Directors at the Annual Meeting. Mr. Johnston currently serves as a member of the Audit Committee and the Compensation Committee of the Board of Directors.

Information About the Board of Directors and its Committees

The Board of Directors has responsibility for the overall corporate governance of Marshall Edwards.

Mr. Johnston was a director of Novogen until his resignation in October 2010. Marshall Edwards is a “controlled company” within the meaning given to that term by the Nasdaq Stock Market (“Nasdaq”) because Novogen owns more than 50% of Marshall Edwards’ voting power. As a controlled company, Marshall Edwards is exempt from the requirement that its Board of Directors be composed of a majority of independent directors, however, a majority of the members of the Board of Directors are independent in accordance with Nasdaq requirements.

The Board has established an Audit Committee to oversee Marshall Edwards’ financial matters and a Compensation Committee to review the performance of executive directors and their compensation.

Audit Committee

The Audit Committee of the Board of Directors has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is responsible for overseeing financial and accounting activities. The Audit Committee’s responsibilities include the annual appointment of independent auditors and the review of the scope of audit and non-audit assignments and related fees, the accounting principles used in financial reporting, internal auditing and Marshall Edwards’ internal control procedures. The members of the Audit Committee are Ms. Leah Cann (chairperson), Mr. Philip Johnston, Professor Bryan Williams and Dr. Christine A. White, each of whom Marshall Edwards’ Board of Directors has determined is independent as defined by applicable Nasdaq and SEC rules. The Board of Directors has also determined that Ms. Cann is an “audit committee financial expert” as defined by SEC rules. Marshall Edwards has adopted an Audit Committee Charter which is posted on its website at www.marshalledwardsinc.com.

The Audit Committee held four meetings during the fiscal year ended June 30, 2010.

Compensation Committee

The Compensation Committee acts on behalf of the Board in fulfilling the Board’s responsibilities to oversee Marshall Edwards’ compensation policies, plans and programs, reviews and determines the compensation to be paid to Marshall Edwards’ executive officers and directors and oversees preparation and review of the Committee report and CD&A included in Marshall Edwards’ annual proxy statement in accordance with applicable rules and regulations of the SEC. The Compensation Committee reviews the performance of the executive officers and sets their compensation. The Compensation Committee also has the power to make recommendations to the full Board of Directors concerning the allocation of stock options to directors and employees. The compensation and terms of appointment of non-executive directors are set by the Board of Directors. The Compensation Committee does not currently have a charter. The members of the Compensation Committee as of June 30, 2010 were Mr. Philip Johnston, Professor Bryan Williams and Professor Paul John Nestel. Due to the resignation of Professor Nestel, Dr. Christine A. White was appointed to the Compensation Committee effective August 10, 2010. The Compensation Committee did not hold any meetings during the fiscal year ended June 30, 2010; however, it did act by written consent from time to time during the year. The Compensation Committee also discharged its duties and responsibilities through its interaction with the full Board of Directors during the fiscal year ended June 30, 2010.

Nominating Committee

As a “controlled company”, Marshall Edwards is not subject to the Nasdaq rules requiring (i) Board of Director nominations to be selected, or recommended for the Board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors on the Board of Directors and (ii) each Nasdaq-listed company to have a formal written charter or resolutions by the Board of Directors addressing the nominating process. Accordingly, during the fiscal year ended June 30, 2010, Marshall Edwards did not have a separately established Nominating Committee. The Board of Directors does not believe that any marked efficiencies or enhancements would be achieved by the creation of a separate Nominating Committee.

The duties and responsibilities typically delegated to a nominating committee are included in the responsibilities of the entire Board of Directors. The Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board will consider all qualified director candidates identified by members of the Board, by senior management and stockholders. Stockholders who would like to propose an independent director candidate for consideration by the Board of Directors at next year’s annual meeting of stockholders may do so by submitting the candidate’s name, resume and biographical information to the attention of Thomas M. Zech, Secretary, Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California 92130, no later than the deadline for submission of stockholder proposals set forth in Marshall Edwards’ proxy statement to be delivered to stockholders in connection with Marshall Edwards’ next annual meeting of stockholders. All proposals for nomination received by the Secretary of Marshall Edwards will be presented to the Board of Directors for consideration.

The Board of Directors reviews each director candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•

Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors requires the exercise of judgment by members of the Board of Directors and cannot be measured in a quantitative way.

Director Independence

Marshall Edwards’ Board of Directors has determined the independence of each director in accordance with the elements of independence set forth in the Nasdaq listing standards. Based upon information solicited from each director, Marshall Edwards’ Board of Directors has determined that each of Mr. Philip Johnston, Dr. Christine White, Professor Bryan Williams and Ms. Leah Cann have no material relationship with Marshall Edwards and are “independent” within the meaning of Nasdaq’s director independence standards, Audit Committee independence standards and Compensation Committee independence standards, as currently in effect. Daniel Gold, as President and Chief Executive Officer of Marshall Edwards, is not considered independent in accordance with Nasdaq’s requirements.

Communications with the Board of Directors

Marshall Edwards’ stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on Marshall Edwards’ website.

Executive Officers

The Company’s executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below are the names and certain biographical information regarding Marshall Edwards’ executive officers as of December 31, 2010.

Daniel P. Gold, age 56, President and Chief Executive Officer

See “Directors” above for biographical information regarding Dr. Gold.

Thomas M. Zech, age 59, Chief Financial Officer

Mr. Zech has been Chief Financial Officer of Marshall Edwards since June 2010. From May 2009 to June 2010, Mr. Zech was a consultant, providing finance and accounting advisory services to life science and technology companies. Until November 2008, Mr. Zech served as Vice President, Finance and Chief Financial Officer at Pacira Pharmaceuticals Inc., a specialty pharmaceutical company, which was the successor company to SkyePharma Inc. acquired in March 2007, from SkyePharma PLC. He transitioned to Pacira Pharmaceuticals from SkyePharma Inc., where he joined in 1999 as Controller and Corporate Secretary. Previously he held senior finance positions at Stratagene, Advanced Tissue Sciences, Allied Holdings and Psicor. Mr. Zech earned his bachelor’s degree in accounting from Lawrence Technological University and his master’s degree in finance from the University of Detroit.

Compensation Discussion and Analysis

Historically, the services of Marshall Edwards’ executives, including Christopher Naughton, Marshall Edwards’ former President and Chief Executive Officer, and David R. Seaton, Marshall Edwards’ former acting Chief Executive Officer, Chief Financial Officer and Secretary, were provided to Marshall Edwards by Novogen pursuant to the Services Agreement described in this report under the heading “Certain Relationships and Related Transactions.” As a result, Marshall Edwards did not directly pay Messrs. Naughton and Seaton for their services.

As discussed below, the compensation program Marshall Edwards has instituted, since beginning to directly compensate its executive officers with the appointment of Dr. Gold in April 2010 and Mr. Zech in June 2010, is based on subjective evaluation of an individual executive’s performance of his or her responsibilities and contribution to achieving Marshall Edwards’ clinical, operational and financial objectives. Although the same factors and compensation elements are applied to each of Marshall Edwards’ named executive officers, the compensation of Marshall Edwards’ chief executive officer reflects his leadership role and critical decision-making responsibility and significant duties. The Compensation Committee has been delegated the authority to approve the compensation of executives, including that of Marshall Edwards’ Chief Executive Officer. Given how recently Marshall Edwards began directly compensating its employees, the discussion below focuses on the principles Marshall Edwards applied in connection with agreeing compensation packages in the course of the recruitment of Marshall Edwards’ current Chief Executive Officer and Chief Financial Officer and which Marshall Edwards anticipates applying in the future.

Objectives of Compensation Program

Marshall Edwards recognizes that its employees are a critical asset. Consequently, a key objective of Marshall Edwards’ compensation program, including its executive compensation program, is to attract, retain and motivate qualified, talented and diverse professionals who are enthusiastic about Marshall Edwards’ mission. Marshall Edwards seek to achieve these goals by rewarding successful performance by its executives and Marshall Edwards, while aligning the interest of its executives with those of its stockholders, by including long-term equity as a component of their compensation.

General

Marshall Edwards views each component of executive compensation as related but distinct, and Marshall Edwards reviews total compensation of its executive officers to ensure that Marshall Edwards’ overall compensation goals are met. Marshall Edwards has not historically engaged in competitive benchmarking. Marshall Edwards does attempt to establish compensation, and determine the appropriate level for each compensation component, at levels comparable to companies with which it competes and other companies who employ similarly skilled personnel, consistent with Marshall Edwards’ recruiting and retention goals, its view of internal equity and consistency, its overall performance and other considerations it deems relevant. Except as described below, Marshall Edwards has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, the Compensation Committee, in consultation with and upon recommendation of Marshall Edwards’ Chief Executive Officer, approves what it believes to be the appropriate level and mix of the various compensation components primarily focused on the particular goals of applicable executives and employees in a particular year. Marshall Edwards will seek to reward its executive officers based on a number of factors, including its operating results, individual performance, prior-period compensation, and the achievement of certain goals focused on the development of new products. Marshall Edwards’ executive compensation program is designed to recognize those executives that contribute to the achievement of its business objectives, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that Marshall Edwards expects and to closely align the compensation of those individuals with Marshall Edwards’ performance on both a short-term and long-term basis. While Marshall Edwards has identified below the particular compensation objective each element of executive compensation serves, it believes that each element of compensation, to a greater or lesser extent, serves each of the objectives of its executive compensation program. Marshall Edwards provides its executives the opportunity to be rewarded through equity ownership if Marshall Edwards performs well over time, while maintaining base salaries at levels comparable with those paid by comparably-sized public companies in its geographic area. In the future, Marshall Edwards expects its Compensation Committee to continue to maintain policies and guidelines for executive compensation with a key objective being to provide fair and appropriate incentives and to reward employees for their contribution to its business.

Marshall Edwards’ board of directors intends to perform, at least annually, a review of executive officers’ overall compensation packages, including the grant of equity compensation, including vesting schedules, to determine whether they provide adequate incentives and motivation and whether they adequately compensate executive officers relative to the market. In evaluating the market for attracting and retaining qualified executives, the Board of Directors relies upon its collective experience in Marshall Edwards’ industry in general while considering the recommendations from the Chief Executive Officer, who bases such recommendations, in part, on discussions with other members of management.

Elements of Compensation

The primary elements of Marshall Edwards’ executive compensation program are:

•	base salary;

•	incentive cash bonuses;

•	long-term equity incentives; and

•	other benefits.

Base Salary. Marshall Edwards fixes executive officer base compensation at a level that it believes, based on the collective industry experience of Marshall Edwards’ Board of Directors and Compensation Committee, best enables it to hire and retain individuals in a competitive environment and reward individual performance according to satisfactory levels of contribution to its overall business goals. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all of Marshall Edwards’ employees, including executives. When establishing base salaries, the Compensation Committee, together with the Chief Executive Officer, considers a variety of factors, including seniority, responsibility, tenure with Marshall Edwards, the ability to replace the individual, and relative pay among executives in the respective geography.

Incentive Cash Bonuses. Annual cash bonuses are discretionary in nature but are expected to be tied to the achievement of specific results or pre-established financial metrics. Although, historically, Marshall Edwards has not provided discretionary performance bonuses to its employees as they were compensated by Novogen, in the future Marshall Edwards expects to provide discretionary performance bonuses to employees, including executives, to recognize individual performance or the achievement of important business objectives, such as achievement of certain drug development milestones, as well as operational and financial performance. Marshall Edwards does expect to consider awarding bonuses for each of its executive officers, payable either in whole or in part, depending on the extent to which the employee’s actual performance contributed towards the overall results of Marshall Edwards. Marshall Edwards expects its Chief Executive Officer to propose executive bonus allocations to the Compensation Committee, which has ultimate approval authority. In making subjective judgments for each individual executive, the Board of Directors uses actual results, its own expertise, experience and past practice and the individual’s responsibilities and contribution to Marshall Edwards’ actual results, rather than measuring the individual’s contribution for the year by reference to pre-established goals or targets or to a precise formula. No one element of an individual’s performance of his responsibilities or the resulting contribution to Marshall Edwards’ overall results has a material impact on the decision-making process with respect to that individual. In its employment agreements, Marshall Edwards has agreed that Dr. Gold and Mr. Zech may receive bonuses of up to 40% and 20%, respectively, of their base salary.

Long-Term Incentive Program. Marshall Edwards believes that long-term performance is achieved through an equity ownership culture that encourages performance by its executive officers through the use of stock and stock-based awards. Marshall Edwards utilizes stock options to ensure that its executive officers have a continuing stake in Marshall Edwards’ long-term success. Because Marshall Edwards’ executive officers are awarded stock options with an exercise price equal to or greater than the fair market value of Marshall Edwards’ common stock on the date of grant, the determination of which is discussed below, these options will have value to the executive officers only if the market price of Marshall Edwards’ common stock increases after the date of grant. Typically, Marshall Edwards’ stock option grants vest at the rate of 25% after the first year, or similar period, of service with the remainder vesting over the subsequent 36 months. Authority to make any form of equity grants to executive officers has been delegated by the Board of Directors to the Compensation Committee. In determining the size of stock option grants to executive officers, the Compensation Committee considers Marshall Edwards’ performance compared to its strategic goals, individual performance against the individual’s objectives, experience, the extent to which shares subject to previously granted awards are vested and the recommendations of Marshall Edwards’ Chief Executive Officer and other members of management. Marshall Edwards does not have any program, plan or obligation that requires it to grant equity compensation on specified dates. Marshall Edwards has implemented policies to ensure that equity awards are granted at fair market value on the date that the grant action occurs.

Stock Options and Equity Awards. Marshall Edwards’ 2008 Stock Omnibus Equity Compensation Plan authorizes Marshall Edwards to grant options to purchase shares of Common Stock and restricted shares of Common Stock to employees, executive officers, and independent directors, which is described in further detail under “—Stock Based Compensation” in “Marshall Edwards’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this document. During the year ended June 30, 2010, Marshall Edwards granted options to (1) Dr. Gold to purchase 220,390 shares of Common Stock, with 110,195 options having an exercise price of $5.05 per share and 110,195 options having an exercise price of $1.86 per share and (2) to Mr. Zech to purchase 73,463 shares of Marshall Edwards’ common stock having an exercise price of $1.52 per share, each in connection with joining Marshall Edwards. Twenty-five percent of the options vest on the first anniversary of the effective date of Dr. Gold’s and Mr. Zech’s respective employment agreement, with the remaining seventy-five percent vesting in equal monthly installments over the following 36 months. The Compensation Committee will consider, as part of its annual compensation review and from time to time, the extent to which additional option or other equity awards are appropriate in order to further align the interests of Marshall Edwards’ key employees, including its executive officers, with those of Marshall Edwards’ stockholders.

Other Benefits. Marshall Edwards also provides its executive officers a variety of benefits that are available generally to all salaried employees. Executive officers are eligible to participate in all of Marshall Edwards’ employee benefit plans, such as medical, and vision plans , in each case on the same basis as other employees, subject to applicable laws. Marshall Edwards also provides vacation and other paid holidays to all employees, including executive officers, which are comparable to those provided at peer companies.

Compensation Committee Report

The Compensation Committee of Marshall Edwards has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mr. Philip Johnston

Professor Bryan Williams

Dr. Christine A. White

Compensation of Executive Officers

The table below sets forth, for the fiscal year ended June 30, 2010, the compensation of Marshall Edwards’ named executive officers. For each of Marshall Edwards’ last three fiscal years presented in the table below through December 1, 2009 and June 17, 2010, respectively, the services of Christopher Naughton, Marshall Edwards’ former President and Chief Executive Officer, and David R. Seaton, Marshall Edwards’ former acting Chief Executive Officer, Chief Financial Officer and Secretary, were provided to Marshall Edwards by Novogen pursuant to the Services Agreement described in this report under the heading “Certain Relationships and Related Transactions.” Marshall Edwards did not directly pay Messrs. Naughton and Seaton for their services.

Name and Principal Position	Year		Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Gold (principal executive officer)	2010	(1)	$81,818	(2)	(3)	—	$662,272	(4)	—	—	—	$744,090

Thomas Zech (principal financial officer)	2010	(5)	$8,522	(6)	(7)	—	$97,706	(4)	—	—	—	$106,228

Christopher Naughton (principal executive officer)	2010 2009 2008	(8)	— — —		— — —	— — —	— — —		— — —	— — —	— — —	— — —

David Seaton (principal financial officer)	2010 2009 2008	(9)	— — —		— — —	— — —	— — —		— — —	— — —	— — —	— — —

(1)	Dr. Gold’s employment with Marshall Edwards began on April 23, 2010.
(2)	Pro rated for the portion of the fiscal year during which Dr. Gold was employed by Marshall Edwards. Dr. Gold’s employment agreement provides for an annual salary of $400,000.
(3)	Dr. Gold is eligible for a bonus of up to 40% of his base salary, dependent upon the achievement of certain milestones established by the Board of Directors.
(4)	See “Results of Operations—Critical Accounting Estimates” under “Marshall Edwards’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this document for a discussion of the assumptions made in the valuation of these options.
(5)	Mr. Zech’s employment with Marshall Edwards began on June 18, 2010.
(6)	Pro rated for the portion of the fiscal year during which Mr. Zech was employed by Marshall Edwards. Mr. Zech’s employment agreement provides for an annual salary of $250,000.
(7)	Mr. Zech is eligible for a bonus of up to 20% of his base salary, dependent upon the achievement of certain milestones established by the Board of Directors.
(8)	Mr. Naughton resigned as Marshall Edwards’ President and Chief Executive Officer effective December 1, 2009.
(9)	Mr. Seaton resigned as Marshall Edwards’ Chief Financial Officer effective June 18, 2010. Mr. Seaton also served as Marshall Edwards’ acting Chief Executive Officer following the effectiveness of Mr. Naughton’s resignation on December 1, 2009 until April 23, 2010.

Grants of Plan-Based Awards

Marshall Edwards adopted the Marshall Edwards, Inc. 2008 Stock Omnibus Equity Compensation Plan effective December 9, 2008. The table below sets forth the awards granted by Marshall Edwards under the 2008 Stock Omnibus Equity Compensation Plan for the fiscal year ended June 30, 2010, as well as the awards granted outside of such plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel Gold (principal executive officer)	April 23, 2010	(1)	—	—	—	—	—	—	—	110,195	$5.05	$482,654	(3)

Daniel Gold (principal executive officer)	June 7, 2010	(1)	—	—	—	—	—	—	—	110,195	$1.86	$179,618	(3)

Thomas Zech (principal financial officer)	June 18, 2010	(2)	—	—	—	—	—	—	—	73,463	$1.52	$97,706	(3)

Christopher Naughton (principal executive officer)	—		—	—	—	—	—	—	—	—	—	—

David Seaton (principal financial officer)	—		—	—	—	—	—	—	—	—	—	—

(1)	Pursuant to the terms of Dr. Gold’s employment letter, dated April 23, 2010, and as approved by the Compensation Committee of the Board of Directors on the same date, Dr. Gold received options to purchase 220,390 shares of Marshall Edwards’ common stock in two separate tranches. The first tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010. The second tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold and separately approved by the Compensation Committee on June 7, 2010, which date was no later than thirty (30) days following the public release of Marshall Edwards’ Ovature study results, in accordance with Dr. Gold’s employment letter.
(2)	Granted pursuant to the 2008 Stock Omnibus Equity Compensation Plan.
(3)	See “Results of Operations – Critical Accounting Estimates” under “Marshall Edwards’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this document for a discussion of the assumptions made in the valuation of these options.

Outstanding Equity Awards at Fiscal Year-End

As of June 30, 2010, the following equity awards were outstanding:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Daniel Gold (principal executive officer)	—	110,195	(1)	—	$5.05	April 22, 2015	—	—	—	—
	—	110,195	(1)	—	$1.86	June 6, 2015	—	—	—	—
Thomas Zech (principal financial officer)	—	73,463	(2)	—	$1.52	June 17, 2015	—	—	—	—

(1)	Twenty-five percent of the options will vest on April 23, 2011; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(2)	Twenty-five percent of the options will vest on June 18, 2011; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.

Option Exercises and Stock Vested

During the fiscal year ended June 30, 2010, there were no exercises of stock options, stock appreciation rights and similar instruments, and no vesting of stock, including restricted stock, restricted stock units and similar instruments for any of the named executive officers of Marshall Edwards.

Pension Benefits

Marshall Edwards does not currently, and did not during the fiscal year ended June 30, 2010, have in place any plan that provides for payments or other benefits at, following or in connection with retirement of any executive officer.

Employment Agreements

Employment Agreement between Daniel P. Gold and Marshall Edwards

In connection with Dr. Gold’s appointment as President and Chief Executive Officer, Marshall Edwards entered into an Employment Letter Agreement, dated April 23, 2010 with Dr. Gold (the “Gold Employment Letter”). The Gold Employment Letter provides for an annual base salary of $400,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors of Marshall Edwards. Dr. Gold will also have the opportunity to earn annual cash bonus in an amount up to a maximum of 40% of the base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors.

Pursuant to the terms of the Gold Employment Letter, Dr. Gold also received options to purchase 220,390 shares of Marshall Edwards’ common stock in two separate tranches. The first tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price per share equal to the closing price of Marshall Edwards’ common stock on April 23, 2010. The second tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold on June 7, 2010, which date was within thirty (30) days following the public release of Marshall Edwards’ Ovature study results in accordance with the terms of the Gold Employment Letter. Of Dr. Gold’s options, 25% will vest one year from the effective date of the Gold Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of Marshall Edwards, as defined in the Gold Employment Letter, Dr. Gold’s options will become fully vested. In addition, during the 12-month period following the Effective Date, Dr. Gold’s equity interest in Marshall Edwards will be protected against further dilution. If an event occurs during this 12-month period that reduces the level of Dr. Gold’s equity interest in Marshall Edwards (as a percentage of Marshall Edwards’ outstanding common stock), the Board of Directors shall take such actions as may be necessary, as determined by the Board of Directors in its sole discretion, to restore Dr. Gold’s equity interest in Marshall Edwards to the level as in effect before such event.

Dr. Gold may terminate his employment at any time and for any reason, upon providing three (3) months advance notice to Marshall Edwards. Dr. Gold may terminate his employment with Good Reason (as defined in the Gold Employment Letter) by providing Marshall Edwards with notice within sixty (60) days of the event giving rise to the Good Reason (and Marshall Edwards does not cure the Good Reason event within thirty (30) days after receiving notice). Marshall Edwards has the right to terminate the Gold Employment Letter with or without Cause (as defined in the Gold Employment Letter) at any time. If Dr. Gold’s employment is terminated by Marshall Edwards without Cause or by Dr. Gold for Good Reason, Dr. Gold will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Gold will be vested in the same number of options as if he had continued to be employed by Marshall Edwards for an additional twelve (12) months. The Gold Employment Letter contains confidentiality provisions.

Employment Agreement between Thomas M. Zech and Marshall Edwards

In connection with Mr. Zech’s appointment as Chief Financial Officer, Marshall Edwards has entered into an Employment Letter, dated June 18, 2010, with Mr. Zech (the “Zech Employment Letter”). The Zech Employment Letter provides for an annual base salary of $250,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors of Marshall Edwards. Mr. Zech will also have the opportunity to earn an annual cash bonus in an amount up to a maximum of 20% of the base salary based on his achievement of milestones established by the Board of Directors.

Pursuant to the terms of the Zech Employment Letter, Mr. Zech also received options to purchase 73,463 shares of Marshall Edwards’ common stock, with an exercise price per share equal to the closing price of Marshall Edwards’ common stock on June 18, 2010, pursuant to the terms and conditions of the Zech Employment Letter, the applicable stock option grant agreement and the 2008 Stock Omnibus Equity Compensation Plan. Of Mr. Zech’s options, 25% will vest one year from the effective date of the Zech Employment Letter and, thereafter, the remaining 75% of Mr. Zech’s options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of Marshall Edwards, as defined in the Zech Employment Letter, Mr. Zech’s options will become fully vested.

Mr. Zech may terminate his employment at any time other than for Good Reason (as defined in the Zech Employment Letter), upon providing two (2) months advance notice to Marshall Edwards. Mr. Zech may terminate his employment with Good Reason by providing Marshall Edwards with notice within sixty (60) days of the event giving rise to the Good Reason (and Marshall Edwards does not cure the Good Reason event within thirty (30) days after receiving notice). Marshall Edwards has the right to terminate the Zech Employment Letter with or without Cause (as defined in the Zech Employment Letter) at any time. If Mr. Zech’s employment is terminated by Marshall Edwards without Cause or by Mr. Zech for Good Reason, Mr. Zech will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Mr. Zech will be vested in the same number of options as if he had continued to be employed by Marshall Edwards for an additional twelve (12) months. The Zech Employment Letter contains confidentiality provisions.

Potential Payments Upon Termination or Change in Control

Each of Dr. Gold’s and Mr. Zech’s employment agreement provides for certain severance payments upon the applicable employee’s termination by Marshall Edwards other than for cause or by the applicable employee for good reason, as such terms are defined in the respective employment agreement. Upon such a termination of employment, Marshall Edwards will: (i) make a payment to the applicable employee in lieu of notice in an amount equal to twelve months of such employee’s base salary (as in effect at the time of such employee’s termination from employment), and (ii) accelerate the vesting of the applicable employee’s options so that such employee will be vested in the same number of shares of common stock subject to the options as if such employee had continued to be employed by Marshall Edwards for an additional twelve months. Such payment and additional option vesting will be conditional upon the execution of a customary release of claims in favor of Marshall Edwards and its affiliates, in a form prescribed by Marshall Edwards. The payment in lieu of notice will be paid to the applicable employee in a single lump sum payment as soon as administratively practicable after the maximum review and revocation period for the release agreement as may be required under applicable law, if any, or such earlier date as determined in Marshall Edwards’ sole discretion, but in no event more than 60 days after the applicable employee’s termination of employment. If his employment had been terminated in accordance with the foregoing provisions on June 30, 2010, Dr. Gold and Mr. Zech would have been entitled to payments in the amount of $400,000 and $250,000, respectively, and the vesting of options to purchase 64,282 and 18,366 shares of Marshall Edwards’ common stock, respectively.

In the event of a change in control of Marshall Edwards, as defined in the 2008 Stock Omnibus Equity Compensation Plan, unless the Compensation Committee of the Board of Directors determines otherwise, all of the options granted to both Dr. Gold and Mr. Zech will accelerate and become fully exercisable effective upon the date of the change in control. As of June 30, 2010, the exercise price of all outstanding options exceeded the closing price per share of Marshall Edwards’ common stock.

Compensation of Directors

The following table provides details of the fees paid to directors of Marshall Edwards for the fiscal year ended June 30, 2010.

Name	Fees Earned or Paid in Cash (A$)(1)	All Other Compensation (A$)		Total (A$)	Total (US$)(5)
Bryan Williams	36,000	12,000	(2)	48,000	40,987
Philip Johnston	36,000	—		36,000	30,740
Paul John Nestel(3)	36,000	—		36,000	30,740
Leah Cann	36,000	—		36,000	30,740
Christopher Naughton(4)	6,000	—		6,000	5,123

(1)	Marshall Edwards’ non-executive directors receive A$36,000 per annum effective February 10, 2009.
(2)	Bryan Williams received A$12,000 in connection with his services as non-executive Chairman of the Board of Directors.
(3)	Effective August 8, 2010, Professor Paul John Nestel resigned from Marshall Edwards’ Board of Directors. On the same day, Dr. Christine A. White was appointed by the Board of Directors to fill the vacancy caused by Professor Nestel’s resignation.
(4)	Effective February 5, 2010, Christopher Naughton resigned from Marshall Edwards’ Board of Directors.
(5)	Represents amount paid in US$ based upon an exchange rate of US$0.8539/A$1.00 as quoted by the U.S. Federal Reserve for June 2010.

Dr. Gold, President and Chief Executive Officer of Marshall Edwards, does not receive any compensation for performing his duties as a director of Marshall Edwards.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended June 30, 2010, the members of the Compensation Committee were Mr. Philip Johnston, Professor Bryan Williams and Professor Paul John Nestel. All of the Compensation Committee members during the fiscal year ended June 30, 2010 were non-employee directors and not former officers. No member of the Compensation Committee had any relationships requiring disclosure by Marshall Edwards pursuant to the SEC’s rules requiring disclosure of certain relationships and related party transactions. No executive officer of Marshall Edwards has served on the Compensation Committee of any other entity that has, or has had, one or more executive officers serving as a member of Marshall Edwards’ Board of Directors.

Code of Ethics

Marshall Edwards has adopted a Code of Business and Ethics policy that applies to Marshall Edwards’ directors and employees (including Marshall Edwards’ principal executive officer and Marshall Edwards’ principal financial officer), and has posted the text of Marshall Edwards’ policy on its website at www.marshalledwardsinc.com.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedure for pre-approving all audit and non-audit services to be performed by Marshall Edwards’ independent auditors. The policy requires pre-approval of all services rendered by Marshall Edwards’ independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case by case basis.

The services provided for the fiscal year ended June 30, 2010 were 94% audit services and 6% tax fees.

The services provided for the fiscal year ended June 30, 2009 were 90% audit services, 3% audit related fees and 7% tax fees.

Audit Committee Report

The Audit committee of the Board of Directors of Marshall Edwards has furnished the following report on its activities during the fiscal year ended June 30, 2010. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Marshall Edwards specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of Marshall Edwards’ financial statements. For the fiscal year ended June 30, 2010, the members of the Audit Committee were Ms. Leah Cann (chairperson), Mr. Philip Johnston, Professor Bryan Williams and Professor Paul John Nestel, each of whom is an independent director as defined by the applicable Nasdaq and SEC rules. The Audit Committee held four meetings during the fiscal year ended June 30, 2010.

In fulfilling its responsibilities, the Audit Committee appointed independent auditors BDO Audit (NSW—VIC) Pty Ltd for the fiscal year ended June 30, 2010. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management Marshall Edwards’ audited financial statements and the adequacy of its internal controls. The Audit Committee met with the independent auditors, without management present, to discuss the results of Marshall Edwards’ independent auditor’s audits, their evaluations of Marshall Edwards’ internal controls and the overall quality of Marshall Edwards’ financial reporting.

Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its practice of recommending that the Board of Directors ask the stockholders, at their annual meeting, to ratify their appointment of the independent auditors.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standards (AU Section 380). Marshall Edwards’ independent auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the SEC.

Ms.	Leah Cann
Mr.	Philip Johnston
Professor	Bryan Williams
Dr.	Christine A. White

MARSHALL EDWARDS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements of Marshall Edwards presented elsewhere in this document. Operating results are not necessarily indicative of results that may occur in future periods. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in the forward-looking statements as a result of many factors including, but not limited to, those set forth under “Forward-Looking Statements” and “Risk Factors” elsewhere in this document. All forward-looking statements regarding Marshall Edwards included in this document are based on the information available to Marshall Edwards on the date of this document and Marshall Edwards assumes no obligation to update any forward-looking statements contained in this document.

Overview

Marshall Edwards’ initial focus since commencing operations was to undertake human clinical testing of Phenoxodiol. Marshall Edwards’ operations were expanded to include the additional licensed drug candidates Triphendiol and NV-143, and, most recently, NV-128. As described elsewhere in this document, Marshall Edwards is acquiring the assets which it currently licenses from Novogen in the Isoflavone Transaction. Accordingly, these license agreements, and Marshall Edwards’ other key agreements with Novogen described herein, will be terminated upon consummation of the Isoflavone Transaction.

Clinical Product Developments

During fiscal year 2007, Marshall Edwards commenced the OVATURE Phase III clinical trial. Marshall Edwards reached agreement under the SPA process with the FDA on the design of Marshall Edwards’ OVATURE pivotal study protocol for Phenoxodiol. The trial was designed to test the ability of Phenoxodiol administered orally to restore sensitivity of late-stage ovarian cancers to carboplatin, a standard form of therapy for ovarian cancer.

In April 2009, Marshall Edwards announced its decision to terminate enrollment into the Phase III OVATURE clinical trial and its intention to undertake an unblinded analysis of the available data from the trial. The decision to terminate new enrollment into the Phase III OVATURE clinical trial and assess the available patient data was made, in part, because Marshall Edwards believed that the global financial downturn would make it unlikely that Marshall Edwards would be able to raise the necessary capital through debt or equity issuances in the near future to fund the trial to completion as originally planned. Additionally, changes in the standard of care over the period that the OVATURE Phase III clinical trial was in operation resulted in fewer women meeting the inclusion criteria of the OVATURE protocol, which slowed patient recruitment rates. The termination of patient enrollment into the OVATURE study and unblinded analysis plan of the available data from the trial have been discussed with FDA.

On June 1, 2010, Marshall Edwards announced that a final analysis of its Phase III OVATURE trial of orally administered Phenoxodiol in women with recurrent ovarian cancer determined that the trial did not show a statistically significant improvement in its primary (progression-free survival) or secondary (overall survival) endpoints. However, Marshall Edwards believes that its investigational isoflavone platform, including Triphendiol or its primary active metabolite, NV-143, a potentially more potent, second-generation analogue of Phenoxodiol, may be shown to be of benefit to women with ovarian cancer or patients with other forms of cancer, particularly when administered intravenously.

In August 2009, Marshall Edwards entered into a license agreement with Novogen for the investigational oncology compound NV-128. In consideration of the license granted to Marshall Edwards, Marshall Edwards paid Novogen a license fee of $1,500,000 on August 7, 2009. NV-128 is a novel flavonoid small molecule inhibitor, capable of inhibiting both mTORC1 and mTORC2 protein regulatory pathways which are central to the aberrant proliferative capacity of both mature cancer cells and cancer stem cells.

In September 2009, Marshall Edwards released data demonstrating that the efficacy of NV-128 in animal xenograft models is achieved without apparent toxicity. The laboratory data demonstrated that NV-128 has greater safety than some other mTOR inhibitors in mice bearing human ovarian cancer xenografts. Additional data released reported that NV-128 was judged to be without cardiac toxicity.

In June 2010 Dr. Kevin Kelly of Yale University presented the results of Marshall Edwards’ prostate cancer Phase II clinical trial at the American Society of Clinical Oncology meetings. The Phase II prostate cancer clinical trial used Phenoxodiol as first line treatment in men with early stage disease (16 patients with androgen dependent disease but rising Prostate Specific Antigen (“PSA”) compared to patients with late stage hormone refractory disease (12 patients with chemotherapy naïve androgen independent disease) at Yale Cancer Center and the West Haven Veterans Administration Hospital Connecticut in the US. Both of these patient groups represent areas of unmet medical need in this common cancer. The results presented indicated that approximately one-third of patient experienced disease stabilization as measured by PSA levels. In this small study it appeared that during treatment, interferon-gamma (IFN-g) increased from baseline levels in patients with PSA partial response or stable disease, while monocyte chemotactic protein-1 (MCP-1) levels increased from baseline levels in patients with PSA progressive disease.

Corporate Developments

On December 1, 2009, Novogen advised that its Chief Executive Officer and Managing Director Mr. Christopher Naughton ceased his employment, correspondingly Mr. Naughton’s position as Chief Executive Officer of Marshall Edwards also ceased at this time. On February 5, 2010, Mr. Naughton resigned from being a director of Marshall Edwards. Novogen’s Chief Financial Officer Mr. David Seaton was appointed acting Chief Executive Officer of the Group and he acted in that capacity until Marshall Edwards’ new Chief Executive Officer, Dr. Daniel P. Gold was appointed President and Chief Executive Officer of Marshall Edwards on April 23, 2010. On April 30, 2010 Dr. Gold was appointed to serve as a member on the Board of Directors of Marshall Edwards.

On June 17, 2010 Marshall Edwards announced the appointment of Thomas Zech as Chief Financial Officer. This appointment is part of the strategic decision to relocate Marshall Edwards’ office and management of the company to the U.S. In addition to the appointment of Marshall Edwards’ new Chief Executive Officer and Chief Financial Officer Marshall Edwards entered into a lease for a new office located in San Diego and has employed additional administration staff.

On August 10, 2010 Marshall Edwards announced the appointment of Christine A. White, M.D. to its board of directors. Dr. White replaces Professor Paul J. Nestel, who had served as a director since April 2001.

Nasdaq Notifications

In September 2009, Marshall Edwards received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying Marshall Edwards that for the previous 30 consecutive business days the bid price of its common stock closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market under Nasdaq Rule 5450(a)(1). According to Nasdaq’s letter, Marshall Edwards would be afforded a grace period of 180 calendar days, or until March 15, 2010, to regain compliance in accordance with Nasdaq Rule 5810(c)(3)(A). In order to regain compliance, shares of Marshall Edwards’ common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days during the grace period. On March 16, 2010, Marshall Edwards received notice from The Nasdaq Stock Market that Marshall Edwards had not regained compliance and that Marshall Edwards would be suspended from The Nasdaq Global Market on March 25, 2010, unless Marshall Edwards requested a hearing. On March 23, 2010 Marshall Edwards requested a hearing before the Nasdaq Hearings Panel. On March 29, 2010, Marshall Edwards’ stockholders approved an amendment to Marshall Edwards’ Restated Certificate of Incorporation to effect a reverse stock split of Marshall Edwards’ common stock at a 1-for-10 reverse split ratio. The reverse stock split of Marshall Edwards’ outstanding common stock was effected on March 31, 2010 on a 1-for-10 split adjusted basis. Following the reverse stock split, the closing bid price of Marshall Edwards’ common stock closed above the $1.00 minimum requirement for ten consecutive trading days. Marshall Edwards subsequently received notification from The Nasdaq Stock Market that Marshall Edwards had regained compliance with the $1.00 minimum closing bid price in accordance with the Nasdaq Listing Rule 5450(a)(1). The Nasdaq Hearings Listing Qualifications Panel determined to continue the listing of Marshall Edwards’ securities on the Nasdaq Stock Market and, therefore, the hearing before the Hearings Listing Qualifications Panel was canceled. For the purpose of this document, Marshall Edwards has adjusted all share data presented retrospectively to incorporate the 1-for-10 reverse stock split.

On May 18, 2010 Marshall Edwards received a notice from Nasdaq indicating that it failed to comply with the minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5450(b)(1)(A) for continued listing of its common stock on the Nasdaq Global Market because Marshall Edwards’ stockholders’ equity as of March 31, 2010 as set forth in its quarterly report on Form 10-Q for the period ended March 31, 2010 of $9.16 million was below the $10 million minimum stockholders’ equity requirement. The notice also stated Marshall Edwards would be provided 45 calendar days, or until July 2, 2010, to submit a plan to regain compliance.

Marshall Edwards responded to Nasdaq on July 2, 2010. The response included Marshall Edwards’ plans to satisfy the listing requirements with respect to the maintaining a minimum $10 million stockholders’ equity value. Marshall Edwards stated its intention to pursue a capital raising transaction within the time provided by Nasdaq rules if market conditions permit, to further fund development of its product candidates 1) Triphendiol or its primary active metabolite NV-143, a potentially more potent, second generation analogue of Phenoxodiol; and 2) NV-128. In the alternative, Marshall Edwards intends to apply to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. Marshall Edwards believes it currently would be in compliance with the minimum stockholders’ equity requirement and all other criteria that would be applicable for listing on the Nasdaq Capital Market. On August 5, 2010, Marshall Edwards received a notification letter from Nasdaq indicating that, based on its plan, Nasdaq had determined to grant it an extension, through November 15, 2010, to regain compliance with the Rule by establishing stockholders’ equity of at least $10,000,000.

On November 16, 2010, Marshall Edwards received a notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC notifying Marshall Edwards that, based on its continued non-compliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market, as set forth in Listing Rule 5450(b)(1), Marshall Edwards is subject to delisting from The Nasdaq Global Market unless it requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”). Marshall Edwards timely requested a hearing before the Panel. In connection with the hearing, which was held on January 6, 2011, the Panel may grant Marshall Edwards an additional compliance period of up to 180 calendar days from the date of the Nasdaq staff’s determination, or May 16, 2011, to evidence compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Global Market. After consideration of information provided by Marshall Edwards at the Panel meeting, and generally within 30 days, the Panel will issue a written decision.

On July 14, 2010, Marshall Edwards received notice from Nasdaq stating that for the last 30 consecutive business days, the Market Value of Publicly Held Shares closed below the minimum $5 million required for continued listing on the Nasdaq Global Market under Nasdaq Rule 5450(b)(1)(C). Market Value of Publicly Held Shares is calculated by multiplying the publicly held shares, which is total shares outstanding less any shares held by officers, directors, or beneficial owners of 10% or more, by the consolidated closing bid price. Novogen Limited currently owns 71.3% of the outstanding common stock of Marshall Edwards. Therefore, the value of Novogen Limited’s shares is excluded from the Market Value of Publicly Held Shares of Marshall Edwards. According to Nasdaq’s letter, Marshall Edwards was afforded a grace period of 180 calendar days, or until January 10, 2011, to regain compliance in accordance with Nasdaq Rule 5810(c)(3)(A). Marshall Edwards did not resolve the deficiency by the end of the grace period, and on January 21, 2011, Marshall Edwards received notice from Nasdaq stating that Marshall Edwards’ failure to regain compliance with the minimum Market Value of Publicly Held Shares would serve as an additional basis for delisting. The January 21 notice also stated that the Panel would consider this matter in their decision regarding Marshall Edwards’ continued listing on the Nasdaq Global Market and invited Marshall Edwards to present its views with respect to this additional deficiency to the Panel in writing no later than January 28, 2011. On January 28, 2011, Marshall Edwards provided a formal written submission to Nasdaq detailing Marshall Edwards’ plans to resolve this deficiency, and requested an exception through May 16, 2011 to evidence compliance with with the $5 million Market Value of Publicly Held Shares requirement, as set forth in Listing Rule 5450(b)(1)(C).

While Marshall Edwards is working to resolve the listing deficiencies, Marshall Edwards can provide no assurances that the Panel will grant Marshall Edwards’ request for continued listing on The Nasdaq Global Market, and if the Panel does not, Marshall Edwards’ common stock may be transferred to The Nasdaq Capital Market, the listing requirements of which Marshall Edwards believes it satisfies as of the date of this document, or delisted from Nasdaq.

Liquidity and Capital Resources

At September 30, 2010, Marshall Edwards had cash resources of $7,479,000 compared to $9,031,000 at June 30, 2010. Funds are invested in short term money market accounts, pending use. The decrease was due to expenditures in the clinical trial and drug development programs and other corporate expenses incurred in the period. Marshall Edwards believes that its existing cash balances will be sufficient to satisfy its current operating plan until early 2012. Changes in Marshall Edwards’ research and development plans or other changes affecting its operating expenses may affect actual future consumption of existing cash resources. In any event, however, Marshall Edwards will need additional financing to fund its operations in the future including the continued development of Triphendiol, NV-143 and NV-128. Marshall Edwards intends to seek additional capital through one or more equity transactions in the first half of 2011.

Marshall Edwards has not generated any revenues from operations since inception other than interest and dividends from cash and investments. Marshall Edwards has incurred losses since inception and expects to incur operating losses and generate negative cash flows from operations for the foreseeable future. As of September 30, 2010, Marshall Edwards had accumulated losses of $72,566,000.

Expenses to date have consisted primarily of costs associated with conducting the clinical trials of Phenoxodiol including OVATURE, costs incurred under the Phenoxodiol License Agreement, as amended, the License Agreement for Triphendiol and NV-143, the License Agreement for NV-128, the Services Agreement and the Manufacturing License and Supply Agreements with Novogen and its subsidiaries, including the costs of the clinical trial drug supplies.

To date, operations have been funded primarily through the sale of equity securities.

In July 2008, Marshall Edwards issued a warrant to Mr. John O’Connor exercisable for 4,608 shares of common stock, as consideration for investor relation services rendered by him to Marshall Edwards. The warrant has an exercise price of $21.70 per share. The warrant may be exercised immediately and expires five years from the date of issuance, on July 30, 2013. The warrant has not been registered under the Securities Act. Marshall Edwards issued the warrant to Mr. O’Connor in a private placement made in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act.

In January 2009, Marshall Edwards issued a stock option exercisable for 5,000 shares of common stock to Associate Professor Gil Mor of Yale University in recognition of his contribution to the development of Phenoxodiol under Marshall Edwards’ 2008 Stock Omnibus Equity Compensation Plan (the “Plan”). The option has an exercise price of $6.30 per share of common stock. The options are exercisable immediately and expire five years from date of issue.

Pursuant to the terms of the Gold Employment Letter, Dr. Gold received options to purchase 220,390 shares of Marshall Edwards’ common stock in two separate tranches. The first tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price of $5.05 per share equal to the closing price of Marshall Edwards’ common stock on April 23, 2010. The second tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold on June 7, 2010 following the public release of Marshall Edwards’ OVATURE study results, with an exercise price of $1.86 per share equal to the closing price of Marshall Edwards’ common stock on June 7, 2010. Of Dr. Gold’s options, 25% will vest one year from the effective date of the Gold Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options will vest in equal monthly installments over the following thirty-six (36) months. Both tranches of options have a term of five years from the date of each grant. In the event of a Change in Control of Marshall Edwards, as defined in the Gold Employment Letter, Dr. Gold’s options will become fully vested. Dr. Gold’s options are issued outside the Plan.

Pursuant to the terms of the Zech Employment Letter, Mr. Zech received options to purchase 73,463 shares of Marshall Edwards’ common stock under the Plan. These options were granted on June 18, 2010, with an exercise price of $1.52 per share equal to the closing price of Marshall Edwards’ common stock on June 18, 2010. Of Mr. Zech’s options, 25% will vest one year from the effective date of the Zech Employment Letter and, thereafter, the remaining 75% of Mr. Zech’s options will vest in equal monthly installments over the following thirty-six (36) months. The options have a term of five years from the date of grant.

Source and Uses of Cash

Cash Used in Operating Activities

Cash used in operating activities for the three months ended September 30, 2010 was $1,504,000, compared to $3,834,000 for the same period in 2009.

Cash used in operating activities for the year ended June 30, 2010 was $10,033,000, compared to $10,554,000 for 2009 and $11,498,000 for 2008.

Cash Requirements

Marshall Edwards intends to allocate its current funds of approximately $7.5 million as of September 30, 2010 to continue the development of its two lead isoflavone-based drug candidates. Specifically, Marshall Edwards intends to:

•	Commence the clinical development of the drug candidate NV-143;

•	Continue the pre-clinical development of NV-128 and its next-generation candidates necessary to file an IND with the FDA.

Ongoing operations, including the conduct of the pre-clinical and clinical trial program, will continue to consume cash resources without generating revenues. Marshall Edwards does not intend to incur any significant capital expenditures in the foreseeable future. Marshall Edwards will require additional financing to fund its operations in the future. Marshall Edwards cannot assure you that it will be able to raise the funds necessary to fund its programs, on terms favorable to it, or at all.

Payments to Novogen

Future contracted payments to Novogen under the terms of the Phenoxodiol License Agreement, as amended and the License Agreement for Triphendiol and NV-143 and the License Agreement for NV-128 are detailed in Note 5 “Related Party Transactions” to the Marshall Edwards unaudited consolidated financial statements for the three months ended September 30, 2010 and Note 7 “Related Party Transactions” for the Marshall Edwards audited consolidated financial statements for the three years ended June 30, 2010, each included elsewhere herein. Also, Marshall Edwards may be required to make payments to Novogen under the Manufacturing License and Supply Agreement if future clinical supplies of drug product are sourced from Novogen. However, as described elsewhere in this document, these licensed assets are being acquired by Marshall Edwards in the Isoflavone Transaction pursuant to the Asset Purchase Agreement. Accordingly, these license agreements, and Marshall Edwards’ payment obligations thereunder, will be terminated upon consummation of the Isoflavone Transaction.

Results of Operations

Summary of Revenue and Expenses

The following table provides a summary of revenues and expenses to supplement the more detailed discussions below:

	Three Months Ended September 30,		Year Ended June 30,
	2010	2009	2010	2009	2008
	(in thousands)
Revenues
Interest and other income	$14	$26	$84	$228	$674
Dividends	57	—	—	—	—

Total Revenues	71	26	84	228	674

Research and Development Expenses
Clinical trial study costs	$(190)	$20	$(1,191)	$(5,719)	$(5,928)
Drug manufacturing scale-up costs	(96)	(5)	(475)	(198)	(1,310)
Research and development service charge	(358)	(487)	(2,279)	(1,456)	(2,065)
Other	(41)	(31)	(86)	(404)	(22)

Total Research and Development Costs	(685)	(503)	(4,031)	(7,777)	(9,325)

License Fees
License Fees	—	(1,500)	(1,500)	(2,000)	(1,000)

Selling, General and Administrative Expenses
Legal and professional fees	(284)	(72)	$(513)	$(479)	$(527)
Administrative service charge	(145)	(196)	(865)	(808)	(989)
Share-based payments	(120)	—	(64)	(90)	—
Other	(596)	(163)	(1,006)	(253)	(1,240)

Total Selling, General and Administrative expenses	(1,145)	(431)	(2,448)	(1,630)	(2,756)

Three Months Ended September 30, 2010 Compared to the Three Months Ended September 30, 2009

Marshall Edwards recorded a consolidated loss of $1,759,000 and $2,408,000 for the three months ended September 30, 2010 and 2009, respectively.

Revenues: Marshall Edwards received interest on cash and cash equivalents of $14,000 for the three months ended September 30, 2010 compared to $26,000 for the three months ended September 30, 2009. The decrease was due to lower cash balances and lower interest rates earned by Marshall Edwards’ cash deposits. Marshall Edwards also received dividends of $57,000, from a small investment, for the three months ended September 30, 2010 which have not previously been received in prior periods.

Research and Development: Research and development expenses increased $182,000 to $685,000 for the three months ended September 30, 2010 compared to $503,000 for the three months ended September 30, 2009. The increase results from finalization work associated with the OVATURE Phase III clinical trial combined with additional costs associated with NV-143 development.

Selling, General and Administrative: Selling, general and administrative expenses increased by $714,000 to $1,145,000 for the three months ended September 30, 2010 compared to $431,000 for the three months ended September 30, 2009. The increase primarily relates to costs associated with setting up the U.S. office including employee wages and related expenses. Additional costs have also been incurred in relation to the agreement in principle with Novogen to acquire Novogen’s entire isoflavone-related intellectual property portfolio.

Foreign exchange gains/losses are included in selling, general and administrative expenses and occur when revaluing cash denominated in foreign currencies and upon consolidation of Marshall Edwards’ wholly owned subsidiary MEPL. MEPL uses U.S. dollars as its functional currency and also engages in transactions in foreign currencies. Further, MEPL’s accounts and financial statements are denominated in Australian dollars. Translation of MEPL’s financial statements into U.S. dollars did not have a material impact on Marshall Edwards’ financial position. However, exchange rates are volatile in the current market resulting from the global financial crisis and there is a possibility that foreign exchange gains/losses may have a material impact in future periods. At September 30, 2010, Marshall Edwards had not established a foreign currency hedging program. Net foreign exchange losses during the three months ended September 30, 2010 were $72,000 compared with foreign exchange losses of $90,000 during the three months ended September 30, 2009.

Year Ended June 30, 2010 Compared to the Year Ended June 30, 2009

Marshall Edwards recorded a consolidated loss of $7,896,000 and $11,180,000 for the years ended June 30, 2010 and 2009, respectively.

Revenues: Marshall Edwards received interest on cash assets and cash equivalents of $84,000 for the year ended June 30, 2010 versus $228,000 for the year ended June 30, 2009. This decrease was due to lower cash balances and lower interest rates earned by Marshall Edwards’ deposits.

Research and Development: Research and development expenses decreased $3,746,000 to $4,031,000 for the year ended June 30, 2010 compared to $7,777,000 for the year ended June 30, 2009. This decrease was primarily due to lower spending, following the termination of enrollment of the OVATURE Phase III clinical trial, which is currently being finalized, partially offset by increased costs associated with the development of NV-196 and NV-128.

License Fees: Milestone license fees of $1,500,000 were expensed in the year ended June 30, 2010 under the terms of the License Agreement for NV-128. Milestone license fees of $2,000,000 were expensed in the year ended June 30, 2009 under the terms of the License Agreement for Triphendiol and NV-143. No other milestone license fees were due under any of the license agreements with Novogen.

Selling, General and Administrative: Selling, general and administrative expenses increased by $818,000 to $2,448,000 for the year ended June 30, 2010 compared to $1,630,000 for the year ended June 30, 2009. The increase relates to a number of factors including costs associated with the reverse share split and costs incurred in the recruitment of a new Chief Executive Officer, which were not incurred in the previous corresponding period. Also contributing to the increase in the year ended June 30, 2010 compared to the previous corresponding period are the remuneration expenses for the new employees, which include the Chief Executive Officer and Chief Financial Officer.

Foreign exchange gains/(losses) are included in selling, general and administrative expenses and occur when revaluing cash denominated in foreign currencies and upon consolidation of Marshall Edwards’ wholly owned subsidiary MEPL. MEPL uses U.S. dollars as its functional currency and also engages in transactions in foreign currencies. Further, MEPL’s accounts and financial statements are denominated in Australian dollars. Translation of MEPL’s financial statements into U.S. dollars did not have a material impact on Marshall Edwards’ financial position. At June 30, 2010, Marshall Edwards had not established a foreign currency hedging program. Net foreign exchange losses during the year ended June 30, 2010 were $141,000 compared with net exchange gains of $242,000 during the year ended June 30, 2009.

Year Ended June 30, 2009 Compared to the Year Ended June 30, 2008

Marshall Edwards recorded a consolidated loss of $11,180,000 and $12,410,000 for the years ended June 30, 2009 and 2008, respectively.

Revenues: Marshall Edwards received interest on cash assets and cash equivalents of $228,000 for the year ended June 30, 2009 versus $674,000 for the year ended June 30, 2008. This decrease was due to lower interest rates on cash investments.

Research and Development: Research and development expenses decreased $1,548,000 to $7,777,000 for the year ended June 30, 2009 compared to $9,325,000 for the year ended June 30, 2008. This decrease was primarily due to a reduction in the cost of drug for the OVATURE clinical trail which was mostly manufactured in prior years. The research and development service charge from Novogen decreased for the year ended June 30, 2009, due to favorable currency movements in the U.S. dollar compared to the Australian dollar as these charges are denominated in Australian dollars.

Also included in clinical trial study costs are the expenses associated with the termination of the enrollment in the OVATURE Phase III clinical trial.

License Fees: Milestone license fees of $2,000,000 were expensed in the year ended June 30, 2009 under the terms of the License Agreement for Triphendiol and NV-143. This license fee was due on the earlier of the date of enrollment of the first clinical trial subject in a Phase II clinical trial of the licensed product, or June 30, 2009. The payment became due and was paid on June 30, 2009.

Selling, General and Administrative: Selling, general and administrative expenses decreased by $1,126,000 to $1,630,000 for the year ended June 30, 2009 compared to $2,756,000 for the year ended June 30, 2008. The decrease was due primarily to Marshall Edwards’ decision to conserve cash and reduce expenses associated with public relations, traveling expenses and reduced administration service fees paid to Novogen.

Foreign exchange gains/(losses) are included in selling, general and administrative expenses and occur when revaluing cash denominated in foreign currencies and upon consolidation of Marshall Edwards’ wholly owned subsidiary MEPL. MEPL uses U.S. dollars as its functional currency and also engages in transactions in foreign currencies. Further, MEPL’s accounts and financial statements are denominated in Australian dollars. Translation of MEPL’s financial statements into U.S. dollars did not have a material impact on Marshall Edwards’ financial position. At June 30, 2009, Marshall Edwards had not established a foreign currency hedging program. Net foreign exchange gains during the twelve months ended June 30, 2009 were $242,000 compared with net exchange losses of $255,000 during the twelve months ended June 30, 2008.

Off-Balance Sheet Arrangements

Marshall Edwards does not currently have any off-balance sheet arrangements.

Contractual Obligations

For details of Marshall Edwards’ contractual obligations at June 30, 2010 see Note 5 “Expenditure Commitments” to the Marshall Edwards consolidated financial statements included elsewhere herein.

Critical Accounting Estimates

The preparation of the Marshall Edwards consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the Marshall Edwards financial statements and the accompanying notes included elsewhere herein. Actual results could differ from those estimates.

Clinical Trials Expenses

Estimates have been used in determining the expense liability under certain clinical trial contracts where services have been performed but not yet invoiced. The actual costs of those services could differ in amount and timing from the estimates used in completing the financial statements.

Generally the costs, and therefore estimates, associated with clinical trial contracts are based on the number of patients, drug administration cycles, the type of treatment and the outcome being measured. The length of time before actual amounts can be determined will vary depending on length of the patient cycles and the timing of the invoices by the clinical trial partners.

Clinical trial expenses of $1,191,000 and $190,000 have been included in the financial statements for the year ended June 30, 2010 and the three months ended September 30, 2010, respectively, of which $731,000 and $509,000 has been accrued at June 30, 2010 and September 30, 2010, respectively. These estimates are based on the number of patients in each trial and the drug administration cycle.

At June 30, 2009 Marshall Edwards had accrued $1,181,000 in relation to claims received for clinical trial expenses in connection with the termination of enrollment into the OVATURE Phase III clinical trial. Following negotiations Marshall Edwards paid $849,000 in final settlement of these claims.

Stock Based Compensation

On December 9, 2008, Marshall Edwards adopted the 2008 Stock Omnibus Equity Compensation Plan and cancelled the Marshall Edwards, Inc. Share Option Plan (the “Share Option Plan”). No options were issued under the Share Option Plan. The Plan provides for the issuance of a maximum of 700,000 shares of common stock in connection with the grant of options and/or other stock-based or stock-denominated awards to Marshall Edwards’ non-employee directors, officers, employees and advisors. To date, Marshall Edwards has issued options exercisable for 78,463 shares of common stock under the Plan.

Marshall Edwards accounts for stock based payments by estimating the fair value of the options issued. The costs of these equity-settled transactions are determined using a binomial model to calculate the fair value at the date on which they are granted. Warrants representing 4,608 warrant shares were issued to Mr. John O’Connor on July 30, 2008, in consideration for investor relations services rendered. Stock options representing 5,000 shares of common stock were issued to Associate Professor Gil Mor of Yale University on January 28, 2009, in recognition of his contribution to the development of Phenoxodiol under the Plan. Pursuant to the terms of Dr. Gold’s Employment Letter, Dr. Gold has received options to purchase 220,390 shares of Marshall Edwards’ common stock in two separate tranches, as an inducement to become a new employee of Marshall Edwards, which in accordance with Nasdaq rule 5635(c), does not require stockholder approval. The first tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with the second tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold on June 7, 2010 following the public release of Marshall Edwards’ OVATURE study results. Dr. Gold’s options are issued outside the plan. Pursuant to the terms of Mr. Zech’s Employment Letter, Mr. Zech has received options to purchase 73,463 shares of Marshall Edwards’ common stock, under the Plan, which were granted on June 18, 2010.

With respect to the fair value of the stock based compensation described above the following assumptions were used:

	July 30, 2008	January 28, 2009	April 23, 2010	June 7, 2010	June 18, 2010
Dividend yield	0%	0%	0%	0%	0%
Expected volatility	81%	111%	132%	135%	136%
Historical volatility	81%	111%	132%	135%	136%
Risk-free interest rate	3.36%	1.70%	2.61%	1.95%	2.04%
Expected life	5 years	5 years	5 years	5 years	5 years
Fair value	$14.10	$5.00	$4.38	$1.63	$1.33

The dividend yield reflects the assumption that the current dividend payout, which is zero, will continue with no anticipated increases. The expected life of the stock based compensation is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome.

Quantitative and Qualitative Disclosures about Marshall Edwards’ Market Risk

Interest Rate Risk

Marshall Edwards’ exposure to market interest rates relates primarily to the investments of cash balances.

Marshall Edwards has cash reserves held primarily in U.S. and Australian dollars and places funds on deposit with financial institutions and such funds are generally at call.

Marshall Edwards does not use derivative financial instruments. Marshall Edwards places its cash deposits with high credit quality financial institutions, and, by policy, limits the amount of credit exposure to any single counter-party. Marshall Edwards is adverse to principal loss and ensures the safety and preservation of its invested funds by limiting default risk, market risk and reinvestment risk.

Marshall Edwards seeks to mitigate default risk by depositing funds with high credit quality financial institutions and by constantly positioning its portfolio to respond appropriately to a significant reduction in a credit rating of any financial institution.

Marshall Edwards has no interest rate exposure due to rate changes for long-term debt.

Marshall Edwards does not consider the effects of interest rate movements to be a material risk to its financial condition.

Foreign Currency Risk

Marshall Edwards conducts a portion of its business in various currencies, primarily in U.S. dollars and Australian dollars, Euros and British pounds. At September 30, 2010, Marshall Edwards had not established a foreign currency hedging program. Net foreign exchange losses during the three months ended September 30, 2010 were $72,000 compared with net exchange losses of $90,000 during the three months ended September 30, 2009. Foreign exchange gains and losses occur upon consolidation of MEPL, which uses U.S. dollars as its functional currency and also engages in transactions in foreign currencies. MEPL’s accounts are denominated in Australian dollars. Translation of MEPL’s financial statements into U.S. dollars did not have a material impact on Marshall Edwards’ financial position.

Marshall Edwards does not consider the effects of foreign currency movements to be a material risk to its financial condition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Marshall Edwards’ agreements with its parent corporation Novogen are each summarized below. As Novogen is Marshall Edwards’ parent corporation, each of Marshall Edwards’ agreements with Novogen is considered a related party transaction. Marshall Edwards’ Code of Business and Ethics provides that Marshall Edwards’ Audit Committee, which is composed of independent directors in accordance with both Nasdaq and SEC guidelines, review and approve all related party transactions. As such, each of these agreements were, or, in the case of the agreement in principle to acquire certain intellectual property from Novogen, will be, reviewed and approved by the majority of the members of Marshall Edwards’ Audit Committee who did not have an interest in the transactions. Marshall Edwards believes that each of Marshall Edwards’ executed agreements with Novogen is on terms as favorable to Marshall Edwards as Marshall Edwards could have obtained from unaffiliated third parties. The following description is only a summary of what Marshall Edwards believes are the material provisions of the agreements.

As noted below, pursuant to the Asset Purchase Agreement, Novogen, Novogen’s wholly-owned subsidiary Novogen Research Pty Limited, and Marshall Edwards have agreed to terminate, effective upon consummation of the Isoflavone Transaction, each of the license agreements with respect to the Isoflavone-related Assets. Subsequent to the execution of the Asset Purchase Agreement, Novogen, Marshall Edwards and MEPL agreed to terminate the Services Agreement effective as of December 31, 2010.

The License Agreement for Phenoxodiol, As Amended

In September 2003, Novogen’s subsidiary, Novogen Research Pty Limited (“Novogen Research”), entered into the Phenoxodiol License Agreement with Marshall Edwards’ subsidiary, MEPL, pursuant to which Novogen Research granted MEPL a world-wide, non-transferable license under its patents and patent applications and in its licensed know-how to conduct clinical trials and commercialize and distribute Phenoxodiol products. Marshall Edwards and Novogen have each guaranteed the obligations of their respective subsidiaries under the Phenoxodiol License Agreement. See “—Guarantee and Indemnity Agreement.” The Phenoxodiol License Agreement is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world, which Marshall Edwards expects will be no earlier than August 29, 2017, and thereafter is non-exclusive for the remainder of the term of the agreement. The Phenoxodiol License Agreement grants Marshall Edwards the right to make, have made, market, distribute, sell, hire or otherwise dispose of Phenoxodiol products in the field of prevention, treatment or cure of cancer in humans by pharmaceuticals delivered in all forms except topical applications (the “Field”). Marshall Edwards is obliged to continue current and undertake further clinical trials of Phenoxodiol, and is responsible for paying for all materials necessary to conduct clinical trials. Marshall Edwards must conduct all such trials diligently and professionally and must use reasonable endeavors to design and conduct clinical trials to generate outcomes which are calculated to result in regulatory approval of Phenoxodiol products. Marshall Edwards must also keep proper records of all clinical trials and allow Novogen to inspect those records.

All intellectual property rights in the compound, trial protocols, results of the clinical trials, case report forms and any other materials used in the conduct of the clinical trials are assigned by Marshall Edwards to Novogen and Marshall Edwards may not publish the results of clinical trials without the prior written consent of Novogen. Each party must disclose to the other party developments, improvements, enhancements or new know-how in relation to the Phenoxodiol product which are made or acquired by either party.

Marshall Edwards may not sub-license, sub-contract, or engage agents without the prior written consent of Novogen. Any proposed sub-contractors and agents must first agree in writing to comply with certain confidentiality obligations and to assign to Novogen all intellectual property rights in the Field created or acquired by them in the course of their engagement.

Marketing and Commercialization

Marshall Edwards may market and commercialize Phenoxodiol products under the Phenoxodiol License Agreement in any manner Marshall Edwards thinks fit, so long as Marshall Edwards conducts any marketing and commercialization activities on a commercially reasonable basis in compliance with applicable laws and regulations, complies with reasonable directions given by Novogen, acts in a manner which Marshall Edwards considers to be most beneficial to the interests of Marshall Edwards and Novogen, and otherwise acts in good faith to Novogen. All advertising and promotional material must be submitted to Novogen for prior approval.

Fees, Charges and Costs

MEPL paid $5,000,000 to Novogen in February 2004 which was the first lump sum license fee payment due under the terms of the Phenoxodiol License Agreement. Also, MEPL paid $2,000,000 to Novogen in January 2005 and $4,000,000 in January 2006 which were the annual milestone license fee payments due under the Phenoxodiol License Agreement. MEPL paid a second lump sum license fee of $5,000,000 to Novogen in July 2006 following the raising of funds in a private placement closed on July 11, 2006 (the “PIPE”). This license fee was due on the later of November 1, 2003 or such later date when the cumulative total of all funds received from debt or equity issuances and revenue received from commercialization (income other than sales) and sales of Phenoxodiol products exceeded $50,000,000. Following the PIPE, the funds received from equity issuances exceeded $50,000,000 which triggered this license fee payment. Future amounts payable to Novogen under terms of the Phenoxodiol License Agreement are as follows:

1. Until the expiration of the exclusivity period of the license, MEPL must pay Novogen 2.5% of all net sales and 25% of commercialization income. After the exclusivity period of the license, 1.5% of net sales must be paid to Novogen. The preconditions to such payments have not yet occurred.

The “Exclusivity Period” ends on the later of:

(a) the date of expiration or lapsing of the last patent right in the patents and patent applications set out in the license agreement with Novogen; or

(b) the date of expiration or lapsing of the last licensed patent right which MEPL would, but for the license granted in the license agreement, infringe in any country in the geographical territory covered by the license agreement by doing in that country any of the things set out in the license agreement.

2. In addition to the amounts above, the Phenoxodiol License Agreement was amended in June 2006 and April 2007 to provide that upon the earliest receipt by MEPL of the first:

(i) approval by the U.S. Food and Drug Administration (the “FDA”) of a New Drug Application (“NDA”) for Phenoxodiol;

(ii) approval or authorization of any kind to market Phenoxodiol in the U.S.; or

(iii) approval or authorization of any kind by a government agency in any other country to market Phenoxodiol.

MEPL will be required to pay Novogen Research Pty Limited $8,000,000, together with interest on such amount from (and including) December 31, 2006 to (but excluding) the Approval Date. Thereafter, MEPL will be required to make license milestone fee payments of $8,000,000 to Novogen Research Pty Limited on December 31 of the year of the Approval Date and on December 31 of each year thereafter during the exclusivity period under the Phenoxodiol License Agreement.

No license fees have been accrued in respect of Phenoxodiol at September 30, 2010.

Termination

Marshall Edwards may terminate the Phenoxodiol License Agreement at any time, by giving three months’ notice to Novogen. Marshall Edwards may also terminate the Phenoxodiol License Agreement if Novogen commits a breach of any of its material obligations under the Phenoxodiol License Agreement, becomes the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen may terminate the Phenoxodiol License Agreement if Marshall Edwards commits a breach of any of Marshall Edwards’ material obligations thereunder, becomes the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen may also terminate the Phenoxodiol License Agreement immediately if a change of control, as defined therein, occurs without the consent of Novogen.

Pursuant to the terms of the Asset Purchase Agreement, effective upon consummation of the Isoflavone Transaction, the Phenoxodiol License Agreement will be terminated.

The License Agreement for NV-196 and NV-143

In May 2006, MEPL entered into the NV-196 and NV-143 License Agreement with Novogen Research. Pursuant to the terms of the NV-196 and NV-143 License Agreement, Novogen Research has granted MEPL a world-wide, non-transferable license under its patents and patent applications and in its licensed know-how to conduct clinical trials and commercialize and distribute NV-196 and NV-143 products. The NV-196 and NV-143 License Agreement is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world and thereafter is non-exclusive. The NV-196 and NV-143 License Agreement grants Marshall Edwards the right to make, have made, market, distribute, sell, hire or otherwise dispose of NV-196 and NV-143 products in the field of prevention treatment or cure of cancer in humans by pharmaceuticals delivered in all forms except topical applications.

Marshall Edwards is obligated to continue current and undertake further clinical trials of NV-196 and NV-143, and is responsible for paying for all materials necessary to conduct clinical trials. Marshall Edwards must conduct all such trials diligently and professionally. Marshall Edwards must use reasonable endeavors to design and conduct clinical trials to generate outcomes which are calculated to result in regulatory approval of NV-196 and NV-143 products. Marshall Edwards must also keep proper records of all clinical trials and allow Novogen to inspect those records.

All intellectual property rights in the compounds, trial protocols, results of clinical trials, case report forms and any other materials used in the conduct of the clinical trials are assigned by Marshall Edwards to Novogen and Marshall Edwards may not publish the results of clinical trials without the prior written consent of Novogen. Each party must disclose to the other party developments, improvements, enhancements or new know-how in relation to the NV-196 and NV-143 products which are made or acquired by either party.

Marshall Edwards may not sub-license, sub-contract or engage agents without the prior written consent of Novogen. Any proposed sub-contractors and agents must first agree in writing to comply with certain confidentiality obligations and to assign to Novogen all intellectual property rights in the Field created or acquired by them in the course of their engagement.

Marketing and Commercialization

Marshall Edwards may market and commercialize NV-196 and NV-143 products under the NV-196 and NV-143 License Agreement in any manner that Marshall Edwards thinks fit so long as Marshall Edwards conducts any marketing and commercialization activities on a commercially reasonable basis in compliance with applicable laws and regulations. Marshall Edwards must also comply with reasonable direction given to Marshall Edwards by Novogen, act in a manner which Marshall Edwards considers to be most beneficial to the interests of Marshall Edwards and Novogen and otherwise act in good faith to Novogen. All advertising and promotional material must be submitted to Novogen for prior approval.

Fees, Charges and Costs

MEPL paid $1,000,000 to Novogen in May 2006 which was the first lump sum license fee payment due under the terms of the NV-196 and NV-143 License Agreement. Other amounts payable to Novogen under the terms of the NV-196 and NV-143 License Agreement are as follows:

1. MEPL must pay to Novogen the following milestone license fees upon the occurrence of the corresponding milestone as detailed below:

(a)	the first licensed product containing NV-196 to reach a milestone as described below; and

(b)	the first licensed product containing NV-143 to reach a milestone as described below.

The milestone license fees are:

(i) $1,000,000 on the date an investigational new drug application (“IND”) for the licensed product goes into effect or the equivalent approval of a government agency is obtained in another country. If this event does not occur before March 31, 2008, then this amount will become due. The amount of $1,000,000 was paid to Novogen on March 31, 2008 under the terms of this agreement;

(ii) $2,000,000 on the date of enrollment of the first clinical trial subject in a Phase II clinical trial of the licensed product. If this event does not occur before June 30, 2009, then this amount will become due. The amount of $2,000,000 was paid to Novogen on June 30, 2009 under the terms of this agreement;

(iii) $3,000,000 on the date of enrollment of the first clinical trial subject in a Phase III clinical trial of the licensed product. If this event does not occur before December 31, 2011, then this amount will become due; and

(iv) $8,000,000 on the date of first receipt of a NDA for the licensed product from the FDA or equivalent approval from a government agency in another country. If this event does not occur before December 31, 2013, then this amount will become due.

2. MEPL must pay Novogen 5% of all net sales and 25% of commercialization income for the term of the license. The royalty rate is reduced by 50% if the licensed patent right in any country or territory expires, lapses, is revoked, does not exist or is assigned to MEPL and the product is entirely manufactured and supplied in such country.

3. Minimum royalties of $3,000,000 per year are payable following the date of the first receipt of an NDA for a licensed product from the FDA (or equivalent approval from a government agency in any other country) until the expiration of the term.

Termination

Marshall Edwards may terminate the NV-196 and NV-143 License Agreement at any time by giving three months’ notice to Novogen. Marshall Edwards may also terminate the NV-196 and NV-143 License Agreement if Novogen commits a breach of any of its material obligations thereunder, becomes the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen may terminate the NV-196 and NV-143 License Agreement if Marshall Edwards commits a breach of any of Marshall Edwards’ material obligations thereunder, becomes the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen may also terminate the NV-196 and NV-143 License Agreement immediately if a change of control, as defined therein, occurs without the consent of Novogen.

As the NV-196 and NV-143 License Agreement may be terminated without penalty by MEPL by giving three months notice, the license fees due thereunder are recognized as an expense when the milestone event occurs.

Pursuant to the terms of the Asset Purchase Agreement, effective upon consummation of the Isoflavone Transaction, the NV-196 and NV-143 License Agreement will be terminated.

License Agreement for NV-128

On August 4, 2009, MEPL entered into the NV-128 License Agreement with Novogen Research, pursuant to which Novogen Research granted to MEPL an exclusive, worldwide, non-transferable license under its patents and patent applications and in the intellectual property rights related to its know how to conduct clinical trials, commercialize and distribute NV-128. The NV-128 License Agreement covers the use of NV-128 in the field. The NV-128 License Agreement remains in effect until (i) the expiration or lapsing of the last relevant patents or patent applications in the world or (ii) Novogen Research’s assignment to MEPL of the last relevant patents or patent applications in the world so that MEPL may assume the filing, prosecution and maintenance of such patents or patent applications. Thereafter, the NV-128 License Agreement becomes a non-exclusive, perpetual and irrevocable license covering any remaining intellectual property rights related to the know how with respect to NV-128.

MEPL is obligated to undertake clinical trials of NV-128, and is responsible for paying for all materials necessary to conduct such clinical trials. MEPL must conduct all such trials diligently and professionally. MEPL must use reasonable endeavors to design and conduct clinical trials to generate outcomes which are calculated to result in regulatory approval of NV-128. MEPL must also keep proper records of all clinical trials and allow Novogen Research to inspect those records.

All intellectual property rights in the compounds, trial protocols, results of clinical trials, case report forms and any other materials used in the conduct of the clinical trials are assigned by MEPL to Novogen Research and MEPL may not publish the results of clinical trials without the prior written consent of Novogen Research. Each party must disclose to the other party developments, improvements, enhancements or new know-how in relation to NV-128, which are made or acquired by either party.

MEPL may not sub-license, sub-contract or engage agents without the prior written consent of Novogen Research. Any proposed sub-contractors and agents must first agree in writing to comply with certain confidentiality obligations and to assign to Novogen Research all intellectual property rights in the field created or acquired by them in the course of their engagement.

Marketing and Commercialization

MEPL may market and commercialize NV-128 in any manner that MEPL thinks fit so long as MEPL conducts any marketing and commercialization activities on a commercially reasonable basis in compliance with applicable laws and regulations. MEPL must also comply with reasonable direction given to MEPL by Novogen Research, act in a manner which MEPL considers to be most beneficial to the interests of MEPL and Novogen Research and otherwise act in good faith to Novogen Research. All advertising and promotional material must be submitted to Novogen Research for prior approval

Fees, Charges and Costs

1. MEPL paid $1,500,000 to Novogen Research in August 2009, which was the first lump sum license fee payment under the terms of the NV-128 License Agreement.

2. Future amounts payable to Novogen Research upon the achievement of certain milestones are as follows:

(i) $1,000,000 on the date an IND for the licensed product goes into effect or the equivalent approval of a government agency is obtained in another country. If this event does not occur before December 31, 2011 then this amount will become due;

(ii) $2,000,000 on the date of enrollment of the first clinical trial subject in a Phase II clinical trial of the licensed product. If this event does not occur before December 31, 2012, then this amount will become due;

(iii) $3,000,000 on the date of enrollment of the first clinical trial subject in a Phase III clinical trial of the licensed product. If this event does not occur before December 31, 2014, then this amount will become due; and

(iv) $8,000,000 on the date of first receipt of a NDA for the licensed product from the FDA or equivalent approval from a government agency in another country. If this event does not occur before December 31, 2017, then this amount will become due.

3. MEPL must pay Novogen Research 5% of all net sales and 25% of commercialization income for the term of the license. The royalty rate is reduced by 50% if the licensed patent right in any country or territory expires, lapses, is revoked, does not exist or is assigned to MEPL and the product is entirely manufactured and supplied in such country.

4. Minimum royalties of $3,000,000 per year are payable following the date of the first receipt of an NDA for a licensed product from the FDA (or equivalent approval from a government agency in any other country) until the expiration of the term.

Termination

MEPL may terminate the NV-128 License Agreement at any time by giving three months’ notice to Novogen Research. MEPL may also terminate the NV-128 License Agreement if Novogen Research commits a breach of any of its material obligations thereunder, becomes the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen Research may terminate the NV-128 License Agreement if MEPL commits a breach of any of its material obligations thereunder, becomes the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen Research may also terminate the NV-128 License Agreement immediately if a change of control, as defined therein, occurs without the consent of Novogen Research.

As the NV-128 License Agreement may be terminated without penalty by MEPL by giving three months notice, the license fees due thereunder are recognized as an expense when the milestone event occurs.

Pursuant to the terms of the Asset Purchase Agreement, effective upon consummation of the Isoflavone Transaction, the NV-128 License Agreement will be terminated.

The Amended and Restated Manufacturing License and Supply Agreement

In September 2003, MEPL entered into an amended and restated manufacturing license and supply agreement (the “Manufacturing License and Supply Agreement”) with Novogen Laboratories Pty Limited (“Novogen Laboratories”), pursuant to which MEPL granted to Novogen Laboratories an exclusive, non-transferable sub-license to manufacture and supply Phenoxodiol to Marshall Edwards in its primary manufactured form. Marshall Edwards and Novogen have each guaranteed the obligations of their respective subsidiaries under the Manufacturing License and Supply Agreement. See “—Guarantee and Indemnity Agreement.” Novogen may not sublicense its rights or engage agents or subcontractors to exercise its rights or perform its obligations under the Manufacturing License and Supply Agreement without Marshall Edwards’ prior written consent.

Marshall Edwards is not obligated to purchase a minimum amount of Phenoxodiol from Novogen under this agreement. If Novogen materially and persistently fails to supply the amount of Phenoxodiol ordered by Marshall Edwards by the required date, Marshall Edwards may manufacture (or engage a third party, without Novogen’s consent, to manufacture) the amount of the shortfall of Phenoxodiol until Novogen demonstrates that it is able to consistently supply Phenoxodiol in accordance with Marshall Edwards’ requirements. In this case, Novogen must take all reasonable steps to make available to Marshall Edwards or the third party, on commercial terms, the know-how necessary to enable that manufacture to occur.

Fees and Charges

The purchase price for Phenoxodiol supplied is the total costs to Novogen plus a mark-up of 50%. The purchase price may be adjusted quarterly by Novogen by reference to the actual costs referred to above for the preceding quarter. If at any time Marshall Edwards does not pay any amount due to Novogen, Novogen may suspend the supply of Phenoxodiol to Marshall Edwards until payment is received. Interest accrues daily on the outstanding balance of all overdue amounts payable to Novogen under the Manufacturing License and Supply

Agreement. At September 30, 2010, no amount was due and owing to Novogen under the Manufacturing License and Supply Agreement.

Manufacturing Developments and Improvements

Each party must disclose to the other any new developments, improvements and new know-how relating to the manufacture of Phenoxodiol which are made or acquired by it during the term of the Manufacturing License and Supply Agreement. All intellectual property rights in developments, improvements and new know-how made or acquired by Novogen are to be assigned to Marshall Edwards. Marshall Edwards must provide to Novogen such technical information and assistance as Novogen reasonably requests in order to exercise its rights and perform its obligations.

Each party acknowledges that nothing in the Manufacturing License and Supply Agreement shall have the effect of transferring or assigning to Novogen any right, title or interest in any intellectual property rights in the Phenoxodiol products licensed under the Manufacturing License and Supply Agreement.

Novogen agrees to notify Marshall Edwards immediately on becoming aware of any infringement of the intellectual property rights in the licensed products or any claim by a third party that the activities of the parties under the Manufacturing License and Supply Agreement infringe such third party’s intellectual property rights. If required, Novogen agrees to be a party to any proceedings brought by Marshall Edwards in relation to any infringement of intellectual property rights in the licensed products and also agrees, at Marshall Edwards’ cost, to provide all reasonable assistance in relation to such proceedings and to execute such documents as Marshall Edwards reasonably requires. Novogen has taken the strategic decision not to manufacture commercial scale Active Pharmaceutical Ingredients (API) for cancer drugs, including Phenoxodiol, directly or through Novogen, including under this agreement, as these can be more economically supplied by third parties with particular expertise in this area. Marshall Edwards has completed the novation to MEPL of contracts that Novogen had entered into with third parties to develop a scalable manufacturing method to ensure that sufficient quantities of Phenoxodiol can be manufactured in compliance with cGMP (Current Good Manufacturing Practices) and to complete the analytical and stability work necessary for an NDA submission.

Termination

Either party may terminate the Manufacturing License and Supply Agreement immediately at any time if the other party becomes the subject of certain bankruptcy proceedings, becomes unable to carry out the transactions contemplated by the Manufacturing License and Supply Agreement or breaches its obligations and does not cure such breach within twenty-one days notice. Marshall Edwards may also terminate the Manufacturing License and Supply Agreement immediately if the Phenoxodiol License Agreement expires or is terminated. Novogen may also terminate the Manufacturing License and Supply Agreement immediately if a change of control, as defined therein, occurs without the consent of Novogen.

Pursuant to the terms of the Asset Purchase Agreement, effective upon consummation of the Isoflavone Transaction, the Manufacturing License and Supply Agreement will be terminated.

Limitation of Liability

The liability of Novogen for breach of conditions or warranties imposed by statute is limited to the replacement of goods, supply of equivalent goods, repair or replacement value of goods or the re-supply or payment for re-supply of services.

The Amended and Restated License Option Deed

In September 2003, Novogen Research granted MEPL, an amended and restated license option deed (the “License Option Deed”) which granted MEPL an exclusive first right to accept and an exclusive last right to match any proposed dealing by Novogen with its intellectual property rights with a third party relating to certain synthetic pharmaceutical compounds (other than Phenoxodiol) developed by Novogen or its affiliates.

Option Compounds

The rights relate to all synthetic pharmaceutical compounds, known as option compounds, delivered or taken in all forms except topical applications (other than Phenoxodiol, which is the subject of the license agreement), developed before or during the term of the License Option Deed, by or on behalf of Novogen or its affiliates, which have known applications in the Field.

Dealings in Option Compounds and Exercise of Rights

Novogen must not, and must ensure that its affiliates other than Marshall Edwards do not, deal, solicit entertain or discuss dealings with any intellectual property rights in the field or in relation to any option compounds without giving Marshall Edwards an exclusive first right to accept and an exclusive last right to match any such dealing. If Marshall Edwards exercises its first right to accept or last right to match, Novogen must deal with the intellectual property rights in favor of Marshall Edwards on the terms and conditions proposed. Marshall Edwards has fifteen business days to exercise those rights and, if Marshall Edwards fails to do so, Novogen may deal with those intellectual property rights in favor of a third party provided that the terms are no more favorable to that third party than those first offered to Marshall Edwards or which Marshall Edwards declined to match.

Protection of Intellectual Property

Novogen must act in good faith toward Marshall Edwards in relation to its obligations under the License Option Deed and must ensure that all persons involved in any research or development work in the field in relation to option compounds assign all intellectual property rights relating to the option compounds to Novogen. Novogen must also ensure that its affiliates, other than Marshall Edwards, do the same. Novogen continues to be solely responsible for the maintenance of any patent rights in the option compounds, which it may maintain and enforce at its sole discretion and expense.

Development Reports

Novogen must provide to Marshall Edwards from time to time, and in no event less frequently than every six months, development reports relating to the clinical trials and development of option compounds, and must notify Marshall Edwards immediately of any regulatory approvals granted and assessments made by any government agency.

Term and Termination

The term of the License Option Deed is sixteen years from the commencement date of the agreement, unless terminated earlier. Marshall Edwards may terminate the License Option Deed at any time on three months’ notice to Novogen. Either party may terminate the License Option Deed immediately at any time if the other party becomes the subject of certain bankruptcy proceedings, becomes unable to carry out the transactions contemplated by the agreement or breaches its obligations and does not cure such breach within twenty-one days notice.

Novogen may also terminate the License Option Deed immediately if a change of control, as defined in the license option License Option Deed, occurs without the consent of Novogen.

Pursuant to the terms of the Asset Purchase Agreement, effective upon consummation of the Isoflavone Transaction, the License Option Deed will be terminated.

The Amended and Restated Services Agreement

In September 2003, Novogen, Marshall Edwards and MEPL entered into the Services Agreement, pursuant to which Novogen agreed to provide a range of services to Marshall Edwards, or ensure that its subsidiaries provide those services.

These services include providing general assistance and advice on research and development and commercializing Phenoxodiol products and other compounds in which Marshall Edwards may acquire intellectual property rights in the future, such as option compounds in relation to which Marshall Edwards has exercised its rights under the License Option Deed.

Novogen’s obligations also include providing, within the agreed budgets described below, Marshall Edwards’ needs with respect to secretarial, marketing, finance, logistics, administrative and managerial support. Novogen also plans, conducts and supervises pre-clinical and clinical trials with Phenoxodiol and with other compounds in which Marshall Edwards has intellectual property rights. Novogen provides scientific and technical advice on management of pre-clinical and clinical research programs undertaken by Marshall Edwards and manages such research provisions. Marshall Edwards has guaranteed the obligations of Marshall Edwards’ subsidiary under the services agreement. See “—Guarantee and Indemnity Agreement.”

Fees for Services

Prior to the termination of the Services Agreement, Marshall Edwards paid services fees to Novogen on a monthly basis in accordance with an agreed annual budget. At the beginning of each financial year Novogen prepared a budget estimate for Marshall Edwards with respect to the percentage of time spent by Novogen’s employees and consultants in the provision of services to Marshall Edwards in the previous financial year and any relevant considerations which were likely to influence the time spent for the following financial year. Each estimate included the compensation paid by Novogen to each person expected to provide the services and the percentage of time Novogen expected those persons would spend on Marshall Edwards’ business, the allocated on-costs attributable to each person, a premises rental charge and a charge for asset usage and general overheads. The total estimate was to be the sum of these charges plus a mark-up of 10%. Marshall Edwards also paid Novogen’s reasonable out of pocket expenses incurred in providing the services to Marshall Edwards. At the end of the fiscal year an adjustment was made to reflect actual costs incurred where they differ from budget.

Transactions giving rise to expenditures amounting to $3,144,000 were made under the Services Agreement with Novogen during the twelve months ended June 30, 2010. Of these amounts, $2,279,000 related to service fees paid to Novogen for research and development services, reflecting the time spent by Novogen research staff on the development of Phenoxodiol, Triphendiol and NV-143. Additionally, $865,000 of the total expenditures related to costs incurred for administration and accounting services provided by Novogen.

At September 30, 2010, $274,000 was due to Novogen under the services agreement and is included in amounts due to related company.

Intellectual Property and Confidentiality

All intellectual property rights created by Novogen in the performance of the services for or at the request of Marshall Edwards are licensed to Marshall Edwards. Each party also has obligations to the other party to honor the other’s confidential information.

Termination

Marshall Edwards may terminate its rights and obligations under the Services Agreement on three months’ written notice to Novogen. Either Marshall Edwards or Novogen may terminate the Services Agreement immediately at any time if the other party becomes the subject of certain bankruptcy proceedings, becomes unable to carry out the transactions contemplated by the Services Agreement, breaches its obligations and does not cure such breach within twenty-one days notice or if a change of control in the other party occurs. Novogen may also terminate the Services Agreement immediately if a change of control, as defined in the Services Agreement, occurs without the consent of Novogen.

The terms of the Asset Purchase Agreement provided that, effective upon consummation of the Isoflavone Transaction, the Services Agreement would be terminated. Subsequent to the date of the Asset Purchase Agreement, Novogen, Marshall Edwards and MEPL agreed to terminate the Services Agreement effective December 31, 2010.

Guarantee and Indemnity Agreement

In May 2002, Marshall Edwards entered into a guaranty and indemnity agreement (the “Guaranty and Indemnity Agreement”) with MEPL, Novogen, Novogen Research and Novogen Laboratories pursuant to which Marshall Edwards has guaranteed the payment and performance of the obligations of MEPL, to Novogen and its subsidiaries, Novogen Laboratories and Novogen Research, under the Phenoxodiol License Agreement, the Manufacturing License and Supply Agreement and the Services Agreement. Novogen has guaranteed the performance of the obligations of Novogen Research under the Phenoxodiol License Agreement and the obligations of Novogen Laboratories under the Manufacturing License and Supply Agreement to MEPL. Each of Marshall Edwards’ and Novogen’s obligations in the guarantee and indemnity agreement are absolute, unconditional and irrevocable.

Indemnification

Marshall Edwards and Novogen have each agreed to indemnity the other if either of Marshall Edwards’ respective subsidiaries default in the performance of any obligation under the Phenoxodiol License Agreement, the Manufacturing License and Supply Agreement or the Services Agreement. The defaulting party must indemnify the other against all losses, liabilities and expenses, including legal expenses on a full indemnity basis, incurred, directly or indirectly, as a result of that default. The party in default must pay the amount of those losses, liabilities and expenses on demand to the non-defaulting party. Furthermore, if MEPL defaults on its payment obligations, Marshall Edwards must pay that money as directed by Novogen.

Termination

The Guaranty and Indemnity Agreement is a continuing obligation, and remains in full force until all the guaranteed obligations have been irrevocably paid and performed in full.

Pursuant to the terms of the Asset Purchase Agreement, effective upon consummation of the Isoflavone Transaction, the Guaranty and Indemnity Agreement will be terminated.

Marshall Edwards’ Certificate of Incorporation and By-laws

In addition, Marshall Edwards’ certificate of incorporation and bylaws contain certain provisions relating to its relationship with Novogen. See “—Indemnification of Novogen” and “—Transactions and Corporation Opportunities” under “Description of Marshall Edwards Capital Stock—Summary of Marshall Edwards’ Amended and Restated Certificate of Incorporation and certain Provisions of the Delaware General Corporation Law (DGCL).”

DESCRIPTION OF MARSHALL EDWARDS CAPITAL STOCK

Marshall Edwards’ total authorized share capital is 113,100,000 shares consisting of 113,000,000 shares of common stock, $0.00000002 par value per share, and 100,000 shares of preferred stock, $0.01 par value per share. As of the date of this document, 7,346,324 shares of Marshall Edwards’ common stock and no shares of preferred stock are issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. In the event of a liquidation, dissolution or winding up of Marshall Edwards’ affairs, holders of the common stock will be entitled to share ratably in all Marshall Edwards’ assets that are remaining after payment of Marshall Edwards’ liabilities and the liquidation preference of any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that Marshall Edwards has issued or that Marshall Edwards may issue in the future. The holders of common stock have no preemptive rights and are not subject to future calls or assessments by Marshall Edwards.

Preferred Stock

The board has the authority to issue up to 100,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in respect of that preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting such series and the designation of any such series, without future vote or action by the stockholders. Therefore, the board without the approval of the stockholders could authorize the issue of preferred stock with voting, conversion and other rights that could affect the voting power, dividend and other rights of the holders of shares or that could have the effect of delaying, deferring or preventing a change of control.

Series A Convertible Preferred Stock

In connection with the Isoflavone Transaction, Marshall Edwards will, from the 100,000 shares of blank check preferred stock authorized under its restated certificate of incorporation, designate and issue 1,000 shares of Series A Convertible Preferred Stock.

Conversion. From the closing date of the Isoflavone Transaction, the Series A Convertible Preferred Stock will, at the option of Novogen, be convertible at any time and from time to time and without the payment of additional consideration by the holder thereof into 4,827,419 shares of Marshall Edwards common stock. The holders may convert all or a portion of the Series A Convertible Preferred Stock. Any unconverted shares of the Series A Convertible Preferred Stock will automatically convert into Marshall Edwards common stock at the earlier of (a) the fifth anniversary of the closing date of the Isoflavone Transaction and (b) a Change in Control of Novogen.

For purposes of the Series A Convertible Preferred Stock, “Change in Control” means the occurrence of any one of the following events: (1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Novogen representing 50% or more of the combined voting power of Novogen’s then-outstanding securities eligible to vote for the election of Novogen’s directors; (2) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Novogen or any of its subsidiaries that requires the approval of Novogen’s shareholders, whether for such transaction or the issuance of securities in the transaction, or (3) the shareholders of Novogen approve a plan of complete liquidation or dissolution of Novogen or a sale of all or substantially all of Novogen’s assets.

If a Phase II clinical trial involving Marshall Edwards’ isoflavone technology has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving Marshall Edwards’ isoflavone technology, each share of the Series A Convertible Preferred Stock not already converted will be convertible into 9,654 shares of Marshall Edwards common stock. Marshall Edwards will have no obligation whatsoever to Novogen with respect to achieving such results and retains full discretion over the achievement of such results (including investment of time and resources).

To the extent that the Series A Convertible Preferred Stock has not been converted at all, Marshall Edwards will have the option at any time to repurchase the Series A Convertible Preferred Stock for a single cash payment to Novogen of $12.0 million (the “Option Price”). To the extent the Series A Convertible Preferred Stock has been converted, then Marshall Edwards will have the option to acquire the unconverted portion of the Series A Convertible Preferred Stock for a pro rata portion of the Option Price.

The number of shares of Marshall Edwards common stock into which the Series A Convertible Preferred Stock is convertible will be adjusted if Marshall Edwards pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Marshall Edwards common stock on shares of Marshall Edwards common stock, subdivides outstanding shares of Marshall Edwards common stock into a larger number of shares or combines (including by way of a reverse stock split) outstanding shares of Marshall Edwards common stock into a smaller number of shares.

Transfer Restrictions. Without the prior written consent of Marshall Edwards, Novogen will not be permitted, directly or indirectly, to (i) transfer, sell, assign, pledge, convey, hypothecate or otherwise encumber or dispose of any share of the Series A Convertible Preferred Stock or (ii) lend, hypothecate or permit any custodian to lend or hypothecate any share of Series A Convertible Preferred Stock (the actions referred to in clauses (i) and (ii), each a “Transfer”). In addition, until June 30, 2011, without the prior written consent of Marshall Edwards, Novogen will not be permitted, directly or indirectly, to Transfer any shares of Marshall Edwards common stock issued to Novogen upon conversion of the Series A Convertible Preferred Stock.

Distributions. Holders of the Series A Convertible Preferred Stock will not be entitled to receive any dividend or other similar distributions, except in the event that the Marshall Edwards board of directors or any duly authorized committee thereof declares and authorizes a special dividend or distribution on any shares of Series A Convertible Preferred Stock.

Voting; Preemptive Rights. The holders of the Series A Convertible Preferred Stock will not be entitled to vote any shares of Series A Convertible Preferred Stock. The holders will not have any rights of preemption, except as Marshall Edwards may otherwise agree in writing.

Warrants and Options to Purchase Common Stock

As of September 30, 2010, there were outstanding warrants to purchase 248,003 shares of Marshall Edwards’ common stock at exercise prices from $21.70 per share to $36.00 per share, which expire at various dates in calendar years 2012 and 2013, and options to purchase 381,085 shares of common stock at exercise prices from $0.77 per share to $6.30 per share, which expire at various dates in calendar year 2014 and 2015. Also, see Note 4 to Marshall Edwards’ annual consolidated financial statements included elsewhere herein.

Transfer Agent

Marshall Edwards’ transfer agent is Computershare Investor Services, LLC, Two North La Salle Street, Chicago, Illinois 60602.

Summary of Marshall Edwards’ Amended and Restated By-Laws and Restated Certificate of Incorporation and certain Provisions of the Delaware General Corporation Law (DGCL)

The following summary of the terms and provisions of Marshall Edwards’ restated certificate of incorporation, as amended, by-laws and certain aspects of the DGCL does not purport to be complete. Reference should be made to Marshall Edwards’ restated certificate of incorporation, as amended, and Marshall Edwards’ by-laws and to applicable law for the complete description.

Meetings of Stockholders and Voting

Marshall Edwards’ by-laws provide for an annual meeting of stockholders, the date of which is fixed by the board. Meetings of stockholders may be held at such place as may be designated by the board. Stockholders are entitled to inspect Marshall Edwards’ books and records to the extent allowable by Delaware law. Marshall Edwards’ by-laws provide that a quorum for the transaction of business at any meeting of stockholders is stockholders holding at least one-third of the shares entitled to vote at such meeting. Decisions at stockholder meetings will normally be made by a majority of votes cast except in the case of any resolution that, as a matter of law, requires a special majority. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to each corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy.

Appointment and Removal of Directors

Marshall Edwards’ certificate of incorporation and by-laws provide that the number of directors will be set by resolution of the board, but shall be between two and nine. Marshall Edwards currently has five directors.

Under Marshall Edwards’ certificate of incorporation and by-laws, directors are to be appointed at the annual general meeting for a term of three years unless the director is removed, retires or the office is vacated earlier. Marshall Edwards’ board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. This classified board provision could discourage a third party from making a tender offer for Marshall Edwards’ shares or attempting to obtain control of Marshall Edwards. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

A director may resign at any time. The resignation is effective on Marshall Edwards’ receipt of notice. Any or all directors may be removed with or without cause by a resolution of stockholders entitled to vote to elect directors. Vacancies may be filled by resolution of a majority of directors then in office or by a sole remaining director, and any director so appointed shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Blank Check Preferred Stock

Marshall Edwards’ certificate of incorporation provides Marshall Edwards’ board of directors with the authority, without any further vote or action by Marshall Edwards’ stockholders, to issue shares of preferred stock with terms and preferences determined by Marshall Edwards’ board. Marshall Edwards’ board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of Marshall Edwards or the removal of Marshall Edwards’ management.

Amendments of the By-Laws

Marshall Edwards’ by-laws provide that the power to amend the by-laws will vest in the directors, subject to the reserved power of the stockholders to amend or repeal any by-laws adopted by the board.

Amendments of the Certificate of Incorporation

Marshall Edwards’ certificate of incorporation can be amended, after the approval and recommendation of the amendment by the board of directors, by a majority vote of Marshall Edwards’ stockholders, except for certain matters submitted to the board for which the certificate of incorporation requires a vote of not less than eighty percent (80%) of the outstanding shares eligible to be cast and certain other matters for which Delaware law requires a supermajority vote.

Indemnification of Directors and Officers

Marshall Edwards’ certificate of incorporation provides that Marshall Edwards will indemnify Marshall Edwards’ directors and officers to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the extent to which a corporation may indemnify its directors and officers depends on the nature of the action giving rise to the indemnification right. In actions not on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. In actions on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except for acts as to which the director or officer is adjudged liable to the corporation, unless the relevant court determines that indemnification is appropriate despite such liability. Section 145 also permits a corporation to (i) reimburse present or former directors or officers for their defense expenses to the extent they are successful on the merits or otherwise and (ii) advance defense expenses upon receipt of an undertaking to repay the corporation if it is determined that payment of such expenses is unwarranted.

To supplement the general indemnification right contained in Marshall Edwards’ certificate of incorporation, the by-laws provide for the specific indemnification rights permitted by Section 145 (as described above). The by-laws also permit Marshall Edwards to purchase directors and officers insurance, but no director or officer has a right to require this.

In addition to the indemnification rights described above, Marshall Edwards’ certificate of incorporation eliminates any monetary liability of directors to Marshall Edwards or Marshall Edwards’ stockholders for breaches of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts or omissions in bad faith, (iii) improper dividends or share redemptions and (iv) transactions from which the director derives an improper personal benefit.

Indemnification of Novogen

Marshall Edwards’ certificate of incorporation provides that it will indemnify Novogen to the fullest extent permitted by the DGCL in connection with certain actions brought against Novogen by Marshall Edwards, any of Marshall Edwards’ stockholders or any other person.

Transactions and Corporate Opportunities

Under Marshall Edwards’ certificate of incorporation, Marshall Edwards is subject to certain provisions which serve to define and delineate the respective rights and duties of Marshall Edwards, Novogen and some of Marshall Edwards’ directors and officers in situations where:

•	Novogen invests or engages in business activities that are the same as, or similar to, Marshall Edwards’ business activities;

•	directors, officers and/or employees of Novogen serve as Marshall Edwards’ directors and/or officers; and

•	Novogen has interest in a potential transaction or matter in which Marshall Edwards has a similar interest in exploiting as a matter of corporate opportunity.

Pursuant to Marshall Edwards’ certificate of incorporation, Novogen has no duty to refrain from investing or engaging in activities or lines of business similar to ours and neither Novogen nor any of its officers, directors, stockholders, affiliates, subsidiaries or employees will be liable to Marshall Edwards or Marshall Edwards’ stockholders for breach of any fiduciary duty by reason of any of these activities. In addition, if Novogen acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Marshall Edwards and Novogen, then neither Novogen nor any of its officers, directors, stockholders, affiliates, subsidiaries or employees will have a duty to communicate or offer this corporate opportunity to Marshall Edwards and will not be liable to Marshall Edwards or Marshall Edwards’ stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Novogen or any other such person pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding the corporate opportunity to Marshall Edwards.

Marshall Edwards does not release from potential liability Marshall Edwards’ own officers and directors in instances where a corporate opportunity is offered to the officer and/or director in his or her capacity as an officer and that person:

•	serves as a director, officer or employee of Novogen while holding the position of a director but not officer of Marshall Edwards’ company; or

•	serves as an officer or employee of Novogen and serves as one of Marshall Edwards’ officers.

Further, any of Marshall Edwards’ officers who is also a Novogen director but not a Novogen officer or employee may be potentially liable for exploiting Marshall Edwards’ corporate opportunities whether or not such opportunities were offered to that officer in his or her official capacity.

By becoming one of Marshall Edwards’ stockholders, holders are deemed to have notice of and consented to these provisions of Marshall Edwards’ restated certificate of incorporation. Until Novogen ceases to beneficially own common stock representing at least 20% of the voting power of Marshall Edwards’ outstanding capital stock, these provisions may not be amended or repealed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MARSHALL EDWARDS

The following table sets forth information with respect to the beneficial ownership of shares of Marshall Edwards’ Common Stock as of December 31, 2010 by (i) each person known to beneficially own more than 5% of Marshall Edwards’ Common Stock, (ii) each of Marshall Edwards’ officers, nominees for director and directors, and (iii) Marshall Edwards’ officers, nominees for director and directors as a group. Upon the closing date of the Isoflavone Transaction, Marshall Edwards will issue to Novogen 1,000 shares of Series A Convertible Preferred Stock of Marshall Edwards, which will be convertible for shares of Marshall Edwards common stock on the terms described under “Description of Marshall Edwards Capital Stock—Preferred Stock—Series A Convertible Preferred Stock.”

Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned (4)**
Novogen Limited(1)	5,240,829	71.3%
OppenheimerFunds, Inc.(2)	816,773	11.8%
Josiah T. Austin(3)	403,993	5.5%
Daniel P. Gold(4)	—	*
Thomas M. Zech(5)	—	*
Philip Johnston(6)	1,000	*
Bryan Williams(7)	500	*
Christine White	—	*
Leah Cann	—	*
William D. Rueckert(8)	2,085	*
All directors, nominees for director and executive officers as a group(7 individuals)	3,585	*

*	Less than 1%
**	Based upon 7,346,324 shares of Marshall Edwards’ Common Stock outstanding as of October 15, 2010. Shares of common stock subject to warrants that are currently exercisable or exercisable within 60 days of December 31, 2010 are deemed outstanding in addition to 7,346,324 shares of Common Stock outstanding as of December 31, 2010 for purposes of computing the percentage ownership of the person holding the warrants but are not deemed exercisable for computing the percentage ownership of any other person.
(1)	Derived from Amendment No. 1 to Schedule 13D filed by Novogen on December 30, 2010. Novogen is the beneficial owner of 5,240,829 shares of Marshall Edwards Common Stock. The business address of Novogen is 140 Wicks Road, North Ryde, New South Wales 2113, Australia.
(2)	Derived from Amendment No. 4 to Schedule 13D filed by Oppenheimer Funds, Inc. on February 2, 2010. Oppenheimer Funds, Inc., an investment advisor, is the beneficial owner of 816,773 shares of Marshall Edwards Common Stock (the “Oppenheimer Shares”), which includes 30,560 shares of Marshall Edwards Common Stock issuable upon the exercise of warrants exercisable within 60 days of December 31, 2010. OppenheimerFunds, Inc. exercises shared voting and investment control with respect to the Oppenheimer Shares. The business address of Oppenheimer Funds, Inc. is Two World Financial Center, 225 Liberty Street, New York, New York 10281. Oppenheimer International Growth Fund is the beneficial owner of 496,570 of the Oppenheimer Shares, representing 6.8% of the Marshall Edwards Common Stock outstanding as of December 31, 2010, which includes 30,560 shares of Marshall Edwards Common Stock issuable upon the exercise of warrants exercisable within 60 days of December 31, 2010. Oppenheimer International Growth Fund exercises shared voting and investment control with respect to these 496,570 shares. The business address of Oppenheimer International Growth Fund is 6803 S. Tucson Way, Centennial, Colorado 80122.
(3)

Derived from information provided by Josiah T. Austin on January 24, 2011. Mr. Austin is the beneficial owner of 403,993 shares of Common Stock, which includes 28,000 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of December 31, 2010 (the “Austin Shares”). Mr. Austin shares voting and investment control with respect to the Austin Shares. Mr. Austin’s business address is

4673 Christopher Place, Dallas, Texas 75204. Mr. Austin is the sole managing member of El Coronado Holdings, L.L.C. (“El Coronado”). Based upon information provided to Marshall Edwards by El Coronado, El Coronado is also the beneficial owner of the Austin Shares. El Coronado shares voting and investment control with respect to the Austin Shares. The business address of El Coronado is 4673 Christopher Place, Dallas, Texas 75204.

(4)	Pursuant to the terms of the Gold Employment Letter, Dr. Gold received options to purchase 220,390 shares of Marshall Edwards’ common stock in two separate tranches. The first tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price per share equal to the closing price of Marshall Edwards’ common stock on April 23, 2010. The second tranche of options to purchase 110,195 shares of common stock of Marshall Edwards was granted to Dr. Gold on June 7, 2010, which date was no later than thirty (30) days following the public release of Marshall Edwards’ Ovature study results, in accordance with the terms of the Gold Employment Letter. Of Dr. Gold’s options, 25% will vest one year from the effective date of the Gold Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of Marshall Edwards, as defined in the Gold Employment Letter, Dr. Gold’s options will become fully vested. Dr. Gold’s business address is c/o Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(5)	Pursuant to the terms of the Zech Employment Letter, Mr. Zech received options to purchase 73,463 shares of Marshall Edwards’ common stock, with an exercise price per share equal to the closing price of Marshall Edwards’ common stock on June 18, 2010 pursuant to the terms and conditions of the Zech Employment Letter, the applicable stock option grant agreement and the 2008 Stock Omnibus Equity Compensation Plan. Of Mr. Zech’s options, 25% will vest one year from the effective date of the Zech Employment Letter and, thereafter, the remaining 75% of Mr. Zech’s options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of Marshall Edwards, as defined in the Zech Employment Letter, Mr. Zech’s options will become fully vested. Mr. Zech’s business address is c/o Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(6)	Philip A. Johnston is the beneficial owner of 1,000 shares of Common Stock which are held in the name of Qualcare Management Pty Ltd AFT The Johnston Superannuation Fund. Mr. Johnston exercises shared voting and sole investment control with respect to the shares. Mr. Johnston’s business address is “Maderty” 1050 River Road, Coonabarabran, New South Wales 2357 Australia. Mr. Johnson has informed Marshall Edwards that he will not stand for reelection to the Marshall Edwards board of directors at its annual meeting of shareholders.
(7)	Professor Bryan Williams is the beneficial owner of 500 shares of Common Stock. Professor Williams exercises sole voting and investment control with respect to the shares. Mr. Williams’ business address is c/o Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(8)	William D. Rueckert has been nominated to stand for election to the Marshall Edwards board of directors by the Marshall Edwards board of directors. Mr. Rueckert’s business address is c/o Novogen Limited, 140 Wicks Road, North Ryde, NSW, Australia.

LEGAL MATTERS

The validity of the Series A Convertible Preferred Stock of Marshall Edwards and the shares of Marshall Edwards common stock issuable upon conversion thereof will be passed upon for Marshall Edwards by Morgan, Lewis & Bockius LLP, New York, New York. Morgan, Lewis & Bockius LLP has, from time to time, rendered legal services to Novogen relating to various matters other than those relating to the Isoflavone Transaction, including U.S. federal securities law matters.

EXPERTS

The consolidated financial statements of Marshall Edwards, Inc. as of June 30, 2010 and 2009 and for each of the three years in the period ended June 30, 2010 included in this document have been so included in reliance on the report of BDO Audit (NSW-VIC) Pty Ltd, independent registered public accounting firm, appearing elsewhere herein, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Marshall Edwards files annual, quarterly and current reports, proxy statements and other information with the SEC. Novogen files annual and current reports and other information with the SEC. You may read and copy any reports, statements or other information that Marshall Edwards and Novogen file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10AM to 3PM. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Marshall Edwards’ and Novogen’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

As of the date of this document, Marshall Edwards has filed a registration statement on Form S-4 to register with the SEC the potential distribution to Novogen shareholders of the Marshall Edwards Series A Convertible Preferred Stock that Marshall Edwards will issue to Novogen in the Isoflavone Transaction and the Marshall Edwards common stock issuable upon conversion of such Series A Convertible Preferred Stock. This document is a part of that registration statement and constitutes a prospectus of Marshall Edwards, as well as a proxy statement of Marshall Edwards and Novogen for their respective stockholder meetings.

Marshall Edwards has supplied all information contained in this document relating to Marshall Edwards, and Novogen has supplied all information contained in this document relating to Novogen.

If you would like to request documents from Marshall Edwards or Novogen, please send a request in writing or by telephone to either Marshall Edwards or Novogen at the following address:

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

(858) 792-6300

Attn: Investor Relations

Novogen Limited

140 Wicks Road, North Ryde, NSW, Australia

Tel: 61-2-9878-0088

Attn: Secretary

You should rely only on the information contained in this document to vote your shares at the stockholder meetings. Neither Marshall Edwards nor Novogen has authorized anyone to provide you with information that differs from that contained in this document. This document is dated [                    ], 2011. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of shares of Marshall Edwards Series A Convertible Preferred Stock in the Isoflavone Transaction shall create any implication to the contrary.

Information on Marshall Edwards’ Website

Information on any Marshall Edwards’ website is not part of this document and you should not rely on that information in deciding whether to approve any of the proposals described in this document, unless that information is also in this document.

Information on Novogen’s Website

Information on any Novogen website is not part of this document and you should not rely on that information in deciding whether to approve any of the proposals described in this document, unless that information is also in this document.

MARSHALL EDWARDS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of BDO Audit (NSW - VIC) Pty Ltd - Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements for the Years Ended June 30, 2010, 2009 and 2008
Consolidated Balance Sheets as of June 30, 2010 and 2009	F-3
Consolidated Statements of Operations for the years ended June 30, 2010, 2009 and 2008 and for the period from December 1, 2000 (inception) through June 30, 2010	F-4
Consolidated Statements of Cash Flows for the years ended June 30, 2010, 2009 and 2008 and for the period from December 1, 2000 (inception) through June 30, 2010	F-5
Consolidated Statements of Stockholders’ Equity	F-6
Notes to Consolidated Financial Statements	F-7

Consolidated Financial Statements for the Three Months Ended September 30, 2010 and 2009 (unaudited)
Consolidated Balance Sheets as of September 30, 2010 and June 30, 2010	F-21
Consolidated Statements of Operations for the three months ended September 30, 2010 and 2009 and for the period from December 1, 2000 (inception) through September 30, 2010	F-22
Consolidated Statements of Cash Flows for the three months ended September 30, 2010 and 2009 and for the period from December 1, 2000 (inception) through September 30, 2010	F-23
Consolidated Statement of Stockholders’ Equity	F-24
Notes to Consolidated Financial Statements	F-25

[Letterhead of BDO]

Board of Directors

Marshall Edwards, Inc.

We have audited the accompanying consolidated balance sheet of Marshall Edwards, Inc. (a development stage company) as of June 30, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three year period ended June 30, 2010, and for the period from December 1, 2000 (inception) through June 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Marshall Edwards, Inc. at June 30, 2010 and 2009, and the consolidated results of its operations and its cash flows each of the years in the three year period ended June 30, 2010 and the period from December 1, 2000 (inception) through June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO

BDO Audit (NSW-VIC) Pty Ltd

Sydney, NSW, Australia

August 26, 2010

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2010	June 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$9,031	$19,067
Prepaid expenses and other current assets	102	289

Total current assets	9,133	19,356
Plant and equipment, net	3	—

Total assets	$9,136	$19,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$529	$736
Accrued expenses	925	3,186
Amount due to related company	301	221

Total current liabilities	1,755	4,143
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 100,000 shares, none outstanding	—	—
Common stock, $ 0.00000002 par value, 113,000,000 authorized shares; shares issued and outstanding: 7,346,324 at June 30, 2010 and 7,346,324 at June 30, 2009	—	—
Additional paid-in capital	78,188	78,124
Deficit accumulated during development stage	(70,807)	(62,911)

Total stockholders’ equity	7,381	15,213

Total liabilities and stockholders’ equity	$9,136	$19,356

See accompanying notes.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Years Ended June 30,			Period from December 1, 2000 (Inception) through June 30, 2010
	2010	2009	2008
Revenues:
Interest and other income	$84	$228	$674	$2,730

Total revenues	84	228	674	2,730

Operating expenses:
Research and development	(4,031)	(7,777)	(9,325)	(37,074)
License fees	(1,500)	(2,000)	(1,000)	(21,500)
Selling, general and administrative	(2,448)	(1,630)	(2,756)	(14,955)

Total operating expenses	(7,979)	(11,407)	(13,081)	(73,529)

Loss from operations	(7,895)	(11,179)	(12,407)	(70,799)
Income tax expense	(1)	(1)	(3)	(8)

Net loss arising during development stage	$(7,896)	$(11,180)	$(12,410)	$(70,807)

Net loss per common share:
Basic and diluted	$(1.07)	$(1.53)	$(1.82)

Weighted average common shares outstanding	7,346,324	7,307,184	6,830,257

See accompanying notes.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,			Period from December 1, 2000 (Inception) through June 30, 2010
	2010	2009	2008
Operating activities
Net loss arising during development stage	(7,896)	(11,180)	(12,410)	(70,807)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based payments	64	90	—	1,796
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	187	(164)	(18)	(102)
Accounts payable	(207)	(394)	(67)	529
Accrued expenses	(2,261)	1,302	900	925
Amounts due to related company	80	(208)	97	301

Net cash used in operating activities	(10,033)	(10,554)	(11,498)	(67,358)

Investing activities
Purchases of plant and equipment	(3)	—	—	(3)

Net cash used in investing activities	(3)	—	—	(3)

Financing activities
Net proceeds from issuance of Common Stock	—	9,878	15,193	76,622
Deferred Offering Costs	—	—	(110)	(230)

Net cash used in financing activities	—	9,878	15,083	76,392
Net increase/(decrease) in cash and cash equivalents	(10,036)	(676)	3,585	9,031
Cash and cash equivalents at beginning of period	19,067	19,743	16,158	—

Cash and cash equivalents at end of period	9,031	19,067	19,743	9,031

Income taxes paid	(1)	(1)	(3)	(8)

See accompanying notes.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock	Additional paid in capital	Deficit accumulated during development stage	Accumulated other comprehensive income/(loss)	Total
	(shares)
Balance June 30, 2001	4,950,000	$—	$—	$—	$—
Net loss arising during development stage			(123)		(123)
Common Stock issued May 22, 2002
(including 2,523,000 warrants)	252,300	9,022			9,022

Balance at June 30, 2002	5,202,300	9,022	(123)	—	8,899
Net loss arising during development stage			(3,033)		(3,033)
Foreign currency translation adjustments				31	31

Comprehensive Loss					(3,002)
Common Stock issued June 26, 2003	900	36			36

Balance at June 30, 2003	5,203,200	9,058	(3,156)	31	5,933
Net loss arising during development stage			(8,538)		(8,538)
Foreign currency translation adjustments				(31)	(31)

Comprehensive Loss					(8,569)
Common Stock issued November 30, 2003	251,400	10,056			10,056
Common Stock issued December 18, 2003
(including 2,392,000 warrants)	239,200	15,522			15,522

Balance at June 30, 2004	5,693,800	34,636	(11,694)	—	22,942
Net loss arising during development stage			(6,421)		(6,421)

Comprehensive Loss					(6,421)

Balance at June 30, 2005	5,693,800	34,636	(18,115)	—	16,521
Net loss arising during development stage			(7,386)		(7,386)

Comprehensive Loss					(7,386)

Balance at June 30, 2006	5,693,800	34,636	(25,501)	—	9,135
Net loss arising during development stage			(13,820)		(13,820)

Comprehensive Loss					(13,820)
Common Stock issued July 11, 2006	632,931	16,820			16,820
Shares issued as share-based payment	12,363	443			443
Warrants issued as share-based payment		1,199			1,199

Balance at June 30, 2007	6,339,094	53,098	(39,321)	—	13,777
Net loss arising during development stage			(12,410)		(12,410)

Comprehensive Loss					(12,410)
Common Stock issued August 6, 2007	546,400	14,727			14,727
Warrants issued as share-based payment (refer Note 8)		441			441

Balance at June 30, 2008	6,885,494	68,266	(51,731)	—	16,535
Net loss arising during development stage			(11,180)		(11,180)

Comprehensive Loss					(11,180)
Common Stock issued July 31, 2008	460,830	9,768			9,768
Warrants issued as share-based payment (refer Note 8)		90			90

Balance at June 30, 2009	7,346,324	78,124	(62,911)	—	15,213
Net loss arising during development stage			(7,896)		(7,896)

Comprehensive Loss					(7,896)
Warrants issued as share-based payment (refer Note 8)		64			64

Balance at June 30, 2010	7,346,324	$78,188	$(70,807)	$—	$7,381

See accompanying notes.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2010

1.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of MEI and its wholly-owned subsidiary MEPL. Significant intercompany accounts and transactions have been eliminated on consolidation.

Estimates

The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the U.S., requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Interest

The only revenue earned to date is interest on cash balances, which is recognized on an accruals basis.

Cash and Cash Equivalents

Cash on hand and in banks and short-term deposits is stated at its nominal value. The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. Highly liquid investments with stated maturities of greater than three months are classified as short-term investments. The Company’s cash, held in the U.S., is deposited in financial institutions that are FDIC insured. These deposits are in excess of the FDIC insurance limits. The Company also holds cash with Australian financial institutions. Cash deposits held in Australian banks are guaranteed by the Australian Government up to a maximum amount of A$1 million per account.

Income Taxes

Income taxes have been provided for using the liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates in effect for the year in which the differences are expected to be recognized. Valuation allowances are established against the recorded deferred income tax assets to the extent that management believes that it is more likely than not that a portion of the deferred income tax assets are not realizable. There is a full valuation allowance against net deferred tax assets.

The Company accounts for any uncertain tax position by using a two step approach. Step one, recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, measurement, is based on the largest amount of benefit, which is more likely than not to be realized upon ultimate settlement. Additionally, tax positions for which the timing of the ultimate resolution is uncertain are recognized as long term liabilities.

The Company’s major tax jurisdictions are the U.S. and Australia and its tax years since inception remain subject to examination by the appropriate governmental agencies in those jurisdictions due to its tax loss position.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents and accounts payable, approximate fair value. All cash and cash equivalents are classified as level 1 as defined by the fair value hierarchy.

Foreign Currency Translation

The financial statements of MEPL have been translated into U.S. dollars. Assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the periods. Realized gains and losses from foreign currency transactions are reflected in the consolidated statements of operations.

Translation of MEPL’s financial statements into U.S. dollars does not have a material impact on the Company’s financial position.

Research and Development Expenses

Research and development expenses relate primarily to the cost of conducting human clinical and pre-clinical research of the licensed cancer compounds. Research and development costs are charged to earnings in the period incurred.

Clinical development costs are a significant component of research and development expenses. Estimates have been used in determining the expense liability under certain clinical trial contracts where services have been performed but not yet invoiced. The actual costs of those services could differ in amount and timing from the estimates used in completing the financial statements.

License Fees

Costs incurred related to the acquisition or licensing of products that have not yet received regulatory approval to be marketed, or that are not commercially viable and ready for use or have no alternative future use, are charged to earnings in the period incurred.

The license agreements with Novogen may be cancelled without penalty by MEPL by giving three months’ notice. Therefore license fees due under these license agreements are recognized as an expense when the milestone event occurs.

Stock-Based Compensation

The Company’s 2008 Stock Omnibus Equity Compensation Plan provides for the grant of options to the Company’s directors, employees, employees of the Company’s affiliates and certain of the Company’s contractors and consultants.

The Company recognizes the cost of goods acquired or the expense for services received in a share-based payment transaction when it obtains the goods or as services are received. The Company recognizes a corresponding increase in equity or a liability depending on the classification of the share-based instrument granted.

Basic and Diluted Loss Per Share

In computing basic earnings or loss per share, the dilutive effect of stock options and warrants are excluded, whereas for diluted earnings or loss per share they are included unless the effect is anti-dilutive.

Plant and Equipment

Plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from 2.5 to 7 years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the respective assets or the lease term, whichever is shorter.

Stockholders’ Equity

Ordinary share capital is recognized at the fair value of the consideration received by the Company. Any transaction costs arising on the issue of shares are recognized directly in equity as a reduction in the share proceeds received.

Deferred Offering Costs

Where costs associated with a capital raising have been incurred at balance date and it is probable that the capital raising will be successfully completed after balance date, such costs are deferred and offset against the proceeds subsequently received from the capital raising.

Recent Accounting Standards

During the quarter ended September 30, 2009 the Company adopted ASC 105, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”. This establishes the Financial Accounting Standards Board (FASB) Accounting Standards Codification as the only source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with GAAP.

In May 2009, the FASB issued guidance within ASC 855, “Subsequent Events” (formerly Statement of Financial Accounting Standards (SFAS) No. 165, “Subsequent Events”) and subsequently updated this guidance in February 2010. This guidance establishes general standards for the accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements”, an amendment to ASC 820, “Fair Value Measurements and Disclosures”. The standard requires disclosure for transfers in and out of Level 1 and Level 2, as well as the disclosure of Level 3 activity on a gross, rather than net, basis.

The guidance also requires enhancements to certain existing disclosures. The amendments will be effective as of the beginning of fiscal 2011, except for the new requirements around Level 3 activity, which is deferred until the beginning of fiscal 2012. The guidance is not expected to have an impact on the Company’s consolidated financial statements.

2.	Income Taxes

Loss from operations consists of the following jurisdictions:

	Year ended June 30,
	2010	2009	2008
	(in thousands $)
Domestic	(66,352)	(452)	(448)
Foreign	(6,873)	(10,727)	(11,959)

	(73,225)	(11,179)	(12,407)

Elimination on consolidation	65,330	—	—

Loss from operations	(7,895)	(11,179)	(12,407)

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense attributable to loss arising during development stage is:

	Year ended June 30,
	2010		2009		2008
	(in thousands $)%		(in thousands $)%		(in thousands $)%
Tax at US statutory rates	2,684	34	3,801	34	4,342	35
Australian tax	(275)	(3)	(429)	(4)	(598)	(5)
R&D Tax concession	428	5	504	5	666	5
Change in valuation allowance	(2,838)	(36)	(3,877)	(35)	(4,413)	(35)

	(1)	—	(1)	—	(3)	—

Deferred tax liabilities and assets are comprised of the following:

	Year ended June 30,
	2010	2009
	(in thousands $)
Deferred tax liabilities
Unrealised Foreign Exchange Gain	(46)	(74)

Total deferred tax liabilities	(46)	(74)
Deferred tax assets
Tax carried forward losses	24,230	19,550
Share based payments	627	605
Unrealised Foreign Exchange Loss	89	0
Consultant and other accruals	218	939

Total deferred tax assets	25,164	21,094

Valuation allowance for deferred tax assets	(25,118)	(21,020)

Management evaluates the recoverability of the deferred tax asset and the amount of the required valuation allowance. Due to the uncertainty surrounding the realization of the tax deductions in future tax returns, the Company has recorded a valuation allowance against its net deferred tax asset at June 30, 2010 and 2009. At such time as it is determined that it is more likely than not that the deferred tax assets will be realized, the valuation allowance will be reduced.

There was no benefit from income taxes recorded for the period from December 1, 2000 (inception) to June 30, 2010 due to the Company’s inability to recognize the benefit of net operating losses. The Company had federal net operating loss carry forwards of approximately $3,263,000 at June 30, 2010. The federal net operating losses will begin to expire in 2022.

Foreign tax losses of approximately $77,043,000 at June 30, 2010, may be carried forward indefinitely.

3.	Loss Per Share

The following table sets forth the computation of basic and diluted net loss per common share:

	Years ended June 30,
	2010	2009	2008
	(In Thousands, except share data)
Numerator
Net loss arising during development stage	(7,896)	(11,180)	(12,410)

Numerator for diluted earnings per share	$(7,896)	$(11,180)	$(12,410)

Denominator
Denominator for basic earnings per share - Weighted average number of shares used in computing net loss per share, basic and diluted.	7,346,324	7,307,184	6,830,257
Effect of dilutive securities	—	—	—

Dilutive potential common shares	7,346,324	7,307,184	6,830,257

Basic and Diluted net loss per share	$(1.07)	$(1.53)	$(1.82)

During the period presented the Company had warrants and options outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share as the effect would have been anti-dilutive. Since the Company has a loss for all periods presented, diluted and basic earnings per share are the same.

4.	Stock Based Compensation

The following table illustrates the number (No.) and weighted average exercise price (WAEP) of, and movements in, warrants and options over common shares issued during the year:

	2010		2009
	No.	WAEP	No.	WAEP
Outstanding at the beginning of the year	534,528	$39.27	524,920	$39.74
Granted	293,853	$2.97	9,608	$13.69
Forfeited	—	N/A	—	N/A
Exercised	—	N/A	—	N/A
Expired	—	N/A	—	N/A

Outstanding at the end of the year	828,381	$26.39	534,528	$39.27

Exercisable at the end of the year	534,528	$39.27	534,528	$39.27

The amount of compensation expense, for existing options, to be recognized in future years is $697,000.

The outstanding warrants and options consist of the following potential common shares:

	As at June 30,
	2010	2009	2008
	(Number of warrant shares)
Warrants exercisable prior to July 11, 2010 at an exercise price of $43.50	281,525	281,525	281,525
Warrants exercisable prior to August 6, 2012 at an exercise price of $36.00	218,559	218,559	218,559
Warrants exercisable prior to August 6, 2012 at an exercise price of $30.00	24,836	24,836	24,836
Warrants exercisable prior to July 30, 2013 at an exercise price of $21.70	4,608	4,608	—
Options exercisable prior to January 28, 2014 at an exercise price of $6.30	5,000	5,000	—
Options exercisable prior to April 23, 2015 at an exercise price of $5.05	110,195	—	—
Options exercisable prior to June 7, 2015 at an exercise price of $1.86	110,195	—	—
Options exercisable prior to June 18, 2015 at an exercise price of $1.52	73,463	—	—

Common shares issuable upon exercise of outstanding warrants or options	828,381	534,528	524,920

With respect to the fair value of the stock based compensation described above the following assumptions were used:

	July 30, 2008	January 28, 2009	April 23, 2010	June 7, 2010	June 18, 2010
Dividend yield	0%	0%	0%	0%	0%
Expected volatility	81%	111%	132%	135%	136%
Historical volatility	81%	111%	132%	135%	136%
Risk-free interest rate	3.36%	1.70%	2.61%	1.95%	2.04%
Expected life	5 years	5 years	5 years	5 years	5 years
Fair value	$14.10	$5.00	$4.38	$1.63	$1.33

The dividend yield reflects the assumption that the current dividend payout, which is zero, will continue with no anticipated increases. The expected life of the stock based compensation is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome.

5.	Expenditure Commitments and Contingencies

At June 30, 2010, the Company had contractual obligations for the conduct of clinical trials, pre- clinical research and development and manufacturing process development of approximately $651,000. Of the expenditure commitments, clinical trial amounts are based on the assumption that all patients enrolled in clinical trials will complete the maximum number of allowed treatment cycles. At June 30, 2010, the Company also had contractual obligations in respect of the leased premises of approximately $313,000. The contracted obligations are expected to be incurred as follows:

(In thousands)		Payment due by period
Contractual Obligations	Total	less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Operating Lease Obligations	$313	$91	$125	$97	$—
Purchase Obligations	$651	$651	$—	$—	$—

Total	$964	$742	$125	$97	$—

No amounts have been included for future payments to Novogen which may arise in connection with the Phenoxodiol License Agreement, the License Agreement for Triphendiol and NV-143, the Services Agreement or the Manufacturing License and Supply Agreement as future payments under the terms of the agreements are subject to termination provisions. The terms of the agreements, including future payments, are detailed in Note 7 “Related Party Transactions.”

The Company is not currently a party to any material legal proceedings.

The Company’s restated certificate of incorporation provides that it will indemnify Novogen in connection with certain actions brought against Novogen by any of the Company’s stockholders or any other person.

Pursuant to the terms of a Guarantee and Indemnity Agreement, the Company has guaranteed the payment and performance of the obligations of MEPL to Novogen and its subsidiaries, Novogen Laboratories Pty Limited and Novogen Research Pty Limited, under the Phenoxodiol License Agreement, the Manufacturing License and Supply Agreement and the Services Agreement. Novogen has guaranteed the performance of the obligations of Novogen Research Pty Limited under the Phenoxodiol License Agreement and the obligations of Novogen Laboratories Pty Limited under the Manufacturing License and Supply Agreement to MEPL. Each of the Company’s and Novogen’s obligations in the Guarantee and Indemnity Agreement are absolute, unconditional and irrevocable.

Commitments have reduced from $1.4 million at June 30, 2009 to $0.9 million for the year ended June 30, 2010 primarily due to the reduced commitments following the termination of enrollment into the OVATURE Phase III clinical trial, partially offset by additional commitments related to setting up the new office in San Diego.

6.	Segment Information

The Company’s focus is the clinical development and commercialization of its licensed cancer compounds. The business contains two major segments based on geographic location.

	Year Ended June 30,
	2010			2009			2008
	USA	Australia	Total	USA	Australia	Total	USA	Australia	Total
	(in thousands)
Statement of Operations
Interest Revenue	79	5	84	207	21	228	606	68	674
Loss from operations	(1,022)	(6,873)	(7,895)	(452)	(10,727)	(11,179)	(448)	(11,959)	(12,407)
Income Tax Expense	(1)	—	(1)	(1)	—	(1)	(3)	—	(3)
Net loss arising during development stage	(1,023)	(6,873)	(7,896)	(453)	(10,727)	(11,180)	(451)	(11,959)	(12,410)

Balance Sheet

Segment assets	$8,320	$816	$9,136	$16,203	$3,153	$19,356	$16,847	$3,131	$19,978

Segment liabilities	$368	$1,387	$1,755	$77	$4,066	$4,143	$312	$3,131	$3,443

7.	Related Party Transactions

License Agreement for Phenoxodiol, as amended

In September 2003, the Company entered into a license agreement pursuant to which Novogen granted to MEPL a worldwide non-transferable license under its patents and patent applications and in its know-how to conduct clinical trials and commercialize and distribute Phenoxodiol products. The license agreement covers uses of Phenoxodiol in the field of prevention, treatment or cure of cancer in humans delivered in all forms except topical applications. The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world and thereafter is non-exclusive. MEPL may terminate the agreement by giving three months’ notice to Novogen. MEPL paid $5,000,000 to Novogen in February 2004 which was the first lump sum license fee payment due under the terms of the license agreement. Also, MEPL paid $2,000,000 to Novogen in January 2005 and $4,000,000 in January 2006 which was the annual milestone license fee payments due under the license agreement. The Company paid a second lump sum license fee of $5,000,000 to Novogen in July 2006 following the raising of funds in a private placement. This license fee was due on the later of November 1, 2003 or such later date when the cumulative total of all funds received from debt or equity issuances and revenue received from commercialization (income other than sales) and sales of Phenoxodiol products exceeded $50,000,000. Following the private placement or PIPE which closed on July 11, 2006 the funds received from equity issuances exceeded $50,000,000 which triggered this license fee payment. Future amounts payable to Novogen under terms of the license agreement are as follows:

1. Until the expiration of the exclusivity period of the license, MEPL must pay Novogen 2.5% of all net sales and 25% of commercialization income. After the exclusivity period of the license, 1.5% of net sales must be paid to Novogen. The preconditions to such payments have not yet occurred.

The “Exclusivity Period” ends on the later of:

(a)	the date of expiration or lapsing of the last patent right in the patents and patent applications set out in the license agreement with Novogen; or

(b)	the date of expiration or lapsing of the last licensed patent right which MEPL would, but for the license granted in the license agreement, infringe in any country in the geographical territory covered by the license agreement by doing in that country any of the things set out in the license agreement.

2. In addition to the amounts above, the Phenoxodiol License Agreement was amended in June 2006 and April 2007 to provide that upon the earliest receipt by MEPL of the first:

(i)	approval by the U.S. Food and Drug Administration (the “FDA”) of a New Drug Application (“NDA”) for Phenoxodiol;

(ii)	approval or authorization of any kind to market Phenoxodiol in the U.S.; or

(iii)	approval or authorization of any kind by a government agency in any other country to market Phenoxodiol.

MEPL will be required to pay Novogen Research Pty Limited $8,000,000, together with interest on such amount from (and including) December 31, 2006 to (but excluding) the Approval Date. Thereafter, MEPL will be required to make license milestone fee payments of $8,000,000 to Novogen Research Pty Limited on December 31 of the year of the Approval Date and on December 31 of each year thereafter during the exclusivity period under the Phenoxodiol License Agreement.

No license fees have been accrued in respect of Phenoxodiol at June 30, 2010.

License Agreement Triphendiol and NV-143

In May 2006, the Company entered into a second license agreement with Novogen for two oncology compounds, Triphendiol and NV-143 (the “License Agreement for Triphendiol and NV-143”). Triphendiol is being developed initially in oral form for the treatment of pancreatic and bile duct cancer and is currently in Phase I human testing. NV-143 is targeted for the treatment of melanoma, also in oral dose form, and is in the pre-clinical testing stage. The License Agreement for Triphendiol and NV-143 is an agreement under which Novogen grants to MEPL a worldwide non-transferable license under its patents and patent applications and in its know-how to conduct clinical trials and commercialize and distribute Triphendiol and NV-143 products. The License Agreement for Triphendiol and NV-143 covers uses of Triphendiol and NV-143 in the field of prevention, treatment or cure of cancer in humans delivered in all forms except topical applications. The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world and thereafter is non-exclusive. MEPL may terminate the agreement by giving three months notice to Novogen. The Company is required to make payments under the terms of the License Agreement for Triphendiol and NV-143 with Novogen as follows:

1. A lump sum license fee of $1,000,000 was payable to Novogen on the commencement date of the license in consideration of the license granted. This initial lump sum license fee was paid to Novogen in May 2006.

2. In further consideration of the license granted, MEPL must pay to Novogen the following milestone license fees upon the occurrence of the corresponding milestone as set forth below;

(a)	the first license product containing Triphendiol to reach a milestone as set forth below; and

(b)	the first licensed product containing NV-143 to reach a milestone as set forth below.

The milestone license fees are:

(i)	$1,000,000 on the date an investigational new drug application (“IND”) for the licensed product goes into effect or the equivalent approval of a government agency is obtained in another country. If this event does not occur before March 31, 2008 then this amount will be due on this date. The amount of $1,000,000 was paid to Novogen on March 31, 2008 under the terms of this agreement;

(ii)	$2,000,000 on the date of enrollment of the first clinical trial subject in a Phase II clinical trial of the licensed product. If this event does not occur before June 30, 2009, then this amount will be due on this date. The amount of $2,000,000 was paid to Novogen on June 30, 2009 under the terms of this agreement;

(iii)	$3,000,000 on the date of enrollment of the first clinical trial subject in a Phase III clinical trial of the licensed product. If this event does not occur before December 31, 2011, then this amount will be due on this date; and

(iv)	$8,000,000 on the date of first receipt of a NDA for the licensed product from the FDA or equivalent approval from a government agency in another country. If this event does not occur before December 31, 2013, then this amount will be due on this date.

3. MEPL must pay Novogen royalties of 5.0% of all net sales and 25% of commercialization income for the term of the license. The royalty rate is reduced by 50% if the licensed patent rights in any country or territory expire, lapse, are revoked, do not exist or are assigned to MEPL and the product is entirely manufactured and supplied in such country.

4. Minimum royalties of $3,000,000 per year are payable following the date of first receipt of an NDA for a licensed product from the FDA (or equivalent approval from a government agency in any other country) until the expiration of the term.

The license agreement may be cancelled without penalty by MEPL by giving three months notice. Therefore license fees due under the license agreement are recognized as an expense when the milestone event occurs.

License Agreement for NV-128

On August 4, 2009, the Company entered into a license agreement with Novogen pursuant to which Novogen granted to MEPL an exclusive, worldwide, non-transferable license under its patents and patent applications and in the intellectual property rights related to its know how to conduct clinical trials, commercialize and distribute NV-128 (the “NV-128 License Agreement”). NV-128 is an investigational cancer compound which has been shown in pre-clinical laboratory studies to promote cancer cell death by targeting a pro-survival regulatory pathway (the AKT-mTOR pathway). The NV-128 License Agreement covers the use of NV-128 in the field of prevention, treatment and cure of cancer in humans delivered in all forms except topical applications. The NV-128 License Agreement remains in effect until (i) the expiration or lapsing of the last relevant patents or patent applications in the world or (ii) Novogen’s assignment to MEPL of the last relevant patents or patent applications in the world so that MEPL may assume the filing, prosecution and maintenance of such patents or patent applications. Thereafter, the license becomes a non-exclusive, perpetual and irrevocable license covering any remaining intellectual property rights related to the know how with respect to NV-128.

1. The Company paid $1,500,000 to Novogen Research in August 2009, which was the first lump sum license fee payment under the terms of the license agreement.

2. Future amounts payable to Novogen upon the achievement of certain milestones are as follows:

(i)	$1,000,000 on the date an IND for the licensed product goes into effect or the equivalent approval of a government agency is obtained in another country. If this event does not occur before December 31, 2011 then this amount will be due on this date;

(ii)	$2,000,000 on the date of enrollment of the first clinical trial subject in a Phase II clinical trial of the licensed product. If this event does not occur before December 31, 2012, then this amount will be due on this date;

(iii)	$3,000,000 on the date of enrollment of the first clinical trial subject in a Phase III clinical trial of the licensed product. If this event does not occur before December 31, 2014, then this amount will be due on this date; and

(iv)	$8,000,000 on the date of first receipt of a NDA for the licensed product from the FDA or equivalent approval from a government agency in another country. If this event does not occur before December 31, 2017, then this amount will be due on this date.

3. MEPL must pay Novogen royalties of 5.0% of all net sales and 25% of commercialization income for the term of the license.

4. Minimum royalties of $3,000,000 per year are payable following the date of first receipt of an NDA for a licensed product from the FDA (or equivalent approval from a government agency in any other country) until the expiration of the term.

The license agreement is able to be cancelled without penalty by MEPL by giving three months’ notice.

No license fees have been accrued in respect of NV-128 at June 30, 2010.

Amended and Restated License Option Deed

On September 24, 2003, MEPL and Novogen entered into an Amended and Restated License Option Deed (the “License Option Deed”). The License Option Deed grants MEPL an exclusive right to accept and an exclusive right to match any proposed dealing by Novogen of its intellectual property rights with a third party relating to synthetic compounds (other than Phenoxodiol) that have known or potential applications in the field of prevention, treatment or cure of cancer in humans in all forms other than topical applications.

Amended and Restated Services Agreement

On September 24, 2003, the Company, Novogen and MEPL entered into an Amended and Restated Services Agreement (the “Services Agreement”). The Company does not currently intend to directly employ any staff. Under the terms of the Services Agreement, Novogen Limited or its subsidiaries have agreed to provide services reasonably required by the Company relating to the development and commercialization of Phenoxodiol and other licensed products, including Triphendiol and NV-143. Novogen has agreed to provide these services at cost plus a 10% mark-up. The Company may terminate the agreement on three months’ written notice to Novogen.

Transactions giving rise to expenditures amounting to $3,144,000, $2,264,000 and $3,054,000, were made under the Services Agreement with Novogen during the twelve months ended June 30, 2010, 2009 and 2008 respectively. Of these amounts, $2,279,000, $1,456,000 and $2,065,000 related to service fees paid to Novogen for research and development services provided in the twelve months ended June 30, 2010, 2009 and 2008 respectively, reflecting the time spent by Novogen research staff on the development of Phenoxodiol, Triphendiol, NV-143 and NV-128. Additionally, $865,000, $808,000 and $989,000 of the total expenditures during the twelve months ended June 30, 2010, 2009 and 2008, respectively, related to costs incurred for administration and accounting services provided by Novogen.

At June 30, 2010 and 2009, $301,000 and $221,000, respectively, was due and owing to Novogen under the services agreement and is included in amounts due to related company.

Amended and Restated Manufacturing License and Supply Agreement

On September 24, 2003, MEPL and Novogen entered into an Amended and Restated Manufacturing License and Supply Agreement (the “Manufacturing License and Supply Agreement”). Under the terms of the Manufacturing License and Supply Agreement, MEPL has granted to Novogen an exclusive, non-transferable sub license to manufacture and supply Phenoxodiol in its primary manufactured form. Novogen has agreed to supply Phenoxodiol to MEPL for the clinical trial development program and Phenoxodiol’s ultimate commercial use. Phenoxodiol supplied by Novogen under the terms of this agreement will by charged at cost plus a 50% markup.

Transactions giving rise to expenditures amounting to $nil, $ nil, and $38,000 were made under the Manufacturing License and Supply Agreement with Novogen during the twelve months ended June 30, 2010, 2009 and 2008, respectively.

At June 30, 2010 and June 30, 2009 no amount was due and owing to Novogen under the Manufacturing License and Supply Agreement.

Novogen has taken the strategic decision not to manufacture large scale Active Pharmaceutical Ingredients for cancer drugs, including Phenoxodiol, as these can be more economically supplied by third parties with particular expertise in this area.

8.	Equity

The Company is a development stage company incorporated in December 2000 that commenced operations in May 2002 coinciding with its listing on the London Stock Exchange’s Alternative Investment Market (AIM).

On March 31, 2010, the Company effected a reverse stock split of its outstanding common stock on a 1-for-10 split adjusted basis in order to correct a bid price listing requirement for continued inclusion on the Nasdaq Global Market under Nasdaq Rule 5450(a)(1). For the purpose of this report we have adjusted all share data presented retrospectively to incorporate the 1-for-10 reverse stock split.

In May 2002, the Company sold 252,300 shares of its common stock and 252,300 warrants, raising proceeds of $9,022,000, net of $1,070,000 of transaction costs. The warrants were exercisable prior to November 30, 2003 at an exercise price of $40.00 per share. The common stock was listed for trading on the AIM. Following the listing, Novogen retained 95.1% of the Company’s common stock.

In June 2003, 900 warrants were exercised, resulting in proceeds to the Company of $36,000. In November 2003 the remaining 251,400 warrants were exercised at an exercise price of $40.00 per share with proceeds to the Company of $10,056,000.

In December 2003, the Company sold 239,200 common stock units at a public offering price of $75.00 per unit. Each common stock unit consisted of:

•	one share of common stock; and

•	one warrant to purchase a share of common stock, exercisable prior to December 18, 2006 at an exercise price equal to $90.00.

In connection with the December 2003 offering, the Company’s common stock and warrants commenced trading separately on the Nasdaq Global Market. The Company received proceeds of $15,522,000, net of $2,431,000 transaction costs in the December 2003 offering.

On December 18, 2006, 239,200 warrants which were issued in connection with the December 2003 public offering expired and no shares of common stock were issued relating to those warrants.

In January 2006, the Company voluntarily cancelled the trading of its common stock on the AIM.

On July 11, 2006, the Company entered into a securities subscription agreement with certain accredited investors providing for the placement of 632,931 shares of the Company’s common stock and warrants exercisable for 221,525 shares of the Company’s common stock at a purchase price of $29.00 per unit. Each unit consisted of one share of common stock and 0.35 of a warrant to purchase one share of common stock. The warrants have an exercise price of $43.50 per share, subject to certain adjustments. The exercise price and number of shares issuable upon exercise of such warrants are subject to adjustment in the event of stock dividends, stock splits and other similar events. The warrants may be exercised no less than six months from the closing date and will expire four years from the date of issuance, or July 11, 2010. These warrants have subsequently expired at the date of this report. The Company closed the private placement or PIPE on July 11, 2006. In connection with the PIPE, the Company received proceeds of $16.8 million net of $1.5 million commissions and other costs.

In connection with the securities subscription agreement described above, the Company entered into a registration rights agreement pursuant to which the Company is obligated to file a resale registration statement with the SEC covering the shares of common stock issued in connection with the securities subscription agreement, in addition to the shares of common stock underlying the warrants issued in connection with the securities subscription agreement. The Company filed the registration statement on August 9, 2006. The resale registration statement was declared effective September 5, 2006.

On July 11, 2006, the Company entered into a standby equity distribution agreement (the “SEDA”), with YA Global Investments, LP (“YA Global Investments”, formerly Cornell Capital Partners, LP). Under the SEDA, the Company may have issued and sold to YA Global Investments shares of its common stock for a total purchase price of up to $15 million, once a resale registration statement was in effect.

In connection with the SEDA, the Company paid YA Global Investments a commitment fee of 12,363 shares of its common stock and warrants to purchase 60,000 shares of its common stock which expire on July 11, 2010. The warrants have an exercise price of $43.50 per share, subject to certain adjustments. The exercise price and number of shares issuable upon exercise of such warrants are subject to adjustment in the event of stock dividends, stock splits and other similar events. The commitment fee, comprising shares and warrants, is a share-based payment and has been accounted for in accordance with FASB ASC 718 (FAS123R) “Share-based Payment”. The fair values of shares and warrants issued have been recognized directly as equity in the balance sheet and as selling, general and administration expenses in the income statement in the year ended June 30, 2007. These warrants have subsequently expired at the date of this report.

The Company did not issue any shares of common stock under the terms of the SEDA and in August 2007 the Company cancelled the SEDA.

On August 1, 2007, the Company entered into a securities subscription agreement with certain accredited investors providing for the placement of 546,400 shares of its common stock at a purchase price of $30.00 per share. The investors in the transaction also received a warrant to purchase an additional 4 shares of common stock for every block of 10 shares of common stock purchased. All of the warrants have an exercise price of $36.00 per share. The warrants may be exercised beginning February 6, 2008 and will expire five years from the date of issuance, or August 6, 2012. The Company also issued 6,209 warrants to Blue Trading, LLC, which acted as the placement agent in the private placement, as part of the placement fee. The warrants issued to Blue Trading, LLC have an exercise price of $30.00 per share and each warrant is convertible for 4 shares of common stock. These warrants may be exercised immediately and will expire five years from the date of issuance, on August 6, 2012. The fair value of warrants issued as part of the placement fee, valued at $441,000, have been recognized directly as equity in the balance sheet and offset against issued share capital as a cost of the raising in the year ended June 30, 2008. The Company closed the private placement, or PIPE, on August 6, 2007. In connection with the PIPE, the Company received proceeds of $15.2 million net of $1.2 million in commissions and other costs.

The Company entered into a registration rights agreement with the investors party to the securities subscription agreement and Blue Trading, LLC, and agreed to file a resale registration statement with the SEC registering the common stock and the common stock issuable upon exercise of the warrants sold pursuant to the securities subscription agreement for resale thereunder. The Company filed the registration statement on October 2, 2007. The resale registration statement was declared effective October 19, 2007.

Under the terms of the July 11, 2006 and the August 1, 2007 PIPEs, the Company is required to maintain effective registration statements covering the resale shares of common stock issued in the PIPEs and the shares of common stock issuable upon exercise of the warrants issued in the PIPEs. In relation to the July 11, 2006 PIPE, at the date of issuance, the Company assessed the terms of the registration rights agreement, and as the penalty for not maintaining the registration of common stock is less than the difference between the value of registered shares and unregistered shares, the equity has been classified as permanent equity. The August 1, 2007 PIPE was assessed as permanent equity under ASC 825-20 (FASB Staff Position No. EITF 00-19-2), described below.

On January 1, 2007 the Company adopted ASC 825-20 (FASB Staff Position No. EITF 00-19-2). ASC 825-20 required the contingent obligation to make future payments under the registration rights agreements be recognized separately in accordance with FASB Statement No. 5, Accounting for Contingencies and the underlying warrants be recognized without regard to the contingent obligation. The adoption of ASC 825-20 had no effect on the Company’s financial statements as the warrants issued in connection with the PIPEs will remain classified as permanent equity and management does not currently believe that it is probable a payment will be made under either of the registration rights agreements.

The Company filed a shelf registration statement on Form S-3 with the SEC in March 2008. The shelf registration statement was declared effective by the SEC on April 3, 2008. The shelf registration statement permits the Company to sell, from time to time, up to $75,000,000 of common stock, preferred stock and warrants or any combination of the foregoing. Pursuant to SEC regulations, however, so long as the Company’s public float remains below $75.0 million the Company cannot sell securities from the shelf registration statement which represent more than one third of the market value of the Company’s public float during any 12-month period.

The Company entered into a Securities Subscription Agreement dated as of July 28, 2008 with Novogen and OppenheimerFunds, Inc. (“Oppenheimer”) pursuant to which the Company has sold 290,829 and 170,000 shares of common stock to Novogen and Oppenheimer, respectively, with Oppenheimer acting as adviser to each of the following parties severally and not jointly: (i) Oppenheimer International Growth Fund; (ii) Mass Mutual International Equity Fund; (iii) Oppenheimer International Growth Fund/VA; (iv) AZL Oppenheimer International Growth Fund; (v) OFITC International Growth Fund; and (vi) OFI International Equity Fund, at a purchase price of $21.70 per share, the consolidated closing bid price of the Company’s Common Stock as quoted by the Nasdaq Market Intelligence Desk at 4:00 PM EST on July 28, 2008. The shares were registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3 (File No. 333-149807), which was declared effective by the SEC on April 3, 2008. The Company received gross proceeds of $10 million from the sale of the shares.

Following the registered direct offering closed in July 2008, Novogen retained approximately 71.3% of the Company’s common stock.

In July 2008, the Company also issued 4,608 warrants to Mr. John O’Connor to purchase 4,608 shares of common stock, as consideration for investor services rendered by him to the Company. The warrants have an exercise price of $21.70 per share and may be exercised immediately and expire five years from the date of issuance, on July 30, 2013.

In January 2009, the Company issued 5,000 stock options to Associate Professor Gil Mor of Yale University, in recognition of his contribution to the development of Phenoxodiol under the Marshall Edwards, Inc. 2008 Omnibus Equity Compensation Plan. The options have an exercise price of $6.30 and may be exercised immediately and expire five years from the date of issuance on January 28, 2014.

Pursuant to the terms of Dr. Gold’s Employment Letter, Dr. Gold has received options to purchase 220,390 shares of the Company’s common stock in two separate tranches. The first tranche of options to purchase 110,195 shares of common stock of the Company was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price of $5.05 per share equal to the closing price of the Company’s common stock on April 23, 2010. The second tranche of options to purchase 110,195 shares of common stock of the Company was granted to Dr. Gold on June 7, 2010 following the public release of the Company’s OVATURE study results, with an exercise price of $1.86 per share equal to the closing price of the Company’s common stock on June 7, 2010. Of Dr. Gold’s options, 25% will vest one year from the effective date of the Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options will vest in equal monthly installments over the following thirty-six (36) months. Both tranches of options have a term of five years from the date of each grant. In the event of a Change in Control of the Company, as defined in the

Employment Letter, Dr. Gold’s options will become fully vested. Dr. Gold’s options are issued outside the Company’s 2008 Stock Omnibus Equity Compensation Plan.

Pursuant to the terms of Mr. Zech’s Employment Letter, Mr. Zech has received options to purchase 73,463 shares of the Company’s common stock. These options were granted on June 18, 2010, with an exercise price of $1.52 per share equal to the closing price of the Company’s common stock on June 18, 2010. Of Mr. Zech’s options, 25% will vest one year from the effective date of the Employment Letter and, thereafter, the remaining 75% of Mr. Zech’s options will vest in equal monthly installments over the following thirty-six (36) months. The options have a term of five years from the date of grant. Mr. Zech’s options are issued under the Company’s 2008 Stock Omnibus Equity Compensation Plan.

9.	Significant Events After Balance Sheet Date

On July 14, 2010, the Company received notice from Nasdaq stating that for the last 30 consecutive business days, the Market Value of Publicly Held Shares closed below the minimum $5 million required for continued listing on the Nasdaq Global Market under Nasdaq Rule 5450(b)(1)(C). Market Value of Publicly Held Shares is calculated by multiplying the publicly held shares, which is total shares outstanding less any shares held by officers, directors, or beneficial owners of 10% or more, by the consolidated closing bid price. Novogen Limited currently owns 71.3% of the outstanding common stock of the Company. Therefore, the value of Novogen Limited’s shares is excluded from the Market Value of Publicly Held Shares of the Company. According to Nasdaq’s letter, the Company would be afforded a grace period of 180 calendar days, or until January 10, 2011, to regain compliance in accordance with Nasdaq Rule 5810(c)(3)(A). The Company intends to actively monitor the Market Value of Publicly Held Shares between now and January 10, 2011.

On August 10, 2010 the Company announced the appointment of Christine A. White, M.D. to the board of directors. Dr. White replaces Professor Paul J. Nestel, who has served as a director since April 2001.

10.	Quarterly Financial Data (Unaudited)

2010 for the quarter ended	Jun-30	Mar-31	Dec-31	Sep-30	Year
	(in thousands except per share data)

Revenue	16	19	23	26	84
Loss from operations	(1,841)	(2,213)	(1,433)	(2,408)	(7,895)
Net Loss arising during development stage	(1,842)	(2,213)	(1,433)	(2,408)	(7,896)
Basic and diluted loss per share	(0.24)	(0.30)	(0.20)	(0.33)	(1.07)

2009 for the quarter ended	Jun-30	Mar-31	Dec-31	Sep-30	Year
	(in thousands except per share data)
Revenue	27	29	76	96	228
Loss from operations	(5,425)	(1,904)	(1,599)	(2,251)	(11,179)
Net Loss arising during development stage	(5,425)	(1,904)	(1,599)	(2,252)	(11,180)
Basic and diluted loss per share	(0.74)	(0.26)	(0.22)	(0.31)	(1.53)

11.	Contingent Liabilities

Under the terms of the license agreements with Novogen, milestone license fee payments are payable upon achieving certain milestones. Details of the payments due under these agreements are detailed in Note 7 “Related Party Transactions.” The license agreements are subject to termination provisions.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2010	June 30, 2010
	(unaudited)	(Note 1)
ASSETS
Current assets
Cash and cash equivalents	$7,479	$9,031
Prepaid expenses and other current assets	91	102

Total current assets	7,570	9,133

Plant and equipment, net	48	3

Total assets	$7,618	$9,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$765	$529
Accrued expenses	837	925
Amount due to related company	274	301

Total current liabilities	1,876	1,755

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 100,000 shares, none outstanding	—	—
Common stock, $ 0.00000002 par value, 113,000,000 authorized shares; shares issued and outstanding: 7,346,324 at
September 30, 2010 and 7,346,324 at June 30, 2010	—	—
Additional paid-in capital	78,308	78,188
Deficit accumulated during development stage	(72,566)	(70,807)

Total stockholders’ equity	5,742	7,381

Total liabilities and stockholders’ equity	$7,618	$9,136

See accompanying notes to the consolidated financial statements.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Period from December 1, 2000 (Inception) through September 30, 2010
	2010	2009
Revenues:
Dividends received	$57	$—	$57
Interest and other income	14	26	2,744

Total revenues	71	26	2,801

Operating expenses:
Research and development	(685)	(503)	(37,759)
License fees	—	(1,500)	(21,500)
Selling, general and administrative	(1,145)	(431)	(16,100)

Total operating expenses	(1,830)	(2,434)	(75,359)

Loss from operations	(1,759)	(2,408)	(72,558)
Income tax expense	—	—	(8)

Net loss arising during development stage	$(1,759)	$(2,408)	$(72,566)

Net loss per common share:
Basic and diluted	$(0.24)	$(0.33)

Weighted average number of common shares outstanding	7,346,324	7,346,324

See accompanying notes to the consolidated financial statements.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Period from December 1, 2000 (Inception) through September 30, 2010
	2010	2009
Operating activities
Net loss arising during development stage	$(1,759)	$(2,408)	$(72,566)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share based payments	120	—	1,916
Depreciation	3	—	3
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	11	235	(91)
Accounts payable	236	534	765
Accrued expenses	(88)	(2,256)	837
Amounts due to related company	(27)	61	274

Net cash used in operating activities	(1,504)	(3,834)	(68,862)

Investing activities
Purchases of plant and equipment	(48)	—	(51)

Net cash used in investing activities	(48)	—	(51)

Financing activities
Net proceeds from issuance of common stock	—	—	76,392

Net cash provided by financing activities	—	—	76,392
Net (decrease)/increase in cash and cash equivalents	(1,552)	(3,834)	7,479
Cash and cash equivalents at beginning of period	9,031	19,067	—

Cash and cash equivalents at end of period	$7,479	$15,233	$7,479

See accompanying notes to the consolidated financial statements.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

(Unaudited)

	Common Stock	Additional paid in capital	Deficit accumulated during development stage	Total
	(shares)
Balance at June 30, 2010	7,346,324	$78,188	$(70,807)	$7,381
Net loss arising during development stage	—	—	(1,759)	(1,759)

Comprehensive Loss				(1,759)
Share-based payments (refer Note 6)	—	120	—	120

Balance at September 30, 2010	7,346,324	$78,308	$(72,566)	$5,742

See accompanying notes to the consolidated financial statements.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation and Summary of Significant Accounting Policies

Marshall Edwards, Inc. (“MEI”), including its wholly-owned subsidiary Marshall Edwards Pty Ltd (“MEPL”) (together, the “Group” or the “Company”), is a development stage company incorporated in December 2000 as a wholly-owned subsidiary of Novogen Limited (“Novogen”). As of the date of this Quarterly Report, Novogen owns approximately 71.3% of the outstanding shares of the Company’s common stock.

The Company’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles or “GAAP” for the interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. We believe all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included herein. Operating results for the three months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending June 30, 2011 or any other future period. The balance sheet at June 30, 2010 has been derived from the audited financial statements at that date. You should read these financial statements and notes in conjunction with the audited financial statements for the year ended June 30, 2010 which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Principles of Consolidation

The consolidated financial statements include the accounts of MEI and its wholly-owned subsidiary MEPL. Significant intercompany accounts and transactions have been eliminated on consolidation.

Estimates

The preparation of the consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Interest

Interest on cash balances is recognized on an accruals basis.

Dividends

Dividend revenue is recognized when the right to receive the payment is established.

Cash and Cash Equivalents

Cash on hand and in banks and short-term deposits is stated at its nominal value. The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. Highly liquid investments with stated maturities of greater than three months are classified as short-term investments. The Company’s cash, held in the U.S., is deposited in financial institutions that are FDIC insured. These deposits are in excess of the FDIC insurance limits. The Company also holds cash with Australian financial institutions. Cash deposits held in Australian banks are guaranteed by the Australian Government up to a maximum amount of A$1 million per account.

Income Taxes

Income taxes have been provided for using the liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates in effect for the year in which the differences are expected to be recognized. Valuation allowances are established against the recorded deferred income tax assets to the extent that management believes that it is more likely than not that a portion of the deferred income tax assets are not realizable. There is a full valuation allowance against net deferred tax assets.

The Company accounts for any uncertain tax position by using a two step approach. Step one, recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, measurement, is based on the largest amount of benefit, which is more likely than not to be realized upon ultimate settlement. Additionally, tax positions for which the timing of the ultimate resolution is uncertain are recognized as long term liabilities.

The Company’s major tax jurisdictions are the U.S. and Australia and its tax years since inception remain subject to examination by the appropriate governmental agencies in those jurisdictions due to its tax loss position.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents and accounts payable, approximate fair value. All cash and cash equivalents are classified as level 1 as defined by the fair value hierarchy.

Foreign Currency Translation

The financial statements of MEPL have been translated into U.S. dollars. Assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the periods. Realized gains and losses from foreign currency transactions are reflected in the consolidated statements of operations.

Translation of MEPL’s financial statements into U.S. dollars does not have a material impact on the Company’s financial position.

Research and Development Expenses

Research and development expenses relate to the cost of development, manufacture of clinical supplies and cost of conducting human clinical and pre-clinical research of the licensed cancer compounds. Research and development costs are charged to earnings in the period incurred.

Clinical development costs are a significant component of research and development expenses. Estimates have been used in determining the expense liability under certain clinical trial contracts where services have been performed but not yet invoiced. The actual costs of those services could differ in amount and timing from the estimates used in completing the financial statements.

License Fees

Costs incurred related to the acquisition or licensing of products that have not yet received regulatory approval to be marketed, or that are not commercially viable and ready for use or have no alternative future use, are charged to earnings in the period incurred.

The license agreements with Novogen may be cancelled without penalty by MEPL by giving three months’ notice. Therefore license fees due under these license agreements are recognized as an expense when a milestone event, as defined in the respective agreements, occurs.

Stock-Based Compensation

The Company’s 2008 Stock Omnibus Equity Compensation Plan provides for the grant of options to the Company’s directors, employees, employees of the Company’s affiliates and certain of the Company’s contractors and consultants.

The Company recognizes the cost of goods acquired or the expense for services received in a share-based payment transaction when it obtains the goods or as services are received. The Company recognizes a corresponding increase in equity or a liability depending on the classification of the share-based instrument granted.

Basic and Diluted Loss Per Share

In computing basic earnings or loss per share, the dilutive effect of stock options and warrants is excluded, whereas for diluted earnings or loss per share they are included unless the effect is anti-dilutive.

Plant and Equipment

Plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from 2.5 to 7 years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the respective assets or the lease term, whichever is shorter.

Stockholders’ Equity

Ordinary share capital is recognized at the fair value of the consideration received by the Company. Any transaction costs arising on the issue of shares are recognized directly in equity as a reduction in the share proceeds received.

Deferred Offering Costs

Where costs associated with a capital raising have been incurred at balance sheet date and it is probable that the capital raising will be successfully completed after balance sheet date, such costs are deferred and offset against the proceeds subsequently received from the capital raising.

2. Loss Per Share

The following table sets forth the computation of basic and diluted net loss per common share:

	Three Months Ended September 30,
	2010	2009
	(In Thousands, except share and per share data)
Numerator
Net loss arising during development stage	(1,759)	(2,408)

Numerator for diluted earnings per share	$(1,759)	$(2,408)

Denominator
Denominator for basic earnings per share:
Weighted average number of shares used in computing net loss per share, basic and diluted	7,346,324	7,346,324

Dilutive potential common shares	7,346,324	7,346,324

Basic and diluted earnings per share	$(0.24)	$(0.33)

During the period presented, the Company had warrants and stock options outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share as the effect would have been anti-dilutive. Since the Company has a loss for all periods presented, diluted and basic earnings per share are the same. The outstanding warrants and stock options consist of the following potential common shares:

	As at September 30,
	2010	2009
	(Number of shares redeemable under warrants or options)
Warrants exercisable prior to July 11, 2010 at an exercise price of $43.50	—	281,525
Warrants exercisable prior to August 6, 2012 at an exercise price of $36.00	218,559	218,559
Warrants exercisable prior to August 6, 2012 at an exercise price of $30.00	24,836	24,836
Warrants exercisable prior to July 30, 2013 at an exercise price of $21.70	4,608	4,608
Options exercisable prior to January 28, 2014 at an exercise price of $6.30	5,000	5,000
Options exercisable prior to April 23, 2015 at an exercise price of $5.05	110,195	—
Options exercisable prior to June 7, 2015 at an exercise price of $1.86	110,195	—
Options exercisable prior to June 18, 2015 at an exercise price of $1.52	73,463	—
Options exercisable prior to September 1, 2015 at an exercise price of $0.77	82,232

Common shares issuable upon exercise of outstanding warrants or options	629,088	534,528

3. Expenditure Commitments

At September 30, 2010, the Company had contractual obligations for the conduct of clinical trials, pre-clinical research and development, manufacturing process development and corporate purchase commitments of approximately $560,000. Of the expenditure commitments, clinical trial amounts are based on the assumption that all patients enrolled in clinical trials will complete the maximum number of allowed treatment cycles. At September 30, 2010, the Company also had contractual obligations in respect of operating leases of approximately $306,000. The contracted obligations are expected to be incurred as follows:

(In thousands)	Payment due by period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3 -5 Years	More than 5 Years
Operating Lease Obligations	$306	$121	$120	$65	$—
Purchase Obligations	$560	$560	$—	$—	$—

Total	$866	$681	$120	$65	$—

No amounts have been included for future payments to Novogen which may arise in connection with the Phenoxodiol License Agreement, the License Agreement for Triphendiol and NV-143, the Services Agreement or the Manufacturing License and Supply Agreement as future payments under the terms of the agreements are subject to termination provisions. The terms of the agreements, including future payments, are detailed in Note 5 “Related Party Transactions.”

The Company is not currently a party to any material legal proceedings.

The Company’s restated certificate of incorporation provides that it will indemnify Novogen in connection with certain actions brought against Novogen by any of the Company’s stockholders or any other person.

Pursuant to the terms of a Guarantee and Indemnity Agreement, the Company has guaranteed the payment and performance of the obligations of MEPL to Novogen and its subsidiaries, Novogen Laboratories Pty Limited and Novogen Research Pty Limited, under the Phenoxodiol License Agreement, the Manufacturing License and Supply Agreement and the Services Agreement. Novogen has guaranteed the performance of the obligations of Novogen Research Pty Limited under the Phenoxodiol License Agreement and the obligations of Novogen Laboratories Pty Limited under the Manufacturing License and Supply Agreement to MEPL. Each of the Company’s and Novogen’s obligations in the Guarantee and Indemnity Agreement are absolute, unconditional and irrevocable.

4. Segment Information

The Company’s focus is the clinical development and commercialization of its licensed cancer compounds. The business contains two major segments based on geographic location.

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
	(In Thousands)
	USA	Australia	USA	Australia
Loss from operations	$(772)	$(987)	$(20)	$(2,388)
Segment assets	6,695	923	11,689	3,598

5. Related Party Transactions

License Agreement for Phenoxodiol, as amended

In September 2003, the Company entered into a license agreement pursuant to which Novogen granted to MEPL a worldwide non-transferable license under its patents and patent applications and in its know-how to conduct clinical trials and commercialize and distribute Phenoxodiol products. The license agreement covers uses of Phenoxodiol in the field of prevention, treatment or cure of cancer in humans delivered in all forms except topical applications. The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world and thereafter is non-exclusive. MEPL may terminate the agreement by giving three months’ notice to Novogen. MEPL paid $5,000,000 to Novogen in February 2004 which was the first lump sum license fee payment due under the terms of the license agreement. Also, MEPL paid $2,000,000 to Novogen in January 2005 and $4,000,000 in January 2006 which were the annual milestone license fee payments due under the license agreement. The Company paid a second lump sum license fee of $5,000,000 to Novogen in July 2006 following the raising of funds in a private placement. This license fee was due on the later of November 1, 2003 or such later date when the cumulative total of all funds received from debt or equity issuances and revenue received from commercialization (income other than sales) and sales of Phenoxodiol products exceeded $50,000,000. Following the private placement, or PIPE, transaction which closed on July 11, 2006 the funds received from equity issuances exceeded $50,000,000 which triggered this license fee payment. Future amounts payable to Novogen under terms of the license agreement are as follows:

1. Until the expiration of the exclusivity period of the license, MEPL must pay Novogen 2.5% of all net sales and 25% of commercialization income. After the exclusivity period of the license, 1.5% of net sales must be paid to Novogen. The preconditions to such payments have not yet occurred.

The “Exclusivity Period” ends on the later of:

(a)	the date of expiration or lapsing of the last patent right in the patents and patent applications set out in the license agreement with Novogen; or

(b)	the date of expiration or lapsing of the last licensed patent right which MEPL would, but for the license granted in the license agreement, infringe in any country in the geographical territory covered by the license agreement by doing in that country any of the things set out in the license agreement.

2. In addition to the amounts above, the Phenoxodiol License Agreement was amended in June 2006 and April 2007 to provide that upon the earliest receipt by MEPL of the first:

(i)	approval by the U.S. Food and Drug Administration (the “FDA”) of a New Drug Application (“NDA”) for Phenoxodiol;

(ii)	approval or authorization of any kind to market Phenoxodiol in the U.S.; or

(iii)	approval or authorization of any kind by a government agency in any other country to market Phenoxodiol,

MEPL will be required to pay Novogen Research Pty Limited $8,000,000, together with interest on such amount from (and including) December 31, 2006 to (but excluding) the Approval Date. Thereafter, MEPL will be required to make license milestone fee payments of $8,000,000 to Novogen Research Pty Limited on December 31 of the year of the Approval Date and on December 31 of each year thereafter during the exclusivity period under the Phenoxodiol License Agreement.

No license fees have been accrued in respect of Phenoxodiol at September 30, 2010.

License Agreement Triphendiol and NV-143

In May 2006, the Company entered into a second license agreement with Novogen for two oncology compounds, Triphendiol and NV-143 (the “License Agreement for Triphendiol and NV-143”). Triphendiol is being developed initially in oral form for the treatment of pancreatic and bile duct cancer and is currently in Phase I human testing. NV-143 is targeted for the treatment of melanoma, also in oral dose form, and is in the pre-clinical testing stage. The License Agreement for Triphendiol and NV-143 is an agreement under which Novogen grants to MEPL a worldwide non-transferable license under its patents and patent applications and in its know-how to conduct clinical trials and commercialize and distribute Triphendiol and NV-143 products. The License Agreement for Triphendiol and NV-143 covers uses of Triphendiol and NV-143 in the field of prevention, treatment or cure of cancer in humans delivered in all forms except topical applications. The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world and thereafter is non-exclusive. MEPL may terminate the agreement by giving three months notice to Novogen. The Company is required to make payments under the terms of the License Agreement for Triphendiol and NV-143 with Novogen as follows:

1. A lump sum license fee of $1,000,000 was payable to Novogen on the commencement date of the license in consideration of the license granted. This initial lump sum license fee was paid to Novogen in May 2006.

2. In further consideration of the license granted, MEPL must pay to Novogen the following milestone license fees upon the occurrence of the corresponding milestone as set forth below;

(a)	the first license product containing Triphendiol to reach a milestone as set forth below; and

(b)	the first licensed product containing NV-143 to reach a milestone as set forth below.

The milestone license fees are:

(i)	$1,000,000 on the date an investigational new drug application (“IND”) for the licensed product goes into effect or the equivalent approval of a government agency is obtained in another country. If this event does not occur before March 31, 2008 then this amount will be due on this date. The amount of $1,000,000 was paid to Novogen on March 31, 2008 under the terms of this agreement;

(ii)	$2,000,000 on the date of enrollment of the first clinical trial subject in a Phase II clinical trial of the licensed product. If this event does not occur before June 30, 2009, then this amount will be due on this date. The amount of $2,000,000 was paid to Novogen on June 30, 2009 under the terms of this agreement;

(iii)	$3,000,000 on the date of enrollment of the first clinical trial subject in a Phase III clinical trial of the licensed product. If this event does not occur before December 31, 2011, then this amount will be due on this date; and

(iv)	$8,000,000 on the date of first receipt of a NDA for the licensed product from the FDA or equivalent approval from a government agency in another country. If this event does not occur before December 31, 2013, then this amount will be due on this date.

3. MEPL must pay Novogen royalties of 5% of all net sales and 25% of commercialization income for the term of the license. The royalty rate is reduced by 50% if the licensed patent rights in any country or territory expire, lapse, are revoked, do not exist or are assigned to MEPL and the product is entirely manufactured and supplied in such country.

4. Minimum royalties of $3,000,000 per year are payable following the date of first receipt of an NDA for a licensed product from the FDA (or equivalent approval from a government agency in any other country) until the expiration of the term.

The license agreement may be cancelled without penalty by MEPL by giving three months notice. Therefore license fees due under the license agreement are recognized as an expense when the milestone event occurs.

License Agreement for NV-128

On August 4, 2009, the Company entered into a license agreement with Novogen pursuant to which Novogen granted to MEPL an exclusive, worldwide, non-transferable license under its patents and patent applications and in the intellectual property rights related to its know how to conduct clinical trials, commercialize and distribute NV-128 (the “NV-128 License Agreement”). NV-128 is an investigational cancer compound which has been shown in pre-clinical laboratory studies to promote cancer cell death by targeting a pro-survival regulatory pathway (the AKT-mTOR pathway).

The NV-128 License Agreement covers the use of NV-128 in the field of prevention, treatment and cure of cancer in humans delivered in all forms except topical applications. The NV-128 License Agreement remains in effect until (i) the expiration or lapsing of the last relevant patents or patent applications in the world or (ii) Novogen’s assignment to MEPL of the last relevant patents or patent applications in the world so that MEPL may assume the filing, prosecution and maintenance of such patents or patent applications. Thereafter, the license becomes a non-exclusive, perpetual and irrevocable license covering any remaining intellectual property rights related to the know how with respect to NV-128.

1. The Company paid $1,500,000 to Novogen Research in August 2009, which was the first lump sum license fee payment under the terms of the license agreement.

2. Future amounts payable to Novogen upon the achievement of certain milestones are as follows:

(i)	$1,000,000 on the date an investigational new drug application (“IND”) for the licensed product goes into effect or the equivalent approval of a government agency is obtained in another country. If this event does not occur before December 31, 2011, then this amount will be due on this date;

(ii)	$2,000,000 on the date of enrollment of the first clinical trial subject in a Phase II clinical trial of the licensed product. If this event does not occur before December 31, 2012, then this amount will be due on this date;

(iii)	$3,000,000 on the date of enrollment of the first clinical trial subject in a Phase III clinical trial of the licensed product. If this event does not occur before December 31, 2014, then this amount will be due on this date; and

(iv)	$8,000,000 on the date of first receipt of a NDA for the licensed product from the FDA or equivalent approval from a government agency in another country. If this event does not occur before December 31, 2017, then this amount will be due on this date.

3. MEPL must pay Novogen royalties of 5.0% of all net sales and 25% of commercialization income for the term of the license.

4. Minimum royalties of $3,000,000 per year are payable following the date of first receipt of an NDA for a licensed product from the FDA (or equivalent approval from a government agency in any other country) until the expiration of the term.

The license agreement is able to be cancelled without penalty by MEPL by giving three months’ notice.

No license fees have been accrued in respect of NV-128 at September 30, 2010.

Amended and Restated License Option Deed

On September 24, 2003, MEPL and Novogen entered into an Amended and Restated License Option Deed (the “License Option Deed”).

The License Option Deed grants MEPL an exclusive right to accept and an exclusive right to match any proposed dealing by Novogen of its intellectual property rights with a third party relating to synthetic compounds (other than Phenoxodiol) that have known or potential applications in the field of prevention, treatment or cure of cancer in humans in all forms other than topical applications.

Amended and Restated Services Agreement

On September 24, 2003, the Company, Novogen and MEPL entered into an Amended and Restated Services Agreement (the “Services Agreement”). Under the terms of the Services Agreement, Novogen Limited or its subsidiaries have agreed to provide services reasonably required by the Company relating to the development and commercialization of Phenoxodiol and other licensed products, including Triphendiol and NV-143. Novogen has agreed to provide these services at cost plus a 10% mark-up. The Company currently expects to discontinue using the services provided by Novogen under the Services Agreement with effect from December 31, 2010, as a result of the strategic decision to base the Company out of the newly established offices in San Diego.

Expenditures amounting to $503,000 and $683,000, were incurred under the Services Agreement with Novogen during the three months ended September 30, 2010 and 2009, respectively. Of these amounts, $358,000 and $487,000 related to service fees paid to Novogen for research and development services provided in the three months ended September 30, 2010 and 2009, respectively, reflecting the time spent by Novogen research staff on the development of Phenoxodiol, Triphendiol, NV-143 and NV-128. Additionally, $145,000 and $196,000 of the total expenditures during the three months ended September 30, 2010 and 2009, respectively, related to costs incurred for administration and accounting services provided by Novogen.

At September 30, 2010 and 2009, $274,000 and $282,000, respectively, was due and owing to Novogen under the Services Agreement and is included in amount due to related company.

Amended and Restated Manufacturing License and Supply Agreement

On September 24, 2003, MEPL and Novogen entered into an Amended and Restated Manufacturing License and Supply Agreement (the “Manufacturing License and Supply Agreement”). Under the terms of the Manufacturing License and Supply Agreement, MEPL has granted to Novogen an exclusive, non-transferable sub license to manufacture and supply Phenoxodiol in its primary manufactured form. Novogen has agreed to supply Phenoxodiol to MEPL for the clinical trial development program and Phenoxodiol’s ultimate commercial use. Phenoxodiol supplied by Novogen under the terms of this agreement will by charged at cost plus a 50% markup.

There were no transactions under the Manufacturing License and Supply Agreement with Novogen during the three months ended September 30, 2010 and 2009, respectively.

At September 30, 2010 and September 30, 2009 no amount was due and owing to Novogen under the Manufacturing License and Supply Agreement.

Novogen has taken the strategic decision not to manufacture large scale Active Pharmaceutical Ingredients for cancer drugs, including Phenoxodiol, as these can be more economically supplied by third parties with particular expertise in this area.

Agreement to acquire Novogen’s isoflavone-related intellectual portfolio

On September 8, 2010, the Company announced that it had reached an agreement in principle with Novogen to acquire Novogen’s entire isoflavone-related intellectual property portfolio in a stock-based transaction.

The agreement in principle was negotiated by an independent committee of the Board of Directors of both companies. The closing of the transaction is subject to, among other things, due diligence, the execution of a definitive agreement, an independent fairness opinion and shareholder approvals.

The foregoing description of the agreement in principle between the Company and Novogen does not constitute an offer of any securities for sale or a solicitation of offers to purchase securities.

6. Equity

On March 31, 2010, the Company effected a reverse stock split of its outstanding common stock on a 1-for-10 split adjusted basis in order to correct a bid price listing requirement for continued inclusion on the Nasdaq Global Market under Nasdaq Rule 5450(a)(1). For the purpose of this report we have adjusted all share data presented retrospectively to incorporate the 1-for-10 reverse stock split.

In January 2009, the Company filed a registration statement on Form S-8 (File No. 333-156985) with the SEC registering 700,000 shares of common stock eligible for issuance under the Marshall Edwards, Inc. 2008 Stock Omnibus Equity Compensation Plan.

In January 2009, the Company issued a stock option exercisable for 5,000 shares of common stock to Associate Professor Gil Mor of Yale University in recognition of his contribution to the development of Phenoxodiol under the Marshall Edwards, Inc. 2008 Stock Omnibus Equity Compensation Plan. The options have an exercise price of $6.30. The options were fully exercisable upon issuance and expire five years from the date of issue.

Pursuant to the terms of the Employment Letter Agreement dated April 23, 2010 between Daniel P. Gold (the “Gold Employment Letter”), Dr. Gold has received options to purchase 220,390 shares of the Company’s common stock in two separate tranches. The first tranche of options to purchase 110,195 shares of common stock of the Company was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price of $5.05 per share equal to the closing price of the Company’s common stock on April 23, 2010. The second tranche of options to purchase 110,195 shares of common stock of the Company was granted to Dr. Gold on June 7, 2010 following the public release of the Company’s OVATURE study results, with an exercise price of $1.86 per share equal to the closing price of the Company’s common stock on June 7, 2010. Of Dr. Gold’s options, 25% will vest one year from the effective date of the Gold Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options will vest in equal monthly installments over the following thirty-six (36) months. Both tranches of options have a term of five years from the date of each grant. In the event of a Change in Control of the Company, as defined in the Gold Employment Letter, Dr. Gold’s options will become fully vested. Dr. Gold’s options are issued outside the Company’s 2008 Stock Omnibus Equity Compensation Plan.

Pursuant to the terms of the Employment Letter Agreement dated June 18, 2010 between the Company and Thomas M. Zech (the “Zech Employment Letter”), Mr. Zech has received options to purchase 73,463 shares of the Company’s common stock. These options were granted on June 18, 2010, with an exercise price of $1.52 per share equal to the closing price of the Company’s common stock on June 18, 2010. Of Mr. Zech’s options, 25% will vest one year from the effective date of the Zech Employment Letter and, thereafter, the remaining 75% of Mr. Zech’s options will vest in equal monthly installments over the following thirty-six (36) months. The options have a term of five years from the date of grant. Mr. Zech’s options are issued under the Company’s 2008 Stock Omnibus Equity Compensation Plan.

In September 2010, options were issued to staff, under the Company’s 2008 Stock Omnibus Equity Compensation Plan, to purchase an aggregate amount of 82,232 shares of the Company’s common stock. These options were granted on September 1, 2010, with an exercise price of $0.77 per share equal to the closing price of the Company’s common stock at grant date. Of these staff options, 25% will vest one year from the grant date and, thereafter, the remaining 75% of options will vest in equal monthly installments over the following thirty-six (36) months. The options have a term of five years from grant date.

7. Contingent Liabilities

Under the terms of the license agreements with Novogen, milestone license fee payments are payable upon achieving certain milestones. Details of the payments due under these agreements are detailed in Note 5 “Related Party Transactions.” The license agreements are subject to termination provisions.

8. Significant Events After Balance Sheet Date

The subsequent events information has been evaluated up to January 31, 2011.

On November 16, 2010, the Company received a notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC notifying the Company that, based on its continued non-compliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market, as set forth in Listing Rule 5450(b)(1), the Company is subject to delisting from The Nasdaq Global Market unless it requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”). The Company timely requested a hearing before the Panel. In connection with the hearing, which was held on January 6, 2011, the Panel may grant the Company an additional compliance period of up to 180 calendar days from the date of the Nasdaq staff’s determination, or May 16, 2011, to evidence compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Global Market. If the Panel does not grant the Company’s request for continued listing on The Nasdaq Global Market, the Company’s common stock may be transferred to The Nasdaq Capital Market or delisted from Nasdaq. After consideration of information provided by the Company at the Panel meeting, the Panel will issue a written decision. On January 21, 2011, the Company received notice from Nasdaq stating that the Company’s failure to regain compliance with Nasdaq Rule 5450(b)(1)(C), which requires a minimum Market Value of Publicly Held Shares of $5,000,000 would serve as an additional basis for delisting, and that the Panel would consider this matter in their decision regarding the Company’s continued listing on the Nasdaq Global Market, and requested that Marshall Edwards present its views with respect to this additional deficiency to the Panel in writing no later than January 28, 2011. On January 28, 2011, Marshall Edwards provided a formal written submission to Nasdaq detailing Marshall Edwards’ plans to resolve this deficiency, and requested an exception through May 16, 2011 to evidence compliance with with the $5 million Market Value of Publicly Held Shares requirement, as set forth in Listing Rule 5450(b)(1)(C).

On December 21,2010, the Company entered into an Asset Purchase Agreement with Novogen, pursuant to which the Company agreed to acquire from Novogen certain Isoflavone-related Assets, including those related to the drug candidates Phenoxodial, Triphendiol, NV-143 and NV-128. As consideration for the Isoflavone-related Assets, the Company will issue to Novogen 1,000 shares of Series A Convertible Preferred Stock and will assume all liabilities relating to the Isoflavin-related assets. Consummation of the Asset Purchase is subject to approval of the stockholders of the Company and of Novogen.

Annex A

Execution Version

ASSET PURCHASE AGREEMENT

BETWEEN

MARSHALL EDWARDS, INC., AS BUYER,

NOVOGEN LIMITED, AS SELLER PARENT,

AND

NOVOGEN RESEARCH PTY LIMITED, AS SELLER

DATED AS OF DECEMBER 21, 2010

A-i-

(continued)

A-ii-

(continued)

A-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 21, 2010, is entered into by Marshall Edwards, Inc., a Delaware corporation (“Buyer”), Novogen Limited, a public company limited by shares and incorporated under the laws of New South Wales, Australia (“Seller Parent”), and Novogen Research Pty Limited, a proprietary limited company incorporated under the laws of Australia and a wholly-owned subsidiary of Seller Parent (“Seller” and together with the Seller Parent, the “Seller Parties” and each individually, a “Seller Party”).

RECITALS

WHEREAS, Seller Parent owns directly or through one or more Affiliates, including Seller, certain assets (collectively, the “Purchased Assets”) used in or generated under or in connection with the discovery, development, manufacture and marketing of intellectual property and products based on the field of isoflavonoid technology and on compounds known as isoflavones, including those related to the drug candidates Phenoxodiol, Triphendiol, NV-143 and NV-128 (such technology, compounds and drug candidates collectively, the “Technology”);

WHEREAS, subject to the terms and conditions of this Agreement, Seller Parent (to the extent it holds any Purchased Assets) and Seller desire to transfer, and Seller Parent desires to cause Seller to transfer to Buyer and Buyer desires to acquire the Purchased Assets;

WHEREAS, pursuant to the License Agreements (as defined herein), Seller has granted to Marshall Edwards Pty Limited, a proprietary limited company incorporated under the laws of Australia and wholly-owned subsidiary of Buyer (“Buyer Licensee”) an exclusive license and provided certain services to Buyer and Buyer Licensee, in each case, with respect to certain of its patent rights and intellectual property know-how in order to develop, market and distribute compounds and products related to the Technology;

WHEREAS, Buyer, Seller Parent and Seller desire to terminate the License Agreements in accordance with Section 5.13 and upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, in consideration for the Purchased Assets and termination of the License Agreements, Buyer desires to issue to Seller Parent (on behalf of Seller), and Seller Parent wishes to acquire 1,000 shares of Buyer’s newly-designated Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, Seller Parent has executed and delivered a voting agreement (the “Voting Agreement”) pursuant to which following the execution and delivery of this Agreement, Seller Parent shall be present at the Special Meeting (as defined herein) in order to constitute a quorum therefor and to vote the shares of Common Stock owned by Seller Parent at the Special Meeting (as defined herein) in favor of this Agreement and the transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. As used herein, the following terms have the following meanings:

“AAA” has the meaning set forth in Section 8.11.

“AAA Rules” has the meaning set forth in Section 8.11.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before or otherwise involving any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such first Person. For purposes of this definition, a Person shall be deemed, in any event, to control another Person if it (a) owns or controls, directly or indirectly, or has the ability to direct or cause the direction or control of, more than 50% of the voting equity of the other Person, or (b) has the ability to direct, cause the direction of, or control the actions of such other Person, whether through direct or indirect ownership of voting equity, by Contract or otherwise. Except as otherwise indicated in this Agreement, no reference to “Affiliate” with respect to Seller Parent or Seller shall include Buyer or any of its subsidiaries and no reference to “Affiliate” with respect to Buyer shall include Seller or Seller Parent or any of their respective subsidiaries.

“Agreement” has the meaning set forth in the preamble hereof.

“Allocation Schedule” has the meaning set forth in Section 2.6(b).

“Applicable Law” means any applicable federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any Permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Books and Records” means all books, records, files (including data files) and documents, including financial, research and development and expense records, correspondence, agreements, and, to the extent not originals, true and complete copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Patents, Patent applications, Trademarks, Copyrights or other Intellectual Property, including file wrappers, written third party correspondence, records and documents related to the Exploitation of the Technology, including laboratory notebooks (including all Information and Inventions contained therein), manufacturing records, procedures, tests, laboratory and animal study reports, dosage information, criteria for patient selection, safety and efficacy reports, and study protocols, investigators brochures and all pharmacovigilence and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are owned or Controlled by or in the possession of Seller Parent, Seller or any of their respective Affiliates, as applicable.

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or that is a day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Licensee” has the meaning set forth in the recitals hereof.

“Buyer Shareholder Approval” means such approval as may be required by the applicable rules and regulations of any securities exchange upon which the Common Stock is traded or the Delaware General Corporation Law from (a) Seller Parent and (b) the majority of other shareholders of Buyer (other than Seller Parent) with respect to this Agreement and the transactions contemplated herein.

“Certificate of Designation” means the Series A Preferred Convertible Certificate of Designation to be filed prior to the Closing by Buyer with the Secretary of State of Delaware in the form of Exhibit A attached hereto.

“Change in Control” has the meaning set forth in Section 5.14(b).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of Buyer, par value $0.00000002 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Compound” means any small molecule drug, therapeutic protein (including antibody) or other composition of matter that has activity (whether as an agonist, antagonist, modulator or otherwise) with respect to, or otherwise relates to, the Exploitation of the Technology.

“Consent” means, with respect to a Contract or a Permit, any consent or approval of any Person other than either party to this Agreement that, in accordance with the terms of such Contract or Permit, is required to be obtained for the assignment thereof to Buyer.

“Contracts” means contracts, commitments, arrangements, agreements, leases, subleases, licenses, sublicenses and any other understandings.

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security, and (c) when used with respect to any item of Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property.

“Conversion Milestone” means that a Phase II clinical trial involving the Technology and the Seller Intellectual Property have achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving the Technology and the Seller Intellectual Property, whichever is earlier.

“Conversion Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Shares in accordance with the terms of this Agreement and the Certificate of Designation, as adjusted therein.

“Copyrights” means (a) all copyrights (including copyrights in any package inserts, marketing or promotional materials or other text provided to prescribers or consumers), whether registered or unregistered throughout the world; (b) any registrations and applications therefor; (c) works of authorship (whether published or unpublished), translation, adaptations, derivations and combinations therefor, publications, documentation, website content, rights in fonts and typefaces, and rights to databases of any kind under the Applicable Laws of any jurisdiction; (d) all rights and priorities afforded under any international treaty, convention or the like; (e) all extensions and renewals thereof; (f) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees), and proceeds of suit; and (g) any rights similar to the foregoing in any country, including moral rights.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Distribution” means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of any product, including advertising, detailing, educating, planning, promoting, conducting reporting, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.

“Dollars” or “$” means United States dollars.

“Disclosure Schedules” has the meaning set forth in the preamble to Article III.

“Dispute” has the meaning set forth in Section 8.11.

“EMA” or “EMEA” or means the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, optimization, importation, exportation, transportation, Distribution, commercialization, promotion and marketing activities related thereto.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Field” means the discovery, research, development, commercialization or other Exploitation of any Compound that has demonstrated therapeutic, prophylactic or diagnostic potential (whether as an agonist, antagonist, modulator or otherwise) with respect to (a) the Exploitation of the Technology or (b) the treatment, prevention or diagnosis of any disease, condition or disorder through isoflavones.

“Form S-4” has the meaning set forth in Section 5.3(a).

“GAAP” means generally accepted accounting principles as employed in the United States of America or Australia, consistently applied.

“Good Laboratory Practices” means the standards and methods set forth in 21 C.F.R Part 58, as amended.

“Good Manufacturing Practices” means standards and methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packaging, testing or holding of a drug to assure that such drug meets the requirements of Applicable Law and other requirements of any Governmental Authority as to safety, identity and strength, and meets the quality and purity characteristics that it purports or is represented to possess.

“Governmental Authority” means any federal, state, local or foreign government, legislature, governmental or administrative agency, department, commission, bureau, board, instrumentality, self-regulatory association or authority, court or other authority of tribunal of competent jurisdiction (including any arbitration or other alternative dispute forum), or any other governmental authority or instrumentality anywhere in the world.

“Improvement” means any modification, variation or revision to a Compound, or technology or any discovery, technology, device, process or formulation related to such Compound, or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such Compound, or technology, any discovery or development of any new or expanded indications for such Compound, or technology, or any discovery or development that improves the stability, safety or efficacy of such Compound, or technology or would, if commercialized, replace or displace such Compound, or technology.

“Indebtedness” of any Person means: (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed or (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (g) all obligations of the type referred to in the immediately preceding clauses (a) through (f) of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in the immediately preceding clauses (a) through (g) of any Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning set forth in Section 7.6(a).

“Indemnifying Party” has the meaning set forth in Section 7.6(a).

“Information and Inventions” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including high-throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology, pre-clinical and clinical trial results, Manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other Intellectual Property (whether or not confidential, proprietary, patented or patentable), but excluding the Regulatory Documentation.

“Insolvency Event” means, for a body corporate, being in liquidation or provisional liquidation or under administration, having a controller (as defined in the Corporations Act), receiver, manager, statutory manager or trustee or analogous person appointed to it or any of its property, being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand, being unable to pay its debts or otherwise insolvent, the taking of any step that could result in the person becoming an insolvent under administration (as defined in section 9 of the Corporations Act), entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, including (a) Patents, (b) Information and Inventions, (c) Trademarks, (d) Copyrights, (e) domain names, URLs and any other addresses for use on the Internet or any other computer network or communication system, (f) other intellectual property rights, including confidential information, trade secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications, (g) all completed or pending registrations, renewals or applications for registration or renewal of any of the foregoing, (h) copies and tangible embodiments of any of the foregoing (in whatever form or media) and (i) other tangible and intangible information or material.

“Inventory” has the meaning set forth in Section 2.2(a)(iii).

“Joint Proxy Statement” has the meaning set forth in Section 5.3(a).

“Knowledge” means when used with respect to Seller Parent or the Seller Parties, the actual knowledge of those individual directors and officers of Seller Parent who held any such position prior to September 20, 2010.

“License Agreements” means collectively and along with any other agreements related thereto that certain (a) License Agreement, dated as of August 4, 2009, between Seller and Buyer Licensee, (b) License Agreement, dated as of May 12, 2006, between Seller and Buyer Licensee, (c) Amended and Restated License Agreement, dated as of September 23, 2003, between Seller and Buyer Licensee and (d) Amended and Restated Services Agreement, dated as of September 24, 2003, among Seller Parent, Buyer and Buyer Licensee and includes certain services provided to Buyer and Buyer Licensee, in each case.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 7.2.

“Manufacture” and “Manufacturing” means, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.

“Medical Product Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including the FDA, TGA, and the EMEA.

“Non-Assignable Right” has the meaning set forth in Section 2.5 (a).

“Option” has the meaning set forth in Section 5.14(a).

“Option Price” has the meaning set forth in Section 5.14(a)

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c); (e) any and all causes of action, claims, demands or other rights occasioned from or because of any and all past, present and future infringement of any of the foregoing, including all rights to recover damages (including attorneys’ fees), profits and injunctive or other relief for such infringement; and (f) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

“Patent Recording Contribution” has the meaning set forth in Section 5.11.

“Permits” means all licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and rights, including the Regulatory Approvals, from or issued by any Governmental Authority held by Seller (or its Affiliates, as applicable) that relate primarily or exclusively to any Compound or the Exploitation of the Technology, together with any renewals, extensions, or modifications thereof and any additions thereto.

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Preferred Shares” has the meaning set forth in the recitals hereof.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in the recitals hereof.

“Regulatory Approval” means, with respect to any country, any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Governmental Authority necessary or useful for the Exploitation of any Compounds in such country, including, where applicable, (a) approval of any form or dosage of pharmaceutical composition, preparation, therapy or diagnostic tool in finished form labeled and packaged for sale by prescription, over the counter or any other method for any use, including clinical trial usage, that contains therapeutic levels of a Compound; (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto); and (c) technical, medical and scientific licenses.

“Regulatory Documentation” means any and all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, correspondence, studies and reports) prepared for submission to a Governmental Authority or research ethics committee with a view to the granting of any Regulatory Approval, and any correspondence to or with the FDA, EMEA, TGA or any other Medical Product Regulatory Authority with respect to the Compounds, or the Exploitation of the Technology (including minutes and official contact reports relating to any communications with any Medical Product Regulatory Authority), and all data contained in any of the foregoing, including regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and Manufacturing records.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either party in connection with this Agreement, including the Voting Agreement and all documents referred to in Sections 6.2(c), 6.2(e)(i)–(vi), 6.3(c) and 6.3(d)(i)–(ii).

“Research Tools” means those cDNAs, antibodies, cell lines, knock-out animals, assays and other tools included in the Seller Know-How or Seller Patents that are necessary or useful for the Exploitation of the Technology.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Intellectual Property” means the (a) Seller Patent Rights, (b) Seller Know-How, and (c) all other Intellectual Property Controlled by Seller or Seller Parent (or any of their respective its Affiliates) primarily or exclusively related to the Exploitation of the Technology or the Exploitation of Compounds.

“Seller Know-How” means all Information and Inventions developed by or at the request of, or in the possession or Control of, Seller, Seller Parent or any of their respective Affiliates as of the Closing Date relating to the conduct of the Exploitation of the Technology or the Exploitation of the Research Tools, Compounds or any Improvements thereto. Seller Know-How shall include all: (a) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related to the Exploitation of the Technology or any Compound, (b) assays and biological methodology necessary or useful for the conduct of the Isoflavonoid Business or Exploitation of any Compound, and (c) any and all Information and Inventions with respect to any and all Compounds, or the Exploitation thereof, discovered or developed by or on behalf of any of the Seller Parties as of the Closing Date, that are not covered or claimed by the Seller Patent Rights.

“Seller Parent” has the meaning set forth in the preamble hereof.

“Seller Parties” has the meaning set forth in the preamble hereof.

“Seller Patent Rights” means those Patents that Seller or Seller Parent (or any of their respective Affiliates, as applicable) own, have under license, have a right to acquire (by option or otherwise) or otherwise Control, as of the Closing Date, that are necessary or useful for, or otherwise related to the Exploitation of Research Tools, Compounds or any Improvements thereto, or the conduct of the Exploitation of the Technology, or that claim or cover the Research Tools, Compounds, or any Improvements thereto, or that claim or cover the Exploitation thereof.

“Special Meeting” means an annual or special meeting of the Buyer’s stockholders called within 90 days of the date of this Agreement to obtain the Buyer Shareholder Approval.

“Seller Shareholder Approval” means such approval as may be required by the applicable rules and regulations of any securities exchange upon which the securities of Seller Parent are traded or the Applicable Laws of its jurisdiction of formation from its shareholders with respect to this Agreement and the transactions contemplated herein.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, abandoned property or escheat, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any liability for Taxes of any other Person under Applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Technology” has the meaning set forth in the recitals hereof.

“Therapeutic Goods Administration” or “TGA” means the Australian regulatory authority, or any successor agency thereto.

“Trademark” means (a) any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol and (b) all registrations and applications for any of the foregoing; and (c) all rights and priorities connected with the foregoing afforded under Applicable Law.

“Transfer” has the meaning set forth in Section 5.5.

“Transfer Taxes” has the meaning set forth in Section 5.7(a).

“Voting Agreement” has the meaning set forth in the recitals hereof.

Section 1.2. Descriptive Headings; Certain Definitions.

(a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (iii) a reference to any Contract includes supplements and amendments; (iv) a reference to an Applicable Law includes any amendment or modification to such Applicable Law; (v) a reference to a Person includes its successors, heirs and permitted assigns; (vi) a reference to one gender shall include any other gender; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the referenced Article, Section, Exhibit or Schedule of this Agreement; (viii) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision.

(c) The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of Purchased Assets; Purchase Price.

(a) Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, each of Seller and Seller Parent (to the extent it holds any Purchased Assets) shall (and, as applicable, shall cause their respective Affiliates to) sell, convey, deliver, transfer and assign to Buyer, free and clear of all Liens and Buyer shall purchase, take delivery of and acquire from the Seller Parties (and their respective Affiliates, as applicable), all of the Seller Parties’ (and, as applicable, their respective Affiliates’) right, title and interest in, to and under all of the Purchased Assets.

(b) In consideration of the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer and the Seller Parties’ other covenants and obligations hereunder, at the Closing and pursuant to the terms and subject to the conditions hereof, Buyer shall (i) issue the Preferred Shares to Seller Parent (on behalf and at the direction of Seller) in accordance with Section 2.4 (and subject to Sections 5.14) of this Agreement and (ii) assume the Assumed Liabilities (the immediately preceding clauses (a) and (b) being the “Purchase Price”).

(c) Subject to the restrictions of Section 5.5, each of the Preferred Shares shall be convertible, at any time and from time to time at the option of Seller Parent, into 4,827 shares of Common Stock (subject to the applicable limitations set forth in the Certificate of Designations); provided that, in the event the Conversion Milestone is achieved prior to the conversion of all Preferred Shares, each of the Preferred Shares not already converted may be converted into 9,654 shares of Common Stock (subject to the applicable limitations set forth in the Certificate of Designations). Seller Parent shall effect conversions by providing Buyer with the form of conversion notice included in the Certificate of Designation which sets forth the totality of the procedures required of Seller Parent in order to convert any of the Preferred Shares. For the avoidance of doubt and except for Buyer’s obligation to honor conversions of the Preferred Shares in accordance with this Agreement and the terms of the Certificate of Designation, Buyer shall not have any covenant, agreement, duty or any other obligation with respect to meeting the Conversion Milestone or other actions with respect thereto, no such duties or obligations shall be implied by Applicable Law, and Seller Parent agrees not to assert in any Action in connection with this Agreement or the transactions contemplated hereby any such implied duty or obligation or other duty or obligation.

Section 2.2. Purchased Assets; Excluded Assets.

(a) Without limiting the generality of the definition of “Purchased Assets” set forth in the third recital to this Agreement, the Purchased Assets shall include all of Seller Parent’s and Seller’s (and, as applicable, their respective Affiliates’) right, title and interest in and to the following:

(i) all Seller Intellectual Property, including the registrations and applications listed on Schedules 3.5(a)(i), (ii) and (iii), and subject to any update pursuant to Section 2.5(c);

(ii) Books and Records and other originals of any tangible embodiments of Seller Intellectual Property, including original files of any Patents that have issued in any of the Seller Parties’ names or any of their respective Affiliates’ names;

(iii) Compounds and all right, title and interest in and to all inventory of any Compound in any of the Seller Parties’ (or their respective Affiliates’) possession or Control as of the Closing Date together with all work-in-progress, packaging and all bulk active pharmaceutical ingredient, if any, related to a Compound owned by any of the Seller Parties (or their respective Affiliates, as applicable) as of the Closing Date (collectively, the “Inventory”);

(iv) all rights in and to the Contracts set forth in Schedule 2.2(a)(iv) (collectively, the “Assumed Contracts”);

(v) Regulatory Documentation generated under or in connection with the Exploitation of the Technology, including original and, if available, electronic copies of all (A) clinical studies and tests and all data generated therefrom (including case report forms), (B) all correspondence and other documentation related to communications to or from Governmental Authorities and (C) all other supporting documentation and materials in the possession of the Seller Parties that would be necessary or useful to obtain or maintain Regulatory Approvals in connection with the Exploitation of the Technology or the Exploitation of Compounds;

(vi) Research Tools;

(vii) databases characterizing the Compounds, together with all information contained therein, including information regarding the structure of such Compounds and any isoflavone-related screening with respect to such Compounds;

(viii) all Permits and applications for any Permits, together with any renewals, extensions, or modifications thereof and additions thereto;

(ix) all prepayments, deposits, claims for refunds and prepaid expenses on hand and in accounts relating to the Purchased Assets or the Assumed Liabilities;

(x) all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating to any Purchased Assets or the Assumed Liabilities and all other intangible property rights that relate to any Purchased Assets or the Assumed Liabilities; and

(xi) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing.

(b) Notwithstanding Section 2.2(a), Buyer shall not acquire from Seller Parties pursuant to this Agreement any of the assets set forth on Schedule 2.2(b) of this Agreement (the “Excluded Assets”).

Section 2.3. Assumed Liabilities; Excluded Liabilities.

(a) Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, the Seller Parties shall sell, convey, transfer and assign to Buyer, and Buyer shall assume from the Seller Parties, only the Assumed Liabilities. “Assumed Liabilities” means only, and only to the extent not excluded pursuant to Section 2.3(b), liabilities, obligations and commitments related to the Purchased Assets accruing with respect to the period commencing after the Closing Date but excluding any liability, obligation or commitment arising from or relating to any action of the Seller Parties on or prior to the Closing Date.

(b) Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any liability, obligation or commitment whatsoever of the Seller Parties other than the Assumed Liabilities and all liabilities, obligations or commitments other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities.” The Seller Parties shall remain responsible for the payment, performance and discharge when due, of all of the Excluded Liabilities. The Seller Parties shall pay, perform and discharge when due, all of the Excluded Liabilities.

Section 2.4. Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan Lewis & Bockius, LLP, 101 Park Avenue, New York, New York 10178, at 10:00 a.m. local time within five Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or waived, or such other time and place as Buyer and Seller Parent may agree to in writing (such date, the “Closing Date”). Subject to the fulfillment or waiver of the conditions to the Closing set forth in Article VI at the Closing, Buyer will deliver to Seller Parent on the Closing Date, the Preferred Shares, as evidenced by one or more certificates dated the Closing Date and bearing appropriate legends as hereinafter provided for, in exchange for the Purchased Assets.

Section 2.5. Procedures for Certain Purchased Assets Not Freely Transferable.

(a) If any property or right (other than the Permits) included in the Purchased Assets is not assignable or transferable to Buyer either by virtue of the provisions thereof or under Applicable Law without the Consent of one or more third Persons (each, a “Non-Assignable Right”), the Seller Parties shall use commercially reasonable efforts, at their sole cost and expense, to obtain such Consents. If any such Consent cannot be obtained prior to the Closing Date, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the Non-Assignable Right, and (A) the Seller Parties shall use their commercially reasonable efforts to obtain such Consent as soon as possible after the Closing Date and (B) Buyer shall cooperate, to the extent commercially reasonable, with the Seller Parties in their efforts to obtain such Consent; and (ii) at Buyer’s election, (A) the Non-Assignable Right shall be an

Excluded Asset and Buyer shall have no obligation pursuant to Section 2.2(a) or Section 2.3(a) or otherwise with respect to any such Non-Assignable Right or any liability with respect thereto or (B) the Seller Parties shall use their commercially reasonable efforts to obtain for Buyer substantially all of the practical benefit and burden of such Non-Assignable Right, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller Parent and (2) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of the Seller Parties against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

(b) If any of the Permits included in the Purchased Assets are not assignable or transferable without obtaining a replacement Permit, then, notwithstanding anything to the contrary in this Agreement or any Related Document, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of any such Permit, and the Seller Parties shall cooperate with Buyer in its efforts to obtain a replacement Permit issued in Buyer’s name. If any replacement Permit cannot be obtained prior to the Closing Date, each of the Seller Parties shall allow Buyer to operate under its respective Permit, if permitted by Applicable Law or applicable Governmental Authorities, for a period of up to 90 days after the Closing (or such longer period as may be reasonably necessary for Buyer, using its commercially reasonable efforts, to obtain the replacement Permit).

(c) For 180 days after Closing, Buyer may identify any Patents owned by the Seller Parties or one of their respective Affiliates that Buyer reasonably believes satisfies the definition of “Seller Patent Rights” contained in this Agreement and request that Seller Parties or, if applicable, one of their respective Affiliates, assign such Seller Patent Rights to Buyer as a Purchased Asset and Seller and Seller Parent shall, or shall cause their respective and applicable Affiliate to, transfer such Seller Patent Rights, and any Patents related to such Seller Patent Rights by way of terminal disclaimers, to Buyers, which Patent or Patents shall be deemed Purchased Assets for all purposes of this Agreement.

Section 2.6. Intended Tax Treatment; Purchase Price Allocation.

(a) The Seller Parties and Buyer agree that the acquisition by Buyer of the Purchased Assets pursuant to this Agreement, in exchange for the Purchase Price, is to be treated for U.S. federal and relevant U.S. state and local income tax purposes as a taxable acquisition of the Purchased Assets by Buyer from Seller (and, to the extent Seller Parent holds any Purchased Assets, from Seller Parent) for consideration reflecting the fair market value of the Preferred Shares.

(b) On or before the Closing Date, the Seller Parties and Buyer shall jointly prepare a schedule allocating the Purchase Price among the Purchased Assets in accordance with section 1060 of the Code, including the regulations thereunder (the “Allocation Schedule”), it being understood that all of the Purchased Assets are expected to constitute “amortizable Section 197 intangibles” within the meaning of Section 197 of the Code. To the extent required by applicable Law, each of the Seller Parties and Buyer shall file all necessary Tax Returns and other forms to report the transactions contemplated herein for non-U.S. income Tax purposes in accordance with the final Allocation Schedule, and shall not take any position inconsistent with the Allocation Schedule (or any adjustment thereto), except to the extent required under Applicable Law. Any adjustment to the Purchase Price for the Purchased Assets shall be allocated as provided in Treasury Regulation Section 1.1060-1 and, in the event of such adjustment, the Seller Parties and Buyer shall revise and amend the Allocation Schedule and Form 8594 within 30 Business Days of such adjustment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Except as set forth in the schedules to this Agreement (collectively, the “Disclosure Schedules”), which shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules (or any other representation to which its application is readily apparent), Seller Parent represents and warrants to Buyer that each statement contained in this Article III is true and correct as of the date hereof and will be true and correct as of the Closing Date:

Section 3.1. Organization, Standing and Power. Each Seller Party is a corporate entity duly organized, validly existing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.2. Authority; Binding Agreements. Except for the Seller Shareholder Approval, the execution and delivery by each Seller Party of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the applicable Seller Party. Each Seller Party has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and, except for the Seller Shareholder Approval, to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by the applicable Seller Party. This Agreement and the Related Documents to which a Seller Party is or will become a party are, or upon execution and delivery by the applicable Seller Party thereof will be, the valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms.

Section 3.3. Conflicts; Consents. The execution and delivery by each Seller Party of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by each Seller Party with any of the provisions hereof and thereof do not and will not:

(a) conflict with or result in a breach of the constitutive or organizational documents of the Seller Parties;

(b) conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any note, bond, lease, mortgage, indenture, Permit, Contract or other instrument or obligation to which a Seller Party is a party, or by which a Seller Party or any of the Purchased Assets may be bound or affected except for (i) required Consents in respect of certain Assumed Contracts as set forth on Schedule 3.3(b)(i); and (ii) required Consents of, notifications to, or filings with, as applicable, any Governmental Authority in respect of certain Permits as set forth on Schedule 3.3(b)(ii);

(c) violate any Applicable Law relating to a Seller Party, the Exploitation of the Technology or any of the Purchased Assets;

(d) result in the creation or imposition of any Lien upon any Purchased Asset; or

(e) except for the Seller Shareholder Approval and all of the filings and other actions set forth on Schedule 3.3(b)(i) and Schedule 3.3(b)(ii), require any material notice to, filing with, authorization of, exemption by, or Consent of, any Person, including any Governmental Authority, including any foreign Governmental Authority, for the Seller Parties to transfer the Purchased Assets to Buyer and otherwise consummate the transactions contemplated hereunder.

Section 3.4. Title to Purchased Assets. Except as set forth on Schedule 3.4, (i) each Seller Party has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens, and has the complete and unrestricted power and unqualified right to sell, convey, deliver, transfer and assign to Buyer, as applicable, the Purchased Assets; (ii) no Seller Party has received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets. Seller Parent or Seller is party to all of the License Agreements. Except pursuant to this Agreement, Seller Parent or Seller has not assigned, in full or in part, sublicensed or transferred any of the License Agreements or any rights, liabilities or obligations thereunder, or entered into any commitment, understanding, arrangement or any other agreement regarding the foregoing. At the Closing, Buyer will acquire from the Seller Parties, good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens. Notwithstanding the foregoing, this Section 3.4 does not apply to Intellectual Property.

Section 3.5. Intellectual Property.

(a) Schedule 3.5(a)(i) sets forth a list of all Intellectual Property registrations and applications owned by Seller Parties included in the Purchased Assets, other than the Patents and Patent applications, registered Copyrights and all registered Trademarks (and Trademarks for which applications for registration have been filed) that are included in the Purchased Assets (which are set forth on Schedule 3.5(a)(ii)). Schedule 3.5(a)(ii) lists all of the Patents and Patent applications, registered Copyrights and all registered Trademarks (and Trademarks for which applications for registration have been filed) that are included in the Purchased Assets and owned by Seller Parties as of the date of this Agreement. Schedule 3.5(a)(iii) lists all invention disclosures included in Seller Intellectual Property and owned by Seller Parties or invented by any of Seller Parties’ respective officers, managers, directors, employees, contractors or consultants and which have not been disclosed in a Patent applications listed on Schedule 3.5(a)(ii). All Schedules referred to in this Section 3.5(a) are subject to updating pursuant to Section 2.5(c), provided that in no event shall any such update alter, modify or effect the rights and remedies of Buyer under Article VII of this Agreement.

(b) All Seller Intellectual Property is in good standing and all Patents, registered Trademarks and registered Copyrights included in Seller Intellectual Property are subsisting, valid and enforceable (or in the case of applications for Patents, are pending and in force). Each Seller Party has no Knowledge that any issued Patents, registered Trademarks and registered Copyrights included in Seller Intellectual Property and existing as of the date hereof are invalid or unenforceable. True, complete and correct copies of the complete file wrappers, including assignments from all listed inventors, of each Patent included in Seller Intellectual Property have been provided by Seller Parent to Buyer and all Inventions and Information, other than information that is subject to the attorney-client privilege, has been provided by Seller Parent to Buyer. With respect to the Intellectual Property set forth on Schedules 3.5(a)(i), 3.5(a)(ii) and 3.5(a)(iii), to the Seller Parent’s Knowledge, there have been no material misrepresentations or concealment of any material information to the U.S. Patent and Trademark Office or other applicable Governmental Authority, or in connection with the prosecution of such Patents, in violation of 37 C.F.R. Section 1.56 or similar disclosure requirements. Each Seller Party has disclosed to Buyer all prior art or other documents that should, to such Seller Party’s Knowledge, be filed in compliance with the requirements of 37 C.F.R. Section 1.56 or similar disclosure requirements with regard to Seller Intellectual Property. No Seller Party has granted any right, title, liens or interest to any Person to Seller Intellectual Property. All steps necessary to maintain Seller Intellectual Property, including the payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications have been taken. To the Knowledge of Seller Parent, none of the trade secrets, know-how rights or registered Copyrights included in Seller Intellectual Property is jointly owned with any Person. No current or former officer, manager, director or employee of any Seller Party, and to Seller Parent’s Knowledge, no stockholder, consultant or independent contractor of any Seller Party, has any right, title or interest in, to or under any Seller Intellectual Property that has not been fully assigned to a Seller Party. Each Seller Party owns, or otherwise possesses legally enforceable rights to use, all Seller Intellectual Property, and all such ownership interests and rights shall be conveyed to Buyer at the Closing. To the Seller Parent’s Knowledge, the Seller Intellectual Property collectively constitutes all of the Intellectual Property necessary to enable Seller Parties to research, manufacture, develop, use, offer to sell, import, commercialize or otherwise Exploit the Technology as currently done so. Except as set forth in Schedule 3.5(b), no Seller Party has granted, licensed or conveyed to any third party, pursuant to any Contract or other arrangement, any license, sub-license, or other right, title or interest in, to or under any Seller Intellectual Property. No Seller Party is subject to any Contract that restricts the use, transfer, delivery or licensing of Seller Intellectual Property. There are no outstanding obligations to pay any material amounts or provide other material consideration to any other person in connection with any Seller Intellectual Property.

(c) No Person has challenged or is challenging or is threatening to challenge in writing to a Seller Party the right, title or interest of a Seller Party in, to or under Seller Intellectual Property, or the validity, enforceability, claim construction (with respect to issued Patents), or the scope of proposed claims (with respect to applications for Patents and only to the extent such third party is not a Governmental Authority), of any Patents included in

Seller Intellectual Property. To the Seller Parent’s Knowledge, no Person is orally challenging or is orally threatening to challenge or has orally challenged to a Seller Party, the right, title or interest of a Seller Party in, to or under Seller Intellectual Property, or the validity, enforceability, claim construction (with respect to issued Patents), or the scope of proposed claims (with respect to applications for Patents and only to the extent such third party is not a Governmental Authority), of any Patents included in Seller Intellectual Property. No Person has asserted, is asserting or is threatening to assert in writing to a Seller Party, or, to Seller Parent’s Knowledge, has asserted, is asserting, or is threatening to assert in writing, a claim against a Seller Party or any other Person which would materially and adversely affect the ownership rights of a Seller Party in, under or to (i) any Seller Intellectual Property or (ii) any Contract under which a Seller Party has any right, title or interest in, under or to any of Seller Intellectual Property. To the Seller Parent’s Knowledge, no Person is orally asserting, is orally threatening to assert or has orally asserted a claim against a Seller Party or any other Person which would materially and adversely affect the ownership rights of a Seller Party in, under or to (i) any Seller Intellectual Property or (ii) any Contract under which a Seller Party has any right, title or interest in, under or to any of Seller Intellectual Property. To Seller Parent’s Knowledge, the research, manufacture, development, use, sale, offering for sale, importing, commercialization and other Exploitation of the Technology, whether currently under development or not, does not and will not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property of any other Person, and no Seller Party has received any written notice or other written communication asserting any of the foregoing that remains unresolved. To Seller Parent’s Knowledge, no Seller Intellectual Property is being infringed or misappropriated by any third party.

(d) Each Seller Party has put in place reasonable and usual policies and procedures to protect and maintain the confidentiality of the trade secrets, proprietary know-how, and other proprietary, non-public information included in Seller Intellectual Property. To Seller Parent’s Knowledge, all current and former consultants to and independent contractors of Seller Parties who have contributed in a material manner to the creation or development of any Seller Intellectual Property have executed and delivered to one or both Seller Parties an agreement regarding the protection of proprietary information and the assignment to such Seller Party of any Intellectual Property arising from the services performed for such Seller Party by such Persons. To Seller Parent’s Knowledge, all employees and consultants who contributed to the discovery or development of any Seller Intellectual Property did so either (i) within the scope of their employment such that, in accordance with Applicable Law, all Intellectual Property arising therefrom became the exclusive property of a Seller Party or is validly licensed to a Seller Party or (ii) pursuant to written agreements assigning all Intellectual Property arising therefrom to a Seller Party (or the owner thereof with respect to Intellectual Property licensed to a Seller Party) and such assignment documents have been duly filed in all relevant patent offices. To Seller Parent’s Knowledge, no current employee or independent contractor of a Seller Party is in violation of any term of any patent disclosure agreement or employment contract or any other Contract to the relationship of any such employee or independent contractor with a Seller Party with respect to the Exploitation of the Technology.

(e) With respect to any Seller Intellectual Property, no material action has been taken or has failed to be taken that reasonably would be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of such Seller Intellectual Property (including failure to pay required fees associated with registrations or maintenance of such Seller Intellectual Property; failure to disclose any known material prior art in connection with the prosecution of patent applications with respect to the Patents; or failure to make timely post-registration filing of affidavits of use and incontestability and renewal applications in the case of registered Trademarks); and no material Trade Secret of a Seller Party has been disclosed or authorized to be disclosed to any Person not subject to confidentiality obligations to such Seller Party, and, to Seller Parent’s Knowledge, no party to a nondisclosure agreement with a Seller Party with respect to the Exploitation of the Technology is in breach or default thereof.

(f) To Seller Parent’s Knowledge, in connection with the Exploitation of the Technology, neither of the Seller Parties have infringed upon, misappropriated, violated, diluted, or used without authorization, any Intellectual Property or personal information of any Person that constitutes unfair competition or trade practices under the laws of any jurisdiction, and has not engaged in unfair competition or trade practices under the laws of any jurisdiction. Neither of the Seller Parties has received any written or oral notice or claim asserting that any such infringement, misappropriation, violation, dilution or unauthorized use, unfair competition or trade practices is occurring or has occurred in connection with the Exploitation of the Technology.

Section 3.6. Compliance with Applicable Law; Permits. Schedule 3.6(a) sets forth a true, accurate and complete list of all of the Permits held by a Seller Party or any of their respective Affiliates. The Permits set forth on Schedule 3.6(a) have been issued to the Seller Parties or their respective Affiliates and constitute all Permits of every character whatsoever that are required by Applicable Law or Governmental Authorities for the lawful conduct of the Exploitation of the Technology as currently undertaken by the Seller Parties or their respective Affiliates and the lawful ownership of the Purchased Assets. To the Seller Parent’s Knowledge, each of the Seller Parties is in compliance in all material respects with the terms of all of the Permits, each Permit is in full force and effect, and no violations are or have been recorded in respect thereof. Except as set forth on Schedule 3.6(b), Buyer will succeed to all right, title and interest of Seller Parties (or their respective Affiliate, as applicable) under each Permit without the necessity to obtain any Consents. To the Seller Parent’s Knowledge, no Action is pending or, threatened to cancel, suspend, revoke or limit any of the Permits and, to the Seller Parent’s Knowledge, there is no basis for any such Action.

Section 3.7. Assumed Contracts. Other than the Assumed Contracts, the License Agreements, this Agreement and the Related Documents, none of the Seller Parties is a party to or bound by any Contract relating to the Exploitation of the Technology under which Buyer will have any liability or other obligation after the Closing. Each Assumed Contract is a valid and binding agreement of a Seller Party and is in full force and effect, constitutes a valid, binding and enforceable obligation of such Seller and, to the Knowledge of Seller Parent, each other party thereto (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles). Seller Parties or, to the Knowledge of the Seller Parent, any other party thereto are not in default or breach in any respect under the material terms of any such Contract. Seller Parent has made available to Buyer prior to the date hereof accurate and complete copies of each Assumed Contract (including all amendments and other modifications thereto).

Section 3.8. Litigation. Except as set forth on Schedule 3.8(a), there is no Action pending, or to Seller Parent’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Seller Parent’s Knowledge, threatened, that affects either of the Seller Parties, the Exploitation of the Technology or the Purchased Assets or that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller Parties of the transactions contemplated by this Agreement or the Related Documents. Except as set forth on Schedule 3.8(b), there is no outstanding Order of any Governmental Authority against a Seller Party relating to the Exploitation of the Technology or the Purchased Assets or that adversely affects or delays the ability of Seller Parties to perform their respective obligations hereunder or under any Related Document.

Section 3.9. Taxes.

(a) All Tax Returns required to be filed by a Seller Party or its Affiliates with respect to the Purchased Assets or the Exploitation of the Technology have been timely filed and each such Tax Return is accurate and complete. Each Seller Party (and each of its Affiliates, as applicable) has timely paid all Taxes, including all withholding Taxes that will have been required to be paid by it, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Exploitation of the Technology or would result in Buyer becoming liable or responsible therefor.

(b) In the two year period prior to the date hereof, no Governmental Authority has ever proposed formally in writing to make or has ever made any material adjustment with respect to Taxes primarily attributable to the Purchased Assets or the Exploitation of the Technology and there is not, and there has never been, any dispute or claim concerning any liability for Taxes with respect to the Purchased Assets or the Exploitation of the Technology. None of the Seller Parties and any of their respective Affiliates have waived (or are subject to a waiver of) any statute of limitations in respect of any material Taxes or has agreed to (or is subject to) any extension of time with respect to a material Tax assessment or deficiency with respect to the Purchased Assets or the Exploitation of the Technology.

(c) No Seller Party has ever been engaged in a trade or business in the United States, for U.S. federal or relevant state or local income tax purposes. Each of the Seller Parties is and has always been a non-United States corporation for U.S. federal income tax purposes. The Purchased Assets do not include any “section 197 intangible” that was held or used by any Seller Party or any “related person”, as such terms are defined in Section 197 of the Code, before January 1, 1995.

Section 3.10. Inventory.

(a) To the knowledge of the Seller Parent, all of the Inventory (i) was produced or manufactured in accordance with the specifications for the Compounds as set forth in the Regulatory Documentation, Good Manufacturing Practices and Good Laboratory Practices and in compliance with Applicable Law (in each case, to the extent as required to be thereunder), and (ii) is not adulterated or misbranded and is of suitable quality.

(b) To the knowledge of Seller Parent, to the extent that the Inventory contains raw materials and works-in-progress, such raw materials and works-in-progress (i) are of good manufacturing quality, (ii) have not been adulterated or misbranded, and (iii) have been manufactured, handled, maintained, packaged and stored at all times in accordance with the specifications set forth in the relevant Regulatory Documentation, in compliance with Applicable Law and current Good Manufacturing Practices, and in substantial compliance with all requirements of relevant Governmental Authorities.

Section 3.11. Regulatory Matters.

(a) Seller Parties and their respective Affiliates, if applicable, have conducted all activities related to the Purchased Assets in accordance with good clinical and good laboratory practices and other Applicable Law.

(b) No Governmental Authority has notified in writing any Seller Party or their respective Affiliates, and Seller Parent is not otherwise aware, that the Purchased Assets and any activities related thereto are in violation of any Applicable Law or the subject of any investigation. None of the Seller Parties and any of their respective Affiliates is aware of any circumstances currently existing which would reasonably be expected to lead to an adverse effect on the acceptance, or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval.

(c) Seller Parent has made available, or has caused its Affiliates to make available, to Buyer all Regulatory Documentation, Seller Know-How and any other data, clinical studies, pre-clinical studies and other Information and Inventions in a Seller Party’s or their respective Affiliates’ possession or Control regarding or related to any Compound or any Improvement thereto or the Purchased Assets. All such Regulatory Documentation, Seller Know-How and other Information and Inventions were and are, to the extent applicable, true, complete and correct at such time and as of the Closing. Each Seller Party has prepared, maintained and retained all Regulatory Documentation that is required to be maintained or reported pursuant to and in accordance with good laboratory and clinical practices and other Applicable Law and all such information is true, complete and correct and what it purports to be.

(d) At the Closing, each Seller Party and their respective Affiliates shall have assigned to Buyer all of their and their respective Affiliates’ right, title and interest in and to all Regulatory Documentation, including, to the extent permitted by Applicable Law, all Regulatory Approvals, Controlled by each Seller Party or their respective Affiliates at any time prior to the Closing Date.

Section 3.12. Brokers. No agent, broker, firm or other Person acting on behalf, or under the authority, of any Seller Party is or will be entitled to any broker’s or finder’s fee or any other commission in connection with any of the transactions contemplated hereby.

Section 3.13. Solvency.

(a) No proceedings have been brought or threatened or procedure commenced for the purpose of winding up a Seller Party (or any of their respective Affiliates) or placing a Seller Party (or any of their respective Affiliates) under administration.

(b) None of the Seller Parties and any of their respective Affiliates is affected by an Insolvency Event.

(c) Neither the execution of this Agreement nor Closing nor any other transaction which this Agreement contemplates will result in any Seller Party (or any of their respective Affiliates) being affected by an Insolvency Event.

(d) Neither execution of this Agreement nor Closing nor any other transaction which this Agreement contemplates will be or become a transaction which is voidable under part 5.7B of the Corporations Act).

(e) There is no circumstance which could make this agreement or any transaction contemplated by it void, voidable or unenforceable under any Applicable Law about insolvency.

Section 3.14. Disclosure. No representation or warranty of a Seller Party contained in this Agreement or the Related Documents, and none of the statements or information contained in any other document, certificate, schedule, exhibit, annex, list or other writing furnished to Buyer, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article IV is true and correct as of the date hereof and will be true and correct as of the Closing Date:

Section 4.1. Organization, Standing and Power. Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2. Authority; Binding Agreements. Except for the Buyer Shareholder Approval, the execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. Buyer has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and, except for the Buyer Shareholder Approval, to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer. This Agreement and the Related Documents to which Buyer is or will become a party are, or upon execution and delivery thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

Section 4.3. Conflicts; Consents. Except for the Buyer Shareholder Approval, the execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof do not and will not (a) conflict with or result in a breach of the certificate of incorporation or bylaws of Buyer, (b) violate any Applicable Law with respect to Buyer or Buyer’s properties or assets, or (c) except for the requirements listed in Schedule 4.3, require the Consent of, or any notification to or filing with, any Governmental Authority.

Section 4.4. Preferred Shares; Conversion Shares. When issued and delivered pursuant to this Agreement, the Preferred Shares will be duly and validly issued and fully paid and non-assessable. The Conversion Shares have been duly authorized and reserved for upon conversion of the Preferred Shares and when so issued will be fully paid and non-assessable.

Section 4.5. Brokers. Except for Oracle Capital Advisors LLC whose fees are being solely met by Buyer, no agent, broker, investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or its Affiliates in connection with any of the transactions contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Preservation of the Purchased Assets. During the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, except as set forth on Schedule 5.1 or except as consented to by Buyer or expressly permitted under this Agreement, Seller Parent and Seller shall not, and will not permit their respective Affiliates to (as applicable):

(a) incur, assume or guaranty any Indebtedness that would constitute an Assumed Liability;

(b) terminate or amend any Assumed Contract or give any consent, grant a material waiver or exercise any material right thereunder;

(c) sell, lease, license, mortgage, pledge or permit any Lien on any Purchased Assets;

(d) acquire, by merger or purchase all or a substantial portion of the assets or stock of or otherwise, any business or entity, which would constitute a Purchased Asset or Assumed Liability, or enter into any joint venture, partnership or other similar arrangement relating to the Purchased Assets;

(e) fail to pay any maintenance fees by the due date therefor with respect to any of the Purchased Asset;

(f) fail to respond to any office action issued by a patent office that is due with respect to any of the Purchased Assets;

(g) with respect to any Purchased Assets or the Exploitation of the Technology, (i) make or modify any material election relating to Taxes, (ii) settle, compromise or consent to the entry of a judgment with respect to any liability for Taxes, (iii) modify a Tax accounting method, or (iv) amend any Tax Return, which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Exploitation of the Technology or would result in Buyer becoming liable therefor;

(h) grant any licenses, or extend any expiring licenses, to anyone under any Purchased Asset; or

(i) agree in writing to take any of the foregoing actions.

Section 5.2. Obligation to Consummate Transaction. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement and the Related Documents as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of either of them.

Section 5.3. Registration; Shareholder Approval; Seller Shareholder Approval.

(a) As promptly as practicable following the date of this Agreement and in connection with the Special Meeting to be held within 90 days of the date hereof and the Seller Shareholder Approval, Buyer and Seller Parent shall jointly prepare and Buyer shall cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of each of Buyer and Seller Parent relating to the Special Meeting and the Seller Shareholder Approval (together with any amendments or supplements thereto, the “Joint Proxy Statement”) including the prospectus with respect to the Preferred Shares and Conversion Shares on Form S-4, and Buyer shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Seller Parent shall furnish to Buyer all information required to be included in the Joint Proxy Statement and the Form S-4 concerning it and its Affiliates, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. Buyer shall notify Seller Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and Buyer shall use commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Buyer shall advise Seller Parent, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Preferred Shares or Conversion Shares for offering or sale in any jurisdiction, and Buyer shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Buyer shall consult with Seller Parent in good faith regarding the contents of the Form S-4, any amendment thereto and any response to SEC comments including providing Seller Parent with adequate time to review and comment on drafts of any such filing or submission. Buyer shall be responsible for and shall pay the first $37,000 of all fees and expenses incident to the preparation and filing of the Form S-4. Seller Parent shall reimburse Buyer for the next $150,000 of all fees and expenses incident to the preparation and filing of the Form S-4 by Buyer. Buyer and Buyer alone shall be responsible for any fees and expenses additional to those previously mentioned incident to the preparation and filing of the Form S-4. The fees and expenses referred to in the foregoing three sentences shall include (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the securities exchange on which the Common Stock are then listed for trading and (B) in compliance with applicable state securities or Blue Sky laws reasonably requested by Seller Parent and reasonably agreed to by Buyer in writing (including fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Conversion Shares and determination of the eligibility of the Preferred Shares for investment under the laws of such jurisdictions as reasonably requested by Seller Parent); (ii) printing expenses (including expenses of printing prospectuses for Seller Parent if the printing of prospectuses is reasonably requested by Seller Parent); (iii) messenger, telephone and delivery expenses; (iv) fees and disbursements of counsel for the Buyer; and (v) fees and expenses of all other Persons retained by Buyer in connection with the preparation and filing of Form S-4.

(b) If prior to the Closing Date, any event occurs with respect to Seller Parent or any Affiliate or subsidiary of Seller Parent, or any change occurs with respect to other information supplied by Seller Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Seller Parent shall promptly notify Buyer of such event, and Seller Parent and Buyer shall cooperate in the prompt filing by Buyer with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Buyer’s stockholders and Seller Parent’s stockholders.

(c) If prior to the Closing Date, any event occurs with respect to Buyer or any Affiliate or subsidiary of Buyer, or any change occurs with respect to other information supplied by Buyer for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Buyer shall promptly notify Seller Parent of such event, and Buyer and Seller Parent shall cooperate in the prompt filing by Buyer with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Buyer’s stockholders and Seller Parent’s stockholders.

(d) Buyer shall, within 90 following the date of this Agreement and subject to the Form S-4 containing the Joint Proxy Statement being declared effective under the Securities Act, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Buyer Shareholder Approval. Buyer shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to Buyer’s stockholders. The agenda for the Special Meeting shall include the Buyer Shareholder Approval and any other proposals approved by the Board of Directors of Buyer.

(e) Promptly following the execution of this Agreement, Seller Parent shall take all actions necessary to obtain the Seller Shareholder Approval. Buyer shall reasonably cooperate with Seller Parent as reasonably requested by Seller Parent in furtherance of its obligations pursuant to the immediately preceding sentence, provided, that in no event shall Buyer be required to incur any expenses or out-of-pocket costs in connection therewith.

Section 5.4. Confidentiality; Non-Compete.

(a) At all times after the date hereof, each Seller Party will treat as confidential and will safeguard any and all information, Knowledge and data related to the Exploitation of the Technology or included in the Purchased Assets, by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, Knowledge and data as the most protective one used by Seller Parties in the protection of their respective proprietary information.

(b) At all times after the date hereof, Buyer will treat as confidential and will safeguard any and all information, Knowledge or data relating to the business of Seller Parent and its Affiliates that has become or becomes known to such Buyer as a result of the transactions contemplated by this Agreement, or such Buyer’s due diligence investigations in connection therewith, except in each case as otherwise agreed to by Seller in writing; provided, however, that after the Closing Buyer will not be bound under this provision with respect to information exclusively related to the Exploitation of the Technology, Purchased Assets or Assumed Liabilities. With respect to all such information, Knowledge or data, (i) Buyer will use the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, Knowledge and data as Buyer uses in the protection of other proprietary information of Buyer, and (ii) nothing contained in this Section 5.4(b) will prevent the disclosure of any such information, Knowledge or data to any directors, officers, employees, agents and representatives of Buyer to whom such disclosure is necessary or desirable in the conduct of the Exploitation of the Technology if such Persons are informed by Buyer of the confidential nature of such information and are directed by such Buyer to comply with the provisions of this Section 5.4(b).

(c) Nothing contained in this Section 5.4 will in any way restrict or impair the right of each Seller Party, on the one hand, and Buyer, on the other hand, or their respective Affiliates (collectively, the “Receiving Party”) to use, disclose or otherwise deal with information which: (i) is or becomes a matter of public Knowledge through no fault of the Receiving Party; (ii) is rightfully received by the Receiving Party from a Person having no duty of confidentiality to the other party or its Affiliates (collectively, the “Disclosing Party”); (iii) is disclosed as required by any Applicable Law after reasonable prior notice to the Disclosing Party; or (iv) is disclosed by the Receiving Party with the Disclosing Party’s prior written consent. The Receiving Party will have the burden of proving the applicability of any provision of this Section 5.4(c) to any particular set of facts.

(d) Each Seller Party acknowledges its possession of confidential or proprietary information regarding the Exploitation of the Technology and the Purchased Assets and the highly competitive nature of the Exploitation of the Technology and, accordingly, agrees that, in consideration of Buyer’s entering into this Agreement and the other transactions contemplated hereby and the premises contained herein, including the issuance of the Preferred Shares and the assumption of the Assumed Liabilities as provided hereunder, for a period commencing on the Closing Date and ending on the fifth anniversary thereof, neither Seller Party nor any of their respective Affiliates (now existing or hereafter incorporated, formed or otherwise organized) shall, directly or indirectly, for any reason whatsoever, either individually or as a member, shareholder, partner, agent or principal of another business firm (unless acting pursuant hereto or with the prior written consent of Buyer which consent may be withheld in Buyer’s sole discretion) (i) directly or indirectly, Exploit in the Territory any Compounds, or any Improvements thereto or derivatives thereof, as applicable, or any pharmaceutical product containing any of the foregoing as an active ingredient that has therapeutic, prophylactic or diagnostic activity in the Field, or (ii) license or authorize any other Person to do the same. Each Seller Party acknowledges and agrees that the provisions of this Section 5.4(d) are necessary and reasonable to protect Buyer in the conduct of the Exploitation of the Technology and are a material inducement to Buyer’s execution and delivery of this Agreement. If the restrictions against engaging in competition contained in this Section 5.4(d) are determined in accordance with Section 8.2 to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, this Section 5.4(d) shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical areas as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable all as determined in accordance with Section 8.2.

(e) Each Seller Party acknowledges and agrees that a breach of this Section 5.4 will cause irreparable damage and great loss to Buyer or its Affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller acknowledges and agrees that in the event of such a breach, Buyer shall be entitled to equitable relief, including injunctive relief, without posting bond or other security and without a showing of the inadequacy of monetary damages as a remedy.

Section 5.5. Restriction on Transfer. Without the prior written consent of Buyer, Seller Parent shall not directly or indirectly (a) transfer, sell, assign, pledge, convey, hypothecate or otherwise encumber or dispose of any of the Preferred Shares or (b) lend, hypothecate or permit any custodian to lend or hypothecate any of the Preferred Shares (the actions referred to in clauses (a) and (b), each a “Transfer”). Subject to extension pursuant to Section 7.7, until June 30, 2011, without the prior written consent of Buyer, Seller Parent shall not directly or indirectly Transfer any of the Conversion Shares. For the avoidance of doubt, conversion of the Preferred Shares for Conversion Shares in accordance with the terms of this Agreement and the Certificate of Designation shall not be deemed a breach of this Section 5.5.

Section 5.6. Legend. Seller Parent agrees that all certificates or other instruments representing the Preferred Shares shall bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE ASSET PURCHASE AGREEMENT, DATED DECEMBER     , 2010, BETWEEN THE ISSUER OF THESE SECURITIES AND THE COUNTER-PARTIES REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”

Following any conversion, Buyer shall issue new certificates or other instruments representing the Conversion Shares, which shall not contain such portion of the above legend that is no longer applicable; provided, that Seller Parent surrenders to Buyer the previously issued certificates or other instruments.

Section 5.7. Certain Tax Matters.

(a) Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the Related Documents or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”) shall be borne by Buyer.

(b) Tax Withholding. Buyer and Seller Parent agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by Applicable Law. In the event Buyer determines that it is required under Applicable Law to withhold and pay any Tax to any revenue authority in respect of any payments made to Seller Parties, the amount of such Tax shall be deducted by Buyer and paid to the relevant revenue authority, and Buyer shall notify Seller Parties thereof and shall promptly furnish to Seller Parties all copies of any Tax certificate or other documentation evidencing such withholding. Buyer shall not be required to pay any additional amounts to Seller Parties in respect of any amounts paid to any revenue authority pursuant to the immediately preceding sentence. In the event that any withholding Tax shall subsequently be found to be due, payment of such Tax shall be the responsibility of Seller Parties. The parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or Applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes.

(c) Cooperation and Exchange of Information. Each of Seller Parent and Buyer shall (i) provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or Action relating to liability for Taxes in connection with the Exploitation of the Technology or the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination, and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.

(d) Survival of Covenants. The covenants contained in this Section 5.7 shall survive until 30 days after the expiration of the applicable statute of limitations (including extensions thereof).

Section 5.8. Press Releases and Public Announcement. Neither Buyer nor any Seller Party will issue any press release or make any public announcement relating to this Agreement or the other transactions contemplated by this Agreement without the prior written approval of the other; provided, that each party may issue any such press release or make such public announcement it believes in good faith is required to be made by Applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure.

Section 5.9. Cooperation in Patent Maintenance. From and after the Closing Date, Seller Parties shall, at Buyer’s expense for Seller Parties’ reasonable and verifiable out-of-pocket costs and expenses, use reasonable endeavors to cooperate and assist Buyer with the filing, prosecution, defense and enforcement of any Patents that are included in the Purchased Assets or that claim or cover any Information and Inventions included therein, including by providing access to inventors and other persons familiar with the conception and reduction to practice of any Information and Inventions included within the Purchased Assets.

Section 5.10. Expenses. Except as expressly set forth herein, each of Seller Party and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and transactions contemplated hereby.

Section 5.11. Patent Recordation Costs. At the Closing, Seller Parent shall wire in immediately available funds to an account and based on instructions delivered in writing by Buyer to Seller Parent at least three Business Days prior to the Closing Date an aggregate amount of $50,000 (such amount, the “Patent Recording Contribution”). In consideration of the Patent Recording Contribution, Buyer hereby acknowledges that the recordation and transfer fees with respect to the recordation of the assignment of the Seller Patent Rights (including foreign associate charges, legalization fees, and patent office charges associated with recording the assignment of the Seller Patent Rights) post-Closing shall be borne entirely by Buyer.

Section 5.12. Required Approvals and Consents. As soon as reasonably practicable, but in any event, no later than 10 Business Days after the date of this Agreement, Seller Parties shall make all filings required to be made by Seller Parties in order to consummate the transactions contemplated herein. The parties shall also cooperate with each other with respect to all filings that Buyer elects to make. Seller Parties shall use commercially reasonable efforts to obtain all Consents, in accordance with their obligations under Section 2.5, required to effect the assignment of the Assumed Contracts and Permits to Buyer.

Section 5.13. Termination of License Agreements. Buyer and Seller Parties shall terminate the License Agreements with such termination being effective as of the Closing Date, and neither Buyer nor any Seller Party nor any of their respective Affiliates shall be required to pay any termination or similar fee or make any other payment or incur any other liability in connection therewith (other than as set forth in this Agreement).

Section 5.14. Option; Acceleration of Conversion.

(a) Effective immediately upon the Closing, Seller Parent hereby grants to Buyer an option to purchase in a single transaction all of the Preferred Shares held by Seller Parent that have not been duly converted into Conversion Shares (the “Option”). The aggregate exercise price of the Option shall be $12,000,000 in cash (the “Option Price”) for all of the Preferred Shares and, where a portion of the Preferred Shares have been converted to Conversion Shares, such exercise price for a portion of the Preferred Shares shall be a pro-rata portion of the Option Price. Buyer shall execute all and deliver instruments, documents and other agreements, as may be agreed upon by Buyer and Seller Parent, in connection therewith.

(b) Upon the earlier of (i) the fifth anniversary of the Closing Date and (ii) a Change in Control, all unconverted Preferred Shares outstanding shall automatically convert into shares of Common Stock and become Conversion Shares in accordance with the terms regarding conversion rates of the Preferred Shares set forth in Section 2.1(c). “Change in Control” means the occurrence of any one of the following events: (x) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Seller Parent representing 50% or more of the combined voting power of Seller Parent’s then-outstanding securities eligible to vote for the election of Seller Parent’s directors; (y) the consummation of a merger, statutory share exchange or similar form of corporate transaction involving Seller Parent, or (z) the stockholders of Seller Parent approve a plan of complete liquidation or dissolution of Seller Parent or a sale of all or substantially all of Seller Parent’s assets.

Section 5.15. Further Assurances. Seller Parties shall, and shall cause their respective Affiliates to, at any time and from time to time after the Closing Date, upon the request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1. Conditions to Obligations of Buyer and Seller Parties. The obligations of Buyer and the Seller Parties to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Adverse Law; No Injunction. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Related Documents, and no Action shall be pending or threatened by any Governmental Authority or other Person seeking any such Order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

(b) Governmental Approvals. All required notifications and filings with any Governmental Authority shall have been made and any waiting periods applicable to the transactions contemplated hereby pursuant to any Applicable Law shall have expired or been terminated.

(c) Buyer Shareholder Approval. The Buyer Shareholder Approval shall have been obtained.

(d) Seller Shareholder Approval. The Seller Shareholder Approval shall have been obtained.

Section 6.2. Conditions to Obligations of Buyer. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Seller Parent contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of the Seller Parent contained herein that are not so qualified shall be true and correct in all material respects, as of the Closing Date.

(b) Covenants. Each Seller Party shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.

(c) Officer’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date, duly executed by an authorized executive officer of each Seller Party, certifying with respect to the applicable Seller Party that all of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) No Adverse Law. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that is in effect and has the effect of prohibiting or limiting, or seeks to prohibit or limit, ownership, manufacture, use or Distribution of the Compounds or the ownership or Exploitation by Buyer of any material portion of the Purchased Assets or the conduct of any material portion of the Exploitation of the Technology or compelling or seeking to compel Buyer to dispose or hold separate any material portion of Buyer’s business or assets as a result of the transactions contemplated hereunder.

(e) Certain Closing Deliveries. Seller Parties shall have delivered or caused to be delivered to Buyer:

(i) duly executed bills of sale and other appropriate documents of transfer, in form and substance reasonably acceptable to Buyer and Seller Parent, transferring to Buyer all Purchased Assets;

(ii) duly executed assignments, in form and substance reasonably acceptable to Buyer and Seller Parent, delivering to Buyer all Seller Intellectual Property (it being understood and agreed that Seller Parties shall also be obligated to deliver jurisdiction-specific assignments, suitable for recordation in the relevant jurisdiction, as promptly as practicable following the Closing pursuant to Sections 2.5(c) and 5.15);

(iii) duly executed assignments or, where necessary, subcontracts, subleases or sublicenses, in form and substance reasonably acceptable to Buyer and Seller Parent, delivering to Buyer all Assumed Contracts;

(iv) such other instruments or documents, in form and substance reasonably acceptable to Seller Parent and Buyer, as may be necessary to effect Closing; and

(v) the Patent Recording Contribution.

(f) Release of Liens. Buyer shall have received, no less than three Business Days prior to the Closing Date, evidence, acceptable to Buyer in its sole discretion, that all Liens on the Purchased Assets have been properly terminated or released on or before the Closing.

Section 6.3. Conditions to Obligations of Seller Parties. The obligation of Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller Parties at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, as of the Closing Date.

(b) Covenants. Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.

(c) Officer’s Certificate. Seller Parent shall have received a certificate, dated as of the Closing Date, duly executed by an authorized representative of Buyer, (i) certifying that all of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and (ii) attaching a copy certified by the Secretary of the State of Delaware of the Certificate of Designation, as filed, which shall be in full force and effect.

(d) Certain Closing Deliveries. Buyer shall have delivered or caused to be delivered to Seller Parent:

(i) such duly executed instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller Parent and Buyer, as may be necessary to effect the assumption by Buyer of the Assumed Liabilities and Assumed Contracts;

(ii) such other instruments or documents, in form and substance reasonably acceptable to Seller Parent and Buyer, as may be necessary to effect Closing; and

(iii) An opinion from Buyer’s counsel stating the following as of the Closing Date and subject to customary qualifications:

(1) The Preferred Shares have been duly authorized by Buyer and when delivered to and paid for by Seller Parties in accordance with the terms of the Agreement, are duly and validly issued and fully paid and non-assessable.

(2) The Conversion Shares have been duly authorized and reserved by Buyer and, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, will be fully paid and non-assessable.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Survival; Expiration.

(a) Notwithstanding any investigation made by or on behalf of Seller Parties or Buyer prior to, on or after the Closing Date, the representations and warranties contained in this Agreement (including the Schedules hereto) and in any Related Document shall survive the Closing and shall terminate on June 30, 2011.

(b) The covenants, agreements and obligations of the parties shall survive until fully performed and discharged, unless otherwise expressly provided herein. Each party shall give prompt written notice to the other party of (i) any event, circumstance or condition that constitutes a breach of, or makes inaccurate, any representation and warranty of such party hereunder, or (ii) the non-fulfillment of any covenant, agreement or obligation of such party hereunder.

Section 7.2. Indemnification by Seller Parties. Each Seller Party, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, and the directors, officers, managers, employees and Representatives of Buyer and its Affiliates, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorneys’ fees and expenses and costs and expenses of investigation) (collectively, “Losses”) incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of a Seller Party in this Agreement or any Related Document;

(b) any failure by a Seller Party to duly and timely perform or fulfill any of its covenants or agreements required to be performed by a Seller Party under this Agreement or any Related Document or under any other document or instrument delivered by a Seller Party pursuant hereto or thereto; and

(c) any Excluded Liability or Excluded Asset.

Section 7.3. Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller Parties and their respective Affiliates, and the directors, officers, employees and Representatives of Seller Parties and their respective Affiliates, from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of Buyer in this Agreement or any Related Document;

(b) any failure by Buyer to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Buyer under this Agreement or any Related Document or under any other document or instrument delivered by Buyer pursuant hereto or thereto; and

(c) any Assumed Liability.

Section 7.4. Calculation of Losses. Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price to the extent permitted by Applicable Law.

Section 7.5. Limitations.

(a) No amount of indemnity shall be payable as a result of any claim arising under Section 7.2(a) and Section 7.3(a) in connection with a breach or alleged breach of a representation or warranty unless and until the Indemnified Party has suffered, incurred, sustained or become subject to Losses referred to in that clause in excess of $250,000 in the aggregate, in which case the Indemnified Party may bring a claim for the full extent of such Losses. Nothing in the preceding sentence shall apply to, or in any way limit the obligations of, an Indemnifying Party under Section 7.6 to pay all defense costs in respect of third-party claims. The maximum aggregate liability of an Indemnifying Party under Section 7.2(a) and Section 7.3(a) in connection with a breach or alleged breach of a representation or warranty shall not exceed an aggregate amount equal to $4,000,000.

(b) Each party shall have a right to indemnification pursuant to this Article VII for any Losses incurred as the result of any common law fraud or intentional misrepresentation by any other party or any officer or director (or similarly situated person) of such other party without regard to the limitations set forth in Section 7.1 or Section 7.5(a).

Section 7.6. Certain Procedures for Indemnification.

(a) If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any Action by any Person not a party to this Agreement against such Indemnified Party, for which a party to this Agreement is required to provide indemnification under this Article VII (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that Action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party, except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend such Action.

(b) With respect to third party claims for which indemnification is claimed hereunder, (i) the Indemnifying Party shall be entitled to participate in the defense of any such claim, and (ii) if, in the reasonable judgment of the Indemnified Party, such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and commits to diligently and vigorously conduct such defense, and the Indemnifying Party admits that this indemnity fully covers the claim or litigation, then the Indemnifying Party shall be entitled (A) to direct the defense of any claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (B) to settle and compromise any such claim or Action for money damages alone; provided, however, that if the Indemnified Party has elected to be represented by separate counsel pursuant to the proviso below, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or Action, such settlement or compromise shall be effected only with the written consent of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 7.6 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 7.6; provided, however, that if, in the reasonable opinion of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided further, that in no event shall the Indemnifying Party be responsible for the fees of more than one law firm for the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Action.

Section 7.7. Source of Recourse. Notwithstanding any provision of this Agreement to the contrary, Buyer’s sole source of recovery in respect of any indemnification pursuant to Section 7.2(a) shall be to a return of such amount of the Preferred Shares and/or the Conversion Shares to the extent any portion of the Preferred Shares have been converted into Conversion Shares having a value equal to or approximately equal to (rounding up such that there are no fractional shares) the amount of Losses for which Buyer asserts a claim pursuant to Section 7.2(a) and upon either resolution of a claim asserted under Section 7.2(a) in favor of Buyer or acknowledgement of the validity, or the lack of any dispute, of all or a part of such claim by the Seller Parties, Seller Parent shall surrender all claim, right and title to such amount of and shall immediately deliver such amount of Preferred Shares and/or Conversion Shares to Buyer. For the purposes of determining such number of shares that shall be returned to Buyer pursuant to the immediately preceding sentence, the Preferred Shares shall be valued on an as-converted basis and with each corresponding Conversion Share being deemed to have a value equal to $0.8286. The transfer restrictions imposed by Section 5.5 with respect to any Preferred Shares and/or Conversion Shares subject to return pursuant to this Section 7.7 shall be extended past June 30, 2011, pending final resolution of any claim asserted pursuant to Section 7.2(a) prior to June 30, 2011. Where such number of the Preferred Shares do not provide for increments that equal exactly the amount of Losses for which Buyer is asserting a claim under Section 7.2(a), then Seller Parent shall retain the minimum number of shares with a value greater than the amount of such Losses, pending final resolution of such claim.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:

(a) by mutual agreement of Buyer and Seller Parent;

(b) by either Buyer or Seller Parent if (i) there is in effect any Applicable Law that prohibits or prevents Closing in such a manner that would have a material impact on the transactions contemplated by this Agreement or any Related Document or (ii) Closing would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction that would have a material impact on the transactions contemplated by this Agreement or any Related Document;

(c) by Seller Parent if, in the event that Buyer materially breaches or fails to perform any representation, warranty, covenant or agreement set forth herein and such breach or failure is incurable or is not cured within ten days after written notice thereof (provided that no Seller Party is then in breach of any representation, warranty, covenant or agreement contained herein);

(d) by Buyer if, in the event that a Seller Party materially breaches or fails to perform any representation, warranty, covenant or agreement set forth herein and such breach or failure is incurable or is not cured within ten days after written notice thereof (provided that Buyer is not then in breach of any representation, warranty, covenant or agreement contained herein);

(e) by either Buyer or Seller Parent, by giving written notice of such termination to the other parties, if Closing has not occurred prior to March 31, 2011; provided, however, that the failure of such Closing to occur is not attributable to the terminating party’s breach of its obligations under this Agreement (or in the case Seller Parent seeks to terminate, Seller’s breach);

(f) by either Buyer or Seller Parent, if the Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting or at any adjournment thereof; provided that neither party shall be permitted to terminate this Agreement pursuant to this Section 8.1(f) if the failure to obtain the Buyer Shareholder Approval is attributable to the terminating party’s breach of its obligations under this Agreement (or in the case Seller Parent seeks to terminate, Seller’s breach);

(g) by either Buyer or Seller Parent, if the Seller Shareholder Approval shall not have been obtained; provided that neither party shall be permitted to terminate this Agreement pursuant to this Section 8.1(g) if the failure to obtain the Seller Shareholder Approval is attributable to the terminating party’s breach of its obligations under this Agreement (or in the case Seller Parent seeks to terminate, Seller’s breach).

In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement will thereupon become void and have no effect, and no party will have any liability to any other party or their respective Affiliates, directors, officers or employees, except for the obligations of the parties contained in this Section 8.1 and in Section 5.3(a) (last sentence only), Section 5.4 (Confidentiality) (except for subclause (d)), Section 5.8 (Press Releases and Public Announcements), Section 5.10 (Expenses), Section 8.2 (Governing Law; Jurisdiction; Venue; Service of Process), Section 8.3 (Notices) and Section 8.10 (Entire Agreement) (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.1 will relieve any party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII will remain in effect in accordance with the provisions and limitations thereof.

Section 8.2. Governing Law; Jurisdiction; Venue; Service Of Process.

(a) Governing Law. Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Applicable Law of another jurisdiction.

(b) Jurisdiction; Venue; Service Of Process. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any Action (other than appeals therefrom) arising out of or relating to this Agreement or the Related Documents or otherwise in connection with the transactions contemplated hereby and thereby, and agree not to commence any Action, (other than appeals therefrom) related thereto except in such courts. The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action (other than appeals therefrom) arising out of or relating to this Agreement or the Related Documents or otherwise in connection with the transactions contemplated hereby and thereby in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any Action brought against it under this Agreement in any such court.

Section 8.3. Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in written form, and shall be deemed delivered (a) on the date of delivery when delivered by hand on a Business Day, (b) on the Business Day designated for delivery if sent by reputable overnight courier maintaining records of receipt and (c) on the date of transmission when sent by facsimile, electronic mail or other electronic transmission during normal business hours on a Business Day, with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if within two Business Days of such transmission such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt for delivery on the Business Day immediately succeeding such day of deposit. All such communications shall be addressed to the parties at the address set forth as follows, or at such other address as a party may designate upon 10 days’ prior written notice to the other party.

If to Buyer, to:

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

Facsimile:

Attention: Daniel Gold, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile: (212) 309-6001

Attention: Steven A. Navarro

If to the Seller Parties to:

Novogen Limited

140 Wicks Road

North Ryde, NSW, Australia

Facsimile: 612 9878 0055

Attention: The Chairman

with a copy (which shall not constitute notice) to:

Corrs Chambers Westgarth

Level 32

Governor Phillip Tower

1 Farrer Place

Sydney NSW, Australia 2000

Postal Address:

GPO Box 9925

Sydney NSW, Australia 2001

Facsimile: 612 9210 6111

Attention: Andrew Lumsden

Section 8.4. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for the provisions of Article VII, this Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

Section 8.5. Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought. Such modification, amendment, waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. Neither the failure of either party to enforce, nor the delay of either party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof. No action taken pursuant to this Agreement, including any investigation by or on behalf of either party hereto, shall be deemed to constitute a waiver by the party taking action of compliance by the other party with any representation, warranty, covenant, agreement or obligation contained herein.

Section 8.6. Cumulative Rights. Except as expressly provided herein, the various rights under this Agreement shall be construed as cumulative, and no one of them is exclusive of any other or exclusive of any rights allowed by Applicable Law.

Section 8.7. WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE RELATED DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

Section 8.8. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party hereto (including in connection with a merger, sale of substantially all of the assets of such party or otherwise by operation of Applicable Law) without the prior written consent of the other party hereto; provided, however, that Buyer may assign some or all of its rights and obligations under this Agreement to any of its Affiliates or in connection with a merger, sale of substantially all of Buyer’s assets or otherwise by operation of Applicable Law without the prior written consent of any Seller Party. Any attempted assignment in violation of this Section 8.8 shall be null and void.

Section 8.9. Enforceability; Severability. Without limitation to Section 5.3, (a) if any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof if the rights and obligations of a party hereto will not be materially and adversely affected, each of which is hereby declared to be separate and distinct, (b) if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and (c) if any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the parties hereto agree to modify the offending provision so as to maintain the essential benefits of the bargain (including the rights and obligations hereunder) between the parties to the maximum extent possible, consistent with Applicable Law and public policy.

Section 8.10. Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Related Documents and the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties with respect to the subject matter hereof.

Section 8.11. Dispute Resolution.

(a) All claims, disputes and controversies arising out of or in any way related to this Agreement or any of the Related Documents (any such claim, dispute or controversy being hereinafter referred to as a “Dispute”) shall be negotiated in good faith between one or more senior officers of Buyer, on the one hand, and Seller Parent, on the other, to resolve fully such Dispute. Such negotiations shall commence no later than ten (10) days after service of a notice of a Dispute. If Buyer and Seller Parent are unable to resolve fully any Dispute in the foregoing manner within 30 days of first engaging in such negotiation, then any remaining disagreements with respect to such Dispute shall be resolved by submission to binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect as of the time that the Dispute is submitted to the AAA for resolution (“AAA Rules”) and in the manner set forth in this Section 8.11 with respect to such arbitration.

(b) Arbitration hearings will be held in New York, New York and judgment entered on any final decision and award may be entered by any federal or state court in the State of New York and any other court having jurisdiction.

(c) Any arbitration held and conducted under this Section 8.11 of the Agreement shall be before a single arbitrator. Unless the parties agree otherwise, any arbitrator selected under this clause (c) to review the Dispute shall be an expert on the subject matter at issue in the Dispute. The arbitrator shall not have any past or present relationship with Buyer, Seller Parent, Seller or their respective Affiliates of a nature that could affect the arbitrator’s ability to impartially resolve the Dispute, and shall provide the parties with a signed statement to that effect upon selection as an arbitrator. The parties shall use their reasonable best efforts to select an arbitrator within ten (10) Business Days following the decision to seek arbitration. If the parties are unable to agree within such time, AAA will provide a list of three available experts and each party may strike one. The remaining expert (or if there are two, the one selected by AAA) will serve as the arbitrator. The parties shall complete the selection of the arbitrator no later than thirty (30) days after service of a notice of a Dispute service of the demand. The arbitrator shall have no power or authority to add to, detract from, or in any way change the terms of the Agreement or any Related Documents as drafted, but rather shall only have power and authority to interpret and apply the terms of the Agreement or any Related Document as drafted and executed by the parties. At the conclusion of the hearing on any Dispute submitted to arbitration pursuant to this Section 8.11 of the Agreement, the parties shall jointly instruct the arbitrator to prepare and provide to the parties a written award and decision, setting forth the remedy decided and the factual and legal reasons for the award and decision.

(d) The arbitration hearing shall take place within forty-five (45) days following selection of the arbitrator. The parties shall use reasonable best efforts to complete the arbitration hearing within ten (10) Business Days.

(e) Within fifteen (15) days following completion of the arbitration hearing, the arbitrator shall issue a written decision and award. Any such decision and award shall be final and binding to the fullest extent permitted by Applicable Law, and the parties expressly recognize and agree that no party will seek judicial review of any arbitrator’s award and decision.

(f) The costs of any arbitration proceedings conducted under this Section 8.11 of the Agreement shall be shared equally by the parties to the extent permitted by Applicable Law, and the prevailing party in any such proceedings (as determined by the arbitrator or on appeal) shall be entitled to an award that includes reimbursement for its share of the costs of AAA, the costs for the arbitrator and the costs of any appeal, to the extent permitted by Applicable Law.

(g) Any such arbitration conducted under this Section 8.11 of the Agreement shall be private and confidential between the parties, to the fullest extent permitted under all applicable laws and under the AAA Rules. The parties, as well as all other persons or entities participating in the arbitration proceedings, shall agree in writing to maintain strict confidentiality with regard to the arbitration proceedings.

Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MARSHALL EDWARDS, INC.

By:	/s/ Daniel P. Gold
Name: Daniel P. Gold
Title: President and Chief Executive Officer

NOVOGEN LIMITED

By:	/s/ William D. Rueckert
Name: William D. Rueckert
Title: Director

By:	/s/ Ronald Lea Erratt
Name: Ronald Lea Erratt
Title: Company Secretary

NOVOGEN RESEARCH PTY LIMITED

By:	/s/ William D. Rueckert
Name: William D. Rueckert
Title: Director

By:	/s/ Ronald Lea Erratt
Name: Ronald Lea Erratt
Title: Company Secretary

Signature Page to Asset Purchase Agreement

Exhibit A

FORM OF CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MARSHALL EDWARDS, INC.

[Date]

pursuant to the General Corporation Law of the State of Delaware

The undersigned, Daniel Gold, hereby certifies that:

1. He is the Chief Executive Officer of Marshall Edwards, Inc., a Delaware corporation (the “Company”).

2. The Restated Certificate of Incorporation of the Company (as amended, the “Certificate of Incorporation”) fixes the total number of shares of all classes of preferred stock that the Company shall have the authority to issue at one hundred thousand (100,000) shares of preferred stock, par value $.01 per share, none of which have been issued.

3. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

4. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on December     , adopted resolutions (a) authorizing the issuance and sale of up to 1,000 shares of the Company’s preferred stock, (b) approving the form of the Certificate of Designation of Series A Convertible Preferred Stock establishing the number of shares to be included in such series of preferred stock and fixing the designation, powers, preferences and rights of the shares of the Series A Convertible Preferred Stock and the qualifications, limitations or restrictions thereof as set forth below, and (c) authorizing and directing the Chief Executive Office to prepare, execute and file this Certificate of Designation of Series A Convertible Preferred Stock in accordance with the foregoing resolutions and the provision of Delaware law:

Section 1. Designation.

The designation of the series of preferred stock shall be “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”). Each share of Convertible Preferred Stock shall be identical in all respects to every other share of Convertible Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Convertible Preferred Stock shall be 1,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Convertible Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Convertible Preferred Stock.

Section 3. Definitions. As used herein with respect to Convertible Preferred Stock:

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or that is a day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to close.

“Change in Control” means the occurrence of any one of the following events: (1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Holder representing 50% or more of the combined voting power of the Holder’s then-outstanding securities eligible to vote for the election of the Holder’s directors; (2) the consummation of a merger, statutory share exchange or similar form of corporate transaction involving the Holder, or (3) the stockholders of the Holder approve a plan of complete liquidation or dissolution of the Holder or a sale of all or substantially all of the Holder’s assets.

“Closing Price” of the Common Stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.

“Common Stock” means the common stock of the Company, par value $0.00000002 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Conversion Date” has the meaning set forth in Section 5(d).

“Conversion Milestone” means that a Phase II clinical trial involving the Company’s isoflavone technology has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving the Company’s isoflavone technology, whichever is the earlier.

“Conversion Time” has the meaning set forth in Section 5(d).

“Convertible Preferred Stock” has the meaning set forth in Section 1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the

Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Trading Day” means a day on which any securities exchange on which the Common Stock is traded is open for trading.

“Transfer” has the meaning set forth in Section 5(j).

Section 4A. Liquidation Preference.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A will be entitled to such amount they would receive if the Series A had been converted into Common Stock as of the date before the record date for determining stockholders entitled to receive a distribution in the liquidation.

Section 4. Dividends.

The Holders of the Convertible Preferred Stock shall not be entitled to receive, for each share of Convertible Preferred Stock held by them, any dividend or other similar distributions, except in the event the Board of Directors or any duly authorized committee thereof declares and duly adopts such resolutions authorizing a special dividend or distribution on any shares of Convertible Preferred Stock.

Section 5. Conversion.

The Holders of the Convertible Preferred Stock shall have the following conversion rights:

(a) Option to Convert. Subject to Section 5(b), each share of Convertible Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and without the payment of additional consideration by the Holder thereof, into 4,827 shares of fully paid and nonassessable shares of Common Stock, plus cash in lieu of any fractional shares.

(b) Conversion Milestone. Upon achievement of the Conversion Milestone, each share of Convertible Preferred Stock, not previously converted pursuant to Section 5(a), shall be convertible, at the option of the Holder thereof, at any time and without the payment of additional consideration by the Holder thereof, into 9,654 shares of fully paid and nonassessable shares of Common Stock, plus cash in lieu of any fractional shares.

(c) Accelerated Conversion. Upon the earlier of (i) the fifth anniversary of the issuance of the Convertible Preferred Stock and (ii) a Change in Control, all unconverted shares of Convertible Preferred Stock outstanding shall automatically convert into shares of Common Stock in accordance with the applicable conversion ratio set forth in either Section 5(a) or 5(b).

(d) Mechanics of Conversion. To convert shares of Convertible Preferred Stock into shares of Common Stock, a Holder shall surrender such Holder’s certificate of such shares of Convertible Preferred Stock (or if such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of such loss, theft or destruction), together with written notice that such Holder elects to convert all or any number of the shares of Convertible Preferred Stock represented by such certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered Holder or such Holder’s attorney duly authorized in writing. The date of receipt by the Company of such certificates (or lost certificate affidavit and agreement) and notice shall be the date of conversion (the “Conversion Date”) and the close of business on the Conversion Date shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of the Conversion Date. The Company shall, within three (3) Trading Days after the Conversion Date, (A) issue and deliver to the Holder or such Holder’s nominee a certificate or certificates for the full number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number of shares, if any, of Convertible Preferred Stock represented by the surrendered certificate (or lost certificate affidavit and agreement) that were not converted into Common Stock, (B) pay cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (C) pay all declared but unpaid dividends on the shares of Convertible Preferred Stock converted.

(e) Status of Convertible Preferred Stock after Conversion Time. Effective immediately after the Conversion Time, such shares of Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof (if any).

(f) Rights Prior to Conversion. Prior to the Conversion Date, shares of Common Stock or other securities issuable upon conversion of any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Convertible Preferred Stock.

(g) The Company will at all times reserve and keep available all of the authorized but unissued Common Stock or out of the Common Stock held in treasure, for the purposes of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock then issuable on the conversion of all outstanding shares of series A Preferred Stock.

(h) Reacquired Shares. Shares of Convertible Preferred Stock duly converted in accordance with this Certificate of Designation, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock, but not to an amount less than the number of shares of Convertible Preferred Stock outstanding.

(i) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Convertible Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(j) Fractional Shares. No fractional shares of Common Stock will be issued to holders of the Convertible Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Convertible Preferred Stock being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the Conversion Date.

(k) Transfer Restriction. Without the prior written consent of the Company, the Holder shall not directly or indirectly (i) transfer, sell, assign, pledge, convey, hypothecate or otherwise encumber or dispose of any share of Convertible Preferred Stock or (ii) lend, hypothecate or permit any custodian to lend or hypothecate any share of Convertible Preferred Stock (the actions referred to in clauses (i) and (ii), each a “Transfer”). Until June 30, 2011, without the prior written consent of the Company, the Holder shall not directly or indirectly Transfer any shares of Common Stock issued to it upon conversion of the Convertible Preferred Stock.

Section 6. Notice of Record Date.

In the event the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or capital stock of any class or any other securities, or to receive any other security, then the Company will send or cause to be sent to the Holders of the Convertible Preferred Stock a notice specifying the Record Date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Such notice shall be sent at least 20 days prior to the Record Date.

Section 7. No Voting Rights.

The Holders of Convertible Preferred Stock shall not be entitled to vote any shares of Convertible Preferred Stock.

Section 8. Preemption.

The Holders shall not have any rights of preemption, except as the Company may otherwise agree in writing.

Section 9. Unissued or Reacquired Shares.

Shares of Convertible Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 10. Delivery of Common Stock.

(a) Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(b) Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Company shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d) Listing. The Company hereby covenants and agrees that, if on the Conversion Date the Common Stock shall be listed on any national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed the shares of Common Stock issued upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 11. Replacement Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company or its transfer agent, if any, for the Convertible Preferred Stock. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company or its transfer agent, if any, for the Convertible Preferred Stock of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any reasonable indemnity that may be required by such transfer agent and the Company.

Section 12. Transfer Taxes.

The Holder shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities.

Section 13. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (a) if to the Company, to its office at 11975 El Comino Road, Suite 101, San Diego, California 92130 (Attention: Corporate Secretary) or (b) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Company’s transfer agent) or (c) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 14. Certain Adjustments for Stock Dividends and Stock Splits.

If the Company, at any time while the Convertible Preferred Stock is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of any shares of the Convertible Preferred Stock), (b) subdivides outstanding shares of Common Stock into a larger number of shares, or (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the number of shares of Common Stock that the Convertible Preferred Stock is convertible into pursuant to Section 5(a) or 5(b) (as applicable) shall be multiplied by the number or fraction resulting from dividing (i) the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately after such event by (i) the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event. Any adjustment made pursuant to this Section 14 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

Section 15. No Impairment.

The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation.

[Signature page follows.]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by the undersigned as of the date first written above.

Name: Daniel P. Gold
Title: President and Chief Executive Officer

Annex B

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of December 21, 2010, is entered into by Marshall Edwards, Inc., a Delaware corporation (the “Buyer”) and Novogen Limited, a public company limited by shares and incorporated under the laws of New South Wales, Australia (the “Stockholder”).

RECITALS

WHEREAS, the Buyer, the Stockholder and Novogen Research Pty Limited, a proprietary limited company incorporated under the laws of Australia and a wholly-owned subsidiary of the Stockholder (the “Seller”), are, concurrently with the execution and delivery of this Agreement, entering into an Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), pursuant to which the Buyer will acquire certain assets of the Stockholder and the Seller (the “Acquisition”);

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of 5,240,829 shares of the Common Stock (the “Existing Shares” and, together with any additional shares of Common Stock and options, warrants and other rights to purchase shares of Common Stock or other voting capital stock or securities of the Buyer and any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Buyer acquired by the Stockholder after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of the Buyer to enter into the Asset Purchase Agreement, the Stockholder has agreed to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Buyer and the Stockholder hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote.

(a) The Stockholder hereby agrees, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 2.1, at any meeting of the stockholders of the Buyer, including the Special Meeting, however called, at any adjournment thereof, and in connection with any written consent of the stockholders of the Buyer, (i) to appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and (ii) to vote (or deliver a written consent in lieu thereof) all of the Shares that the Stockholder is entitled to vote (or deliver a written consent with respect thereto) at the time of any vote or written consent (A) to approve the Acquisition, the Asset Purchase Agreement and the consummation of the transactions contemplated thereby, and approve any actions related thereto as and when the foregoing or such other actions are submitted for the consideration and vote of the stockholders of the Buyer and (B) against any other action that is intended or could prevent, impede, or, in any material respect, interfere with, delay the transactions contemplated by the Asset Purchase Agreement.

(b) Nothing in this Agreement, including this Section 1.1(a), shall limit or restrict any affiliate or designee of the Stockholder who serves as a member of the Board of Directors in acting in his or her capacity as a director of the Buyer and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement shall apply to the Stockholder solely in its capacity as a stockholder of the Buyer and shall not apply to any such affiliate or designee’s actions, judgments or decisions as a director of the Buyer.

(c) In furtherance of, and without limiting the generality of, the foregoing, immediately following the execution of this Agreement and the Asset Purchase Agreement, the Stockholder shall execute and deliver to the Buyer an Action by Written Consent of the Stockholder in the form attached hereto as Exhibit A (the “Written Consent”).

(d) The Stockholder hereby covenants and agrees that, except for this Agreement and the Written Consent, the Stockholder (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder and (iii) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any respect or have the effect of preventing the Stockholder from performing any of its obligations under this Agreement. The Stockholder hereby revokes any and all prior proxies or powers of attorney, if any, given by the Stockholder with respect to the voting of any Shares inconsistent with the terms of this Article I.

(e) The Stockholder hereby represents and warrants to the Buyer that the Existing Shares are, and (except as otherwise permitted by this Agreement) any additional shares of Common Stock and any additional shares subject to options, warrants and other rights to purchase shares of Common Stock or other voting capital stock or securities of the Buyer and any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Company acquired by the Stockholder after the date hereof and prior to the Special Meeting will be, owned beneficially and of record by the Stockholder. As of the date hereof, the Existing Shares constitute all of the shares of the Common Stock beneficially owned by the Stockholder. The Stockholder has and (except as otherwise expressly provided by this Agreement) will have at all times through the Closing Date sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

1.2 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) The Stockholder agrees, while this Agreement is in effect, to notify the Buyer promptly in writing of the number of any additional shares of Common Stock, any additional options, warrants or rights to purchase shares of Common Stock or other voting capital stock of the Company and any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Buyer acquired by the Stockholder, if any, after the date hereof.

ARTICLE II

MISCELLANEOUS

2.1 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earlier to occur of (a) the Closing Date and (b) the termination of the Asset Purchase Agreement pursuant to Section 8.1 of the Asset Purchase Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that this Section 2.1 and termination of this Agreement shall not relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or willful breach by another party of any of its representations, warranties, covenants or other agreements set forth herein; and provided, further, that the provisions of this Section 2.1 and Sections 2.3 through 2.14 (inclusive), shall survive any termination of this Agreement.

2.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder.

2.3 Expenses. Except as expressly set forth herein, the Stockholder and the Buyer shall each bear its own costs and expenses incurred in connection with this Agreement and transactions contemplated hereby.

2.4 Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in written form, and shall be deemed delivered (a) on the date of delivery when delivered by hand on a Business Day, (b) on the Business Day designated for delivery if sent by reputable overnight courier maintaining records of receipt and (c) on the date of transmission when sent by facsimile, electronic mail or other electronic transmission during normal business hours on a Business Day, with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if within two Business Days of such transmission such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt for delivery on the Business Day immediately succeeding such day of deposit. All such communications shall be addressed to the parties at the address set forth as follows, or at such other address as a party may designate upon 10 days’ prior written notice to the other party.

If to the Buyer, to:

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

Facsimile:

Attention: Daniel Gold, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile: (212) 309-6001

Attention: Steven A. Navarro

If to the Stockholder to:

Novogen Limited

140 Wicks Road

North Ryde, NSW, Australia

Facsimile: 612 9878 0055

Attention: The Chairman

with a copy (which shall not constitute notice) to:

Corrs Chambers Westgarth

Level 32

Governor Phillip Tower

1 Farrer Place

Sydney NSW, Australia 2000

Postal Address:

GPO Box 9925

Sydney NSW, Australia 2001

Facsimile: 612 9210 6111

Attention: Andrew Lumsden

2.5 Interpretation. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement: (a) the singular includes the plural and the plural includes the singular; (b) “or” and “any” are not exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (c) a reference to any Contract includes supplements and amendments; (d) a reference to an Applicable Law includes any amendment or modification to such Applicable Law; (e) a reference to a Person includes its successors, heirs and permitted assigns; (g) a reference to one gender shall include any other gender; and (h) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the referenced Article, Section, Exhibit or Schedule of this Agreement; (viii) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

2.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

2.7 Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties with respect to the subject matter hereof.

2.8 Governing Law. Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Applicable Law of another jurisdiction.

2.9 Amendment; Waiver. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought. Such modification, amendment, waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. Neither the failure of either party to enforce, nor the delay of either party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof. No action taken pursuant to this Agreement, including any investigation by or on behalf of either party hereto, shall be deemed to constitute a waiver by the party taking action of compliance by the other party with any representation, warranty, covenant, agreement or obligation contained herein.

2.10 Enforcement, Exclusive Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedies available at Law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy for money damages would provide an adequate remedy. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any Action (other than appeals therefrom) arising out of or relating to this Agreement or otherwise in connection with the transactions contemplated hereby, and agree not to commence any Action, (other than appeals therefrom) related thereto except in such courts. The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action (other than appeals therefrom) arising out of or relating to this Agreement or otherwise in connection with the transactions contemplated hereby and thereby in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any Action brought against it under this Agreement in any such court.

2.11 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREIN.

2.12 Severability. If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof if the rights and obligations of a party hereto will not be materially and adversely affected, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the parties hereto agree to modify the offending provision so as to maintain the essential benefits of the bargain (including the rights and obligations hereunder) between the parties to the maximum extent possible, consistent with Applicable Law and public policy.

2.13 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party hereto (including in connection with a merger, consolidation, sale of substantially all of the assets of such party or otherwise by operation of Applicable Law) without the prior written consent of the other party hereto; provided, however, that Buyer may assign some or all of its rights and obligations under this Agreement to any of its Affiliates or in connection with a merger, consolidation, sale of substantially all of Buyer’s assets or otherwise by operation of Applicable Law without the prior written consent of any Seller Party. Any attempted assignment in violation of this Section 3.13 shall be null and void.

2.14 Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MARSHALL EDWARDS, INC.

By:	/s/ Daniel P. Gold
	Name:	Daniel P. Gold
	Title:	President and Chief Executive Officer

NOVOGEN LIMITED

By:	/s/ William D. Rueckert
	Name:	William D. Rueckert
	Title:	Director

By:	/s/ Ronald Lea Erratt
	Name:	Ronald Lea Erratt
	Title:	Company Secretary

Signature Page to Voting Agreement

Exhibit A—Form of Written Consent

Written Consent

of

Novogen Limited, as a Stockholder of Marshall Edwards, Inc.

dated as of [—], 2010

Novogen Limited (the “Stockholder”), being a stockholder of Marshall Edwards, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law and the bylaws of the Company, hereby adopts the following resolutions by written consent in lieu of a meeting. Each capitalized term or other term used and not defined herein but defined in the Asset Purchase Agreement (as defined below) shall have the meaning ascribed to it in the Asset Purchase Agreement, except as otherwise provided.

WHEREAS, the Company, the Stockholder and Novogen Research Pty Limited, a proprietary limited company incorporated under the laws of Australia and a wholly-owned subsidiary of the Stockholder (the “Seller”), have entered into an Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), pursuant to which the Buyer will acquire certain assets of the Stockholder and the Seller (the “Acquisition”).

NOW, THEREFORE, BE IT:

RESOLVED, that the Asset Purchase Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Acquisition, be, and hereby are, authorized, accepted, approved and adopted in all respects without prior notice and without a vote or meeting;

RESOLVED, that this written consent is coupled with an interest and is irrevocable; and

RESOLVED, that the officers of the Stockholder be, and any one or more of them hereby are, authorized, empowered and directed, acting alone, in the name and on behalf of the Stockholder, to do and perform all such further acts and things (including, but not limited to, obtaining any consent which may be deemed necessary, appropriate or desirable), to execute and deliver in the name and on behalf of the Stockholder and, if requested or required, where necessary or appropriate, to file with the appropriate governmental authorities, all such further certificates, instruments or other documents, and to make all such payments as in their judgment, or in the judgment of any one of them, shall be deemed necessary or advisable in order to carry out, comply with and effectuate the intent and purposes of the foregoing resolutions and any or all of the transactions contemplated therein or thereby, the authority thereof to be conclusively evidenced by the taking of such action or the execution and delivery of such documents.

[Signature page follows.]

WITNESS the due execution hereof as of the date first written above.

NOVOGEN LIMITED

By:
Name:
Title:

Annex C

          Novogen Limited

               Independent Expert’s Report and Financial Services Guide

                  31 January 2011

The Directors Novogen Limited 140 Wicks Road North Ryde NSW 2113 Attn : William D Rueckert 31 January 2011

Grant Thornton Corporate Finance Pty Ltd

ABN 59 003 265 987

AFSL 247140

Level 17, 383 Kent Street

Sydney NSW 2000

PO Locked Bag Q800

QVB Post Office

Sydney NSW 1230

T + 61 2 8297 2400

F + 61 2 9299 4445

E info@gtnsw.com.au

W www.grantthornton.com.au

Dear Sirs

Independent Expert’s Report and Financial Services Guide

Introduction

Novogen Limited (“NRT” or the “Company”) is primarily engaged in the research, development and commercialisation of products based on the isoflavanoid drug technology platform. Flavonoids are a family of naturally occurring plant compounds involved in the regulation of cell survival. Isoflavanoids are a sub-group of the flavanoid family from which NRT has developed a number of product candidates considered to have treatment potential in the areas of cardiovascular, anti-inflammatory and oncology medicine.

NRT had a market capitalisation of approximately A$11.5 million as at 21 December 2010.

On 22 December 2010, NRT announced that it had agreed terms, subject to shareholders approval, to sell its entire isoflavonoid intellectual property portfolio (the “Isoflavanoid IP”) to its subsidiary, Marshall Edwards Inc. (“MSHL”), a United States based company in which NRT holds a 71.3% equity interest (the “Proposed Transaction”).

Under the terms of the Proposed Transaction, NRT will sell the Isoflavanoid IP to MSHL and MSHL will issue 1,000 shares of Series A Convertible Preferred Stock (“Preferred Shares”) to NRT each of which is convertible into 4,827 shares in the common stock of MSHL. If all Preferred Shares are converted immediately, NRT will be issued 4,827,000 MSHL shares, equivalent to 39.7% of the enlarged share capital of MSHL.

The Proposed Transaction requires the approval of the shareholders of NRT pursuant to ASX Listing Rule 10.1.

Holder of Australian Financial Services License No. 247140

Grant Thornton is a trademark owned by Grant Thornton International Ltd (UK) and used under licence by independent firms and entities throughout the world. Grant Thornton member firms in Australia are businesses trading independently under the name Grant Thornton. Grant Thornton Australia Ltd has been incorporated to conduct those businesses as a single national entity, and public notification will be given upon commencement. Liability limited by a scheme approved under Professional Standards legislation.

Purpose of the report

Chapter 10 of the ASX Listing Rules requires the approval from the non-associated shareholders of a company if it proposes to dispose of a substantial asset to a related party or a substantial holder.

ASX Listing Rule 10.10.2 requires that the Notice of Meeting to approve the transaction be accompanied by a report from an independent expert stating whether the transaction is fair and reasonable to the non-associated shareholders.

Accordingly, the Independent Directors of NRT have requested Grant Thornton Corporate Finance to prepare an independent expert’s report to assess whether the Proposed Transaction is fair and reasonable to the NRT shareholders (the “Shareholders”).

When preparing the independent expert’s report, Grant Thornton Corporate Finance will have regard to ASIC Regulatory Guide 111 Contents of expert reports (“RG 111”) and Regulatory Guide 112 Independence of experts (“RG 112”). The independent expert’s report will also include other information and disclosures as required by ASIC.

Summary of opinion

Grant Thornton Corporate Finance has concluded that: the Proposed Transaction is fair and reasonable to the Shareholders.

Fairness assessment

In forming our opinion in relation to the fairness of the Proposed Transaction to the Shareholders, Grant Thornton Corporate Finance has compared the value of the Isoflavanoid IP to the value of the proposed consideration, assuming immediate conversion of the Preferred Shares into common stock of MSHL.

The following table summarises our assessment:

Fairness assessment	US$’000 Low	US$’000 High
Assessed value of the Isoflavanoid IP	813	1,611
Value of consideration offered	5,017	5,017

Premium/(Discount) of offer	4,203	3,406

Source: Calculations

The value of the consideration offered is higher than our assessment of the value of the Isoflavanoid IP. Accordingly, we conclude that the Proposed Transaction is fair to the Shareholders.

Reasonableness assessment

We note that in accordance with RG111, a transaction is reasonable if it is fair. However in our assessment of the Proposed Transaction, we have also considered the following likely advantages and disadvantages associated with the Proposed Transaction.

Capital raising

NRT’s consolidated cash balance as at 30 June 2010 was approximately A$15 million. In order to progress the development of the Isoflavanoid IP through to Phase III trials, a significant amount of additional funding is required. Transferring the Isoflavanoid IP to MSHL may facilitate future fund raising for the following reasons:

•

MSHL currently has the rights to exploit the Isoflavanoid IP through various license agreements with NRT. In their current form, the license agreements may not be attractive to potential investors as any advancement into Phase III will trigger a payment of US$3 million to NRT and any New Drug Approval application (“NDA”) will trigger a payment of US$8 million to NRT;

•

MSHL are already undertaking the research into the isoflavanoid platform and potential investors are likely to prefer to invest in a company which directly owns the Isoflavanoid IP and is directly involved in the advancement of the platform; and

•	The US pharmaceuticals market is significantly larger than the Australian market and potential US investors are more likely to prefer investment in a company listed primarily in the US.

Management of NRT have advised that by retaining the current licensing structure, NRT shareholders are unlikely to extract any remaining value in the Isoflavanoid IP as MSHL may have limited ability to raise the required funding to progress the development and commercialisation of the Isoflavanoid IP.

Value of the consideration offered

For the purposes of this report, Grant Thornton Corporate Finance has not separately assessed the value of the consideration offered under the scenario where MSHL achieves certain milestones which will enable NRT to convert each Preference Share in MSHL into 9,654 shares of common stock in MSHL. MSHL also has the option to buy back the Preferred Shares for US$12 million cash. Under both these scenarios, NRT shareholders are likely to receive greater benefits than the minimum consideration offered considered in our fairness assessment.

Alternative transactions

If the Proposed Transaction is not completed and the Company is unable to raise the required funding to progress/continue the development of the Isoflavanoid IP, the directors of NRT may seek an alternative transaction in relation to the Isoflavanoid IP with other interested parties. However, in our opinion, given that the Isoflavanoid IP is already licensed to MSHL, this may considerably limit the attractiveness of this potential investment to other parties.

Listing status of MSHL

On 16 November 2010 Marshall Edwards, Inc. announced that it was notified by NASDAQ about non-compliance with the minimum US$10 million stockholders’ equity requirement for continued listing on the NASDAQ Global Market.

If the Proposed Transaction is not completed and the directors of MSHL are not able to raise additional equity funding, MSHL may be de-listed from the NASDAQ Global Market. In the event that MSHL loses its listing on the NASDAQ Global Market, its common stock may be transferred to NASDAQ’s lower tier, the NASDAQ Capital Market, or eventually delisted from the NASDAQ.

If the Proposed Transaction takes place it may be easier for MSHL to raise capital and therefore meet the requirements to remain listed on the NASDAQ Global Market.

NRT’s Interest in MSHL

If the Proposed Transaction is approved, NRT will indirectly retain a large proportion of its interest in the Isoflavanoid IP through their majority holding in MSHL, which would be increased on conversion of the Preferred Shares to 82.7%. Any future capital raisings would materially dilute NRT’s interest in MSHL, however, the future capital raisings would improve the prospects of commercialisation of the Isoflavanoid IP.

Liquidity of NRT shares

If the Proposed Transaction is completed, the liquidity of NRT shares may diminish as potential investors may decide to invest directly in MSHL which will directly own the Isoflavanoid IP rather than in NRT.

Future takeovers

The likelihood of NRT receiving potential takeover offers may diminish if the Proposed Transaction is completed as a potential interested party may decide to target MSHL directly. Furthermore, potential investors may choose to privatise MSHL which may affect the chance for NRT Shareholders to realise their investments.

Other factors

NRT Shareholders’ position if the Proposed Transaction is not approved

If the Proposed Transaction is not approved, it would be the current directors’ intention to continue operating NRT in line with its objectives. NRT Shareholders will continue to share in any benefits and risks in relation to NRT’s ongoing business.

NRT will retain 100% ownership of the Isoflavanoid IP.

Other matters

Grant Thornton Corporate Finance has not provided any taxation advice in relation to the Proposed Transaction. NRT Shareholders should consider the information contained in the Notice of Meeting and Explanatory Memorandum as well as seek their own taxation advice in relation to any potential taxation implications.

Grant Thornton Corporate Finance has prepared a Financial Services Guide in accordance with the Corporations Act. The Financial Services Guide is set out in the following section.

The decision of whether or not to approve the Proposed Transaction is a matter for each NRT Shareholder based on their own views of value of the Isoflavanoid IP and expectations about future market conditions, potential outcomes for the Isoflavanoid IP, risk profile and investment strategy. If NRT Shareholders are in doubt about the action they should take in relation to the Proposed Transaction, they should seek their own professional advice.

Yours faithfully

GRANT THORNTON CORPORATE FINANCE PTY LTD

/s/ Andrea De Cian	/s/ Scott Griffin
ANDREA DE CIAN	SCOTT GRIFFIN
Director	Director

31 January 2011

Financial Services Guide

Grant Thornton Corporate Finance Pty Ltd

Grant Thornton Corporate Finance Pty Ltd (“Grant Thornton Corporate Finance”) carries on a business, and has a registered office, at Level 17, 383 Kent Street, Sydney NSW 2000. Grant Thornton Corporate Finance holds Australian Financial Services Licence No 247140 authorising it to provide financial product advice in relation to securities and superannuation funds to wholesale and retail clients.

Grant Thornton Corporate Finance has been engaged by Novogen Limited (“NRT”) to provide general financial product advice in the form of an independent expert’s report in relation to the Proposed Transaction. This report is included in the Company’s Notice of Meeting and Explanatory Memorandum.

Financial Services Guide

This Financial Services Guide (“FSG”) has been prepared in accordance with the Corporations Act, 2001 and provides important information to help retail clients make a decision as to their use of general financial product advice in a report, the services we offer, information about us, our dispute resolution process and how we are remunerated.

General financial product advice

In our report we provide general financial product advice. The advice in a report does not take into account your personal objectives, financial situation or needs.

Grant Thornton Corporate Finance does not accept instructions from retail clients. Grant Thornton Corporate Finance provides no financial services directly to retail clients and receives no remuneration from retail clients for financial services. Grant Thornton Corporate Finance does not provide any personal retail financial product advice directly to retail investors nor does it provide market-related advice directly to retail investors.

Remuneration

When providing the Report, Grant Thornton Corporate Finance’s client is the Company. Grant Thornton Corporate Finance receives its remuneration from the Company. In respect of the Report, Grant Thornton Corporate Finance will receive from NRT a fixed fee range of A$40,000 to A$45,000 plus GST, which is based on commercial rate plus reimbursement of out-of-pocket expenses for the preparation of the report. Our directors and employees providing financial services receive an annual salary, a performance bonus or profit share depending on their level of seniority.

Except for the fees referred to above, no related body corporate of Grant Thornton Corporate Finance, or any of the directors or employees of Grant Thornton Corporate Finance or any of those related bodies or any associate receives any other remuneration or other benefit attributable to the preparation of and provision of this report.

Independence

Grant Thornton Corporate Finance is required to be independent of NRT in order to provide this report. The guidelines for independence in the preparation of independent expert’s reports are set out in Regulatory Guide 112 Independence of expert issued by the Australian Securities and Investments Commission (“ASIC”). The following information in relation to the independence of Grant Thornton Corporate Finance is stated below.

“Grant Thornton Corporate Finance and its related entities do not have at the date of this report, and have not had within the previous two years, any shareholding in or other relationship with NRT (and associated entities) that could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation the Proposed Transaction.

Grant Thornton Corporate Finance has no involvement with, or interest in the outcome of the transaction, other than the preparation of this report.

Grant Thornton Corporate Finance will receive a fee based on commercial rates for the preparation of this report. This fee is not contingent on the outcome of the transaction. Grant Thornton Corporate Finance’s out of pocket expenses in relation to the preparation of the report will be reimbursed. Grant Thornton Corporate Finance will receive no other benefit for the preparation of this report.

Grant Thornton Corporate Finance considers itself to be independent in terms of Regulatory Guide 112 “Independence of expert” issued by the ASIC.”

Complaints process

Grant Thornton Corporate Finance has an internal complaint handling mechanism and is a member of the Financial Ombudsman Service (membership no. 11800). All complaints must be in writing and addressed to the Chief Executive Officer at Grant Thornton Corporate Finance. We will endeavour to resolve all complaints within 30 days of receiving the complaint. If the complaint has not been satisfactorily dealt with, the complaint can be referred to the Financial Ombudsman Service who can be contacted at:

PO Box 579 – Collins Street West

Melbourne, VIC 8007

Telephone: 1800 335 405

Grant Thornton Corporate Finance is only responsible for this report and FSG. Complaints or questions about the General Meeting should not be directed to Grant Thornton Corporate Finance. Grant Thornton Corporate Finance will not respond in any way that might involve any provision of financial product advice to any retail investor.

Compensation arrangements

Grant Thornton Corporate Finance has professional indemnity insurance cover under its professional indemnity insurance policy. This policy meets the compensation arrangement requirements of section 912B of the Corporations Act, 2001.

1    Outline of the Proposed Transaction

1.1    Introduction

NRT is primarily engaged in the research, development and commercialisation of the isoflavanoid1 drug technology platform. NRT has a 71.3% holding in MSHL, an oncology company focused on the clinical development of novel anti-cancer therapeutics.

NRT is listed on the ASX with a market capitalisation of approximately A$11.5 million as at 21 December 2010. NRT’s American Depositary Receipts (“ADRs”)2 are listed on the National Association of Securities Dealers Automated Quotation system (“NASDAQ”) in the United States (“US”). MSHL is listed on NASDAQ with a market capitalisation of approximately US$5.9 million as at 21 December 2010.

On 22 December 2010, NRT announced that it had entered into an agreement to sell its Isoflavanoid IP to MSHL for a consideration to be satisfied by the issue of convertible preference shares in MSHL. The transaction is designed to strengthen MSHL’s ability to raise finance to fund the development and to exploit the potential future commercialisation of the Isoflavanoid IP. We note that currently NRT licenses to MSHL the use of the Isoflavanoid IP.

1.2    Structure of the Proposed Transaction

Set out below is a summary of the main terms of the Asset Purchase Agreement (the “Agreement”) entered into on 22 December 2010 between NRT and MSHL:

•

NRT agrees to sell assets used in or generated under or in connection with the discovery, development, manufacture and marketing of intellectual property and products based on the field of isoflavonoid technology and on compounds known as isoflavones, including those relating to the drug candidates Phenoxodiol, Triphendiol, NV-143 and NV-128;

•

The consideration payable by MSHL consists of 1,000 MSHL Series A Convertible Preferred Stock (the “Preferred Shares”) with a par value of US$0.01 per share, convertible into 4,827 shares in MSHL per Preferred Share. If all Preferred Shares are converted immediately, NRT will be issued 4,827,000 MSHL shares, equivalent to 39.7% of the enlarged share capital of MSHL.; and

•

In conjunction with entering into the Agreement, NRT and MSHL have agreed to terminate the licenses to the drug candidates Phenoxodiol, Triphendiol, NV-143 and NV-128 (the “License Agreements”). The License Agreements will be terminated with no additional expense to either NRT or MSHL.

1.2.1    Terms of the Preferred Shares

The Preferred Shares issued under the Agreement have the following terms:

•	Each Preferred Share is convertible at any time at the option of NRT into 4,827 shares in the common stock of MSHL.

[1]	Isoflavanoids are part of a family of naturally occurring plant compounds involved in regulation of cell survival. NRT has developed a number of product candidates considered to have treatment potential in the areas of cardiovascular, anti-inflammatory and oncology medicine
[2]	ADRs represent the ownership in the shares of a foreign company trading on US financial markets. ADRs enable US investors to buy shares in foreign companies without undertaking cross border transactions. ADRs are denominated in US dollars and pay dividends in US dollars.

•

The terms of the conversion of the Preferred Shares change when certain milestones[3] are achieved (the “Conversion Milestone”). In the event that the Conversion Milestone is achieved prior to the conversion of all of the Preferred Shares, the remaining, unconverted Preferred Shares may be converted into twice the number of shares of common stock of MSHL into which such shares would otherwise have been convertible.

•	MSHL has an option to purchase all of the Preferred Shares for US$12,000,000, or any unconverted Preferred Shares on a pro-rata basis at any time.

•	All of the Preferred Shares outstanding will automatically convert into shares of common stock in MSHL on the earliest of:

•	The fifth anniversary of the closing date of the Asset Purchase Agreement; and

•	The date of a change in control of NRT.

1.3    Effects of the Proposed Transaction

If the Proposed Transaction is approved by the Shareholders of the Company then:

•	All rights, risks and rewards associated with the Isoflavanoid IP will be transferred to MSHL;

•	NRT will hold Preferred Shares in MSHL convertible or redeemable into:

•	4,827 shares of common stock in MSHL per Preferred Share, at the option of NRT; or

•	If the Conversion Milestone is achieved before conversion, 9,654 shares of common stock in MSHL per Preferred Share remaining unconverted, at the option of NRT; or

•	US$12,000,000 in cash at the option of MSHL or a pro-rata portion of that amount based on the number of Preferred Shares that remain unconverted at the time the option is exercised.

•

Upon conversion of the Preferred Shares, the interest in MSHL held by NRT will increase materially, however this interest may be significantly diluted by any future capital raisings required to commercialise the Isoflavanoid IP.

•

Prior to the Conversion Milestone, each of the 1,000 Preferred Shares will be convertible into 4,827 shares of MSHL common stock and NRT’s interest in MSHL will potentially increase from 71.3% to 82.7% all other things being equal.

2    Purpose and scope of the report

2.1    Purpose

Chapter 10 of the ASX Listing Rules requires the approval from the non-associated shareholders of a company if the company proposes to acquire or dispose a substantial asset from a related party or a substantial holder.

ASX Listing Rule 10.2 states that an asset is substantial if its value, or the value of the consideration, is 5% or more of the equity interest of the entity as set out in the latest financial statement provided to the ASX. Based on ASX Listing Rule 10.1.3, a substantial holder is a person who has a relevant interest, or had a relevant interest at any time in the six months before the transaction, in at least 10% of the voting power of the company.

ASX Listing Rule 10.10.2 requires that the Notice of Meeting be accompanied by a report from an independent expert stating whether the transaction is fair and reasonable to the non-associated shareholders.

[3]	Under the terms of the Agreement, Conversion Milestone refers to a Phase II trial involving the Isoflavanoid IP achieving a statistically significant result of a first patient enrolled in a Phase III clinical trial (refer to Section 3 for further details in relation to FDA requirements).

With respect to the Proposed Transaction, we note that the value of the scrip consideration offered by MSHL exceeds 5% of NRT’s last reported net assets as at 30 June 2010. Accordingly, NRT’s sale of the Isoflavanoid IP is considered a substantial asset for the purpose of Chapter 10 of the ASX Listing Rules. NRT and MSHL are related parties as NRT holds a majority shareholding in MSHL and have common directors.

As the Proposed Transaction represents the sale of a substantial asset to a related party, the Proposed Transaction requires the approval of NRT Shareholders (the “Shareholders”) in accordance with ASX Listing Rule 10.1.

Accordingly, the Independent Directors of NRT have engaged Grant Thornton Corporate Finance to prepare an independent expert’s report to state whether, in Grant Thornton Corporate Finance’s opinion the Proposed Transaction is fair and reasonable to the Shareholders for the purpose ASX Listing Rule 10.1.

2.2    Basis of assessment

In preparing this report, Grant Thornton Corporate Finance has had regard to Regulatory Guide 111 “Content of expert reports” (“RG 111”). RG 111 establishes certain guidelines in respect of independent expert’s reports prepared for the purposes of the Corporations Act. RG 111 is framed largely in relation to reports prepared pursuant to Section 640 of the Corporations Act and comments on the meaning of “fair and reasonable” in the context of a takeover offer. RG 111 does not however, provide any direct guidance on transactions under Chapter 10 of the ASX Listing Rules.

In our opinion, the most appropriate approach to evaluate the fairness of the Proposed Transaction is to compare the value of the Isoflavanoid IP with the consideration offered being Preferred Shares convertible into common stock in MSHL. With respect to the reasonableness of the Proposed Transaction, we have compared the likely advantages and disadvantages associated with the Proposed Transaction. In this regard, we have considered a number of factors, including:

•	The terms and conditions of the Asset Purchase Agreement;

•	The potential impact of the Proposed Transaction on the Shareholders;

•	The position of the Shareholders if the Proposed Transaction is not approved; and

•	The likely advantages and disadvantages associated with the Proposed Transaction.

2.3    Independence

Prior to accepting this engagement, Grant Thornton Corporate Finance considered its independence with respect to the Proposed Transaction with reference to the ASIC Regulatory Guide 112 “Independence of Expert’s Reports” (“RG 112”).

Grant Thornton Corporate Finance has no involvement with, or interest in, the outcome of the approval of the Proposed Transaction other than that of an independent expert. Grant Thornton Corporate Finance is entitled to receive a fee based on commercial rates and including reimbursement of out-of-pocket expenses for the preparation of this report.

Except for these fees, Grant Thornton Corporate Finance will not be entitled to any other pecuniary or other benefit, whether direct or indirect, in connection with the issuing of this report. The payment of this fee is in no way contingent upon the success or failure of the Proposed Transaction.

2.4    Consent and other matters

Our report is to be read in conjunction with the Notice of Meeting and Explanatory Memorandum dated on or around 31 January 2011 in which this report is included, and is prepared for the exclusive purpose of assisting the Shareholders in their consideration of the Proposed Transaction. This report should not be used for any other purpose.

Grant Thornton Corporate Finance consents to the issue of this report in its form and context and consents:

i	to the inclusion of this report in the Notice of Meeting and Explanatory Memorandum

ii	for this report prepared for the sole purpose of assisting the NRT Shareholders in assessing the merits of the Proposed Transaction in accordance with the ASX Listing Rules to be included in the annexure to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (the “Proxy Statement/Prospectus”) relating to the proposed transaction pursuant to the Asset Purchase Agreement, dated as of December 21, 2010, by and among NRT, Novogen Research Pty Limited (“NRPL”), and MSHL, and

iii	to the references to us and such opinion in such Proxy Statement/Prospectus.

This report constitutes general financial product advice only and in undertaking our assessment, we have considered the likely impact of the Proposed Transaction to NRT Shareholders as a whole. We have not considered the potential impact of the Proposed Transaction on individual NRT Shareholders. Individual shareholders have different financial circumstances and it is neither practicable nor possible to consider the implications of the Proposed Transaction on individual shareholders.

The decision of whether or not to approve the Proposed Transaction is a matter for each NRT Shareholder based on their own views of value of NRT and expectations about future market conditions, NRT’s potential, risk profile and investment strategy. If NRT Shareholders are in doubt about the action they should take in relation to the Proposed Transaction, they should seek their own professional advice.

3    Profile of the industry

3.1    Overview

NRT is primarily engaged in the research, development and commercialisation of the isoflavanoid drug technology platform. This section provides a snapshot of the biotechnology industry in Australia.

The majority of participants in the industry are small to medium sized companies which typically focus on a single research project. A large number of the companies in this industry aim to develop their own products, but only a limited number of these are able to successfully commercialise them.

The industry has undergone rapid growth relative to the general economy over the past five years driven by the introduction of new technologies. Products commercialised from research and development (“R&D”) have experienced an increasing demand in the consumer market. However, compared with other emerging industries, the biotechnology sector has relatively high barriers to entry due to the capital investment required to conduct R&D.

3.2    Major products/services segments

The following graph summarises the major products and services segments in the biotechnology industry.

Source: IBISWorld

There are many small companies which focus on R&D and their major business activities involve licensing out technologies or developing products in conjunction with larger entities and major pharmaceutical or chemical firms with product lines in other industries.

3.3    Competition

Competition in the industry comes from pharmaceutical companies, biotechnology companies, universities and public and private research institutions. In the area of oncology the development of therapeutic drugs is highly competitive and there are many potential alternative products focusing on the isoflavanoids’4 targets in pre-clinical and clinical development.

Competition exists for staff, funding and the recruitment of eligible patients for clinical trials in addition to post approval marketing. Many of the competitors of NRT and MSHL are considered to have greater resources available, and greater experience in drug development, regulation, manufacturing and marketing.

The barriers to entry into the biotechnology industry are high due to limited access to highly qualified specialists staff, expensive equipment and limited funding options. Small biotechnology companies often rely on foreign partnership to fund the set-up costs.

[4]	Isoflavanoids are a sub-group of the flavanoid family from which NRT has developed a number of product candidates considered to have treatment potential in the areas of cardiovascular, anti-inflammatory and oncology medicine.

3.4    Key performance factors

Set out below are the key factors affecting the performance of the biotechnology industry in Australia:

•	The age profile of the population will increase the demand for life-enhancing products that are developed by this industry;

•	The proliferation of a large number of biotechnology companies will depend on investor sentiment, stock market return and real Gross Domestic Product (“GDP”) growth;

•

The Federal Government provides grants and funding to biotechnology companies and funds government research facilities such as the CSIRO. Accordingly, changes in the structure of government funding plays a significant role in the growth of this industry. In addition, companies should have the ability and appropriate strategy to secure finance in order to ensure successful R&D;

•	It is important for biotechnology firms to target the needs of niche markets, since the competition in major biotechnological field is relatively intense; and

•	Employees who are highly skilled can bring higher efficiency and technological advantage to firms in biotechnology industry.

3.5    Historical Performance

The historical revenue performance of the Australian biotechnology industry is set out below.

Source: IBISWorld

The biotechnology industry in Australia emerged around mid 1990s and there were about 170 biotechnology firms in Australia at that time. According to IBISWorld, the number of biotechnology firms more than doubled by 2005. A large number of biotechnology firms in Australia have been established as a spin-off from research institutes and universities.

A large number of companies underperformed in the second half of 2008 due to the Global Financial Crisis (“GFC”). However, due to the nature and cost structure of businesses in biotechnology industry, profits were not severely affected. The impact on the ability to access government and private financing on the other hand has been largely restricted.

Smaller size companies have been significantly affected by the limited access to private funding and lending. Many were unable to carry on their research and as a result, ceased to conduct business. There was only one successful biotechnology Initial Public Offering (“IPO”) in FY09, along with one failed attempt. Only A$180 million was raised in secondary raisings in FY09 in spite of CSL’s A$1.9 billion raising in August 2009, compared with A$438 million and A$275 million in FY07 and FY085 respectively.

The Federal Government abolished the Commercial Ready and Commercial Ready Plus programs in the 2008 budget. The Commercial Ready program was aimed to assist small and innovative biotechnology companies in terms of funding support, while Commercial Ready Plus provided funding for universities and research institutes to convert into a commercial operation. This, together with a weakened global economy, contributed significantly to the underperformance of the biotechnology sector in Australia recently.

3.6     Industry Outlook

The industry’s forecast revenue and growth rate for period FY11 to FY16 is set out below:

Source: IBISWorld

The demand for biotechnology products is expected to grow due to improving financial conditions. Rising incomes and private wealth, along with an ageing population will stimulate the demand for pharmaceuticals and nutritional products to improve quality of life, combat ailments associated with old age, and extend life span. Moreover, new health technologies can, in some cases, help to reduce demand for health services. This can be attractive for some providers of health care funding.

The success of a relatively small number of commercialised products will underpin the industry’s revenue growth over the next five years, although a large number of small companies will have to rely on private and government funding for survival. Through the five year forecast period to FY16 and beyond, as the industry matures, a larger proportion of firms are expected to generate sales revenue and become profitable. The industry revenue is forecast to grow at an average rate of 4.4% per annum in the five years to FY16, to reach A$2.16 billion6. Revenue growth is expected to increase gradually from 2.0% in FY11 to 5.0% by FY146.

Legislation to replace the existing R&D Tax Concession was introduced into Parliament in May 2010 and proposes that the new R&D Tax Credit will apply to income years starting on or after 1 July 2010. The new Tax Credit is intended reduce the qualifications surrounding continuity of ownership and, for companies turning over

[5]	Biotechnology in Australia, IBISWorld
[6]	Biotechnology in Australia, IBISWorld

less than A$20 million, to be “refundable” meaning that a company’s tax liability may be reduced below zero, resulting to a payment to the company. The new Tax Credit will effectively amount to a refund of 45 cents for every dollar spent on R&D.

3.7    Regulatory requirements

United States

The development and approval of drugs in the United States (“US”) is regulated by the Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act (“FDCA”). A summary of the US drug approvals process is set out below:

•	Pre-clinical laboratory in vitro and animal testing takes place to evaluate the safety and efficacy of the drug candidate;

•	An Investigational New Drug (“IND”) application is submitted for approval, providing details of the results of pre-clinical tests, manufacturing information and planned protocols for clinical tests;

•	Institutional Review Boards (“IRBs”) approval is sought for the commencement of clinical trials on human subjects;

•	Clinical trials take place as follows:

•	Phase I – the drug is introduced into healthy human subjects or patients and tested for safety and maximum dosage tolerance;

•	Phase II – the drug is introduced into a limited number of individuals with the target condition to identify adverse reactions, efficacy and optimal dosage;

•	Phase III – large scale patient trials are carried out to demonstrate safety and efficacy in a larger population once initial safety and dosage testing has been completed.

•	Manufacturing processes conforming to the FDA’s current Good Manufacturing Practices are developed subject to inspection by the FDA;

•	A New Drug Approval application (“NDA”) is submitted, providing details of the results of pre-clinical and clinical testing and chemistry, manufacture and control information;

•	On approval by the FDA the drug has reached commercialisation and may be shipped and sold.

The process described above typically takes several years, may cost hundreds of millions of dollars and may be suspended at any time on safety or efficacy grounds by the FDA, the IRB or the company conducting the trials. Even once marketing has commenced, the approval may be revoked if evidence of problems with the drug comes to light.

Australia

The development and approval of drugs in Australia is regulated by the Therapeutic Goods Administration (“TGA”) under the Therapeutic Goods Act. A summary of the Australian drug approvals process is set out below:

•	An application for a potential new drug is submitted to the TGA and assessed on an administrative level for further evaluation;

•	Different parts of the application are then allocated to various sections of the TGA that will evaluate them:

•	Chemistry and quality control are evaluated by the Pharmaceutical Chemistry Evaluation section and the TGA Laboratories Branch;

•	Pharmacological and toxicological aspects by the Drug Toxicology Evaluation Section; and

•	Clinical data assessed by the Clinical Evaluation Section.

•	Chemistry and quality control aspects of a product are scrutinised by the Pharmaceutical Sub-Committee of the Australian Drug Evaluation Committee (“ADEC”);

•	The TGA takes into account the advice of the ADEC in reaching a decision to approve the new drug application, and any approval may have conditions attached.

Throughout the above process the TGA may request additional information from the applicant and the time taken to approval varies widely. The approval of drugs for certain serious conditions may be made based on Phase II trial data. There is no requirement for trials for every medicine to be conducted in Australia before approval, however trials must have been conducted in accordance with international good clinical practice and ethical standards and requirements regarding the minimum quality of trial data.

European Union

Marketing approval applications in the EU may be submitted on a centralised or national basis. A centralised application is submitted to the European Medicines Agency (“EMA”) for approval granted through the European Commission which permits the marketing of the product throughout the EU. The centralised procedure is mandatory for certain classes of products, including cancer therapeutics. National approvals are made by the competent authority of the country in which the drug is to be marketed.

The conduct of clinical trials in the European Union is governed by the European Clinical Trials Directive (2001/20/EC), implemented in May 2004. No clinical trial may be started without the authorisation of the national competent authority.

4    Profile of Novogen

4.1    Corporate overview

NRT is a public company, listed on the ASX and traded as ADR’s on the NASDAQ, which was set up in 1992 to commercialise the isoflavanoid drug technology platform. Over NRT’s history, the Company has used a series of equity placements and various grants from the Australian Government to fund a research and development program for the isoflavanoid platform. NRT has the following operating divisions:

•	Consumer Products; and

•	Pharmaceutical Research and Development

NRT also has interest in the following subsidiaries:

•	71.3% equity interest in MSHL. A profile of MSHL is set out in Section 5; and

•	80.7% equity interest in Glycotex Inc (“Glycotex”). A description of Glycotex can be found in Section 4.5.

4.2    Consumer products

The Company’s primary focus is to develop prescription drugs based on isoflavanoids, however as part of its research and development procedures, the Company has developed a range of consumer (non-prescription) health products from which it derives revenue in the form of direct sales and royalties. The primary consumer health products are Trinovin, for prostate health, and Promensil to relieve menopause symptoms. These are sold through distributors in worldwide markets with the exception of the US. The board considers that NRT is not in a position to support the future growth of this business and is currently exploring opportunities to sell.

4.3    Pharmaceutical research and development

Flavonoids are a family of naturally occurring plant compounds involved in the regulation of cell survival. Isoflavanoids are a sub-group of the flavanoid family from which NRT has developed a number of product candidates considered to have treatment potential in the areas of cardiovascular, anti-inflammatory and oncology medicine.

A list of the isoflavanoid product candidates, their development phase and targets are set out below:

Source: NRT

The board of NRT have previously considered the current financial position of the NRT group and have concluded that it does not have the resources to pursue development in all of the therapeutic areas described above. The board of NRT have previously taken the decision to postpone research in the cardiovascular and anti-inflammatory programs. The oncology program is considered to be more prospective and to be closer to potential commercialisation.

The oncology product candidates are described below7:

Phenoxodiol

Phenoxodiol has been introduced into more than 400 patients via oral or intravenous routes and appears to be well tolerated with low toxicity. In June 2010, MSHL released the results of their randomised Phase III clinical trial of orally administered phenoxodiol in combination with platinum-based chemotherapy in women with recurrent ovarian cancer. The trial was closed in April 2009 with only 142 out of a planned 340 patients enrolled. The final analysis determined that the trial did not show a statistically significant improvement in either its primary (progression-free survival) or secondary (overall survival) endpoints.

Data from a comparable Phase II clinical trial of Phenoxodiol suggest that the Phase III trial’s fundamental error was in its design, specifically the route of administration (oral versus intravenous). In the Phase II trial, six out of 20 patients (30%) responded to intravenously administered Phenoxodiol in combination with platinum-based chemotherapy. Furthermore, studies confirm that significantly higher levels of free drug are measured when this class of compounds is administered intravenously versus the oral route.

[7]	Source: NRT/MSHL

Triphendiol (NV-196)

Triphendiol is a derivative of phenoxodiol and was selected for further development based on the demonstration of its anti-cancer activity against a range of cancers in vitro and in animal models.

Two Phase I(a) clinical studies have been completed investigating triphendiol availability and safety when delivered either orally or as an intravenous infusion. No medication related adverse events were reported. IND submission has been made to the FDA to enable a Phase I(b) efficacy study to be conducted.

NV-143

NV-143 is the primary active metabolite that is produced when triphendiol is introduced in vivo8. Pre-clinical studies show that NV-143 demonstrates superior anti-tumour activity against a broad range of tumour cell lines compared to both phenoxodiol and triphendiol.

In addition to being more active as a single agent, NV-143 is superior in its ability to synergise with existing chemotherapy methods, making NV-143 the standout drug candidate in the Isoflavanoid IP. MSHL is in the process of completing drug manufacturing of NV-143 and expects to initiate a Phase

I safety trial in early 2011, followed immediately thereafter by randomized Phase II studies in combination with chemotherapy.

NV-128

NV-128 is an investigational cancer compound which has been shown in pre-clinical laboratory studies to promote cancer cell death in ovarian cancer cells that have become resistant to many drugs used to kill cancer cells.

Structurally, NV-128 is related to phenoxodiol and triphendiol, but in contrast to phenoxodiol, NV-128 uses different molecular mechanisms to promote the death of cancer cells. In September 2009, data demonstrating that the efficacy of NV-128 in animal models was achieved without apparent toxicity was released.

Research has identified a potential natural metabolite of NV-128 in a compound called NV-344. In preliminary studies, NV-344 has shown tenfold more anti-tumour activity than NV-128. The process of finalising lead identification studies for NV-344 is in progress with a view to conducting animal toxicity studies and initiating a Phase I trial during the second half of 2011.

[8]	In vivo refers to the practice of carrying out trials in living organisms in contrast to in vitro (literally in glass), which refers to experiments performed in a test tube or petri dish.

4.4    Isoflavanoid license agreements and other agreements

Since September 2003, the Company has entered into three license agreements with MSHL’s subsidiary, Marshall Edwards Pty Limited (“MEPL”), via its subsidiary NRPL. The license agreements are for Phenoxodiol; Triphendiol and NV-143; and NV-128. A summary of the key terms of the license agreements is set out in the table below:

Key terms	Phenoxodiol	Triphendiol & NV-143	NV-128
Start date	Sep-03	May-06	Aug-09

Expiry of exclusivity	At lapse of patents	At lapse of patents	At lapse of patents or transfer of patents to MEPL

License payments made to NRT to date	US$16,000,000	US$4,000,000	US$1,500,000

Milestone 1 (IND)	Achieved	Achieved	US$1,000,000 (Payable on 31 December 2011 if milestone not achieved)

Milestone 2 (Phase II)	Achieved	Achieved	US$2,000,000 (Payable on 31 December 2012 if milestone not achieved)

Milestone 3 (Phase III)	Achieved	US$3,000,000 (Payable on 31 December 2011 if milestone not achieved)	US$3,000,000 (Payable on 31 December 2014 if milestone not achieved)

Milestone 4 (NDA or equivalent marketing approval)	US$8,000,000 plus US$8,000,000 each 31 December until the expiry of exclusivity	US$8,000,000 (Payable on 31 December 2013 if milestone not achieved)	US$8,000,000 (Payable on 31 December 2017 if milestone not achieved)

Royalties during exclusivity period	2.5% of net sales and 25% of other commercialisation income	5% of net sales and 25% of other commercialisation income (with a minimum of US$3,000,000 per annum)	5% of net sales and 25% of other commercialisation income (with a minimum of US$3,000,000 per annum)

Royalties after exclusivity Period	1.5% of net sales	Reduced by 50%	NA

Termination	Cancellable by MEPL with three months notice, without penalty	Cancellable by MEPL with three months notice, without penalty	Cancellable by MEPL with three months notice, without penalty

Source: Marshall Edwards Form 10-Q, 30 September 2010

NRT has entered into an agreement with Archer Daniel Midlands (“ADM”) in relation to the licensing of patents for isoflavones derived from soy. NRT receives annual fixed royalty payments which are scheduled to end in conjunction with the expiry of the last patent right, in FY18.

4.5    Glycotex

NRT holds an 80.7% equity interest in Glycotex, a development stage biopharmaceutical company based in the US. Glycotex is primarily focused on discovering and developing therapies intended to accelerate human wound healing and tissue repair across a wide range of human applications. NRT has been licensed certain patent rights and know-how to Glycotex to use and exploit the technology in a wide range of wound healing applications.

Glycotex’s lead product candidate is GLYC-101 which is based on IP licensed from NRT. The current stage of development of GLYC-101 is set out below:

Source: Glycotex

GLYC-101 is being developed to stimulate and modulate the natural cascade of wound healing activities of several cell populations. The product candidate is a topical gel to be applied directly on the wound surface. In May 2006, Glycotex completed a Phase II clinical trial of GLYC-101 in Australia, in which GLYC-101 produced a statistically significant rate of wound area reduction versus combined placebo and standard care in patients with chronic venous ulcers. The results provided proof-of concept and dose-ranging information for GLYC-101.

In 2009 results from a scheduled interim analysis from a Phase II clinical study, conducted in the U.S. under an IND, were announced. In this study, the effects of investigational GLYC-101 gel on complete wound closure and cosmetic outcomes were evaluated in cosmetic surgery patients undergoing carbon dioxide laser skin resurfacing on the lower eyelid area. These interim results suggested that the time to wound closure will be shorter for eyelids treated on the active arms when compared to placebo in the final analysis.

The strategic priorities for GLYC-101 include wound healing following laser ablation, burn wounds, surgical wounds, venous ulcers, and diabetic ulcers.

The balance sheet of Glycotex is set out in Appendix A.

4.6    Consolidated Financial information

4.6.1     Financial performance

The following table summarises the audited consolidated income statements of NRT for FY08, FY09 and FY10:

NRT consolidated income statement	FY08 Audited A$’000	FY09 Audited A$’000	FY10 Audited A$’000
Revenue	13,283	11,147	9,908
Cost of sales	(4,090)	(2,523)	(2,216)

Gross profit	9,193	8,624	7,692
Other income	1,623	—	7
Research & development expenses	(18,811)	(18,788)	(8,093)
Selling & promotional expenses	(6,134)	(6,572)	(4,196)
Shipping and handling expenses	(300)	(341)	(236)
General and administrative expenses	(9,792)	(6,671)	(10,395)
Other expenses	(528)	(27)	—
Finance costs	(24)	(11)	(15)

Loss before income tax	(24,773)	(23,786)	(15,236)
Income tax expense	(4)	(1)	(10)

Loss for the period	(24,777)	(23,787)	(15,246)

Net foreign exchange difference	(3,775)	6,163	(1,079)

Total comprehensive income	(28,552)	(17,624)	(16,325)

Total comprehensive income attributable to:
Non-controlling interest	(5,559)	(3,121)	(3,212)
Novogen Limited	(22,993)	(14,503)	(13,113)

	(28,552)	(17,624)	(16,325)

Source: NRT

We note the following in relation to NRT’s income statements:

•	Revenue is derived from sales of consumer health products and royalty payments;

•	Sales of consumer health products amounted to approximately A$8.0 million for FY10, a slight decline on the prior year;

•	Royalty payments of approximately A$1.5 million were received in FY10 from ADM, in relation to the licensing of patents for isoflavones derived from soy;

•

A decline in research and development, selling and promotional and shipping and handling expenses are indicative of a retrenchment in activity in the Company in FY10 including the termination of the Phase III Ovature clinical trial and discontinued sales of the consumer health product Aliten;

•	Of the above expenses, MSHL contributed approximately A$4.6 million R&D expenses and A$2.6 million of selling, general and administration expenses;

•

General and administrative expenses include one-off expenses of approximately A$3.0 million in relation to the termination payments made to the CEO and other senior management as a result of the restructuring of the company in FY10.

4.6.2    Financial position

The balance sheets of NRT as at 30 June 2009 and 30 June 2010 are set out below:

	As at	As at
NRT Consolidated balance sheet Balance sheet	30-Jun-09 Audited $’000	30-Jun-10 Audited $’000
CURRENT ASSETS
Cash and cash equivalents	33,338	15,131
Trade and other receivables	2,252	1,984
Inventory	1,334	1,561
Other current assets	565	442

Total current assets	37,489	19,118

NON-CURRENT ASSETS
Plant and Equipment	353	172

Total non-current assets	353	172

TOTAL ASSETS	37,842	19,290

CURRENT LIABILITIES
Trade and other payables	8,059	5,365
Provisions	774	597

Total current liabilities	8,833	5,962

NON-CURRENT LIABILITIES
Provisions	236	152

Total non-current liabilities	236	152

TOTAL LIABILITIES	9,069	6,114

NET ASSETS	28,773	13,176

EQUITY
Contributed equity	206,419	206,419
Reserves	(3,010)	(3,778)
Accumulated losses	(179,730)	(191,452)

Capital and reserves attributable to owners of NRT	23,679	11,189
Non-controlling interest	5,094	1,987

TOTAL EQUITY	28,773	13,176

Source: NRT

We note the following in relation to NRT’s balance sheets:

•

cash and cash equivalents have decreased significantly in the year to 30 June 2010 as research and development and other expenditures outweigh the modest revenues received from the consumer health product segment; and

•	Research and development expenses are written off as they are incurred.

4.7    Capital Structure

As at 29 November 2010, NRT has on issue:

•	102,125,894 fully paid ordinary shares (of which 50,068,250 are represented by 10,013,650 American Depositary Receipts (“ADRs”) listed on the NASDAQ); and

•	1,751,736 options.

4.7.1     Options

The terms of NRT’s options are summarised in the table below:

Grant date	Vesting date	Expiry date	Exercise price $	Number
21-Apr-06	21-Apr-10	21-Apr-11	3.64	110,324
30-Mar-07	30-Mar-11	30-Mar-12	2.41	170,476
01-Mar-08	01-Mar-12	01-Mar-13	1.06	462,884
06-Mar-09	06-Mar-13	06-Mar-14	0.53	1,008,052

				1,751,736

Source: NRT

4.7.2     NRT share ownership

The top 20 shareholders of NRT as at 20 January 2011 on an undiluted basis are set out below:

	Number of Ordinary Fully Paid Shares Held	% Held of Issued Ordinary Capital
National Nominees Limited	47,552,847	46.56%
J P Morgan Nominees Australia Limited	8,795,694	8.61%
El Coronado Holdings, LLC	4,531,633	4.44%
HSBC Custody Nominees (Australia) Limited	3,416,615	3.35%
Bende Holdings Pty Limited	3,353,238	3.28%
Petlind Pty Limited	1,108,658	1.09%
Aquagolf Pty Limited	900,000	0.88%
Ankerwyke Holdings Pty Ltd	800,000	0.78%
Jonwood Constructions Pty Ltd	560,000	0.55%
Coolawin Road Pty Ltd	513,654	0.50%
Berne No 132 Nominees Pty Ltd	511,196	0.50%
Catl Pty Ltd	500,000	0.49%
Citicorp Nominees Pty Limited	470,325	0.46%
Mr Ahmed Bashir	400,000	0.39%
Mr John Anderson Maher	400,000	0.39%
Mr Schenk & Mrs Lazzaro	400,000	0.39%
Mr & Mrs Vukas	387,500	0.38%
Werona Investments Pty Ltd	362,911	0.36%
The Naughton Family Supperannuation Fund	345,574	0.34%
Netned Pty Ltd	333,660	0.33%

	75,643,505	74.07%

Source: NRT

4.7.3     NRT share price

The daily movements in NRT’s share price and trading volumes to 21 December 2010 are set out below:

Source: Reuters

The daily movements in NRT’s ADR price and trading volumes to 21 December 2010 are set out below. We note that each ADR represents five ordinary shares.

Source: Reuters

We note the following with regard to the share price history shown above:

Date	Comments
23 November 2010	NRT announced that Glycotex Inc, a subsidiary of NRT, was awarded a cash grant of approximately US$245,000 under the US Government qualifying therapeutic discovery program. Share price closed at A$0.13.

22 November 2010	NRT announced that Its subsidiary Marshal Edwards Inc received NASDAQ notice of non-compliance in relation to minimum US$10 million stockholders’ equity requirement for continued listing on the NASDAQ. Share price closed at A$0.135.

19 November 2010	NRT announced presentation of new data showing activity in chemotherapy-resistant ovarian cancer cells. Share Price closed at A$0.14.

8 September 2010	NRT announced the agreement to sell its intellectual property portfolio to its subsidiary Marshall Edwards Inc. Share Price closed at A$0.13.

23 July 2010	NRT receives NASDAQ notice that for the last 30 consecutive business days the bid price of the Company’s common stock closed below the minimum US$1.00 per share requirement for continued inclusion on the NASDAQ. Share Price closed at A$0.135.

2 June 2010	NRT announced that the final analysis of its phase III Ovature trial did not show a statistically significant improvement in its primary or secondary endpoints. Share Price closed at A$0.185

24 May 2010	NRT announced the report on phase II clinical study of Marshall Edwards’ Phenoxodiol in prostate cancer, available at asco.org. Share Price closed at A$0.41.

22 January 2010	NRT announced an analysis of Marshal Edwards Ovature trial which will be performed after the database is lock and the data are subjected to independent review by the Tumor Response Evaluation Committee. Share Price closed at A$0.685.

Source: ASX and Reuters

Set out below is the share price performance of NRT in the year to December 2010:

Share price performance	High	Low	Close	Average daily volume
	A$	A$	A$
Month ended
October 2009	0.72	0.59	0.59	36,820
November 2009	0.60	0.48	0.50	58,933
December 2009	0.60	0.47	0.60	37,243
January 2010	0.72	0.53	0.59	43,984
February 2010	0.59	0.47	0.47	33,366
March 2010	0.49	0.42	0.45	19,614
April 2010	0.45	0.40	0.42	26,502
May 2010	0.43	0.38	0.40	21,952
June 2010	0.25	0.17	0.17	253,686
July 2010	0.17	0.13	0.15	69,540
August 2010	0.17	0.12	0.13	56,924
September 2010	0.14	0.12	0.13	56,390
October 2010	0.14	0.12	0.13	24,007
November 2010	0.15	0.11	0.13	95,474
December 2010	0.13	0.11	0.11	48,868

Week ended
3-Sep-10	0.13	0.12	0.12	38,210
10-Sep-10	0.14	0.13	0.13	126,745
17-Sep-10	0.13	0.12	0.13	42,319
24-Sep-10	0.14	0.12	0.13	39,965
1-Oct-10	0.14	0.13	0.13	20,630
8-Oct-10	0.13	0.12	0.13	22,268
15-Oct-10	0.14	0.13	0.13	16,784
22-Oct-10	0.14	0.12	0.12	33,891
29-Oct-10	0.13	0.12	0.13	24,087
5-Nov-10	0.12	0.11	0.12	71,607
12-Nov-10	0.13	0.11	0.13	43,593
19-Nov-10	0.15	0.11	0.14	188,713
26-Nov-10	0.14	0.13	0.14	80,159
3-Dec-10	0.14	0.12	0.12	83,557
10-Dec-10	0.12	0.12	0.12	45,896
17-Dec-10	0.12	0.11	0.11	53,835

Source: Reuters

Set out below is the ADR price performance of NRT to December 2010:

ADR price performance	High A$	Low A$	Close A$	Average daily volume
Month ended
October 2009	3.21	2.65	2.86	11,300
November 2009	2.87	2.07	2.37	10,364
December 2009	2.70	2.12	2.46	10,719
January 2010	3.00	2.36	2.64	10,271
February 2010	2.60	2.07	2.19	11,228
March 2010	2.25	1.90	1.94	11,475
April 2010	2.30	1.75	1.95	14,268
May 2010	2.24	1.51	1.71	10,010
June 2010	1.67	0.57	0.57	109,733
July 2010	0.66	0.50	0.60	27,358
August 2010	0.70	0.43	0.00	23,195
September 2010	0.60	0.41	0.58	19,580
October 2010	0.58	0.50	0.50	10,651
November 2010	0.55	0.41	0.50	19,353
December 2010	0.54	0.45	0.45	22,684

Week ended
3-Sep-10	0.50	0.41	0.49	14,598
10-Sep-10	0.52	0.46	0.52	27,335
17-Sep-10	0.52	0.45	0.51	13,489
24-Sep-10	0.60	0.49	0.60	35,554
1-Oct-10	0.60	0.54	0.54	9,326
8-Oct-10	0.58	0.54	0.54	8,446
15-Oct-10	0.58	0.54	0.56	8,918
22-Oct-10	0.58	0.50	0.53	11,609
29-Oct-10	0.56	0.50	0.50	13,454
5-Nov-10	0.54	0.45	0.48	8,973
12-Nov-10	0.52	0.43	0.52	10,963
19-Nov-10	0.55	0.41	0.49	25,310
26-Nov-10	0.55	0.45	0.55	33,745
3-Dec-10	0.55	0.46	0.51	15,686
10-Dec-10	0.52	0.45	0.51	17,677
17-Dec-10	0.54	0.45	0.51	18,401

Source: Reuters

5    Profile of MSHL

5.1    Corporate overview

MSHL is a development stage company incorporated in December 2000. MSHL is listed on the NASDAQ Global Market and is currently a 71.3% owned subsidiary of NRT.

The principal business of MSHL is the development and commercialisation of drugs for the treatment of cancer, notably the drug candidates triphendiol, NV-143 and NV-128 currently licensed from NRT as described in Section 4.3.

5.2    Financial information

5.2.1     Financial performance

The following table summarises the audited income statements of MSHL for FY08, FY09 and FY10:

MSHL Income Statement	FY08 Audited US$’000	FY09 Audited US$’000	FY10 Audited US$’000

Revenue (Interest and other income)	674	228	84
Research and development	(9,325)	(7,777)	(4,031)
Licence fees	(1,000)	(2,000)	(1,500)
Selling, general and administrative	(2,756)	(1,630)	(2,448)

Total operating expenses	(13,081)	(11,407)	(7,979)

Loss from operations	(12,407)	(11,179)	(7,895)

Income Tax Expense	(3)	(1)	(1)

Net Loss arising during development stage	(12,410)	(11,180)	(7,896)

Source: MSHL annual reports

We note the following in relation to MSHL’s income statements:

•	Revenue to date has been derived from interest on cash balances only;

•	Research and development costs have decreased in FY10 following the termination of the Phase III phenoxodiol trial; and

•	License fees are in respect of the licensing of product candidates from NRT.

5.2.2     Financial position

The balance sheets of MSHL as at 30 June 2009, 30 June 2010 and 31 October 2010 are set out below:

MSHL Balance Sheet	As at 30-Jun-09 Audited US$’000	As at 30-Jun-10 Audited US$’000	As at 31-Oct-10 Unaudited US$’000

Current assets
Cash and cash equivalents	19,067	9,031	7,197
Prepaid expenses and other current assets	289	102	—
Receivables	—	—	241

	19,356	9,133	7,438

Non current assets
Property Plant and Equipment	—	3	51
Investments	—	—	0

	—	3	51

Total assets	19,356	9,136	7,489

Current liabilities
Trade and other payables	736	529	2,162
Accrued expenses	3,186	925	—
Amount due to related company	221	301	—
Provisions	—	—	19

Total liabilities	4,143	1,755	2,180

Net assets	15,213	7,381	5,309

Equity
Additional paid-in capital	78,124	78,188	78,351
Accumulated Earnings/(Deficit Accumulated)	(62,911)	(70,807)	(73,042)

Total Shareholders Equity	15,213	7,381	5,309

Source: NRT

We note the following in relation to MSHL’s balance sheets:

•	Cash and cash equivalents are declining as research and development reduces cash with no income except for interest on cash balances; and

•	The management of MSHL consider that existing cash balances should satisfy the current operating plan until late 2011 and intend to pursue capital raising transactions in the future.

5.3     Capital Structure

As at 21 December 2010, MSHL has on issue:

•	7,346,000 fully paid ordinary shares, of which 71.3% are held by NRT.

5.3.1    MSHL share price

The daily movements in MSHL’s share price and trading volumes for the year to 21 December 2010 are set out below:

Source: Reuters

We note the following with regard to the share price history shown above:

Date	Comments
19 November 2010	Marshall Edwards, Inc. announced that it was notified on November 16, 2010 by NASDAQ about the Company’s non-compliance with the minimum US$10 million stockholders’ equity requirement for continued listing on The NASDAQ. Share price closed at US$0.87.

18 November 2010	Marshall Edwards, Inc. announced the presentation of new data from the Company’s mitochondrial inhibitor program showing activity in chemotherapy-resistant ovarian cancer stem cells. Share price closed at US$0.9511.

8 September 2010	Marshall Edwards, Inc. announced today that it has reached an agreement in principle with NRT to acquire NRT’s entire isoflavone-related intellectual property portfolio in a stock-based transaction. Share price closed at US$1.00.

1 June 2010	Marshall Edwards, Inc. announced today that a final analysis of its Phase III OVATURE trial of orally administered phenoxodiol in women with recurrent ovarian cancer determined that the trial did not show a statistically significant improvement in its primary or secondary endpoints. Share price closed at US$1.99.

21 May 2010	Marshall Edwards, Inc. announced the report on Phase II Clinical Study of Marshall Edwards’ Phenoxodiol in Prostate Cancer is to be presented at American Society of Clinical Oncology. Share price closed at US$4.40.

29 April 2010	Marshall Edwards, Inc. announced the approval of non-qualified stock options granted to the Company’s President and CEO, Daniel P. Gold to purchase 220,390 shares. Share price closed at US$4.59.

31 March 2010	Marshall Edwards, Inc. announced that its stockholders approved an amendment to the Company’s Restated Certificate of Incorporation to affect a reverse stock split of the Company’s common stock at a 1-for-10 reverse split ratio. The primary objective of the reverse stock split is to maintain the Company’s listing on the NASDAQ by gaining compliance with NASDAQ’s minimum share price listing requirement. Share price closed at US$5.05.

21 January 2010	Marshall Edwards, Inc. advised that analysis of tumor response data from the OVATURE trial will be performed in the second quarter of 2010, after the database is locked and the data are subjected to independent review by the Tumor Response Evaluation Committee. Share price closed at US$7.35.

Source: ASX and Reuters

Set out below is the share performance of MSHL to December 2010:

Share price performance	High US$	Low US$	Close US$	Average daily volume
Month ended
October 2009	10.27	6.80	6.80	8,869
November 2009	7.50	6.20	7.50	2,767
December 2009	9.70	6.41	7.00	6,996
January 2010	9.00	6.50	6.52	5,761
February 2010	6.79	5.00	6.00	2,668
March 2010	6.45	4.60	5.05	1,881
April 2010	5.49	4.26	5.29	5,794
May 2010	5.60	4.00	4.00	1,378
June 2010	3.45	1.22	1.26	57,036
July 2010	1.25	1.07	1.19	5,712
August 2010	1.20	0.71	0.00	10,800
September 2010	1.55	0.76	1.17	11,514
October 2010	1.40	1.04	1.15	5,015
November 2010	1.14	0.80	0.88	4,282
December 2010	0.88	0.73	0.85	4,740

Week ended
3-Sep-10	0.91	0.71	0.90	7,287
10-Sep-10	1.15	0.78	1.09	15,908
17-Sep-10	1.25	0.81	1.00	11,771
24-Sep-10	1.25	0.91	1.25	2,942
1-Oct-10	1.55	1.06	1.09	16,626
8-Oct-10	1.31	1.04	1.28	3,753
15-Oct-10	1.30	1.14	1.26	4,694
22-Oct-10	1.40	1.04	1.22	9,721
29-Oct-10	1.25	1.07	1.15	1,227
5-Nov-10	1.14	0.91	1.07	4,496
12-Nov-10	1.10	0.95	0.96	3,906
19-Nov-10	1.05	0.86	0.87	3,815
26-Nov-10	0.90	0.80	0.84	3,353
3-Dec-10	0.90	0.80	0.80	2,973
10-Dec-10	0.88	0.75	0.80	4,197
17-Dec-10	0.86	0.73	0.85	3,398

Source: Reuters

6    Valuation methodologies

6.1    Introduction

Our fairness assessment involves comparing the value of the Isoflavanoid IP to the value of the Preferred Shares offered as consideration.

Grant Thornton Corporate Finance has assessed the value of the Isoflavanoid IP using the concept of fair market value. Fair market value is commonly defined as:

“the price that would be negotiated in an open and unrestricted market between a knowledgeable, willing but not anxious buyer and a knowledgeable, willing but not anxious seller acting at arm’s length.”

Fair market value excludes any special value. Special value is the value that may accrue to a particular purchaser. In a competitive bidding situation, potential purchasers may be prepared to pay part, or all, of the special value that they expect to realise from the acquisition to the seller.

6.2    Valuation methodologies

RG 111 outlines the appropriate methodologies that a valuer should generally consider when valuing assets or securities for the purposes of, amongst other things, share buy-backs, selective capital reductions, schemes of arrangement, takeovers and prospectuses. These include:

•	Discounted cash flow (“DCF”) method and the estimated realisable value of any surplus assets;

•	Application of earnings multiples to the estimated future maintainable earnings or cash flows of the entity, added to the estimated realisable value of any surplus assets;

•	Amount available for distribution to security holders on an orderly realisation of assets;

•	Quoted price for listed securities, when there is a liquid and active market; and

•	Any recent genuine offers received by the target for any business units or assets as a basis for valuation of those business units or assets.

Further details on these methodologies are set out in Appendix B to this report. Each of these methodologies is appropriate in certain circumstances.

RG111 does not prescribe the above methodologies as the method(s) that an expert should use in preparing their report. The decision as to which methodology to use lies with the expert based on the expert’s skill and judgement and after considering the unique circumstances of the entity or asset being valued. In general, an expert would have regard to valuation theory, the accepted and most common market practice in valuing the entity or asset in question and the availability of relevant information.

6.3    Selected valuation methods

6.3.1    The Isoflavanoid IP

Intellectual property may be valued directly using the traditional market, income and cost based approaches described in Appendix A. However, we note that we have not conducted a direct valuation assessment of the Isoflavanoid IP due to the following:

•

Following the unfavourable results of the Phase III phenoxodiol trial, the Isoflavanoid IP has returned to an early stage of development. Revenue generation from the exploitation or commercialisation of the Isoflavanoid IP is likely to take several years and require capital investment amounting to tens of millions of dollars to achieve;

•	The fair market value of the Isoflavanoid IP is dependant upon the future prospects of the unique drug candidates making up the Isoflavanoid IP. These can be affected by the following factors:

•	Performance and trends in the overall financial markets;

•	Time taken to bring early stage drug candidates to market;

•	Costs required to bring early stage drug candidates to market;

•	Ability of the holder of the patents to raise finance in an uncertain market; and

•	Uncertainty on revenue streams assuming one or more of the drug candidates do reach commercialisation.

•

We note that Management does not prepare long term forecasts due to the nature of the business and the uncertainty in relation to the future developments. Whilst a valuer can use sophisticated algorithms and mathematical models to forecast future earnings, such as Montecarlo simulation, we are of the opinion that this model will not yield a reasonable and meaningful assessment of the value of the Isoflavanoid IP due to the uncertainty of the possible outcomes of further investigation into the Isoflavanoid IP. Long term forecasts in relation to the Isoflavanoid IP will involve significant elements of subjective judgement and analysis that may or may not be correct and they will be based on initiatives yet to be implemented or completed. (i.e. “hypothetical” assumptions rather than “best estimates”);

•	The comparability of transactions in oncology drug candidate IP is limited due to the following:

•	The unique nature of the Isoflavanoid IP; and

•	Transactions typically have a significant element of consideration related to future earnings, which, as described above are highly uncertain.

Based on the discussions above, it is our opinion that any attempt to assess the fair market value of the Isoflavanoid IP will involve significant elements of subjective judgement and it will be based on hypothetical outcomes which would prevent our assessment from being based on reasonable assumptions.

Accordingly, we have calculated the implied value of the Isoflavanoid IP using the sum of the parts approach, having regard to the difference between the total fair market value of NRT as represented by the market value of its listed securities and the fair market value of NRT’s other assets and liabilities.

6.3.2    Valuation of the consideration offered

In order to estimate the fair market value of the consideration offered, we have relied upon an analysis of the recent trading prices of MSHL shares following the announcement of the Proposed Transaction (the “Announcement”). In our opinion recent trading in MSHL shares provides a reasonable estimate of the fair market value of the consideration to be received by NRT for the following reasons:

•

On 22 December 2010 NRT announced the terms of the Proposed Transaction. Consequently, we consider the trading price of MSHL shares after this date reflects any market re-rating arising as a result of the Proposed Transaction. Therefore the post Announcement share trading price represents the market’s estimate of the value per share if the Proposed Transaction proceeds. We note that MSHL’s share price post Announcement could still reflect a discount or premium to the expected post transaction share price as it may reflect an element of uncertainty regarding the successful completion of the Proposed Transaction; and

•	Whilst MSHL is not very liquid, MSHL complies with the full disclosure regime required by the NASDAQ. As a result, the market is fully informed about the performance of MSHL.

6.4    Exchange rate assumptions

Our assessment of whether or not the Proposed Transaction is fair to the Shareholders involves the conversion of US$ to A$. In order to select an appropriate exchange rate for our valuation, we have had regard to the recent spot rates and the short-term and long-term forward rates for US$.

Grant Thornton Corporate Finance considers a long term exchange rate between US$ and A$ of US$1.00 = A$0.90 to be appropriate for the purpose of this report.

7    Valuation assessment of the Isoflavanoid IP

As discussed in Section 6, we have calculated the implied value of the Isoflavnoid IP as the difference between:

•	the total fair market value of NRT as represented by the market value of its listed securities (Section 7.2); less

•	the sum of parts of NRT other assets and liabilities having regard to the following:

•	the market value of the consumer products division (Section 7.3); plus

•	the present value of future royalty payments to be received by NRT (Section 7.4); plus

•	the assessed market value of NRT’s interest in Glycotex (Section 7.5); plus

•	the assessed market value of NRT’s interest in MSHL (Section 7.6); plus

•	the cash balance set out on the balance sheet of NRT (Section 7.7); plus

•	other assets and liabilities as set out on the balance sheet of NRT (Section 7.8); less

•	the value of capitalised overheads (Section 7.9); less

•	the value of any NRT options (Section 7.10); less

•	deducting the transaction costs (Section 7.11).

7.1    Valuation summary of Isoflavanoid IP

Set out below is a summary of our valuation assessment of the implied value of the Isoflavanoid IP:

Valuation of Isoflavanoid IP	Section Reference	Low A$’000	High A$’000
Value of NRT (Control basis)	7.2	12,883	13,769
Less:
Consumer products business(1)	7.3	2,790	2,790
Royalty payments	7.4	3,611	3,611
Glycotex shares (80%)	7.5	—	—
Marshall Edwards shares(71%)	7.6	5,149	5,149
Cash	7.7	3,813	3,813
Other assets and liabilities	7.8	(43)	(43)
Corporate overheads	7.9	(2,901)	(2,901)
Share options	7.10	(39)	(39)
Transaction costs	7.11	(400)	(400)

Implied value of Isoflavanoid IP (A$’000)		904	1,789

Implied value of Isoflavanoid IP (US$’000)(2)		813	1,611

Source: Reuters and calculations

(1)	Based on the midpoint of our valuation range
(2)	Based on long term forward exchange rates of US$1.00 to A$0.90

Based on the analysis and calculations set out above Grant Thornton Corporate Finance concludes that the value of the Isoflavanoid IP is in the range of A$0.9 million to A$1.8 million or US$0.8 million to US$1.6 million.

We note that the value of the Isoflavanoid IP calculated above does not include a value allocation to the goodwill of the Company. In our opinion, given the current stage of development of NRT and associated IP and the limited cash resources available to continue the full development of the Isoflavanoid IP, there will be no or limited goodwill payable over and above the fair market value of the Isoflavanoid IP.

Furthermore, we have been advised by management of the Company that following the completion of the Proposed Transaction, NRT will not directly own any interest in the Isoflavanoid IP.

7.2    Market capitalisation of NRT

In our assessment of the fair market value of NRT, we have had regard to the trading prices of the listed securities.

In accordance with the requirements of RG111, we have considered the listed securities’ depth, liquidity, and whether or not the market value is likely to represent the underlying value of NRT.

The following table summarises the monthly trading volume of NRT Shares since October 2009:

Month end	Volume traded	Monthly VWAP price ($)	Total value of shares traded	Volume traded as % of free float*
October 2009	810,039	0.62	505,653	1.6%
November 2009	1,178,669	0.51	606,646	2.3%
December 2009	744,865	0.53	393,230	1.4%
January 2010	835,704	0.62	521,961	1.6%
February 2010	633,961	0.52	327,505	1.2%
March 2010	431,508	0.45	192,523	0.8%
April 2010	477,032	0.43	206,008	0.9%
May 2010	417,084	0.41	169,549	0.8%
June 2010	5,073,717	0.20	1,003,032	9.7%
July 2010	1,460,346	0.14	208,258	2.8%
August 2010	1,081,549	0.14	152,704	2.1%
September 2010	1,015,021	0.13	128,239	1.9%
October 2010	408,117	0.13	52,295	0.8%
November 2010	2,076,357	0.13	246,437	4.0%
December 2010	635,283	0.11	72,622	1.2%

*	Free float NRT shares assumed to be all ordinary shares not represented by ADR’s (52,057,644)

Source: Reuters

The following table summarises the monthly trading volume of NRT ADRs since October 2009 and the implied per share VWAP:

Month end	Volume traded	Monthly VWAP price (US$)	Total value of shares traded	Volume traded as % of free float*

October 2009	248,590	2.85	708,860	2.5%
November 2009	207,289	2.44	506,781	2.1%
December 2009	235,823	2.39	564,273	2.4%
January 2010	195,157	2.68	522,762	1.9%
February 2010	204,733	2.31	473,102	2.0%
March 2010	246,947	2.08	513,826	2.5%
April 2010	299,465	1.95	583,312	3.0%
May 2010	190,995	1.84	351,518	1.9%
June 2010	2,413,330	0.90	2,161,003	24.1%
July 2010	574,518	0.55	314,007	5.7%
August 2010	463,896	0.56	257,463	4.6%
September 2010	391,592	0.51	199,667	3.9%
October 2010	197,224	0.54	106,335	2.0%
November 2010	402,865	0.49	196,280	4.0%
December 2010	362,937	0.49	176,585	3.6%

*	Free float NRT ADRs assumed to be all ADRs (10,013,650)

Source: Reuters

Based on the above tables we note the following:

•	There has been a historically low level of consistent trading in NRT Shares and a relatively higher level of trading in NRT ADRs;

•	In June 2010 the failure of the Phase III Ovature trial caused the share price to fall materially;

•

NRT share prices have been relatively consistent since July 2010 with the minimum and maximum monthly VWAP of NRT shares varying between A$0.12 and A$0.14 over this period and the VWAP of NRT ADRs varying between US$0.10 and US$0.11;

•	Notwithstanding the level of liquidity, NRT complies with the full disclosure regime required by the ASX and the NASDAQ. As a result, the market is fully informed about the performance of NRT; and

•	In the absence of a takeover or other share offers, the trading share price or ADR price represents the value at which minority shareholders could realise their investment.

Accordingly, we have relied on the trading share price in our valuation assessment of NRT. The quoted price of listed securities method is based on the EMH which states that the share price at any point in time reflects all publicly available information and will change “almost” instantaneously when new information becomes publicly available.

Set out below is a summary of the share market prices at which NRT shares currently trade on the ASX.

NRT market share prices	Low A$	High A$	VWAP A$
1 week prior to 21 December 2010	0.105	0.115	0.112
3 weeks prior to 21 December 2010	0.105	0.140	0.122
1 month prior to 21 December 2010	0.105	0.150	0.128
3 months prior to 21 December 2010	0.105	0.150	0.126
6 months prior to 21 December 2010	0.105	0.190	0.138

Source: Reuters and calculations

Set out below is a summary of the prices at which NRT ADRs shares currently trade on the NASDAQ9.

NRT market share prices implied by ADR price	Low US$	High US$	VWAP US$
1 week prior to 21 December 2010	0.090	0.102	0.097
3 weeks prior to 21 December 2010	0.090	0.108	0.098
1 month prior to 21 December 2010	0.090	0.110	0.098
3 months prior to 21 December 2010	0.082	0.120	0.101
6 months prior to 21 December 2010	0.082	0.146	0.108

Source: Reuters and calculations

The VWAPs set out in the tables above are based on portfolio trading and accordingly they represent the fair market value of the Company on a minority basis.

A premium for control is applicable when the acquisition of control of a company or business would give rise to benefits such as:

•	the ability to realise synergistic benefits;

•	access to cash flows;

•	access to tax benefits; and

•	control of the board of directors of the company.

Evidence from studies indicates that premiums for control on successful takeovers have frequently been in the range of 20% to 40% in Australia and that the premiums vary significantly from transaction to transaction.

For the purposes of our valuation assessment of NRT, we have adopted a premium of control of 20% which is at the low end of premiums observed in Australia. In this regard, we note that NRT requires significant funding to progress the commercialisation of the Isoflavanoid IP. It is unlikely that a potential investor would be willing to pay a significant premium of control to assume the risks associated with speculative biotechnology company.

As at 1 December 2010 NRT had 102,125,894 shares outstanding, of which 50,068,250 were represented on the NASDAQ by 10,013,650 ADRs. Based on the above tables and discussions we consider the underlying equity value of NRT on a control basis to be in the range of A$12.9 million to A$13.8 million having regard to the following:

•	the market capitalisation using the 5 day VWAP based on the price of NRT shares as quoted on the ASX; and

•	the market capitalisation using a blended 5 day VWAP based on the price of NRT shares as quoted on the ASX and the 5 day VWAP based on the price of ADRs as quoted on the NASDAQ.

[9]	The prices of the ADRs have been adjusted based on the ratio of 1 ADR to 5 ordinary shares to allow for comparison to the share prices on the ASX.

7.3    Consumer products

We have assessed the value of NRT’s consumer products business having regard to the trading enterprise value (“EV”)/ EBITDA10 multiples of comparable companies listed on the ASX.

7.3.1    Future maintainable EBITDA

We have assessed the future maintainable EBITDA of NRT’s consumer products business having regard to the actual EBITDA of the business in FY10 and the budget EBITDA for FY11 as set out below:

Consumer products - future maintainable EBIT	FY10 Actual A$’000	FY11 Forecast A$’000
Net Sales	7,984	11,080
Gross Margin	5,767	6,610
Total operating expenses	(4,431)	(4,725)

Contribution	1,336	1,885
Corporate overheads	(356)	(358)
Quality assurance	(197)	(281)

Normalised EBITDA	783	1,246

Source: NRT

The normalised EBITDA does not include one-off patent protection expense. The corporate overheads have been provided by the Management of the Company and they relate to the administration of the consumer products business and do not include any expenses related to the larger NRT group.

Net sales in FY11 are forecast to increase materially following the commencement of a new distribution channel in Brazil. Management have confirmed that year to date sales from the new distribution channel are in line with FY11 forecasts.

We have assessed the future maintainable EBITDA of the consumer products business to be the mid-point of the FY10 actual and FY11 budget normalised EBITDA of A$1.0 million.

7.3.2    EBITDA multiples

The selection of an appropriate EBITDA multiple is a matter of judgement and involves consideration of a number of factors including:

•	The stability and quality of earnings;

•	The nature and size of the business;

•	The quality of the management team;

•	Comparable company trading multiples which have been attributed by share market investors;

•	The implied multiples of recent acquisitions of businesses involved in similar activities; and

•	Future prospects of the business.

[10]	Earnings before interest, tax, depreciation and amortisation.

Set out below are the EBITDA multiples of comparable companies listed on the ASX that operate in the consumer health product industry. Refer to Appendix C for a brief description of the comparable companies.

Company	Enterprise value A$ Millions	EV/FY10 EBITDA	EV/FY11 EBITDA
Australian Pharmaceutical Industries Ltd	372.3	5.8x	5.0x
Probiotec Ltd	65.8	4.4x	5.7x
Sigma Pharmaceuticals Ltd	752.1	3.6x	4.4x
Ascent Pharmahealth Ltd	67.7	4.8x	4.1x
Healthzone Ltd	42.7	4.8x	NA

	Mean	4.7x	4.8x
	Median	4.8x	4.7x

Source: Reuters

We have further considered acquisition transactions in the industry; however we note that, in recent years, transactions in suitably comparable companies with sufficient information disclosed to derive EBITDA multiples have been limited.

7.3.3    Premium for control

The trading multiples listed above have been calculated based on the market price for minority or portfolio share holdings and do not include a premium for control. A premium for control is applicable when the acquisition of control of a company or business would give rise to benefits such as:

•	The ability to realise synergistic benefits;

•	Access to cash flows;

•	Access to tax benefits; and

•	Control of the board of directors of the company.

Evidence from studies indicates that premiums for control on successful takeovers have frequently been in the range of 20% to 40% and that the premiums vary significantly from transaction to transaction.

7.3.4    Other factors

Prior to us forming an opinion on the appropriate EBITDA multiple range to value the consumer products business, we have further considered:

•

The market capitalisation of the companies selected as compared with the market value of the consumer products business. In general, larger companies have higher trading multiples than smaller companies;

•

In general the comparable companies have more diversified operations than NRT’s consumer products division, for example API owns and operates its own retail pharmacy stores in addition to supplying health products;

•	The consumer products business is primarily reliant on two products, whereas the comparable companies have a significantly more diverse product base; and

•

The shares of the comparable companies are liquid, whereas the pool of potential buyers for the consumer products business may limit its liquidity. In general a more liquid investment with a larger pool of potential buyers has a higher value than a less marketable investment.

7.3.5    EBIT multiple conclusion

Based on the above, Grant Thornton Corporate Finance has assessed an EBITDA multiple for the valuation of the consumer products business of 2.5 to 3.0 times on a controlling basis.

7.3.6    Consumer products business valuation

NRT - Consumer products	Low A$’000	High A$’000
Assessed maintainable EBITDA	1,014	1,014
EV/EBITDA multiple	2.5x	3.0x

Value of NRT’s consumer products division	2,536	3,043

Based on the above, Grant Thornton Corporate Finance has assessed the value of the consumer products business to be in the range of A$2.5 million.to A$3.0 million, with a mid-point of A$2.8 million.

7.4    Royalty payments

NRT has a patent license agreement with ADM for isoflavones derived from soy. As part of this patent agreement, as amended on 24 December 2002, a minimum payment schedule sets out the remaining payments due to NRT under the agreement.

Management have advised us of the expected future royalty payments to be received in relation to the soy patent license agreement. In order to assess the value of the royalty payments, having regard to their contractual nature and quality worthiness of ADM11, we have discounted them to present value using an appropriate discount rate and the current forward foreign exchange rate for the relevant periods.

Our assessed value of the future royalty payments under the licensing agreement with ADM is A$3.6 million.

7.5    Investment in Glycotex

We have assessed the value of NRT’s investment in Glycotex based on the net assets of Glycotex attributable to NRT.

We note that Glycotex’s primary products have not started Phase III trials yet. Phase III trials would require significant additional funding and in the current environment Glycotex’s ability to raise this funding is highly uncertain. Despite the recent grant of US$244,479 Glycotex remains in a negative net asset position, with substantial current liabilities as set out in Appendix A of this report.

Our assessed value of NRT’s investment in Glycotex is nil as summarised below:

NRT’s investment in Glycotex as at 31 October 2010	A$’000
Assets
Cash and cash equivalents	26
Trade and other receivables	1
Plant and Equipment	2
Liabilities (excluding intercompany balances)
Trade and other payables	(533)
Provisions	(38)

Net assets (excluding intercompany balances)	(542)

NRT’s share of net assets (80%)	—

Source: NRT and calculations

[11]	ADM is a global company listed on the New York Stock Exchange. ADM had a market capitalisation of approximately US$20 billion as at the date of this report.

We note that based on Glycotex’s balance sheet as at 31 October 2010, Glycotex had amounts outstanding of approximately A$0.5 million owing to external parties. We have been instructed that in the event that Glycotex is liquidated, NRT would not be liable for these amounts. Accordingly the value of Glycotex is nil as at the date of this report.

7.6    Investment in MSHL

As set out in section 4, NRT has a 71.3% equity interest in MSHL which we have valued having regard to the trading prices on the NASDAQ. The following table summarises the monthly trading volume of MSHL Shares since October 2009:

Month end	Volume traded	Monthly VWAP price (US$)	Total value of shares traded	Volume traded as % of free float*
October 2009	195,125	8.05	1,570,639	11.3%
November 2009	55,335	6.86	379,871	3.2%
December 2009	153,902	7.67	1,180,798	8.9%
January 2010	109,453	7.54	825,011	6.4%
February 2010	50,701	5.75	291,626	2.9%
March 2010	41,386	5.33	220,402	2.4%
April 2010	115,871	4.79	554,790	6.7%
May 2010	26,176	4.68	122,592	1.5%
June 2010	1,254,790	1.91	2,395,688	72.8%
July 2010	119,950	1.16	139,502	7.0%
August 2010	215,998	1.01	217,938	12.5%
September 2010	230,283	1.11	255,269	13.4%
October 2010	100,302	1.20	120,764	5.8%
November 2010	85,648	0.94	80,888	5.0%
December 2010	75,843	0.81	61,717	4.4%

*As	at 21 December 2010 there were 1,722,986 free float MSHL shares

Source: Reuters

Based on the previous table, we note the following:

•	In June 2010 the failure of the Phase III Ovature trial caused the share price to fall materially;

•	MSHL share prices have been relatively stable since July 2010 with the minimum and maximum monthly VWAP price varying between US$1.16 and US$0.81 cents over this period;

•	Whilst MSHL is not very liquid, MSHL complies with the full disclosure regime required by the NASDAQ. As a result, the market is fully informed about the performance of the MSHL; and

•	In the absence of a takeover or other share offers, the trading share price represents the value at which minority shareholders could realise their investment in MSHL.

Accordingly, we have relied on the share price of MSHL quoted on the NASDAQ in order to assess the fair market value of NRT’s 71.3% equity interest.

The quoted price of listed securities method is based on the Efficient Market Hypothesis (“EMH”) which states that the share price at any point in time reflects all publicly available information and will change “almost” instantaneously when new information becomes publicly available.

Set out below is a summary of the share market prices at which MSHL shares currently trade on the NASDAQ:

MSHL market share prices	Low US$	High US$	VWAP US$
1 week prior to 21 December 2010	0.737	0.860	0.804
3 weeks prior to 21 December 2010	0.727	0.879	0.807
1 month prior to 21 December 2010	0.727	0.900	0.822
3 months prior to 21 December 2010	0.727	1.550	1.108
6 months prior to 21 December 2010	0.710	1.770	1.123

Source: Reuters and calculations

The VWAP set out in the table above are based on portfolio trading and accordingly they represent the fair market value of MSHL on a minority basis.

A premium for control is applicable when the acquisition of control of a company or business would give rise to benefits such as:

•	the ability to realise synergistic benefits;

•	access to cash flows;

•	access to tax benefits; and

•	control of the board of directors of the company.

Evidence from studies indicates that premiums for control on successful takeovers have frequently been in the range of 20% to 40% and that the premiums vary significantly from transaction to transaction.

For the purposes of our valuation assessment of MSHL, we have adopted a premium of control of 10% having regard to the following factors:

•	NRT holds 71.3% equity interest in MSHL and does not have full control of MSHL. MSHL is a listed company and as a result any major transactions would require the approval from other MSHL shareholders;

•

MSHL requires significant funding to progress the commercialisation of the Isoflavanoid IP. It is unlikely that a potential investor would be willing to pay a full premium of control to assume the risks associated with speculative biotechnology company; and

•

MSHL does not own the existing Isoflavanoid IP but licences it from NRT, as result a potential investor may not be willing to pay a full premium of control and the IP ownership structure may be detrimental to potential interested parties.

As at 1 December 2010 MSHL had 7,346,000 shares outstanding. Based on the above table and discussions we consider the underlying equity value of MSHL to be US$6.0 million.

Our assessment of the value of NRT’s investment in MSHL is set out below:

NRT’s investment in MSHL
Total shares outstanding	7,346,000
MSHL 1 week VWAP to 21 December 2010 (US$)	0.804

Market capitalisation (US$’000)	5,905
USD:AUD Long term(1)	0.9000

Market capitalisation on a minority basis (A$’000)	6,561
Add: Premium for control	10%
Assessed value of NRT on a control basis (A$’000)	7,217

Value of NRT’s 71.34% investment in MSHL (A$’000)	5,149

Source: Reuters and calculations

(1)	Based on long term forward exchange rates of US$1.00 to A$0.90

7.7    Cash

For the purpose of this report, we have assessed the cash of NRT based on the cash balance as at 31 October 2010 sourced from NRT’s unaudited management accounts of A$3.8 million. We note that we have not considered the cash balance on MSHL’s balance sheet.

7.8    Other assets and liabilities

For the purpose of this report, we have assessed the fair market value of other assets and liabilities of NRT primarily based on the net assets as at 31 October 2010 sourced from NRT’s unaudited management accounts. We have excluded operating assets and liabilities attributable to the consumer products business, investments in subsidiaries, intercompany balances and cash, which have been valued elsewhere in this report. Our assessment of NRT’s other assets and liabilities, as at 31 October 2010 is set out below:

NRT - Other assets and liabilities	A$’000
Current assets
Trade and other receivables	472
Other current assets	579
Non-current assets
Plant and Equipment	114
Current liabilities
Trade and other payables	(873)
Provisions	(335)

Total other assets and liabilities	(43)

Source: NRT

7.9    Corporate overheads

NRT incurs ongoing corporate costs which have not been incorporated in the value of the assets and liabilities assessed elsewhere in this report. These costs are associated with maintaining office premises, the executive management teams, finance and corporate administration.

Management have assessed the ongoing corporate overheads of the Company following the completion of restructuring to be A$1.0 million. This amount does not include the corporate overheads relating to the consumer products division.

For the purpose of the valuation, we have capitalised the corporate overheads of NRT using the capitalisation of earnings methodology at a multiple of 3.0 times.

The following table calculates the capitalised value of corporate overheads.

NRT - Capitalised corporate overheads	A$’000
Ongoing corporate overheads	967
Capitalisation multiple for ongoing corporate overheads	3.0x

Capitalised value of corporate overheads	2,901

Source: NRT and calculations

The capitalised value of the residual corporate overheads has been estimated at A$2.9 million.

7.10    NRT options

The value of NRT’s options has been determined using the binomial option pricing model having regard to the following key assumptions:

•	underlying share price which reflects NRT’s share price at the valuation date;

•	risk free rate of 5.2%, being the average yield on a 3 year Australian Government Bonds; and

•	assessed volatility over the life of the options of 100%.

A summary of our assessment of the value of the NRT options is set out below:

Grant date	Vesting date	Expiry date	Exercise price A$	Number of options	Value A$
21-Apr-06	21-Apr-10	21-Apr-11	3.64	110,324	—
30-Mar-07	30-Mar-11	30-Mar-12	2.41	170,476	121
01-Mar-08	01-Mar-12	01-Mar-13	1.06	462,884	5,764
06-Mar-09	06-Mar-13	06-Mar-14	0.53	1,008,052	33,238

				1,751,736	39,124

Source: NRT and Calculations

7.11    Cost of Proposed Transaction

For the purposes of the valuation, Grant Thornton Corporate Finance has considered the costs associated with the Proposed Transaction. Management has advised that the estimated transaction costs to be incurred by NRT are A$0.4 million irrespective of whether the Proposed Transaction is completed or otherwise.

7.12    Tax losses

Management have advised us that there were approximately A$45 million of tax losses in the NRT Australian consolidated tax group as at 30 June 2010.

For valuation purposes, unutilised tax losses may have a value as the hypothetical purchaser of a company can use the tax losses to offset against future taxable income, subject to satisfying certain taxation rules.

However, as it is not possible to predict with reasonable certainty whether NRT will be able to generate any material earnings in the future and as a result, be able to utilise the tax losses, we have not ascribed any value to NRT’s unutilised tax losses.

8    Valuation of the consideration offered

8.1    Introduction

As discussed in section 6.3.2, we have assessed the fair market value of the consideration offered having regard to trading in the shares of MSHL following the Announcement.

In valuing the consideration we have assumed that the Preference Shares will be converted as soon as possible, under the terms of the Agreement, into 4,827,000 shares in the common stock of MSHL. Our valuation of the consideration is based on the current value of the Preferred Shares and therefore the underlying current value of shares in the common stock of MSHL, however we note that the share price at the date of conversion may differ materially from the current share price.

Given the current uncertainties in relation to the commercialisation of the Isoflavanoid IP, in our valuation assessment of the consideration offered we have not considered the potential achievement of the Conversion Milestone.

8.2    Security trading following the Announcement

In order to estimate the fair market value of the consideration offered we have considered security trading in MSHL subsequent to the Announcement, with specific regard to the following:

•	Between 22 December 2010 and 28 January 2011 the total volume of MSHL ordinary shares traded was 2,615,836, representing 151.2% of the estimated free float;

•	In the five trading days following the Announcement, 106,379 MSHL ordinary shares were traded, representing 6.2% of the estimated free float;

•	There were no other announcements made by MSHL, other than the Announcement of the Proposed Transaction, between 22 December 2010 and 28 January 2011.

•

We note that the share price and traded volume of MSHL’s shares increased materially from 21 January 2011. However NRT released a statement to the ASX on 24 January 2011 stating “There is no outstanding information in relation to NRT which has not been released to the market which could account for the recent trading in its securities”; and

•

According to the Efficient Market Hypothesis (“EMH”), the share price at any point in time reflects all publicly available information and will change “almost” instantaneously when new information becomes publicly available.

On this basis the market is expected to give an objective assessment of the fair market value of shares, where the market is well informed and liquid. Accordingly, it is our opinion that the market provides the best available estimate of the price at which MSHL ordinary shares will trade immediately after completion of the Proposed Transaction. However, we note that the MSHL share price following the Announcement may incorporate a discount or premium reflecting the uncertainty of completion of the Proposed Transaction.

An analysis of the prices at which MSHL shares have been trading post Announcement is set out below:

MSHL post Announcement market share prices	Low US$	High US$	VWAP US$
1 week post 22 December 2010	0.791	1.270	1.039
2 weeks post 22 December 2010	0.791	1.270	1.036
1 month post 22 December 2010	0.791	3.320	2.487
22 December 2010 to 28 January 2011	0.791	3.480	2.664

We consider that the share price in the week post Announcement is most representative of the market’s expectations regarding the potential impact of the Announcement.

8.3    Valuation of the consideration offered

Our assessment of the current fair market value of the consideration offered is set out below:

Value of consideration offered
Total MSHL common shares represented by consideration (‘000s)	4,827
MSHL 5 day VWAP post Announcement (US$’000)	1,039

Value of consideration offered (US$’000)	5,017

9    Evaluation of the Proposed Transaction

9.1 Fairness of the Proposed Transaction

In forming our opinion in relation to the fairness of the Proposed Transaction to the Shareholders, Grant Thornton Corporate Finance has compared the value of the Isoflavanoid IP to the minimum value of the consideration offered of 4,827 shares of common stock in MSHL per Preferred Share.

The following table summarises our assessment:

Fairness assessment	US$’000 Low	US$’000 High

Assessed value of the Isoflavanoid IP	813	1,611
Value of consideration offered	5,017	5,017

Premium/(Discount) of offer	4,203	3,406

Source: Calculations

The value of the consideration offered is higher than our assessment of the value of the Isoflavanoid IP. Accordingly, we conclude that the Proposed Transaction is fair to the Shareholders.

For the purposes of this report and our opinion above, we note the following:

•

The assessed value of the Isoflavanoid IP considers that the IP has been licensed in perpetuity to MSHL and accordingly, the fair market value of the license agreement is already incorporated in the market value of the 71.3% interest in MSHL which we have assessed separately;

•	The assessed value of the consideration will fluctuate over time with movements in MSHL’s share price;

•

The shares in the common stock of MSHL, into which the Preferred Shares offered as consideration are convertible, could increase up to 9,624 common shares per Preferred Share if MSHL is successful in achieving certain milestones and MSHL can also exercise its option to buy back the Preferred Shares for up to US$12 million in cash. However, given the current uncertainty in relation to the future development of the Isoflavanoid IP and its future funding, we have not taken into account this potential uplift in our fairness assessment; and

•	The value of the consideration offered may fall, notably if MSHL fail to source additional funding.

9.2    Reasonableness of the Proposed Transaction

We note that in accordance with RG111, a transaction is reasonable if it is fair. However in our assessment of the Proposed Transaction, we have also considered the following likely advantages and disadvantages associated with the Proposed Transaction.

Capital raising

NRT’s consolidated cash balance as at 30 June 2010 was approximately A$15 million. In order to progress the development of the Isoflavanoid IP through to Phase III trials, a significant amount of additional funding is required. Transferring the Isoflavanoid IP to MSHL may facilitate future fund raising for the following reasons:

•

MSHL currently has the rights to exploit the Isoflavanoid IP through various license agreements with NRT. In their current form, the license agreements may not be attractive to potential investors as any advancement into Phase III will trigger a payment of US$3 million to NRT and any New Drug Approval application (“NDA”) will trigger a payment of US$8 million to NRT;

•

MSHL are already undertaking the research into the isoflavanoid platform and potential investors are likely to prefer to invest in a company which directly owns the Isoflavanoid IP and is directly involved in the advancement of the platform; and

•	The US pharmaceuticals market is significantly larger than the Australian market and potential US investors are more likely to prefer investment in a company listed primarily in the US.

Management of NRT have advised that by retaining the current licensing structure, NRT Shareholders are unlikely to extract any remaining value in the Isoflavanoid IP as MSHL may have limited ability to raise the required funding to progress the development and commercialisation of the Isoflavanoid IP.

Value of the consideration offered

For the purposes of this report, Grant Thornton Corporate Finance has not separately assessed the value of the consideration offered under the scenario where MSHL achieves certain milestones which will enable NRT to convert each Preference Share in MSHL into 9,654 shares of common stock in MSHL. MSHL also has the option to buy back the Preferred Shares for US$12 million cash. Under both these scenarios, NRT Shareholders are likely to receive greater benefits than the minimum consideration offered considered in our fairness assessment.

Alternative transactions

If the Proposed Transaction is not completed and the Company is unable to raise the required funding to progress/continue the development of the Isoflavanoid IP, the directors of NRT may seek an alternative transaction in relation to the Isoflavanoid IP with other interested parties. However, in our opinion, given that the Isoflavanoid IP is already licensed to MSHL, this may considerably limit the attractiveness of this potential investment to other parties.

Listing status of MSHL

On 16 November 2010 Marshall Edwards, Inc. announced that it was notified by NASDAQ about the non-compliance with the minimum US$10 million stockholders’ equity requirement for continued listing on the NASDAQ Global Market.

If the Proposed Transaction is not completed and the directors of MSHL are not able to raise additional equity funding, MSHL may be de-listed from the NASDAQ Global Market. In the event that MSHL loses its listing on the NASDAQ Global Market, its common stock may be transferred to NASDAQ’s lower tier, the NASDAQ Capital Market, or eventually delisted from the NASDAQ.

If the Proposed Transaction takes place it may be easier for MSHL to raise capital and therefore meet the requirements to remain listed on the NASDAQ Global Market.

NRT’s Interest in MSHL

If the Proposed Transaction is approved, NRT will indirectly retain a large proportion of its interest in the Isoflavanoid IP through their majority holding in MSHL, which would be increased on conversion of the Preferred Shares to 82.7%. Any future capital raisings would materially dilute NRT’s interest in MSHL, however, the future capital raisings would improve the prospects of commercialisation of the Isoflavanoid IP.

Liquidity of NRT shares

If the Proposed Transaction is completed, the liquidity of NRT shares may diminish as potential investors may decide to invest directly in MSHL which will directly own the Isoflavanoid IP rather than in NRT.

Future takeovers

The likelihood of NRT receiving potential takeover offers may diminish if the Proposed Transaction is completed as a potential interested party may decide to target MSHL directly. Furthermore, potential investors may choose to privatise MSHL which may affect the chance for NRT Shareholders to realise their investments.

Other factors

NRT Shareholders’ position if the Proposed Transaction is not approved

If the Proposed Transaction is not approved, it would be the current directors’ intention to continue operating NRT in line with its objectives. NRT Shareholders will continue to share in any benefits and risks in relation to NRT’s ongoing business.

NRT will retain 100% ownership of the Isoflavanoid IP.

9.3    Overall conclusion

Based on the above, Grant Thornton Corporate Finance has concluded that the Proposed Transaction is fair and reasonable to the Shareholders.

10    Sources of information, disclaimer and consents

10.1    Sources of information

In preparing this report Grant Thornton Corporate Finance has used various sources of information, including:

•	Asset Purchase Agreement

•	Annual reports of NRT for FY08, FY09 and FY10;

•	MSHL Form 10-K for FY09 and FY10 and form 10-Q for the period ended 30 September 2010;

•	releases and announcements by NRT on the ASX;

•	releases and announcements by MSHL on the NASDAQ;

•	Isoflavanoid licensing agreements between the subsidiaries of NRT and MSHL;

•	NRT website;

•	MSHL website;

•	Reuters;

•	various broker’s reports; and

•	other publicly available information.

10.2    Qualifications and independence

Grant Thornton Corporate Finance Pty Ltd holds Australian Financial Service Licence number 247140 under the Corporations Act and its authorised representatives are qualified to provide this report.

Grant Thornton Corporate Finance provides a full range of corporate finance services and has advised on numerous takeovers, corporate valuations, acquisitions, and restructures. Prior to accepting this engagement, Grant Thornton Corporate Finance considered its independence with respect to NRT and all other parties involved in the Proposed Transaction with reference to the ASIC Regulatory Guide 112 “Independence of expert” and APES 110 “Code of Ethics for Professional Accountants” issued by the Accounting Professional and Ethical Standard Board. We have concluded that there are no conflicts of interest with respect to NRT, its shareholders and all other parties involved in the Proposed Transaction.

Grant Thornton Corporate Finance and its related entities do not have at the date of this report, and have not had within the previous two years, any shareholding in or other relationship with NRT or its associated entities that could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation to the Proposed Transaction.

Grant Thornton Corporate Finance has no involvement with, or interest in the outcome of the Proposed Transaction, other than the preparation of this report.

Grant Thornton Corporate Finance will receive a fee based on commercial rates for the preparation of this report. This fee is not contingent on the outcome of the Proposed Transaction. Grant Thornton Corporate Finance’s out of pocket expenses in relation to the preparation of the report will be reimbursed. Grant Thornton Corporate Finance will receive no other benefit for the preparation of this report.

10.3    Limitations and reliance on information

This report and opinion is based on economic, market and other conditions prevailing at the date of this report. Such conditions can change significantly over relatively short periods of time.

Grant Thornton Corporate Finance has prepared this report on the basis of financial and other information provided by NRT and publicly available information. Grant Thornton Corporate Finance has considered and relied upon this information. Grant Thornton Corporate Finance has no reason to believe that any information supplied was false or that any material information has been withheld. Grant Thornton Corporate Finance has evaluated the information provided by NRT through inquiry, analysis and review, and nothing has come to our attention to indicate the information provided was materially misstated or would not afford reasonable grounds upon which to base our report. Nothing in this report should be taken to imply that Grant Thornton Corporate Finance has audited any information supplied to us, or has in any way carried out an audit on the books of accounts or other records of NRT.

This report has been prepared to assist the directors of NRT in advising the NRT Shareholders in relation to the Proposed Transaction. This report should not be used for any other purpose. In particular, it is not intended that this report should be used for any purpose other than as an expression of Grant Thornton Corporate Finance’s opinion as to whether the Proposed Transaction is fair and reasonable to the NRT Shareholders.

NRT has indemnified Grant Thornton Corporate Finance, its affiliated companies and their respective officers and employees, who may be involved in or in any way associated with the performance of services contemplated by our engagement letter, against any and all losses, claims, damages and liabilities arising out of or related to the performance of those services whether by reason of their negligence or otherwise, excepting gross negligence and wilful misconduct, and which arise from reliance on information provided by NRT, which NRT knew or should have known to be false and/or reliance on information, which was material information NRT had in its possession and which NRT knew or should have known to be material and which NRT did not provide to Grant Thornton Corporate Finance. NRT will reimburse any indemnified party for all expenses (including without limitation, legal expenses) on a full indemnity basis as they are incurred.

10.4    Consents

Grant Thornton Corporate Finance consents to the issue of this report in its form and context and consents:

i	to the inclusion of this report in the Notice of Meeting and Explanatory Memorandum to be sent to NRT Shareholders;

ii	for this report prepared for the sole purpose of assisting the NRT Shareholders in assessing the merits of the Proposed Transaction in accordance with ASX Listing requirements to be included in the annexure to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (the “Proxy Statement/Prospectus”) relating to the proposed transaction pursuant to the Asset Purchase Agreement, dated as of December 21, 2010, by and among NRT, NRPL, and MSHL, and

iii	to the references to us and such opinion in such Proxy Statement/Prospectus.

Neither the whole nor part of this report nor any reference thereto may be included in or with or attached to any other document, resolution, letter or statement without the prior written consent of Grant Thornton Corporate Finance as to the form and content in which it appears.

Appendix A—Glycotex financial information

The unaudited balance sheet of Glycotex for 31 October 2010 is set out below:

Glycotex Balance Sheet	As at 31-Oct-10 Unaudited A$’000
CURRENT ASSETS
Cash and cash equivalents	26
Trade and other receivables	1

Total current assets	27

NON-CURRENT ASSETS
Plant and Equipment	2

Total non-current assets	2

TOTAL ASSETS	29

CURRENT LIABILITIES
Trade and other payables	(533)
Provisions	(38)
Loans—Intercompany	(1,968)

Total current liabilities	(2,539)

TOTAL LIABILITIES	(2,539)

NET ASSETS	(2,510)

EQUITY
Contributed equity	10,309
Reserves	239
Accumulated losses	(13,058)

TOTAL EQUITY	(2,510)

Source: NRT

We note the following in relation to NRT’s balance sheets:

•	Glycotex has negative net assets, owing A$2.0 million to NRT and A$0.5 million as trade and other payables; and

•

Subsequent to the above balance sheet date, on 23 November 2010 Glycotex announced that it had been awarded a cash grant of US$244,479 under the US Government’s Qualifying Therapeutic Discovery Project program for its program to develop GLYC-101 gel. This grant must be spent exclusively on development of the compound.

Appendix B—Valuation methodologies

Capitalisation of future maintainable earnings

The capitalisation of future maintainable earnings multiplied by appropriate earnings multiple is a suitable valuation method for businesses that are expected to trade profitably into the foreseeable future. Maintainable earnings are the assessed sustainable profits that can be derived by a company’s business and excludes any abnormal or “one off” profits or losses.

This approach involves a review of the multiples at which shares in listed companies in the same industry sector trade on the share market. These multiples give an indication of the price payable by portfolio investors for the acquisition of a parcel shareholding in the company.

Discounted future cash flows

An analysis of the net present value of forecast cash flows or DCF is a valuation technique based on the premise that the value of the business is the present value of its future cash flows. This technique is particularly suited to a business with a finite life. In applying this method, the expected level of future cash flows are discounted by an appropriate discount rate based on the weighted average cost of capital. The cost of equity capital, being a component of the WACC, is estimated using the Capital Asset Pricing Model.

Predicting future cash flows is a complex exercise requiring assumptions as to the future direction of the company, growth rates, operating and capital expenditure and numerous other factors. An application of this method generally requires cash flow forecasts for a minimum of five years.

Orderly realisation of assets

The amount that would be distributed to shareholders on an orderly realisation of assets is based on the assumption that a company is liquidated with the funds realised from the sale of its assets, after payment of all liabilities, including realisation costs and taxation charges that arise, being distributed to shareholders.

Market value of quoted securities

Market value is the price per issued share as quoted on the ASX or other recognised securities exchange. The share market price would, prima facie, constitute the market value of the shares of a publicly traded company, although such market price usually reflects the price paid for a minority holding or small parcel of shares, and does not reflect the market value offering control to the acquirer.

Comparable market transactions

The comparable transactions method is the value of similar assets established through comparative transactions to which is added the realisable value of surplus assets. The comparable transactions method uses similar or comparative transactions to establish a value for the current transaction.

Comparable transactions methodology involves applying multiples extracted from the market transaction price of similar assets to the equivalent assets and earnings of the company. The risk attached to this valuation methodology is that in many cases, the relevant transactions contain features that are unique to that transaction and it is often difficult to establish sufficient detail of all the material factors that contributed to the transaction price.

Appendix C—Comparable companies

Company	Description
Australian Pharmaceutical Industries Limited	Australian Pharmaceutical Industries Limited (API) is an Australia-based company. The company operates in three segments: pharmacy distribution, which is engaged in the distribution of pharmaceutical and medical products to pharmacies, provider of retail services to pharmacy customers; retailing, which is engaged in the purchase and sale of various health, beauty and lifestyle products within the retail industry in Australia, and manufacturing, which is engaged as the manufacturer and owner of rights of pharmaceutical medicines and consumer toiletries. API owns and operates the Priceline retail store brand, which offers a range of brands.

Probiotec Limited	Probiotec Limited is engaged in the development, manufacture and sale of pharmaceuticals, foods and nutraceutical products in Australian and international markets. The company is a manufacturer and distributor of a range of prescription and over-the-counter (OTC) pharmaceuticals, complementary medicines and specialty ingredients. It owns a portfolio of brands, which contain products ranging from natural health supplements and vitamins through to OTC pharmaceuticals, weight management, skin care and even animal nutrition products.

Sigma Pharmaceuticals	Sigma Pharmaceuticals Limited is engaged in the manufacture, marketing and wholesale distribution of pharmaceutical products through the pharmacy and grocery channels and the provision of services to retail pharmacists. Its Pharmaceuticals segment includes the manufacture or contract manufacture for Australian and overseas customers. The Company’s Healthcare segment represents its traditional pharmacy wholesale business.

Ascent Pharmahealth Limited	Ascent Pharmahealth Limited is an Australia-based company. The principal activities of the company include the sale and distribution of generic pharmaceuticals and other health related products in Australia and Asia. The Australian operations comprise the distribution of locally sourced and imported prescription generic and dermatological pharmaceuticals and specialized consumer personal care products to doctors, pharmacists and other healthcare customers. Asian operations comprise the manufacture and importation of pharmaceuticals and related products to supply customers in the Singapore market, including hospitals and pharmacists, and export customers.

Healthzone Limited	Healthzone Limited is a distributor, producer and franchise retailer of health and beauty products. The Company’s operations include production of more than 500 health food products; a national health food distribution business, and a national franchise of more than 130 health food retail stores. The Company operates in two segments: retail and wholesale. Retail segment is engaged in the sale of vitamins and health supplements to the general public. The wholesale business is engaged in the production and wholesale of fragrances, beauty and health products.

Appendix D—Glossary

A$, AU$ or $	Australian dollar

ADEC	Australian Drug Evaluation Committee

ADM	Archer Daniels Midland Company

ADR	American Depositary Receipt

Announcement	The announcement of the Proposed Transaction dated 22 December 2010

ASIC	Australian Securities and Investments Commission

Asset Purchase Agreement	The asset purchase agreement between NRT, MSHL and subsidiaries concerning the Proposed Transaction

ASX	Australian Securities Exchange

CAGR	Compound annual growth rate

Company	Novogen Limited

Conversion Milestone	The Conversion Milestone occurs when a constituent of the Isoflavanoid IP achieves a statistically significant result in a Phase II clinical trial or a first patient is enrolled in a Phase III clinical trial

Corporations Act	Corporations Act, 2001 (cth)

DCF	Discounted cash flow

EBITDA	Earnings before interest, tax depreciation and amortisation

EMA	European Medicines Agency

EMH	Efficient Market Hypothesis

EV	Enterprise value

FDA	Food and Drug Administration

FDCA	Federal Food Drug and Cosmetic Act

FSG	Financial Services Guide

FY/HY	Financial year/Half financial year

GDP	Gross domestic product

GFC	Global Financial Crisis

Glycotex	Glycotex Inc

Grant Thornton Corporate Finance	Grant Thornton Corporate Finance Pty Ltd

IND	Investigational new drug

IPO	Initial public offering

IRB	Institutional review board

Isoflavanoid IP	NRT’s isoflavanoids intellectual property portfolio

License Agreements	The license agreements between NRT, MSHL and subsidiaries related to isoflavanoid drug candidates

Management	The management of NRT

MEPL	Marshall Edwards Pty Limited

MSHL	Marshall Edwards Inc

NDA	New Drug Approval

NRPL	Novogen Research Pty Limited

NRT	Novogen Limited

Preferred Shares	The preferred shares to be issued to NRT as consideration as part of the Proposed Transaction

Proposed Transaction	The proposed sale of the Isoflavanoid IP to MSHL

R&D	Research and development

Resolution	Resolution as defined in the Notice of Meeting

RG 111	ASIC Regulatory Statement 111 “Content of expert reports”

RG 112	ASIC Regulatory Statement 112 “Independence of experts”

RG74	ASIC Regulatory Statement 74 “Acquisitions agreed to by shareholders”

Shareholders	NRT Shareholders

TGA	Therapeutic Goods Administration

US	United States

US$	US Dollar

VWAP	Volume Weighted Average Price

WACC	Weighted Average Cost of Capital

ANNEX D

OPINION OF ORACLE CAPITAL ADVISORS, LLC

[Letterhead of Oracle Capital Advisors, LLC]

December 21, 2010

Special Committee of the Board of Directors

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

Dear Members of the Special Committee of the Board of Directors:

We understand that Marshall Edwards, Inc. (“Marshall Edwards” or the “Buyer”) and Novogen Limited and Novogen Research Pty Limited (collectively, “Novogen” or the “Seller”) propose to enter into an asset purchase agreement (the “Asset Purchase Agreement”), which is expected to be signed on December 21, 2010 (the “Transaction”) pursuant to which Marshall Edwards will, among other things, acquire from Novogen substantially all of the isoflavone-related intellectual property portfolios of Novogen (the “Intellectual Property”) and terminate the licensing agreements previously established between Marshall Edwards and Novogen regarding the isoflavone-related intellectual property (the “License Agreements”) (collectively, the “Purchased Items”) in exchange for 1,000 shares of Buyer’s newly-designated Series A Convertible Preferred Stock, par value of $0.01 per share (the “Preferred Stock”), each of which is convertible at any time into 4,827 shares of Marshall Edwards common stock (the “Common Stock”) or 4,827,000 shares of Common Stock in the aggregate. Further, in the event that a Phase II clinical trial involving the Intellectual Property has a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving the Intellectual Property, each share of Preferred Stock not previously converted may be converted into 9,654 shares of Common Stock or a maximum of 9,654,000 shares of Common Stock. Without the prior written consent of Buyer, Seller shall not directly or indirectly (a) transfer, sell, assign, pledge, convey, hypothecate, or otherwise encumber or dispose of any of the Preferred Stock, or (b) lend, hypothecate, or permit any custodian to lend or hypothecate any of the Preferred Stock. Additionally, without the prior written consent of Buyer, Seller shall not directly or indirectly (a) transfer, sell, assign, pledge, convey, hypothecate, or otherwise encumber or dispose of any of the Common Stock, or (b) lend, hypothecate, or permit any custodian to lend or hypothecate any of the Common Stock until June 30, 2011. The Asset Purchase Agreement also provides an option to Buyer whereby Marshall Edwards may purchase all 1,000 shares of the Preferred Stock from Novogen for $12,000,000 or, where Novogen has converted some shares of Preferred Stock into Common Stock, the entire remaining amount of Preferred Stock not so converted to Common Stock, priced on a pro-rata basis and based upon the $12,000,000 price for all 1,000 shares.

You have requested that Oracle Capital Advisors, LLC (“Oracle Capital”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Purchased Items to be received by the Buyer in exchange for the Preferred Stock pursuant to the Asset Purchase Agreement is fair to the holders of Marshall Edwards Common Stock (excluding Novogen) and the Buyer (other than Novogen) from a financial point of view.

In arriving at our Opinion, we have, among other things:

1.	Reviewed an unexecuted and undated version of the Asset Purchase Agreement received on December 21, 2010;

2.	Held discussions with Marshall Edwards’ management and legal advisors regarding the Transaction, the Intellectual Property, the License Agreements, the Preferred Stock, and the Asset Purchase Agreement;

3.	Reviewed certain publicly available financial statements and other business and financial information of the Buyer and Seller;

4.	Reviewed certain internal financial statements and other financial and operating data concerning the Buyer and Seller;

5.	Reviewed certain financial projections related to the acquired Intellectual Property as prepared by the management of Buyer;

6.	Reviewed the publicly available terms and conditions of the License Agreements;

7.	Discussed the ability and feasibility of recreating the Intellectual Property with Marshall Edwards management and the costs and limitations associated therewith;

8.	Reviewed the financial terms and conditions of certain publicly available licensing agreements;

9.	Reviewed the current and historical market capitalizations of Marshall Edwards and Novogen;

10.	Reviewed the financial performance, other operating data, and estimated market values of certain publicly-traded guideline companies;

11.	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions;

12.	Reviewed the characteristics of the Preferred Stock as set forth in the Asset Purchase Agreement and the option payment feature available to Buyer;

13.	Discussed the past, present, and future expectations of Marshall Edwards’ operations and financial condition, and the impact the Purchased Items may or may not have on the Buyer;

14.	Discussed the future expectations of Marshall Edwards subject to the termination of the Asset Purchase Agreement; and

15.	Performed such other analyses, reviewed such other information, and considered such other factors as we have deemed appropriate.

For the purpose of issuing our Opinion, Oracle Capital has assumed and relied upon, with your consent and without independent verification, the accuracy and completeness of all information provided to or obtained by us, whether obtained from public or private sources, including Marshall Edwards and Novogen. Oracle Capital assumes no responsibility nor offers any opinion on the accuracy or completeness of any information provided by or on behalf of Buyer or Seller or any other information regarding the Transaction that was provided or otherwise made available to Oracle Capital. Our Opinion assumes that the forecasts prepared by Marshall Edwards management, as referred to above, represented reasonable operating goals, taking into account all information known by management at the time such forecasts were prepared and therefore, Oracle Capital offers no opinion on such forecasts. We have relied upon, with your consent and without independent verification, Marshall Edwards management’s assessment of the products and product candidates relating to the Intellectual Property and the risks associated with such products and product candidates, including, among other things, and without limitation, the expected strategic, financial, and other benefits to be received, the potential impact of alternative drug competition, the terms and conditions of hypothetical licensing agreements, the attainment of certain intellectual property protection, the probability of successful clinical testing, the probability of gaining approval by an appropriate governmental authority, and the timing of such clinical testing and government approval.

We have assumed that, in all respects material to our analysis, (i) the representations and warranties of each party (the Buyer and Seller, respectively) contained in the Asset Purchase Agreement are true and correct, (ii) that each party will perform all of the covenants and agreements required to be performed pursuant to the Asset Purchase Agreement, and (iii) that the Transaction will be consummated in accordance with the terms set forth in the Asset Purchase Agreement without any waiver, amendment, or delay of any terms or conditions. In addition, we have assumed that in connection with the receipt of all the necessary governmental, regulatory, or other approvals and consents required for the Transaction, no delays, limitations, conditions, or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Transaction by the Buyer (excluding Novogen) or the holders of Marshall Edwards Common Stock (excluding Novogen).

We have not made or assumed any responsibility for making any independent valuation or appraisal or physical inspection of the assets or liabilities purchased or assumed pursuant to the Transaction, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events or developments occurring subsequent to the date hereof may affect the conclusions expressed in this Opinion and the assumptions used in preparing it, and Oracle Capital does not assume any obligation or responsibility for advising any person or entity of any change in any matter affecting this Opinion or for updating, revising, or reaffirming this Opinion based on circumstances or events occurring after the date hereof.

We have not been asked to opine on, and express no opinion with respect to, any matter other than the fairness to the Buyer (other than Novogen) and the holders of Marshall Edwards Common Stock (other than Novogen), from a financial point of view, of the Transaction. We do not express any view on, and our Opinion does not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors, or other constituencies of Buyer or Seller, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of Marshall Edwards or Novogen. In arriving at our Opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of any or all shares of Marshall Edwards Common Stock or Novogen common stock, business combination, or any other extraordinary transaction involving Marshall Edwards or Novogen. This letter, and our Opinion, does not constitute a recommendation to any holder of shares of Marshall Edwards Common Stock as to how such holder should vote or act in respect of the Transaction. We are not legal, tax, accounting, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Marshall Edwards and their legal, tax, accounting, or regulatory advisors with respect to legal, tax, accounting, or regulatory matters. Additionally, we express no opinion herein as to the price at which shares of Marshall Edwards Common Stock or shares of Novogen common stock may trade at anytime.

During the two years preceding the date of this Opinion, Oracle Capital has not performed any financial advisory services or received any compensation from either Marshall Edwards or Novogen (other than the services related to this Opinion).

We have acted as financial advisor to the Special Committee of the Board of Directors of the Buyer in connection with this Transaction and have received a fee for our services. No portion of such fee is contingent upon either the conclusion expressed in this Opinion or whether the Transaction is successfully consummated. Marshall Edwards has also agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

This Opinion is furnished for the use and benefit of the Special Committee of the Board of Directors of Marshall Edwards in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent, except that our Opinion may be included in its entirety in any filing with the United States Securities and Exchange Commission made by Marshall Edwards in connection with the Transaction or in any document to be mailed by Marshall Edwards to its stockholders relating to the Transaction. The issuance of this Opinion has been approved by a fairness committee of Oracle Capital professionals in accordance with our customary practice.

Based upon and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Purchased Items to be received by the Buyer in the Transaction in exchange for the Preferred Stock pursuant to the Asset Purchase Agreement is fair to the holders of Marshall Edwards Common Stock (excluding Novogen) and to the Buyer (other than Novogen) from a financial point of view.

Very truly yours,

/s/ Oracle Capital Advisors, LLC

Oracle Capital Advisors, LLC

[Alternative Pages for Marshall Edwards Proxy Statement:

MARSHALL EDWARDS, INC.

Proxy Statement

To the Stockholders of Marshall Edwards, Inc.:

Marshall Edwards, Inc. (“Marshall Edwards”) has entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Novogen Limited (“Novogen”), Marshall Edwards’ majority stockholder, and Novogen’s wholly-owned subsidiary Novogen Research Pty Ltd. under which Marshall Edwards will purchase from Novogen certain assets used in or generated under or in connection with the discovery, development, manufacture and marketing of intellectual property and products based on the field of isoflavonoid technology and on compounds known as isoflavones, including those related to the drug candidates Phenoxodiol, Triphendiol, NV-143 and NV-128 (collectively, the “Isoflavone-related Assets”), in exchange for shares of Marshall Edwards’ Series A Convertible Preferred Stock, which transaction is referred to herein as the “Isoflavone Transaction”. The Isoflavone Transaction cannot be completed without the approval of the Marshall Edwards stockholders and the Novogen shareholders as described herein.

Marshall Edwards is holding its annual meeting of stockholders in order to obtain the stockholder approvals necessary to complete the Isoflavone Transaction and certain other matters, including the election of directors. At Marshall Edwards’ annual meeting, which will be held at [10:00 a.m.], local time, on [                    ], 2011 at [                    ], unless postponed or adjourned to a later date, Marshall Edwards will ask its stockholders to, among other things, approve the transactions contemplated by the Asset Purchase Agreement, including the issuance of Marshall Edwards’ Series A Convertible Preferred Stock, as described in the accompanying proxy statement.

In the Isoflavone Transaction, Marshall Edwards will issue 1,000 shares of Series A Convertible Preferred Stock, each of which will be convertible into 4,827 shares of Marshall Edwards common stock or, in the event Marshall Edwards reaches certain development milestones on the terms described in the accompanying proxy statement, any uncoverted shares of Marshall Edwards Series A Convertible Preferred Stock will each be convertible into 9,654 shares of Marshall Edwards common stock, as further described in the accompanying proxy statement.

Marshall Edwards’ common stock is traded on the Nasdaq Global Market under the trading symbol “MSHL”. Novogen’s ordinary shares are traded on the Australian Stock Exchange under the trading symbol “NRT” and its American Depositary Shares are traded on the Nasdaq Capital Market under the trading symbol “NVGN”.

Each of Marshall Edwards’ board of directors, upon the recommendation of a special committee of the Marshall Edwards board of directors formed solely for the purpose of evaluating and negotiating the Isoflavone Transaction, and Novogen’s board of directors has approved the Isoflavone Transaction and concluded that it is fair to and in the best interests of their respective stockholders.

Marshall Edwards’ board of directors recommends that its stockholders vote “FOR” the Isoflavone Transaction and each of the other proposals contained in this proxy statement. The approval of both (i) holders of a majority of the shares of Marshall Edwards common stock eligible to vote and (ii) holders of a majority of the shares of Marshall Edwards common stock outstanding (other than shares held by Novogen) eligible to vote are required in order to approve the Isoflavone Transaction. Immediately after the execution of the Asset Purchase Agreement, pursuant to the terms of a voting agreement (the “Voting Agreement”), dated as of December 21, 2010, by and between Marshall Edwards and Novogen, Novogen, in its capacity as majority stockholder of Marshall Edwards, executed a written consent approving the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. In addition to this approval, the Isoflavone Transaction cannot be completed without the approval of the holders of a majority of the shares of Marshall Edwards’ common stock, other than shares held by Novogen, entitled to vote and the approval of the Novogen shareholders.

Alt-1

We cannot complete the Isoflavone Transaction unless the above proposals related thereto are approved.

More information about Marshall Edwards, Novogen and the proposed Isoflavone Transaction is contained in the accompanying proxy statement. Marshall Edwards urges you to read the accompanying proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 16.

Marshall Edwards strongly supports the Isoflavone Transaction and the other proposals presented to its stockholders for their approval as described in this proxy statement, and Marshall Edwards enthusiastically recommends that its stockholders vote in favor of such proposals.

Bryan R.G. Williams

Non-Executive Chairman

Marshall Edwards, Inc.

This proxy statement is dated                     , 2011 and is first being mailed to stockholders of Marshall Edwards on or about                     , 2011.

Alt-2

MARSHALL EDWARDS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                     ], 2011

To the Stockholders of Marshall Edwards, Inc.:

On behalf of the board of directors of Marshall Edwards, Inc., a Delaware corporation, Marshall Edwards is pleased to deliver the accompanying proxy statement in connection with the asset purchase agreement between Marshall Edwards and Novogen Limited, the election of directors and the other matters described below. The annual meeting of stockholders of Marshall Edwards will be held on [                    ], 2011 at 10:00 a.m., local time, at [                    ], for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of Marshall Edwards Series A Convertible Preferred Stock under the Asset Purchase Agreement, dated as of December 21, 2010, between Marshall Edwards and Novogen, its majority shareholder, and Novogen Research Pty Limited, pursuant to which Marshall Edwards will purchase from Novogen certain assets used in or generated under or in connection with the discovery, development, manufacture and marketing of intellectual property and products based on the field of isoflavonoid technology and on compounds known as isoflavones, including those related to the drug candidates Phenoxodiol, Triphendiol, NV-143 and NV-128, in exchange for newly issued shares of Marshall Edwards Series A Convertible Preferred Stock. Marshall Edwards refers to the Asset Purchase Agreement as the Asset Purchase Agreement.

2. To elect two directors to hold office until the annual meeting of stockholders in fiscal 2014 and until their respective successors have been duly elected and qualified.

3. To consider and vote upon a proposal to adopt a resolution that the compensation of Marshall Edwards’ named executive officers for 2010 as disclosed in this proxy statement under “Management of Marshall Edwards—Compensation of Executive Officers” pursuant to the SEC’s disclosure rules (Item 402 of Regulation S-K), be approved in all respects (a “Say-on-Pay” vote).

4. To consider and vote upon a proposal to adopt a resolution relating to the timing of future Say-on-Pay votes.

5. To consider and vote upon a proposal to ratify the appointment of BDO USA, LLP as Marshall Edwards’ independent registered public accounting firm for the fiscal year ending June 30, 2011.

6. To consider and act on such matters as may properly come before the Annual Meeting and any adjournment thereof.

A special committee consisting exclusively of independent directors of Marshall Edwards has received an opinion from Oracle Capital Advisors, LLC, financial advisor to Marshall Edwards’ special committee, that the assets to be acquired by Marshall Edwards and the consideration to be issued by Marshall Edwards therefor are fair from a financial point of view to Marshall Edwards, excluding Novogen, and to the Marshall Edwards stockholders, excluding Novogen. Upon the recommendation of the special committee, the board of directors of Marshall Edwards has approved the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock, comprising Proposal No. 1 above and has also approved each of the other proposals referred to above. Marshall Edwards’ board of directors recommends that its stockholders vote “FOR” each of the proposals referred to above. Marshall Edwards cannot complete the Isoflavone Transaction unless Proposal No. 1 above is approved.

The proposals are described in more detail in this proxy statement, which Marshall Edwards encourages you to read carefully and in its entirety before voting. A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement.

Alt-3

The close of business on [                    ], 2011 has been fixed as the record date for determining those holders of Marshall Edwards common stock entitled to receive notice of and vote at the annual meeting. Accordingly, only record holders of Marshall Edwards common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

All holders of Marshall Edwards common stock are cordially invited to attend the annual meeting in person. You may revoke your proxy in the manner described in this proxy statement at any time before it is voted at the extraordinary general meeting.

Your vote is important regardless of the number of shares of common stock you own. Whether or not you expect to attend the annual meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage paid envelope so that your shares of common stock may be represented and voted at the extraordinary general meeting.

By order of the board of directors,

Thomas M. Zech

Secretary

Marshall Edwards, Inc.

[                    ], 2011

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MARSHALL EDWARDS PROXY STATEMENT TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE MARSHALL EDWARDS ANNUAL MEETING AND THE MATTERS TO BE CONSIDERED	1

SUMMARY	6

The Companies	6
Summary of the Isoflavone Transaction	6
Reasons for the Isoflavone Transaction	7
Overview of the Asset Purchase Agreement	10
Expenses and Reimbursement	11
Voting Agreement	11
Report of Novogen’s Independent Expert	11
Opinion of Marshall Edwards’ Financial Advisor	12
Interests of Certain Directors, Officers and Affiliates of Novogen and Marshall Edwards	12
Certain Tax Consequences to Shareholders	12
Anticipated Accounting Treatment	12
No Regulatory Approval Required for the Isoflavone Transaction	12
No Appraisal Rights in Connection with the Isoflavone Transaction	13
Risk Factors	13
Market Price Information	13

MARSHALL EDWARDS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	14

MARKET PRICE AND DIVIDEND INFORMATION	15

Dividends	15

RISK FACTORS	16

Risks Related to the Isoflavone Transaction	16
Risks Related to Marshall Edwards’ Business	18
Risks Related to Marshall Edwards’ Relationship with Novogen	24
Risks Related to Marshall Edwards’ Common Stock	25

FORWARD-LOOKING STATEMENTS	28

THE ANNUAL MEETING OF MARSHALL EDWARDS STOCKHOLDERS	29

MARSHALL EDWARDS PROPOSAL NO. 1—APPROVAL OF TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT, INCLUDING ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK	33

THE ISOFLAVONE TRANSACTION	34

Background of the Isoflavone Transaction	35
Novogen’s Reasons for the Proposed Isoflavone Transaction; Recommendation of Novogen Board of Directors	40
Marshall Edwards’ Reasons for the Proposed Isoflavone Transaction; Recommendation of Marshall Edwards Board of Directors	41
Report of Novogen’s Independent Expert	43
Opinion of Marshall Edwards’ Financial Advisor	44
Interests of Certain Directors, Officers and Affiliates of Novogen and Marshall Edwards	51
Closing of the Proposed Isoflavone Transaction	52
Certain Tax Consequences to Shareholders	52
Anticipated Accounting Treatment	52
No Regulatory Approval Required for the Isoflavone Transaction	52
No Appraisal Rights in Connection with the Isoflavone Transaction	52

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MARSHALL EDWARDS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	90

Overview	90
Liquidity and Capital Resources	93
Source and Uses of Cash	94
Payments to Novogen	94
Results of Operations	95
Summary of Revenue and Expenses	95
Off-Balance Sheet Arrangements	97
Contractual Obligations	97
Critical Accounting Estimates	97
Quantitative and Qualitative Disclosures about Marshall Edwards’ Market Risk	99

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	100

The License Agreement for Phenoxodiol, As Amended	100
The License Agreement for NV-196 and NV-143	102
License Agreement for NV-128	104
The Amended and Restated Manufacturing License and Supply Agreement	105
The Amended and Restated License Option Deed	106
The Amended and Restated Services Agreement	107
Guarantee and Indemnity Agreement	109
Marshall Edwards’ Certificate of Incorporation and By-laws	109

DESCRIPTION OF MARSHALL EDWARDS CAPITAL STOCK	110

Common Stock	110
Preferred Stock	110
Warrants and Options to Purchase Common Stock	111
Transfer Agent	111
Summary of Marshall Edwards’ Amended and Restated By-Laws and Restated Certificate of Incorporation and certain Provisions of the Delaware General Corporation Law (DGCL)	112

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MARSHALL EDWARDS	115

LEGAL MATTERS	117

EXPERTS	117

WHERE YOU CAN FIND MORE INFORMATION	118

MARSHALL EDWARDS PROPOSAL NO. 2— ELECTION OF DIRECTORS	119

MARSHALL EDWARDS PROPOSAL NOS. 3 AND 4—ADVISORY VOTES ON EXECUTIVE COMPENSATION	121

MARSHALL EDWARDS PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	123

OTHER MATTERS FOR STOCKHOLDERS	126

INDEX TO MARSHALL EDWARDS, INC. CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEX A – ASSET PURCHASE AGREEMENT	A-1

ANNEX B – VOTING AGREEMENT	B-1

ANNEX C – REPORT OF GRANT THORNTON CORPORATE FINANCE PTY LTD	C-1

ANNEX D – OPINION OF ORACLE CAPITAL ADVISORS, LLC	D-1

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QUESTIONS AND ANSWERS ABOUT THE MARSHALL EDWARDS ANNUAL MEETING OF

STOCKHOLDERS AND THE MATTERS TO BE CONSIDERED

The following questions and answers address briefly some questions you may have regarding the matters to be considered at the Marshall Edwards annual meeting, including the Isoflavone Transaction and the election of directors. Please refer to the more detailed information contained elsewhere in this document and the annexes to this document.

All information contained in this document concerning Novogen (Marshall Edwards’ majority stockholder) has been supplied by Novogen and has not been independently verified by Marshall Edwards.

Q: Why am I receiving this proxy statement?

A: Marshall Edwards and Novogen have entered into the Asset Purchase Agreement, pursuant to which, subject to the satisfaction of certain conditions contained in the Asset Purchase Agreement, Novogen has agreed to sell the Isoflavone-related Assets to Marshall Edwards in exchange for shares of Series A Convertible Preferred Stock of Marshall Edwards. A copy of the Asset Purchase Agreement is attached to this document as Annex A.

In order to complete the Isoflavone Transaction, Marshall Edwards stockholders must approve the transactions contemplated by the Asset Purchase Agreement, including the issuance of shares of Marshall Edwards Series A Convertible Preferred Stock as consideration in the Isoflavone Transaction. Pursuant to Nasdaq rules, stockholder approval is required when the issuance may equal or exceed 20% of the outstanding shares of a company’s common stock prior to the transaction. Under the Asset Purchase Agreement, it is also a condition to the completion of the Isoflavone Transaction that the transactions contemplated thereby, including the issuance of the Marshall Edwards Series A Convertible Preferred Stock, be approved by the holders of a majority of the shares of Marshall Edwards common stock outstanding on the record date, other than shares held by Novogen.

Marshall Edwards stockholders are also being asked to vote on the other proposals described below.

Novogen will also be holding a meeting of its shareholders at which its shareholders will be asked to consider and approve the transactions contemplated by the Asset Purchase Agreement. The Isoflavone Transaction cannot be completed without the approval of the Novogen shareholders.

Q: On what matters are Marshall Edwards stockholders being asked to vote at the annual meeting of Marshall Edwards stockholders?

A: Marshall Edwards stockholders are being asked to vote on:

(1)	the approval of the transactions contemplated by the Asset Purchase Agreement, including the issuance of 1,000 shares of Marshall Edwards Series A Convertible Preferred Stock as consideration in the Isoflavone Transaction;

(2)	the election of two directors to hold office until the annual meeting of stockholders in fiscal 2014 and until their respective successors have been duly elected and qualified;

(3)	a proposal to adopt a resolution that the compensation of Marshall Edwards’ named executive officers for 2010 as disclosed in this joint proxy statement/prospectus under “Management of Marshall Edwards – Compensation of Executive Officers” pursuant to the SEC’s disclosure rules (Item 402 of Regulation S-K), be approved in all respects (a “Say-on-Pay” vote);

(4)	a proposal to adopt a resolution relating to the timing of future Say-on-Pay votes;

(5)	the ratification of the appointment of BDO USA, LLP as Marshall Edwards’ independent registered public accounting firm for the fiscal year ending June 30, 2011; and

(6)	any other such other business as may properly come before the Marshall Edwards annual meeting or any adjournment, postponement or continuation thereof.

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Q: How does the Marshall Edwards board of directors recommend that Marshall Edwards stockholders vote on the matters to be considered at the Marshall Edwards annual meeting?

A: A special committee of the Marshall Edwards board of directors, consisting exclusively of independent directors of Marshall Edwards, received an opinion from Oracle Capital Advisors, LLC, financial advisor to the special committee, that the assets to be received by Marshall Edwards and the consideration to be issued by Marshall Edwards therefor are fair from a financial point of view to Marshall Edwards, other than Novogen, and to the Marshall Edwards stockholders other than Novogen. Upon the recommendation of the special committee, the Marshall Edwards board of directors (i) has approved the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock; (ii) determined that the transactions contemplated by the Asset Purchase Agreement are fair to, advisable and in the best interests of Marshall Edwards and its stockholders; and (iii) recommends that Marshall Edwards stockholders vote in favor of the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock.

The Marshall Edwards board of directors has approved the transactions contemplated by the Asset Purchase Agreement, including the issuance of shares of Marshall Edwards Series A Convertible Preferred Stock as consideration in the Isoflavone Transaction, and recommends that Marshall Edwards stockholders vote:

(1)	“FOR” the approval of the transactions contemplated by the Asset Purchase Agreement, including the issuance of 1,000 shares of Marshall Edwards Series A Convertible Preferred Stock;

(2)	“FOR” the election of two directors to hold office until the annual meeting of stockholders in fiscal 2014 and until their respective successors have been duly elected and qualified;

(3)	“FOR” the proposal to adopt a resolution that the compensation of Marshall Edwards’ named executive officers for 2010 as disclosed in this joint proxy statement/prospectus under “Management of Marshall Edwards – Compensation of Executive Officers” pursuant to the SEC’s disclosure rules (Item 402 of Regulation S-K), be approved in all respects (a “Say-on-Pay” vote);

(4)	“FOR” a proposal to adopt a resolution establishing future Say-on-Pay votes every three years; and

(5)	“FOR” the ratification of the appointment of BDO USA, LLP as Marshall Edwards’ independent registered public accounting firm for the fiscal year ending June 30, 2011.

Q: What will happen in the Isoflavone Transaction?

A: In the Isoflavone Transaction, Marshall Edwards will purchase from Novogen the Isoflavone-related Assets in exchange for 1,000 shares of Marshall Edwards Series A Convertible Preferred Stock. For a more detailed description of the Series A Convertible Preferred Stock please see “Description of Marshall Edwards Capital Stock—Preferred Stock—Series A Convertible Preferred Stock.” Upon consummation of the Isoflavone Transaction, all license agreements, which principally relate to the Isoflavone-related Assets, by and between Marshall Edwards and Novogen and their respective affiliates will be terminated.

Although no determination has been made, among the various strategic alternatives currently being contemplated by Novogen are possible distributions of Marshall Edwards securities held by Novogen, including the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock to be issued in the Isoflavone Transaction. Novogen may, however, elect not to, or may be unable, to pursue or consummate any such transaction.

Q: What vote of stockholders is required to approve the transactions contemplated by the Asset Purchase Agreement?

A: At Marshall Edwards, the vote of both (i) holders of a majority of the shares of Marshall Edwards common stock entitled to vote at the annual meeting and (ii) holders of a majority of the shares of Marshall Edwards common stock entitled to vote, other than shares held by Novogen, are required in order to approve the

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Isoflavone Transaction and the issuance of Marshall Edwards Series A Convertible Preferred Stock pursuant to the Asset Purchase Agreement. Immediately after the execution of the Asset Purchase Agreement, pursuant to the terms of a voting agreement (the “Voting Agreement”), dated as of December 21, 2010, entered into by and between Marshall Edwards and Novogen, Novogen, in its capacity as majority stockholder of Marshall Edwards, executed a written consent approving the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. In addition to this approval, the Isoflavone Transaction cannot be completed without the approval of the holders of a majority of the shares of Marshall Edwards’ common stock, other than shares held by Novogen, entitled to vote and the approval of the stockholders of Novogen.

At Novogen, the approval of the transactions contemplated by the Asset Purchase Agreement, including the sale of the Isoflavone-related Assets, by the holders of a majority of the Novogen ordinary shares, including those held through American Depositary Shares, present in person or represented by proxy at the Novogen extraordinary general meeting is required to complete the Isoflavone Transaction.

Marshall Edwards cannot complete the Isoflavone Transaction unless (i) Marshall Edwards stockholders vote to approve the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock, and (ii) Novogen shareholders vote to approve the transactions contemplated by the Asset Purchase Agreement, including the sale of the Isoflavone-related Assets.

Q: When and where is the Marshall Edwards shareholder meeting?

A: The Marshall Edwards annual meeting will be held at [                    ] on [                     ], 2011, at 10:00 a.m. local time.

Q: Who is entitled to vote at the Marshall Edwards annual meeting?

A: Stockholders of record as of the close of business on , 2011, the record date for the Marshall Edwards annual meeting, are entitled to receive notice of and to vote at the Marshall Edwards annual meeting. On the record date, approximately shares of Marshall Edwards common stock, held by approximately stockholders of record were outstanding and entitled to vote at the annual meeting. You may vote all shares you owned as of the close of business on the record date. All shares of Marshall Edwards common stock are entitled to one vote per share.

Q: If my shares are held in “street name” by my broker, bank or other nominee, will it vote my shares for me?

A: Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the proxy submission instructions provided by your nominee regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted.

Q: How do I cause my shares to be voted without attending the annual meeting?

A: If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from Marshall Edwards. To submit a proxy by mail, complete, sign and date the proxy card and return it in the postage-paid envelope provided. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from your nominee, along with the nominee’s form of proxy submission instructions. In either case, you may submit a proxy for your shares by mail without attending the annual meeting.

Q: What does it mean if I get more than one proxy card or form of proxy submission instructions?

A: If you have shares of Marshall Edwards common stock that are registered differently or are in more than one account, you will receive more than one proxy card or form of proxy submission instructions. Please follow the directions for submitting a proxy on each of the proxy cards or form of proxy submission instructions you receive to ensure that all of your shares are voted.

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Q: How do I vote in person at the annual meeting?

A: If you hold Marshall Edwards shares in your name as the stockholder of record, you may vote those shares in person at the Marshall Edwards annual meeting by giving Marshall Edwards a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you to the annual meeting. Even if you plan to attend the annual meeting, we recommend that you submit a proxy card for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the annual meeting only if you obtain and bring with you a signed proxy from your nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q: Can I change my vote?

A: After you submit a proxy card for your shares, you may change your vote at any time before voting is closed at the Marshall Edwards annual meeting. If you hold shares in your name as the stockholder of record, you should write to the Marshall Edwards corporate secretary at its principal executive offices at the address set forth below, stating that you want to revoke your proxy and that you need another proxy card. Attendance at the Marshall Edwards annual meeting will not by itself constitute revocation of a proxy. If you hold your shares in street name through a broker, bank or other nominee, you should follow your nominee’s proxy submission instructions. If you attend the Marshall Edwards annual meeting you may vote by ballot as described above, which will cancel your previous vote. Your last proxy submission or vote, as the case may be, before voting is closed at the meeting is the vote that will be counted.

Q: What is a quorum for the shareholder meeting?

A: The presence, in person or by proxy, of the holders of one-third of the shares of the Marshall Edwards common stock issued and outstanding and entitled to vote at the Marshall Edwards annual meeting will constitute a quorum. If a quorum is not present at the Marshall Edwards annual meeting, Marshall Edwards expects that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted towards a quorum.

Q: Who will bear the cost of this solicitation?

A: Marshall Edwards will pay the cost, if any, of soliciting proxies from its shareholders. Marshall Edwards will, upon request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. Marshall Edwards will each solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Q: What should I do now?

A: You should carefully read and consider the information contained in this joint proxy statement/prospectus. You should then complete and sign your proxy card and return it in the enclosed envelope so that your shares will be represented at the Marshall Edwards annual meeting. You may also vote in person at the Marshall Edwards annual meeting or through the other means described in this proxy statement.

Q: When do you expect the Isoflavone Transaction to be completed?

A: The Isoflavone Transaction is expected to close in the first quarter of 2011.

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Q: Where can I find additional information about Marshall Edwards, Novogen and the Isoflavone Transaction?

A: Marshall Edwards files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Novogen also files annual reports and other information with the SEC under the Exchange Act. You may read and copy these reports and other information filed by Marshall Edwards and Novogen at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Marshall Edwards and Novogen, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. The Internet address of this site is http://www.sec.gov.

Q: Whom should I call with questions?

A: For questions about the Isoflavone Transaction or any of the proposals to be considered at the shareholder meeting of Marshall Edwards, or if you need additional copies of this document or the enclosed proxy you should contact:

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, California 92130

Te: (858) 792-6300

Attn: Investor Relations

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Risk Factors (see page 16)

In evaluating the Asset Purchase Agreement and the Isoflavone Transaction, as well as the other proposals to be considered at the Marshall Edwards annual meeting, you should carefully read this document in its entirety and especially consider the factors discussed in the section entitled “Risk Factors” on page 16 and the report of Oracle set forth as Annex D to this document.

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THE ANNUAL MEETING OF MARSHALL EDWARDS STOCKHOLDERS

General

Marshall Edwards is furnishing this proxy statement to holders of Marshall Edwards common stock in connection with the solicitation of proxies by the Marshall Edwards board of directors for use at the Marshall Edwards annual meeting to be held on [                    ], 2011 and at any adjournment or postponement thereof. This proxy statement is first being furnished to the stockholders of Marshall Edwards on or about [                    ], 2011.

Date, Time and Place

The annual meeting of Marshall Edwards stockholders will be held on [                    ], 2011, at [            ] commencing at [10:00] a.m. local time.

Purposes of the Marshall Edwards Annual Meeting

The purposes of the Marshall Edwards annual meeting are:

1.	To consider and vote upon a proposal to approve the issuance of Marshall Edwards Series A Convertible Preferred Stock pursuant to the Asset Purchase Agreement, dated as of December 21, 2010, by and among Marshall Edwards and Novogen and Novogen Research Pty Limited, as described elsewhere in this proxy statement.

2.	To elect two directors to serve a three-year term expiring at the annual meeting of stockholders to be held in fiscal 2014 and until their successors are duly elected and qualified.

3.	To consider and vote upon a proposal to adopt a resolution that the compensation of Marshall Edwards’ named executive officers for 2010 as disclosed in this under “Management of Marshall Edwards – Compensation of Executive Officers” pursuant to the SEC’s disclosure rules (Item 402 of Regulation S-K), be approved in all respects (a “Say-on-Pay” vote).

4.	To consider and vote upon a proposal to adopt a resolution relating to the timing of future Say-on-Pay votes.

5.	To ratify the appointment of BDO USA, LLP as Marshall Edwards’ independent registered public accounting firm for the fiscal year ending June 30, 2011.

6.	To transact such other business as may properly come before the Marshall Edwards annual meeting or any adjournment, postponement or continuation thereof.

Recommendation of Marshall Edwards’ Board of Directors

•

The special committee of the Marshall Edwards board of directors has determined and believes that the issuance of shares of Marshall Edwards Series A Convertible Preferred Stock in connection with the Isoflavone Transaction is advisable to, and in the best interests of, Marshall Edwards, excluding Novogen, and Marshall Edwards’ stockholders, excluding Novogen, and upon such recommendation the board of directors has approved such issuance. The Marshall Edwards board of directors recommends that Marshall Edwards stockholders vote “FOR” Marshall Edwards Proposal No. 1 to approve the transactions contemplated by the Asset Purchase Agreement, including the issuance of shares of Marshall Edwards Series A Convertible Preferred Stock.

•	The Marshall Edwards board of directors unanimously recommends a vote “FOR” each named nominee for director in Proposal No. 2.

•	The Marshall Edwards board of directors unanimously recommends a vote “FOR” the resolution relating to compensation of named executive officers in Proposal No. 3.

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•	The Marshall Edwards board of directors unanimously recommends that Marshall Edwards stockholders vote on Proposal No. 4 “FOR” a resolution that the Say-on-Pay vote occur every three years.

•

The Marshall Edwards board of directors unanimously recommends a vote “FOR” Marshall Edwards Proposal No. 5 to ratify the appointment of BDO USA, LLP as Marshall Edwards’ independent registered public accounting firm for the fiscal year ending June 30, 2011.

The approval of the first proposal listed above is required for completion of the Isoflavone Transaction.

Record Date; Shares of Common Stock Outstanding and Entitled to Vote

Marshall Edwards has fixed the close of business on [                    ], 2011 as the record date for determination of the holders of Marshall Edwards common stock entitled to notice of and to attend and vote at the Marshall Edwards annual meeting or any adjournment or postponement thereof. There were approximately [            ] holders of record of Marshall Edwards common stock at the close of business on the record date. At the close of business on the record date, [            ] shares of Marshall Edwards common stock were issued and outstanding. Each share of Marshall Edwards common stock entitles the holder thereof to one vote at the Marshall Edwards annual meeting on all matters properly presented at the Marshall Edwards annual meeting. See the section titled, “Security Ownership of Certain Beneficial Owners and Management of Marshall Edwards” in this proxy statement for information regarding persons known to the management of Marshall Edwards to be the beneficial owners of more than 5% of the outstanding shares of Marshall Edwards common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of Marshall Edwards for use at the Marshall Edwards annual meeting.

If you are a stockholder of record of Marshall Edwards as of the record date referred to above, you may vote in person at the Marshall Edwards annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Marshall Edwards annual meeting, Marshall Edwards urges you to vote by proxy to ensure your vote is counted. You may still attend the Marshall Edwards annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Marshall Edwards annual meeting and Marshall Edwards will give you a ballot when you arrive.

•

To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Marshall Edwards before the Marshall Edwards annual meeting, Marshall Edwards will vote your shares as you direct.

•

To vote over the telephone, dial the toll-free number on your proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. You will be asked to provide Marshall Edwards number and control number from the enclosed proxy card. Your vote must be received by [    ] p.m., Eastern Time on [                    ], 2011 to be counted.

•

To vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide Marshall Edwards number and control number from the enclosed proxy card. Your vote must be received by [    ] p.m., Eastern Time on [                    ], 2011 to be counted.

If your Marshall Edwards shares are held by your broker as your nominee (that is, in street name), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on

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that proxy card regarding how to instruct your broker to vote your Marshall Edwards shares. If you do not give instructions to your broker, your broker can vote your Marshall Edwards shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the Marshall Edwards shares will be treated as broker non-votes.

All properly executed proxies that are not revoked will be voted at the Marshall Edwards annual meeting and at any adjournments or postponements of the Marshall Edwards annual meeting in accordance with the instructions contained in the proxy. If a holder of Marshall Edwards common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Marshall Edwards Proposal No. 1 to approve the transactions contemplated by the Asset Purchase Agreement, including the issuance of shares of Marshall Edwards Series A Convertible Preferred Stock; “FOR” Marshall Edwards Proposal No. 2 electing each nominee to Marshall Edwards’ board of directors; “FOR” Marshall Edwards Proposal No. 3 to approve a resolution approving the compensation of the named executive officers; “FOR” Marshall Edwards Proposal No. 4 to approve a resolution that the Say-on-Pay vote occur every three years; and “FOR” Marshall Edwards Proposal No. 5 ratifying the appointment of BDO USA, LLP as Marshall Edwards’ independent registered public accounting firm for the fiscal year ending June 30, 2011.

Marshall Edwards stockholders of record, other than Novogen, which has executed a voting agreement with Marshall Edwards, may change their vote at any time before their proxy is voted at the Marshall Edwards annual meeting in one of three ways. First, a stockholder of record of Marshall Edwards can send a written notice to the Secretary of Marshall Edwards stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of Marshall Edwards can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record of Marshall Edwards can attend the Marshall Edwards annual meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record of Marshall Edwards has instructed a broker to vote its shares of Marshall Edwards common stock, the stockholder must follow directions received from its broker to change those instructions.

Quorum and Vote of Marshall Edwards Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the shares of the Common Stock issued and outstanding and entitled to vote at the Marshall Edwards annual meeting will constitute a quorum. If a quorum is not present at the Marshall Edwards annual meeting, Marshall Edwards expects that the meeting would be adjourned or postponed to solicit additional proxies; however, as Novogen has agreed pursuant to the voting agreement to cause all of its shares of Marshall Edwards common stock to be present at the annual meeting for purposes of constituting a quorum, Marshall Edwards expects a quorum to be present. Abstentions and broker non-votes will be counted towards a quorum.

Approval of Marshall Edwards Proposal No. 1 requires the affirmative vote of the holders of a majority of the shares of Marshall Edwards common stock other than shares held by Novogen entitled to vote at the annual meeting.

To be elected as a director, each nominee for director described in Marshall Edwards Proposal No. 2 must receive a plurality of the votes cast by holders of the shares of Common Stock as of the Record Date voting in person or by proxy at the Annual Meeting.

Approval of each of Marshall Edwards Proposal Nos. 3, 4 and 5 requires the affirmative vote of the holders of a majority of the shares of Marshall Edwards common stock having voting power present in person or represented by proxy at the annual meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR”, with respect to proposals other than Marshall Edwards Proposal No. 2, and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal (other

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than the election of directors) and will have the same effect as “AGAINST” votes. Broker non-votes will have the same effect as “AGAINST” votes for Proposal No. 1. For Marshall Edwards Proposal Nos. 2, 3, 4 and 5, broker non-votes will have no effect and will not be counted towards the vote total.

If you do not submit a proxy card or vote at the Marshall Edwards annual meeting, your shares of Marshall Edwards common stock will not be counted as present for the purpose of determining a quorum and will have the same effect as votes against Proposal No. 1, but will not affect the outcome of the election of directors and will not be counted for any purpose in determining whether to approve Proposal Nos. 3, 4 and 5 or whether to adjourn the Marshall Edwards annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Marshall Edwards Proposal No. 1 in accordance with the recommendation of the Marshall Edwards board of directors.

At the record date for the Marshall Edwards annual meeting, the directors and executive officers of Marshall Edwards owned less than     % of the outstanding shares of Marshall Edwards common stock entitled to vote at the Marshall Edwards annual meeting. Immediately after the execution of the Asset Purchase Agreement, pursuant to the terms of the Voting Agreement, Novogen, which owns approximately 5,240,829 shares of Marshall Edwards common stock representing approximately 71.3% of the outstanding shares of Marshall Edwards common stock as of the record date, executed a written consent approving the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. Novogen also agreed under the terms of the Voting Agreement to vote against any matter that would result in a breach of the Asset Purchase Agreement by Marshall Edwards and any other action which is intended to, or could, impede, or, in any material respect, interfere with or delay the Isoflavone Transaction or any of the transactions contemplated by the Asset Purchase Agreement. Please see the section titled, “Agreements Related to the Asset Purchase Agreement—Voting Agreement” in this proxy statement.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Marshall Edwards may solicit proxies from Marshall Edwards’ stockholders by personal interview, telephone, telegram or otherwise. Marshall Edwards and Novogen will pay the costs of the solicitation of their respective proxies. Novogen has agreed to pay up to $150,000 in fees and expenses, including fees and expenses of attorneys, accountants and financial advisors, above $37,000 incurred in connection with the filing with the SEC, printing and mailing of this proxy statement (and the registration statement of which it is a part) and any amendments or supplements thereto. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Marshall Edwards common stock for the forwarding of solicitation materials to the beneficial owners of Marshall Edwards common stock. Marshall Edwards will pay the cost of reimbursing its applicable brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

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MARSHALL EDWARDS PROPOSAL NO. 1—APPROVAL OF TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT, INCLUDING ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK

It is a condition to the Asset Purchase Agreement that Marshall Edwards stockholders owning a majority of the shares of Marshall Edwards common stock, other than shares held by Novogen, approve the transactions contemplated by the Asset Purchase Agreement, including the issuance of Marshall Edwards’ Series A Convertible Preferred Stock.

In accordance with the terms of the Voting Agreement, the approval of shareholders representing a majority of the shares of Marshall Edwards common stock entitled to vote at the annual meeting was provided by Novogen, in its capacity as majority stockholder of Marshall Edwards, by its execution, immediately after the execution of the Asset Purchase Agreement, of a written consent approving the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the issuance of the Series A Convertible Preferred Stock. The terms of, reasons for and other aspects of the Asset Purchase Agreement and the issuance of Marshall Edwards’ Series A Convertible Preferred Stock are described in detail in the other sections in this proxy statement.

Vote Required

The affirmative vote of holders of a majority of the shares of Marshall Edwards common stock outstanding on the record date (other than shares held by Novogen) entitled to vote at the annual meeting is required for approval of this Proposal No. 1. The approval of this proposal is required for the completion of the Isoflavone Transaction.

Recommendation of the Board of Directors

UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE CONSISTING EXCLUSIVELY OF INDEPENDENT DIRECTORS OF MARSHALL EDWARDS, THE MARSHALL EDWARDS BOARD OF DIRECTORS HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT, INCLUDING THE ISSUANCE OF THE SERIES A CONVERTIBLE PREFERRED STOCK, AND RECOMMENDS THAT MARSHALL EDWARDS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NOS. 2, 3, 4 AND 5

Proposals 2, 3, 4 and 5, including a more detailed description thereof, the required vote and recommendation of the Marshall Edwards Board of Directors, are set forth beginning on page 119. You are urged to read such descriptions carefully before voting on these proposals.

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MARSHALL EDWARDS PROPOSAL NO. 2 – ELECTION OF DIRECTORS

Marshall Edwards’ Board of Directors has nominated William D. Rueckert and Dr. Christine A. White to serve as directors for a term to expire at the annual meeting of stockholders to be held in fiscal 2014 and until their respective successors have been elected and qualified. Each of them has consented to be named herein and to serve if elected. Marshall Edwards does not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a director at the Annual Meeting, an event not anticipated by the board of directors, the proxy may be voted for a substitute designated by the board of directors. The identity and a brief biography of each nominee for director is set forth below. The Marshall Edwards board of directors has determined that each of Mr. Rueckert and Dr. White are independent directors within the meaning of the listing standards of the Nasdaq Global Market.

Marshall Edwards’ restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors shall be determined by a resolution of the Board of Directors, but shall be between two and nine. The number of directors on the Board of Directors is currently fixed at five. Also, under Marshall Edwards’ restated certificate of incorporation and amended and restated bylaws, Marshall Edwards’ Board of Directors is divided into three classes, with the classes serving three-year staggered terms. Each class contains one-third (or if that number is not a whole number, the whole number nearest one-third) of the directors, with members of each class holding office for a three-year term. Currently there is one director whose term expires at the annual meeting to be held in fiscal 2013, two directors whose terms expire at the annual meeting to be held in fiscal 2012 and two directors whose terms expire at the Annual Meeting.

Dr. White is a member of the class of directors whose term expires at the Annual Meeting. Mr. Philip A. Johnston, who was also a member of the class of directors whose term expires at the Annual Meeting, has elected not to stand for re-election to the board of directors.

Nominees

The following table sets forth information as of December 31, 2010, regarding the nominees.

Name	Age	Positions Held with Company
William D. Rueckert	57	Director (March 2007 – March 2009)
Dr. Christine A. White	58	Director

Business Experience of Nominees

William D. Rueckert, age 57

Mr. Rueckert was previously a director of Marshall Edwards, Inc. between March 2007 and March 2009. Mr. Rueckert has been a director of Novogen since March 2009 and was elected Chairman of the Novogen Board of Directors on October 18, 2010. Mr. Rueckert is the Managing Member of Oyster Management Group LLC an investment fund specializing in community banks. From 1991 to 2006 he was President and Director of Rosow & Company, a private investment firm based in Connecticut. Mr. Rueckert has been President and Director of Eastern Capital Development, LLC from 1999 to 2005, treasurer of Moore & Munger, Inc., a company with interests in the petroleum and resort development industries, from 1988 until 1990, and was President of United States Oil Company, a publicly traded oil exploration business, from 1981 to 1988. Among his many civic associations, Mr. Rueckert is Director and President of the Cleveland H. Dodge Foundation, a private philanthropic organization in New York City, and Chairman of the Board of the Trustees of Teachers College, Columbia University.

During the last five years Mr. Rueckert has served as a Director for Marshall Edwards, Novogen, Emergency Filtration Products, Inc. and Chelsea Therapeutics International, Ltd.

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Dr. Christine A. White, age 58, Director

Dr. White has been a director of Marshall Edwards since August, 2010. Dr. White was with Biogen Idec from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs, where she played an integral role in the clinical development, regulatory affairs and commercialization of oncology drugs Rituxan® and Zevalin®. Previously, she served as the Director of Clinical Oncology Research at the Sidney Kimmel Cancer Center in San Diego, and in the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California, most recently as Chairman. Dr. White currently serves as a member of the board of directors of Arena Pharmaceuticals, a clinical-stage biopharmaceutical company, and Genoptix, a specialized laboratory services provider. She also served as a director of Pharmacyclics, a biopharmaceutical company, and Monogram Biosciences, a life sciences company, until its acquisition by LabCorp in August 2009. Dr. White earned her B.A. in Biology and her M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.

Please refer to the sections of this proxy statement entitled “Management of Marshall Edwards” and “Certain Relationships and Related Transactions” for more information.

VOTE REQUIRED

Assuming a quorum is met, each nominee for director must receive a plurality of the votes cast by holders of the shares of common stock represented in person or by proxy at the Annual Meeting to be elected as a director. Votes may be cast in favor or withheld. Votes that are withheld and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of the director.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MR. RUECKERT AND DR. WHITE AS DIRECTORS OF MARSHALL EDWARDS.

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MARSHALL EDWARDS PROPOSAL NOS. 3 AND 4—ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law by President Obama. The Dodd-Frank Act provides for a number of corporate governance and executive compensation reforms, including the requirement that United States public companies provide stockholders a non-binding advisory vote on the compensation of Marshall Edwards’ named executive officers (a “say-on-pay vote”). The say-on-pay vote must occur at least once every three years, and stockholders must also be given, at least once every six years, an advisory vote regarding whether future say-on-pay votes will occur every one, two or three years (a “frequency vote”). The initial say-on-pay and frequency votes must occur at a company’s first annual stockholder meeting taking place on or after January 21, 2011. Accordingly, these matters will be voted on at Marshall Edwards’ Annual Meeting.

MARSHALL EDWARDS PROPOSAL NO. 3 – SAY-ON-PAY VOTE

Executive compensation is an important matter for Marshall Edwards. Marshall Edwards structures compensation for its executive officers:

•	to enable Marshall Edwards to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance;

•	to drive performance through the achievement of short-term and long-term objectives; and

•	to link Marshall Edwards’ executives total compensation to the interest of its stockholders.

Marshall Edwards believes its compensation program, as currently structured and as implemented for 2010, is strongly aligned with the long-term interests of its stockholders. Marshall Edwards urges you to read “Compensation Discussion and Analysis” beginning on page 79 of this proxy statement for details on its executive compensation.

For 2010, Marshall Edwards’ named executive officers are:

•	Daniel P. Gold, PhD., President and Chief Executive Officer; and

•	Thomas M. Zech, Chief Financial Officer.

Details of each named executive officer’s compensation for 2010 can be found under “Management of Marshall Edwards – Compensation of Executive Officers” beginning on page 75 of this proxy statement.

Marshall Edwards is asking its stockholders to vote on the following resolution:

RESOLVED, that the compensation of Marshall Edwards’ named executive officers for 2010 as disclosed in this Proxy Statement under “Management of Marshall Edwards – Compensation of Executive Officers” pursuant to the SEC’s disclosure rules (Item 402 of Regulation S-K), be approved in all respects.

As an advisory vote, the result is non-binding on Marshall Edwards and its board of directors. However, the board of directors and the Compensation Committee value the opinions of Marshall Edwards stockholders, and will consider the outcome of the vote when making future compensation decisions for Marshall Edwards’ named executive officers.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting is required for approval of this proposal. Accordingly, an abstention or a broker non-vote will have the same effect as a vote against this proposal.

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RECOMMENDATION OF THE BOARD OF DIRECTORS

THE MARSHALL EDWARDS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MARSHALL EDWARDS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

MARSHALL EDWARDS PROPOSAL NO. 4—FREQUENCY OF FUTURE “SAY-ON-PAY” VOTES

Pursuant to the Dodd-Frank Act, Marshall Edwards is also asking its stockholders to vote on whether future say-on-pay votes will occur every one, two or three years. In voting on this proposal, stockholders will have four choices – recommending that say-on-pay votes occur every one, two or three years, or abstaining from voting on this proposal. As an advisory vote, this vote is also non-binding. However, as with the say-on-pay vote described above, the Board of Directors will consider the outcome of the vote when making a future decision as to the frequency of say-on-pay votes.

Marshall Edwards is asking its stockholders to vote on the following resolution:

RESOLVED, that the compensation of Marshall Edwards’ named executive officers for the preceding year be subject to an advisory vote of Marshall Edwards’ stockholders every:

one year	two years	three years

VOTE REQUIRED

Under Marshall Edwards’ By-laws (and Delaware law), the affirmative vote of a majority of the shares represented at a meeting, in person or by proxy, and entitled to vote is required to adopt a proposal. Given the multiple voting choices available to stockholders, it is possible that none of the alternatives of one, two or three years will receive a majority vote. It remains unclear as to the exact legal effect of a frequency vote with such an outcome. Nevertheless, the Board of Directors considers this vote the equivalent of a poll of the stockholders and will consider the number of votes each alternative receives when making a future decision as to the timing of say-on-pay votes. Accordingly, an abstention or a broker non-vote on this proposal will have no effect (other than resulting in fewer votes being cast for one of the three alternatives).

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE MARSHALL EDWARDS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MARSHALL EDWARDS STOCKHOLDERS VOTE ON PROPOSAL NO. 4 FOR A RECOMMENDATION THAT THE SAY-ON-PAY VOTE OCCURS EVERY THREE YEARS. NOTWITHSTANDING THE BOARD’S RECOMMENDATION, AS NOTED ABOVE, STOCKHOLDERS WILL HAVE FOUR CHOICES ON THE FREQUENCY VOTE AND, THUS, MAY VOTE TO RECOMMEND A SAY-ON-PAY VOTE EVERY ONE OR TWO YEARS, OR ABSTAIN FROM VOTING, IN ADDITION TO VOTING IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD.

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MARSHALL EDWARDS PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee has selected BDO USA, LLP (“BDO USA”) as independent registered public accounting firm to audit the financial statements of Marshall Edwards for the fiscal year ending June 30, 2011. The Board of Directors is submitting the appointment of BDO USA to the stockholders for ratification as a matter of good corporate practice.

BDO Audit & Assurance (NSW-VIC) Pty Ltd (formerly BDO Kendalls Audit & Assurance (NSW-VIC) Pty Limited) (“BDO Audit”) served as Marshall Edwards’ independent auditor for the fiscal years ended June 30, 2010 and June 30, 2009. BDO Kendalls NSW (“BDO Kendalls”) served as Marshall Edwards’ independent auditor for the fiscal years ended June 30, 2008 and June 30, 2007.

Effective as of January 18, 2011, the Audit Committee engaged BDO USA as the independent registered public accounting firm to audit Marshall Edwards’ financial statements for the fiscal year ending June 30, 2011. The Audit Committee approved the appointment of BDO USA to replace BDO Audit who resigned concurrent with the appointment of BDO USA effective January 18, 2011.

Effective as of October 10, 2008, the Audit Committee engaged BDO Audit as the independent auditors to audit Marshall Edwards’ financial statements for the fiscal year ended June 30, 2009. The Audit Committee approved the appointment of BDO Audit to replace BDO Kendalls who resigned concurrent with the appointment of BDO Audit effective October 10, 2008.

Each of BDO USA, BDO Audit and BDO Kendalls are Member Firms of BDO International. The engagement of BDO USA and the concurrent resignation of BDO Audit as Marshall Edwards’ independent auditor resulted from the effective relocation of Company management to the United States from Sydney, Australia. The reports of BDO Audit on Marshall Edwards’ balance sheets as of June 30, 2010 and June 30, 2009 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three year periods ended June 30, 2010 and June 30, 2009, and for the period from December 1, 2000 (inception) through June 30, 2010, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended June 30, 2010 and June 30, 2009 and the interim period from July 1, 2010 through January 18, 2011, there were no disagreements with BDO Audit on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of BDO Audit, would have caused BDO Audit to make reference to the subject matter of the disagreement in connection with their reports on Marshall Edwards’ balance sheets as of June 30, 2010 and June 30, 2009 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three year periods ended June 30, 2010 and June 30, 2009, and for the period from December 1, 2000 (inception) through June 30, 2010.

During the fiscal years ended June 30, 2010 and June 30, 2009 and the interim period from July 1, 2010 through January 18, 2011, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Marshall Edwards furnished a copy of the above disclosures to BDO Audit and requested that BDO Audit furnish it with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated January 18, 2011 was filed as Exhibit 16.1 to Marshall Edwards’ Current Report on Form 8-K on January 19, 2011.

Prior to the engagement of BDO USA, neither Marshall Edwards nor anyone on behalf of Marshall Edwards consulted with BDO USA during the fiscal years ended June 30, 2010 and June 30, 2009 and the interim period

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from July 1, 2010 through January 18, 2011, in any manner regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Marshall Edwards’ financial statements, and neither was a written report provided to Marshall Edwards nor was oral advice provided that BDO Audit concluded was an important factor considered by Marshall Edwards in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

The engagement of BDO Audit and the concurrent resignation of BDO Kendalls as Marshall Edwards’ independent auditor in 2008 resulted from the reorganization of BDO Kendalls pursuant to which the audit services previously provided by BDO Kendalls are now performed by BDO Audit. The reports of BDO Kendalls on Marshall Edwards’ balance sheets as of June 30, 2008 and June 30, 2007 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three year periods ended June 30, 2008 and June 30, 2007, and for the period from December 1, 2000 (inception) through June 30, 2008, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended June 30, 2008 and June 30, 2007 and the interim period from July 1, 2008 through October 10, 2008, there were no disagreements with BDO Kendalls on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of BDO Kendalls, would have caused BDO Kendalls to make reference to the subject matter of the disagreement in connection with their reports on Marshall Edwards’ balance sheets as of June 30, 2008 and June 30, 2007 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three year periods ended June 30, 2008 and June 30, 2007, and for the period from December 1, 2000 (inception) through June 30, 2008.

During the fiscal years ended June 30, 2008 and June 30, 2007 and the interim period from July 1, 2008 through October 10, 2008, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Marshall Edwards furnished a copy of the above disclosures to BDO Kendalls and requested that BDO Kendalls furnish it with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated October 13, 2008, was filed as Exhibit 16.1 to Marshall Edwards’ Current Report on Form 8-K on October 14, 2008.

Prior to the engagement of BDO Audit, neither Marshall Edwards nor anyone on behalf of Marshall Edwards consulted with BDO Audit during the fiscal years ended June 30, 2008 and June 30, 2007 and the interim period from July 1, 2008 through October 10, 2008, in any manner regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Marshall Edwards’ financial statements, and neither was a written report provided to Marshall Edwards nor was oral advice provided that BDO Kendalls concluded was an important factor considered by Marshall Edwards in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Representatives of BDO USA are expected to be present at the Marshall Edwards Annual Meeting.

VOTE REQUIRED

The ratification of the appointment of BDO USA, LLP as Marshall Edwards’ independent registered public accounting firm for the fiscal year ending June 30, 2011 will require approval by the majority of the votes cast by the holders of the shares of Marshall Edwards common stock voting in person or by proxy at the Annual Meeting. Stockholders may vote either for or against or abstain from voting on the proposal to ratify the selection

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of BDO USA, LLP as Marshall Edwards’ independent registered public accounting firm. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum, but will have no effect on the ratification of BDO USA, LLP as Marshall Edwards’ independent registered public accounting firm for the fiscal year ending June 30, 2011. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in Marshall Edwards’ stockholders’ best interest.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP TO ACT AS MARSHALL EDWARDS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2011.

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OTHER MATTERS FOR STOCKHOLDERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Marshall Edwards’ officers and directors and persons who beneficially own more than 10% of the Common Stock of Marshall Edwards to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of Marshall Edwards are also required by SEC regulations to furnish Marshall Edwards with copies of all Section 16(a) forms they file.

Based solely on Marshall Edwards’ review of the copies of such forms received by it with respect to the fiscal year ended June 30, 2010, all reports were filed on a timely basis except for the report by Dr. Gold, President, Chief Executive Officer and a director of Marshall Edwards, with respect to the grant to him by Marshall Edwards of 110,195 options to purchase shares of Common Stock at an exercise price of $1.86 per share.

Stockholder Proposals

The deadline for stockholders to submit proposals to be considered for inclusion in Marshall Edwards’ proxy statement for next year’s annual meeting of stockholders is [                    ], 2011. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in Marshall Edwards’ bylaws, as amended, which, among other things, require notice to be delivered or mailed and received at Marshall Edwards’ executive offices. In addition, the deadline for stockholders to submit proposals, including director nominations, that will not be included in Marshall Edwards’ proxy statement for next year’s annual meeting of stockholders is on or before [                    ], 2011 (120 days prior to [                    ], 2011, the anniversary date of the Marshall Edwards annual meeting).

Communication with the Marshall Edwards Board of Directors

Historically, Marshall Edwards has not provided a formal process related to stockholder communications with its board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Marshall Edwards believes its responsiveness to stockholder communications to the board of directors has been excellent. Therefore, the Marshall Edwards’ board of directors does not believe a formal process for stockholder communications is necessary at this time.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Householding of Proxy Materials for Marshall Edwards Stockholders

This year, a number of brokers with account holders who are Marshall Edwards stockholders will be “householding” Marshall Edwards’ proxy materials. A single copy of this proxy statement will be delivered to multiple Marshall Edwards stockholders sharing an address unless contrary instructions have been received from the affected Marshall Edwards stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you notify your broker or Marshall Edwards that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may

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(1) notify your broker, (2) direct your written request to: Investor Relations, Marshall Edwards, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130, or (3) contact Marshall Edwards’ Chief Financial Officer, Thomas M. Zech, at: (858) 792-6300. Upon a written or oral request to the address or telephone number above, Marshall Edwards will promptly deliver a separate copy of the annual report and proxy statement to a Marshall Edwards stockholder at a shared address to which a single copy of the proxy statements was delivered. Marshall Edwards stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

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PART II.	OTHER INFORMATION

Item 20.	Indemnification of Directors and Officers

Marshall Edwards’ Restated Certificate of Incorporation provides that it will indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that the extent to which a corporation may indemnify its directors and officers depends on the nature of the action giving rise to the indemnification right. In actions not on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. In actions on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except for acts as to which the director or officer is adjudged liable to the corporation, unless the relevant court determines that indemnification is appropriate despite such liability. Section 145 also permits a corporation to (i) reimburse present or former directors or officers for their defense expenses to the extent they are successful on the merits or otherwise and (ii) advance defense expenses upon receipt of an undertaking to repay the corporation if it is determined that payment of such expenses is unwarranted.

To supplement the general indemnification right contained in Marshall Edwards’ Restated Certificate of Incorporation, as amended, Marshall Edwards’ Amended and Restated By-Laws provide for the specific indemnification rights permitted by Section 145 (as described above). Marshall Edwards’ Amended and Restated By-Laws also permit Marshall Edwards to purchase directors and officers insurance, but no director or officer has a right to require this.

In addition to the indemnification rights described above, Marshall Edwards’ Restated Certificate of Incorporation, as amended, eliminates any monetary liability of directors to Marshall Edwards or its stockholders for breaches of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts or omissions in bad faith, (iii) improper dividends or share redemptions and (iv) transactions from which the director derives an improper personal benefit.

Item 21.	Exhibits

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of December 21, 2010, between Marshall Edwards, Inc., Novogen Limited and Novogen Research Pty Limited (incorporated by reference to Exhibit 2.1 to Marshall Edwards, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2010 (File No. 000-50484)).

3.1	Restated Certificate of Incorporation of Marshall Edwards, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 filed on September 25, 2003 (Reg. No. 333-109129)).

3.1.1	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 to Registrant’s Current Report on Form 8-K filed on March 31, 2010 (File No. 000-50484)).

5.1	Opinion of Morgan, Lewis & Bockius LLP

10.1	Voting Agreement, dated as of December 21, 2010, between Marshall Edwards, Inc. and Novogen Limited (incorporated by reference to Exhibit 99.1 to Marshall Edwards, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2010 (File No. 000-50484)).

23.1	Consent of BDO Audit (NSW-VIC) Pty Limited

Exhibit Number	Description

23.2	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1)

99.1	Form of Marshall Edwards Proxy Card

99.2	Form of Novogen Limited Proxy

99.3	Consent of Oracle Capital Advisors, LLC

99.4	Consent of Grant Thornton Corporate Finance Pty Ltd

Item 22.	Undertakings

1. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 1, 2011.

MARSHALL EDWARDS, INC.

By:	/s/ Daniel P. Gold
Name:	Daniel P. Gold
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel P. Gold and Thomas M. Zech, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on February 1, 2011.

Signature	Title

/s/ Daniel P. Gold Daniel P. Gold	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Thomas M. Zech Thomas M. Zech	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Bryan R.G. Williams Bryan R.G. Williams	Chairman of Board of Directors

/s/ Philip A. Johnston Philip A. Johnston	Director

/s/ Christine A. White Christine A. White	Director

/s/ Leah R. Cann Leah R. Cann	Director

EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of December 21, 2010, between Marshall Edwards, Inc., Novogen Limited and Novogen Research Pty Limited (incorporated by reference to Exhibit 2.1 to Marshall Edwards, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2010 (File No. 000-50484)).

3.1	Restated Certificate of Incorporation of Marshall Edwards, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 filed on September 25, 2003 (Reg. No. 333-109129)).

3.1.1	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 to Registrant’s Current Report on Form 8-K filed on March 31, 2010 (File No. 000-50484)).

5.1	Opinion of Morgan, Lewis & Bockius LLP

10.1	Voting Agreement, dated as of December 21, 2010, between Marshall Edwards, Inc. and Novogen Limited (incorporated by reference to Exhibit 99.1 to Marshall Edwards, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2010 (File No. 000-50484)).

23.1	Consent of BDO Audit (NSW-VIC) Pty Limited

23.2	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1)

99.1	Form of Marshall Edwards Proxy Card

99.2	Form of Novogen Limited Proxy

99.3	Consent of Oracle Capital Advisors, LLC

99.4	Consent of Grant Thornton Corporate Finance Pty Ltd